================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          BRIO TECHNOLOGY, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[_]  No fee required.

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

         Brio Technology, Inc. Common stock, $0.001 par value
     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

         13,093,408 (based on estimated number of shares to be issued in the
     -------------------------------------------------------------------------
         merger as of March 22, 1999)
     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         $20.57 (average high and low price of Brio common stock on March 23,
     -------------------------------------------------------------------------
          1999)
     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

         $269,233,202
     -------------------------------------------------------------------------


     (5) Total fee paid:

         $53,846
     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:
================================================================================

                                  [BRIO LOGO]

Dear Brio Stockholder:

  I am pleased to forward this proxy statement/prospectus for the annual
meeting of the stockholders of Brio to be held on        , 1999, at 10:00 a.m.
local time, at Hyatt Rickeys, located at 4219 El Camino Real in Palo Alto, California.

  At the annual meeting, you will be asked to vote upon six proposals:

  1. To approve the proposed merger of Brio with SQRIBE Technologies Corp. The merger will be effected under an Agreement and Plan of Merger, dated as of February 23, 1999, among SQRIBE, a subsidiary of Brio formed for the merger, and Brio. In the merger, each outstanding share of SQRIBE capital stock will be converted into the right to shares of Brio common stock. If the merger is approved and consummated, SQRIBE will become a wholly-owned subsidiary of Brio, and the former holders of SQRIBE capital stock will own approximately 45% of the common stock of the combined company. The merger is described more fully in this proxy statement/prospectus.

  2. To elect five (5) directors of Brio.

  3. To approve amendments to Brio's 1998 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan by 1,000,000 shares, to an aggregate of 1,500,000 shares, and to make certain other changes described in this proxy statement/prospectus.

  4. To approve an amendment to Brio's 1998 Stock Option Plan to increase the number of shares reserved for issuance under the plan by 2,250,000 shares, to an aggregate of 4,500,000 shares.

  5. To approve an amendment of Brio's Certificate of Incorporation in order to benefit from certain recent changes to California law with respect to the election of directors.

  6. To ratify the appointment of Arthur Andersen LLP as Brio's independent public accountants for the fiscal year ending March 31, 2000.

  You may also be asked to vote on other matters properly brought before the annual meeting.

  Brio's board of directors has carefully reviewed and considered the terms and conditions of the merger agreement and the proposed merger and has concluded that they are fair to, and in the best interests of, Brio and its stockholders. In reaching this determination, Brio's board of directors received an advisory opinion of BancBoston Robertson Stephens, that the exchange ratio for the merger was fair to Brio from a financial point of view on the day SQRIBE and Brio signed the merger agreement. Such opinion was provided for the information and assistance of Brio's board of directors in connection with the merger and does not constitute a recommendation as to how any holder of shares of Brio common stock should vote with respect to the merger. The full text of the written opinion of BancBoston Robertson Stephens, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix B to this proxy statement/prospectus. You are urged to read this opinion in its entirety.

  Brio's board of directors recommends that you vote FOR approval of the merger agreement and the consummation of the merger. Brio's board of directors also recommends that you vote FOR the other proposals brought before the annual meeting.

  The merger agreement and the consummation of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Brio common stock.

You should carefully read this proxy statement/prospectus in its entirety and vote your shares as you desire. In particular, you should review the matters referred to under "risk factors" starting on page 13.

  We have included a proxy card which you may use to vote your shares if you are not able to attend the annual meeting in person. Whether or not you plan to attend the annual meeting, please complete, sign and mail the attached proxy card in the enclosed envelope.

                                          Sincerely,
                                          BRIO TECHNOLOGY, INC.

                                          Yorgen H. Edholm
                                          President and Chief Executive
                                           Officer

Neither the securities and exchange commission nor any state securities commission has approved or disapproved of this transaction and the securities being offered by Brio or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  We are first mailing this proxy statement/prospectus dated    , 1999 and the
form of proxy on or about    , 1999.

                             BRIO TECHNOLOGY, INC.
                            3460 West Bayshore Road
                          Palo Alto, California 94303
                                 (650) 856-8000

                    Notice of Annual Meeting of Stockholders
                              To Be Held   , 1999

  The annual meeting of stockholders of Brio Technology, Inc., a Delaware corporation, will be held at Hyatt Rickeys, located at 4219 El Camino Real,
Palo Alto, California on     ,     , 1999, at 10:00 a.m., local time, for the
following purposes:

  1.To approve the merger of Brio and SQRIBE Technologies Corp. The merger will be effected under an Agreement and Plan of Merger, dated as of February 23, 1999, by and among Brio, a wholly-owned subsidiary of Brio and SQRIBE. In the merger, each outstanding share of SQRIBE capital stock will be converted into the right to receive shares of Brio common stock. If the merger is approved and consummated, SQRIBE will become a wholly-owned subsidiary of Brio, and the former holders of SQRIBE capital stock will own approximately 45% of the common stock of the combined company;

  2.To elect five (5) directors of Brio;

  3.To approve amendments to Brio's 1998 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares, to an aggregate of 1,500,000 shares and to make certain other changes described in this proxy statement/prospectus;

  4.To approve an amendment to Brio's 1998 Stock Option Plan to increase the number of shares of common stock reserved for issuance thereunder by 2,250,000 shares, to an aggregate of 4,500,000 shares;

  5.To approve an amendment to Brio's Certificate of Incorporation in order to benefit from certain recent changes to California law with respect to the election of directors;

  6.To ratify the appointment of Arthur Andersen LLP as Brio's independent public accountants for the fiscal year ending March 31, 2000; and

  7.To transact such other business as may properly come before the annual meeting and any adjournment or postponement thereof.

  The foregoing items of business, including the merger and certain information regarding the nominees for directors, are more fully described in this proxy statement/prospectus. Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Brio common stock.

  The Board of Directors has fixed the close of business on    ,     , 1999 as
the record date for determining the stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. All stockholders are cordially invited to attend the annual meeting in person. However, whether or not you expect to attend the annual meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the annual meeting. If you send in your proxy card and then decide to attend the annual meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement/prospectus.

                                      By Order of the Board of Directors,

                                      Karen J. Willem
                                      Chief Financial Officer
Palo Alto, California
    , 1999

                                   IMPORTANT
   YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON.
       PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES WITH YOUR PROXY.

                             TABLE OF CONTENTS FOR
                           PROXY STATEMENT/PROSPECTUS

                                                                           Page
                                                                           ----
WHERE YOU CAN FIND MORE INFORMATION.......................................   1
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE...........................   1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING............................   3
SUMMARY...................................................................   4
  The Companies...........................................................   4
  The Merger..............................................................   4
  Fairness Opinion of Financial Advisor...................................   4
  Brio's Reasons for the Merger; Recommendation to Brio Stockholders......   5
  SQRIBE's Reasons for the Merger.........................................   5
  What SQRIBE Stockholders Will Receive in the Merger.....................   5
  Conditions to the Consummation of the Merger............................   5
  Termination of the Merger Agreement.....................................   6
  Annual Meeting..........................................................   6
  Record Date for Voting on the Merger and the Other Matters Presented at
   the Annual Meeting.....................................................   6
  Stockholder Vote Required to Approve the Merger and the Other Matters
   Presented at the Annual Meeting........................................   6
  Revocability of Proxies.................................................   6
  Completion of Merger....................................................   7
  Risks of the Merger.....................................................   7
  Stockholders Voting Agreement...........................................   7
  Market Price Information................................................   7
  No Solicitation.........................................................   7
  Accounting Treatment....................................................   7
  Important Federal Income Tax Consequences...............................   7
  Regulatory Matters......................................................   7
  Who Can Help Answer Your Questions......................................   7
SELECTED HISTORICAL FINANCIAL DATA........................................   8
SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA (UNAUDITED)..........  11
COMPARATIVE PER SHARE DATA (UNAUDITED)....................................  12
RISK FACTORS..............................................................  13
THE BRIO ANNUAL MEETING...................................................  25
  Date, Time and Place of Meeting.........................................  25
  Purpose of the Annual Meeting...........................................  25
  Solicitation of Proxies.................................................  25
  Quorum..................................................................  26
  Required Vote...........................................................  26
THE MERGER................................................................  27
  Overview................................................................  27
  Background of the Merger................................................  27
  Brio's Reasons for the Merger...........................................  30
  Management and Operations Following the Merger..........................  38
  Interests of Certain Persons in the Merger..............................  38
  Employment Agreements...................................................  38
  Stock Options Accelerated Upon the Merger...............................  39
  Stock Options Accelerated Upon Termination of Employment Following the
   Merger.................................................................  39
  Severance Arrangements..................................................  39
  Indemnification Arrangements............................................  39

                                                                           Page
                                                                           ----
  Governmental And Regulatory Matters.....................................  39
  Federal Income Tax Considerations.......................................  40
  Accounting Treatment....................................................  41
  Termination.............................................................  42
  Resale Restrictions.....................................................  42
  Voting and Affiliate Agreements.........................................  42
  Material Contracts Between Brio and SQRIBE..............................  43
THE MERGER AGREEMENT......................................................  44
  The Merger..............................................................  44
  Effective Time of the Merger............................................  44
  Changes to Charter, Officers and Directors..............................  44
  Exchange Ratio..........................................................  44
  Stock Options...........................................................  45
  Exchange of Shares......................................................  45
  Representations and Warranties..........................................  46
  Certain Covenants.......................................................  47
  No Solicitation.........................................................  48
  Management After the Merger.............................................  49
  Conditions to the Merger................................................  49
  Termination.............................................................  50
  Amendment; Waiver.......................................................  50
  Expenses................................................................  50
COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY.........................  51
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............  52
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF
 BRIO AND SQRIBE..........................................................  58
DESCRIPTION OF BRIO CAPITAL STOCK.........................................  59
COMPARISON OF RIGHTS OF STOCKHOLDERS OF BRIO AND STOCKHOLDERS OF SQRIBE...  60
PROPOSAL NO. 2 ELECTION OF DIRECTORS......................................  61
  General.................................................................  61
  Nominees................................................................  61
  Meetings and Committees of the Board of Directors.......................  62
  Compensation of Directors...............................................  63
  Recommendation of the Brio Board of Directors...........................  63
BRIO COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT...  64
COMPENSATION OF EXECUTIVE OFFICERS........................................  66
OPTION GRANTS IN LAST FISCAL YEAR.........................................  67
FISCAL YEAR-END OPTION VALUES.............................................  68
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION...................  68
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS............................  70
STOCK PERFORMANCE GRAPH...................................................  71
COMPARISON OF CUMULATIVE TOTAL RETURN AMONG BRIO, THE NASDAQ NATIONAL
 MARKET, THE NASDAQ NATIONAL MARKET COMPOSITE INDEX AND THE S&P COMPUTER
 SOFTWARE AND SERVICE INDEX...............................................  71
PROPOSAL NO. 3 APPROVAL OF AMENDMENT TO BRIO'S 1998 EMPLOYEE STOCK
 PURCHASE PLAN............................................................  72
  Description of the 1998 Employee Stock Purchase Plan....................  72

                                                                            Page
                                                                            ----
  Certain United States Federal Income Tax Information....................   73
  Recommendation of the Brio Board of Directors...........................   74
PROPOSAL NO. 4 APPROVAL OF AMENDMENT TO BRIO'S 1998 STOCK OPTION PLAN.....   75
  Description of the 1998 Stock Option Plan...............................   75
  Certain United States Federal Income Tax Information....................   76
  Recommendation of the Brio Board of Directors...........................   77
PROPOSAL NO. 5 AMENDMENT OF BRIO'S CERTIFICATE OF INCORPORATION...........   78
  Recommendation of the Brio Board of Directors...........................   78
PROPOSAL NO. 6 RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC
 ACCOUNTANTS..............................................................   79
  Recommendation of the Brio Board of Directors...........................   79
INFORMATION REGARDING BRIO: BUSINESS OF BRIO..............................   80
BRIO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................   91
INFORMATION REGARDING SQRIBE: BUSINESS OF SQRIBE..........................  101
SQRIBE MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
 FINANCIAL CONDITION......................................................  104
PRINCIPAL STOCKHOLDERS OF SQRIBE..........................................  109
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS..................................  113
BRIO TECHNOLOGY, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS MARCH 31,
 1998.....................................................................  118
SQRIBE TECHNOLOGIES CORP. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS......  131
INDEPENDENT AUDITORS' REPORT..............................................  132
SQRIBE TECHNOLOGIES CORP. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS......  137
APPENDIX A AGREEMENT AND PLAN OF MERGER...................................
APPENDIX B OPINION OF FINANCIAL ADVISOR TO BRIO...........................

                      WHERE YOU CAN FIND MORE INFORMATION

  Brio files annual, quarterly and current reports, proxy solicitation statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Brio at the SEC's public reference rooms in Washington, D.C., New York City and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Brio's filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at http://www.sec.gov.

  Brio filed a registration statement on Form S-4 with the SEC to register the Brio common stock to be issued to SQRIBE stockholders in the merger. This proxy statement/prospectus is a part of that registration statement. As allowed by the SEC's rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

  Neither Brio nor SQRIBE has authorized anyone to give any information regarding the solicitation of consents or the offering of shares of Brio common stock that is different from what is contained in this proxy statement/prospectus. This is not an offer to sell or a solicitation of anyone to whom it would be unlawful to make an offer or solicitation. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any time after the date of this proxy statement/prospectus, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of Brio common stock in the merger should create any implication to the contrary.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

  This proxy statement/prospectus and the documents incorporated by reference herein contain "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. These statements, which include statements regarding expected advantages and other effects of the merger described in "The Merger--Overview; Brio's Reasons for the Merger" and elsewhere in this proxy statement/prospectus and expectations concerning Year 2000 compliance relate to expectations concerning matters that are not historical facts. Words such as "projects," "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar words and expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from such expectations include:

  . difficulties in successfully implementing the merger and fully integrating the operations of each company with the other;

  .  a highly competitive enterprise business intelligence software market;

  . difficulties in achieving sales, gross-margin and operating-expense targets based on competitive market factors;

  . difficulties in accurately gauging the rate of product transitions and introducing new products in the face of abrupt and changing technology cycles;

  .  difficulties in utilizing indirect sales channels;

  .  difficulties in differentiating products from those of competitors; and

  . difficulties in competing successfully in the markets for new products from established and emerging competitors.

  These and other factors are disclosed in this document, in the section entitled "Risk Factors" beginning on page 13. All forward-looking statements are expressly qualified in their entirety by the risk factors described herein. Neither Brio nor SQRIBE undertakes any obligation to update any forward-looking statements.

  Adaptive Reporting, Brio, Brio Enterprise, Brio.Insight, BrioQuery, BrioQuery Designer, BrioQuery Explorer, BrioQuery Navigator Brio.Quickview, Broadcast Server, DataPrism, OnDemand Server and Brio's logo are Brio trademarks. All other brand names or trademarks appearing in this proxy statement/prospectus are the property of their respective holders.

                 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q: When is the annual meeting? What proposals will be voted on?

A:The annual meeting will take place on ----   , 1999. At the annual meeting,
you stockholders will be asked to approve the merger and the related merger agreement signed by Brio and SQRIBE on February 23, 1999. You will also be asked to elect five members of Brio's board of directors, to increase by 1,000,000 shares the number of shares reserved for issuance under Brio's 1998 Employee Stock Purchase Plan and to increase the automatic annual increase, to increase by 2,250,000 shares the number of shares reserved for issuance under Brio's 1998 Stock Option Plan, to amend Brio's Certificate of Incorporation and to ratify the appointment of Arthur Andersen LLP as Brio's independent public accountants.

For additional information regarding the annual meeting, see page 25.

Q:Why Is Brio proposing the merger?

A:Brio believes that the proposed merger will create a leading software company in the enterprise business intelligence market by leveraging SQRIBE's position in the enterprise reporting and enterprise information portal markets and Brio's leadership position in the business intelligence markets. Brio believes that customers are looking for a single vendor to provide a comprehensive web and client-server enabled enterprise business intelligence solution that spans both Brio's and SQRIBE's traditional core markets. Brio believes that the combined company can achieve a leadership position in this rapidly evolving market with its expanded product suite, an installed base of Fortune 500 customers with significant cross-selling opportunities, enhanced domestic and international distribution channels, and a strong management team.

To review the background and reasons for the merger in greater detail, see page 27.

Q:When do you expect the merger to be completed?

A:We are working toward completing the merger as quickly as possible. We hope to complete the merger by the end of the third calendar quarter of 1999.

Q:What do I need to do now?

A:Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting. We prefer that you sign and return your completed proxy card whether or not you attend the annual meeting in person.

Q: What do I do if I want to change my vote?

A:Just complete, date and sign a new proxy card and mail it to Brio. The new proxy card must arrive before the annual meeting. Or, you can come to the annual meeting and vote your shares as you wish, regardless of whether you have already returned a proxy card.

Q:If my shares are held in a "street name" by my broker, will my broker vote my shares for me?

A:Your broker will vote your shares only if you provide a proxy to vote your shares. In addition, your broker will only vote your shares on proposals 3 through 5 if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q:Whom should I call with questions?

A: If you have any questions about the merger, please call Karen J. Willem, Chief Financial Officer of Brio, at (650) 856-8000.

                                    SUMMARY

  The following summary highlights information which is provided in greater detail elsewhere in this document. Even though we have highlighted what we feel is the most important information for you, Brio and SQRIBE encourage you to read this document in its entirety for a complete understanding of the merger. The Companies (pages 80 and 101)

Brio Technology, Inc.
3460 West Bayshore Road
Palo Alto, California 94303
Telephone: (650) 856-8000

Brio is a leader in developing, marketing and supporting enterprise business intelligence software that enables organizations to maximize the business value of corporate information through intuitive, interactive data access and analysis, resulting in more informed business decisions. Brio's Web-enabled product suite offers a comprehensive platform for rapidly developing and deploying business intelligence solutions that meet the needs of both information technology savvy "information producers" and non-technical "information consumers" throughout the enterprise. Brio's products feature the flexibility and scalability to effectively incorporate a wide range of available corporate data sources, including data marts, data warehouses, operational data stores, and packaged and legacy enterprise applications. Brio sells and markets its software and services through a direct sales and services organization located in North America, the United Kingdom, France and Australia as well as worldwide through its indirect channel of value-added resellers, resellers and distributors. Brio currently serves thousands of organizations worldwide with over 4,000 sites and features over one third of the Fortune 500 as customers. Brio customers include: ARCO, Avis Rent a Car Systems, California State University System, Carrefour, Comcast Cable Communications, Hewlett-Packard, Hoffman LaRoche, IBM, Motorola, Sun Microsystems and the U.S. Army.

SQRIBE Technologies Corp.
500 Saginaw Drive
Redwood City, CA 94063
Telephone: (650) 298-9400

SQRIBE develops, markets, licenses and supports enterprise reporting software that enables organizations to improve the quality and speed of decision making at every level of the organization. SQRIBE's Web-enabled product suite comprises a comprehensive, scalable solution for designing, processing and distributing enterprise reports. SQRIBE markets its software primarily through its direct sales organization, augmented by indirect sales channels including distributors, value-added resellers and system integrators. SQRIBE currently serves organizations worldwide.

The Merger (page 27)

Brio and SQRIBE have entered into an Agreement and Plan of Merger dated February 23, 1999. The merger agreement provides that a wholly-owned subsidiary of Brio will merge with and into SQRIBE, with SQRIBE continuing as the surviving corporation. If the merger is approved and consummated SQRIBE will become a wholly-owned subsidiary of Brio.

The merger agreement provides that the merger will take place only if, among other things, Brio stockholders approve the merger and merger agreement at Brio's annual meeting.

Fairness Opinion of Financial Advisor (page 32)

In deciding to approve the merger, Brio's board of directors considered an opinion from its financial advisor, BancBoston Robertson Stephens, as to the fairness to Brio from a financial point of view of the number of shares of Brio common stock to be exchanged for each share of SQRIBE capital stock. This opinion is attached as Appendix B to this proxy statement/prospectus. We encourage you to read this opinion.

Brio's Reasons for the Merger;
Recommendation to Brio Stockholders
(page 30)

Brio's board of directors has determined that the terms of the merger agreement and the merger are advisable, fair to, and in the best interests of Brio and its stockholders. In reaching its decision, Brio's board of directors identified several potential benefits of the merger. These benefits include:

 .  enhanced product suite;

 .  increased market presence and greater economies of scale;

 .  significant cross-selling opportunities;

 .  facilitation of channel expansion and strategic relationships; and

 .  acceleration of international expansion and increased distribution.

However, Brio's board of directors also recognized that the potential benefits of the merger may not be realized and that there are a number of other risks and uncertainties related to the merger, as discussed below under the heading "Risk Factors." Brio's board of directors unanimously recommends that you vote FOR approval of the merger agreement and the merger.

SQRIBE's Reasons for the Merger (page 32)

SQRIBE's board of directors has determined that the merger agreement is in the best interests of SQRIBE and its stockholders. In reaching its decision, SQRIBE's board of directors identified several potential advantages of the merger.

 .  enabling SQRIBE to more quickly meet customer needs;
 .  increased market presence and economies of scale;
 .  creation of an experienced management team able to manage the combined company's growth;
 .  significant cross-selling opportunities; and
 .  increased visibility as a public company.

However, SQRIBE's board of directors also recognized that the potential benefits of the merger may not be realized and that there are a number of other risks and uncertainties related to the merger, as discussed below under the heading "Risk Factors."

What SQRIBE Stockholders Will Receive in the Merger (page 44)

If the merger is completed, SQRIBE stockholders will receive shares of Brio common stock, as discussed below and under the heading "Description of Capital Stock."

All options to purchase shares of SQRIBE common stock will be converted into options to purchase shares of Brio common stock. After the merger, the former SQRIBE stockholders will own approximately 45% of the common stock of the combined company.

Conditions to the Consummation of the Merger (page 49)

The merger will be completed if certain conditions, including the following, are met:

 .approval of Brio stockholders;

 .approval of SQRIBE stockholders;

 . no legal restraints or prohibitions that prevent the completion of the merger; and

 . no inaccuracies made by Brio or SQRIBE in their representations and warranties in the merger agreement that would result in a material adverse effect on the party making the representation and warranty.

Termination of the Merger Agreement (page 50)

The merger agreement may be terminated prior to the effective time of the merger by the mutual written consent of Brio and SQRIBE. Either SQRIBE or Brio may also terminate the merger agreement if:

 . the merger is not consummated either by June 30, 1999, or August 31, 1999 if the SEC review of this proxy statement/prospectus necessitates a later closing date;

 .  the merger is prohibited by a governmental entity;

 .  the required vote of Brio stockholders is not obtained; or

 .the required vote of SQRIBE stockholders is not obtained.

Subject to certain conditions, SQRIBE may terminate the merger agreement if:

 .any of Brio's representations and warranties in the merger agreement is not true and correct and cannot be cured within a specified period;

 .Brio fails to perform a material obligation under the merger agreement and this failure cannot be cured within a specified period; or

 .the Brio board of directors fails to recommend, withdraws, modifies or publicly announces in a manner adverse to SQRIBE its approval or recommendation of the merger or merger agreement.

Subject to certain conditions, Brio may terminate the merger agreement if:

 .any of SQRIBE's representations and warranties in the merger agreement is not true and correct and cannot be cured within a specified period; or

 .SQRIBE fails to perform a material obligation under the merger agreement, and this failure cannot be cured within a specified period.

Annual Meeting (page 25)

Brio stockholders will vote on the merger agreement and the merger at Brio's annual meeting at Hyatt Rickeys, located at 4219 El Camino Real, Palo Alto,
California on            ,           , 1999, at 10:00 a.m., local time. At the
annual meeting, you will also vote on the election of five directors, an increase of 1,000,000 shares in the number of shares reserved for issuance under Brio's 1998 Employee Stock Purchase Plan and to make certain other changes described in this proxy statement/prospectus, an increase of 2,250,000 shares in the number of shares reserved for issuance under Brio's 1998 Stock Option Plan, an amendment to Brio's Certificate of Incorporation and the ratification of Brio's selection of its independent public accountants. Brio is soliciting proxies from its stockholders prior to the annual meeting.

Record Date for Voting on the Merger and the Other Matters Presented at the Annual Meeting (page 25)

You may vote at the annual meeting or sign a proxy card if you owned shares of
Brio common stock as of the close of business on         , 1999, the record
date. On the record date,            shares of Brio common stock were
outstanding. Of this number,          shares were held by directors and
officers of Brio or by entities affiliated with the directors and officers. You have one vote for each share of Brio common stock you owned on the record date.

Stockholder Vote Required to Approve the Merger and the Other Matters Presented at the Annual Meeting (page 26)

Approval of the merger, and amendment of Brio's certificate of incorporation, require the affirmative vote of the holders of a majority of the outstanding shares of Brio common stock entitled to vote on these matters. Election of directors of Brio requires the vote of a plurality of shares present in person or represented by proxy at the annual meeting and entitled to vote. The remaining matters presented at the annual meeting may be approved by the affirmative vote of a majority of the shares present in person or by proxy at the annual meeting.

Revocability of Proxies (page 25)

You may revoke your proxy at any time before the annual meeting by executing a new proxy card before the annual meeting or by attending the annual meeting in person and voting. Merely attending the meeting will not revoke your proxy.

Completion of Merger (page 44)

Brio and SQRIBE expect to complete the merger as soon as practicable after Brio stockholders and SQRIBE stockholders approve the merger and the other conditions to the merger have been met. Brio anticipates this will occur by the end of the third calendar quarter of 1999, although it is possible that the merger will be completed sooner.

Risks of the Merger (page 13)

In considering whether to approve the merger and merger agreement, you should consider all of the risks of the merger, including the risks that the potential benefits of the merger may not be realized, that the surviving corporation's business may not be successful, and that the market price of Brio's common stock may fluctuate and could decline in the future. We encourage you to read the risk factors set forth in this proxy statement/prospectus beginning on page 13.

Stockholders Voting Agreement (page 42)

Stockholders of Brio holding more than 50% of the outstanding stock of Brio and stockholders of SQRIBE holding more than 52% of the outstanding stock of SQRIBE have executed agreements to vote for the merger. The votes of these stockholders are sufficient to approve the merger.

Market Price Information (page 51)

Brio's common stock is quoted on the Nasdaq National Market under the symbol "BRYO." On February 22, 1999, the last trading day before the signing of the merger agreement, Brio common stock closed at $20.75 per share. On March 22, 1999 Brio common stock closed at $21.13 per share. There is no public market for SQRIBE capital stock.

No Solicitation (page 48)

In connection with the merger agreement, Brio and SQRIBE agreed that neither would seek to enter into any other merger agreement, or any effectively equivalent transaction, while the merger agreement remains operative. Between the date of signing of the merger agreement and the date of termination of the merger agreement, either SQRIBE or Brio may entertain offers from third parties as long as each informs the other of the nature of the third-party offer, as well as informing the third party of the nature and substance of the merger agreement.

Accounting Treatment (page 41)

Brio and SQRIBE intend the merger to be accounted for as a pooling of interests.

Important Federal Income Tax Consequences (page 40)

Brio and SQRIBE expect that the exchange of SQRIBE capital stock for shares of Brio common stock will be tax-free for federal income tax purposes to the stockholders of Brio and SQRIBE.

However, SQRIBE stockholders will be subject to federal income tax with respect to cash received in lieu of fractional shares of Brio common stock or if they receive cash for their SQRIBE shares as a result of exercising dissenters' rights. In certain circumstances, that cash may be taxable as ordinary income. Neither Brio nor SQRIBE should become subject to federal income taxes solely as a result of the merger.

Regulatory Matters (page 39)

U.S. antitrust laws prohibit Brio and SQRIBE from completing the merger until Brio and a significant stockholder of SQRIBE have furnished information to the Antitrust Division of the U.S. Department of Justice and Federal Trade Commission and a required waiting period has ended. Both Brio and such significant stockholder have furnished the required information. The waiting period is expected to expire on April 1999.

Who Can Help Answer Your Questions

If you have questions about the merger you should contact:

Karen J. Willem
Chief Financial Officer
Brio Technology, Inc.
3460 West Bayshore Road
Palo Alto, California 94303
(650) 856-8000

                       SELECTED HISTORICAL FINANCIAL DATA

  The selected historical financial data of Brio set forth below should be read in conjunction with the consolidated financial statements and the notes thereto contained in this proxy statement/prospectus. The selected statements of operations data for the years ended March 31, 1996, 1997 and 1998, and the selected balance sheet data as of March 31, 1997 and 1998, are derived from, and are qualified by reference to, the audited consolidated financial statements of Brio appearing elsewhere in this proxy statement/prospectus. The selected statements of operations data for the year ended March 31, 1995, and the selected balance sheet data as of March 31, 1995 and 1996, are derived from audited consolidated financial statements of Brio not included herein. The selected statements of operations data for the year ended March 31, 1994, for the nine months ended December 31, 1997 and 1998, and for the selected balance sheet data as of March 31, 1994 and December 31, 1997 and 1998, are derived from the unaudited consolidated financial statements of Brio which have been prepared by Brio on a basis consistent with the audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of such data. The results of operations for the nine months ended December 31, 1998, are not necessarily indicative of results to be expected for any subsequent period.

  The selected historical financial data of SQRIBE set forth below should be read in conjunction with the consolidated financial statements and the notes thereto contained in this proxy statement/prospectus. The selected statements of operations data for the years ended December 31, 1996, 1997 and 1998, and the selected balance sheet data as of December 31, 1997 and 1998, are derived from, and are qualified by reference to, the audited consolidated financial statements of SQRIBE appearing elsewhere in this proxy statement/prospectus. The selected statements of operations data for the year ended December 31, 1995, and the selected balance sheet data as of December 31, 1995 and 1996, are derived from audited consolidated financial statements of SQRIBE not included herein. The selected statements of operations data for the year ended December 31, 1994, are derived from the unaudited consolidated financial statements of SQRIBE not included herein, which have been prepared on a basis consistent with the audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of such data.

                                      BRIO

                       Selected Historical Financial Data
                     (In thousands, except per share data)

                                                                          Nine Months
                                                                             Ended
                                    Years ended March 31,                December 31,
                          --------------------------------------------  ----------------
                             1994      1995    1996    1997     1998     1997     1998
                          ----------- ------  ------  -------  -------  -------  -------
                          (unaudited)                                     (unaudited)
Statements of Operations
 Data:
Total revenues..........    $3,467    $3,512  $4,527  $13,386  $26,772  $18,560  $32,304
Operating expenses......     2,545     3,445   7,045   17,720   30,900   22,703   29,803
Income (loss) from
 operations.............       564      (330) (3,229)  (5,990)  (7,731)  (6,514)  (2,370)
Net income (loss).......       524      (370) (3,196)  (5,965)  (8,072)  (6,740)  (1,717)

Per Common Share Data:
Basic net income (loss)
 per share..............    $ 0.10    $(0.07) $(0.64) $ (1.14) $ (1.41) $ (1.18) $ (0.13)
Shares used in computing
 basic net income (loss)
 per share..............     5,000     5,000   5,018    5,218    5,724    5,715   13,432

Balance Sheet Data At
 Period End:
Cash and cash
 equivalents............    $   39    $3,091  $  546  $   890  $ 2,647  $ 1,472  $18,223
Total current assets....       925     4,284   3,002    6,516   10,474    9,254   38,009
Total current
 liabilities............     1,178     1,221   3,371    8,295   14,384   11,324   14,245
Noncurrent liabilities..       --        --      --       457    1,556    1,609    1,012
Stockholders' equity
 (deficit)..............      (166)    3,236     100      133   (1,854)    (554)  27,855

  There were no unusual items in fiscal 1994, 1995, 1996, 1997 or 1998.

  In the nine months ended December 31, 1998, Brio wrote off approximately $1.7 million of in-process research and development that had not yet reached technological feasibility as part of its acquisition of MerlinSoft, Inc.

                                     SQRIBE

                       Selected Historical Financial Data
                     (In thousands, except per share data)

                                           Years Ended December 31,
                                    ------------------------------------------
                                     1994    1995     1996     1997     1998
                                    ------  -------  -------  -------  -------
Statements of Operations Data:
Total revenues..................... $8,595  $11,419  $17,997  $25,123  $39,162
Operating expenses.................  6,544   14,812   18,196   29,659   33,147
Income (loss) from operations......  1,634   (4,639)  (2,628)  (7,988)    (118)
Net income (loss)..................  1,540   (4,869)  (2,659)  (7,676)   1,025

Per Common Share Data:
Basic net income (loss) per share.. $ 0.18  $ (0.55) $ (0.30) $ (0.95) $  0.16
Shares used in computing basic net
 income (loss) per share...........  8,730    8,792    8,854    8,112    6,556
Diluted net income (loss) per
 share............................. $ 0.18  $ (0.55) $ (0.30) $ (0.95) $  0.09
Shares used in computing diluted
 net income (loss) per share.......  8,730    8,792    8,854    8,112   11,878

Balance Sheet Data at Period End:
Cash and cash equivalents.......... $  358  $   995  $ 3,130  $ 4,679  $ 1,605
Total current assets...............  3,378    4,868    7,640   13,439   17,757
Total current liabilities..........  3,289    5,112    8,418   14,343   17,626
Noncurrent liabilities.............    593       12      109      110    1,079
Stockholders' equity (deficit).....    (84)     963      535      565    1,835

  In 1994 and through June 30, 1995, SQRIBE accounted for its investment in a German distributor by using the equity method. The equity in the net loss of the joint venture was $88,000 in 1994 and $281,000 in 1995.

  In 1995, SQRIBE wrote off approximately $3.5 million of in-process research and development that had not yet reached technological feasibility as part of its acquisition of the SQR product line.

  In 1996, SQRIBE sold its Eventus software division in return for a note payable of approximately $501,000 and 21% ownership in the new entitity. SQRIBE also agreed to fund operating expenses of the resulting new entity up to $300,000 for an additional note. No gain was recorded on the sale because the new entity was thinly capitalized at the time of the transaction, the carrying value of both notes and the related investment were recorded at zero.

  In 1997, SQRIBE recognized compensation expense of approximately $7.7 million related to the exchange of approximately one-third of SQRIBE's common stock for Series B preferred stock, on a one-for-one basis. The stockholders subsequently sold the preferred stock to third-party investors. The compensation expense was based on the difference between the fair values of the common and preferred stock on the date of the exchange.

  In 1998, SQRIBE recorded a gain of $692,000 as a result of a stock-for-stock transaction between Eventus, a privately held company in which SQRIBE held an investment, and Segue Software, Inc., a public company, based on the fair market value of the shares received.

              SELECTED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
                                  (UNAUDITED)

  The following unaudited Selected Pro Forma Condensed Combined Financial Data are derived from the unaudited Pro Forma Condensed Combined Financial Statements, appearing elsewhere in this proxy statement/prospectus, which give effect to Brio's acquisition of SQRIBE on a pooling of interests basis, and should be read in conjunction with such pro forma condensed combined financial statements and notes thereto. In preparing the Pro Forma Condensed Combined Statement of Operations Data, the SQRIBE operations have been included as if these transactions had occurred at the beginning of the earliest period presented. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the acquisition of SQRIBE had been consummated as of the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or the financial position of the combined companies.

                                BRIO AND SQRIBE

              Selected Pro Forma Condensed Combined Financial Data
                     (In thousands, except per share data)
                                  (unaudited)

                                                                    Nine Months
                                          Years Ended March 31,        Ended
                                         -------------------------  December 31,
                                          1996     1997     1998        1998
                                         -------  -------  -------  ------------
Statements of Operations Data:
Total revenues.........................  $15,946  $31,383  $51,895    $63,741
Operating expenses.....................   21,857   35,916   60,559     56,132
Loss from operations...................   (7,868)  (8,618) (15,694)    (2,438)
Net loss...............................   (8,065)  (8,624) (15,723)      (696)

Per Common Share Data:
Basic net loss per share...............  $ (0.61) $ (0.58) $ (1.00)   $ (0.03)
Shares used in computing basic net loss
 per share.............................   13,329   14,869   15,740     23,590

Balance Sheet Data at Period End:
Cash and cash equivalents..............                               $19,828
Total current assets...................                                55,666
Total current liabilities (1)..........                                39,721
Noncurrent liabilities.................                                 2,091
Stockholders' equity (1)...............                                22,084

--------
(1)Includes estimated costs associated with the merger of approximately $8 million. Such expenses include investment advisory fees, legal and accounting fees, financial printing costs and other merger related costs. These costs will be charged to operating expenses in the period the merger is consummated. These costs are preliminary and therefore subject to change.

        UNAUDITED COMPARATIVE PER COMMON SHARE DATA OF BRIO AND SQRIBE

  The following table shows information about Brio's historical income per common share and book value per share, and similar information reflecting the completion of the proposed merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been one company throughout those periods (a method known as "pooling-of-interests" accounting).

  The historical book value per common share is computed by dividing total stockholders' equity (deficit) by the number of shares of common stock outstanding at the end of the period. The pro forma combined book value per common share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Brio common stock outstanding at the end of the period. This information gives effect to the one-for-two reverse split effected by Brio in April 1998.

  The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by an assumed exchange ratio of 0.885 shares of Brio common stock for each share of SQRIBE capital stock. The pro forma information, while helpful in illustrating the financial characteristics of the new company under one set of assumptions, does not attempt to predict or suggest future results. It also doesn't necessarily reflect what the historical results of the combined company would have been had Brio and SQRIBE been actually combined during the periods presented.

  The information in the following table is based on, and should be read together with, the historical financial information that we have included elsewhere in this proxy statement/prospectus and the "Unaudited Pro Forma Condensed Combined Financial Information" on page 11.

                                             Years Ended March      Nine Months
                                                    31,                Ended
                                            ----------------------  December 31,
                                             1996    1997    1998       1998
                                            ------  ------  ------  ------------
Historical--Brio:
Basic net loss per share..................  $(0.64) $(1.14) $(1.41)    $(0.13)
Book value per share......................  $ 0.02  $ 0.02  $(0.32)    $ 1.92

Historical--SQRIBE:
Basic net income (loss) per share.........  $(0.55) $(0.30) $(0.95)    $ 0.16
Diluted net income (loss) per share.......  $(0.55) $(0.30) $(0.95)    $ 0.09
Book value per share......................  $ 0.06  $ 0.07  $ 0.29     $ 0.23

Pro forma combined net loss per share:
Pro forma combined net loss per Brio
 share....................................  $(1.61) $(1.52) $(2.73)    $(0.05)
Equivalent pro forma net loss per SQRIBE
 share....................................  $(1.42) $(1.35) $(2.41)    $(0.04)

Pro forma combined book value per share
 at period end:
Pro forma book value per Brio share.......                             $ 1.52
Equivalent pro forma book value per SQRIBE
 share....................................                             $ 1.35

                                  RISK FACTORS

  This proxy statement/prospectus contains certain forward-looking statements that involve risks and uncertainties. These statements relate to future plans, objectives, expectations and intentions. These statements may be identified by the use of words such as "expects," "believes," "anticipates," "intends" and "plans" and similar expressions. Actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed below and elsewhere in this proxy statement/prospectus.

  You should consider the following risk factors in evaluating whether to approve the merger agreement and the merger. These factors should be considered in conjunction with the other information contained in this proxy statement/prospectus, the appendices and exhibits hereto and the documents incorporated by reference in this proxy statement/prospectus.

  If any of the following risks actually occur, the business, financial condition or results of operations of Brio could be seriously harmed. In such case, the trading price of Brio common stock could decline, and you may lose all or part of your investment.

Risks Related to the Merger

Failure to Integrate Brio and SQRIBE May Limit Benefits of the Merger

  The merger involves the integration of SQRIBE and Brio. Among the factors considered by each company's board of directors in connection with their approval of the merger agreement were the opportunities for operating efficiencies that may ultimately result from the merger. The integration of SQRIBE's operations with Brio's following the merger will require the dedication of management resources in order to achieve any operating efficiencies of the merger. No assurance can be given that difficulties encountered in integrating the operations of SQRIBE with Brio's will be overcome or that the benefits expected from such integration will be realized. The difficulties of combining the SQRIBE operations with Brio's are exacerbated by the necessity of :

 .  coordinating geographically separated organizations;

 .  integrating personnel with disparate business backgrounds; and

 .  combining different corporate cultures.

  The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company. Difficulties encountered in connection with the merger and the integration of the operations of SQRIBE could have an adverse effect on Brio's business, results of operations or financial condition.

The Merger Could Adversely Affect Brio's and SQRIBE's Combined Financial Results; Costs of the Merger Are Difficult to Estimate

  After the merger, Brio expects to incur a charge against earnings, currently estimated to be approximately $8 million, to reflect transaction-related expenses, as well as $4 to $6 million in expenses relating to the integration of the two companies. The estimated integration costs include costs relating to severance and employee relocation, the elimination of duplicate systems and facilities and other integration costs. The charge is a preliminary estimate only and is therefore subject to change. In addition, Brio may incur additional charges in subsequent quarters to reflect costs associated with the merger.

The Merger May Have a Dilutive Effect on Brio Stockholders

  Although both companies believe that beneficial synergies will result from the merger, the combining of the two companies' businesses, even if achieved in an efficient, effective and timely manner, may not result in better combined results of operations and financial condition than would have been achieved by each company independently. The issuance of Brio common stock in connection with the merger may have the effect of reducing Brio's net income per share from levels otherwise expected and could reduce the market price of the Brio common stock unless revenue growth or cost savings and other business synergies sufficient to offset the effect of such issuance can be achieved.

Risks Related to Brio and to Brio and SQRIBE as a Combined Entity

The Combined Company Needs to Manage Potential Growth and Integrate Potential Acquisitions

  In recent years, Brio has experienced expansion of its operations that has placed significant demands on its administrative, operational and financial resources. These demands are expected to intensify as a result of the merger. To manage future growth, if any, the combined company must:

 .  expand its reporting systems on a timely basis; and

 .  expand, train and manage its work force.

  The combined company may not be able to perform such actions successfully. Brio intends to continue to invest in improving its financial systems and controls in connection with higher levels of operations. In the future, the combined company may make additional acquisitions of complementary companies, products or technologies. Managing acquired businesses entails numerous operational and financial risks, including:

 .  difficulties in assimilating acquired operations;

 .  diversion of management's attention to other business concerns;

 .  amortization of acquired intangible assets; and

 .  potential loss of key employees or customers of acquired operations.

  The combined company may not be able to effectively achieve growth, or manage any such growth, and failure to do so could have a material adverse effect on the combined company's operating results.

Brio and SQRIBE Have A History of Net Losses, A Substantial Accumulated Deficit and Uncertain Future Profitability

  Brio incurred net losses of $3.2 million in fiscal 1996, $6.0 million in fiscal 1997 and $8.1 million in fiscal 1998. As of December 31, 1998, Brio had stockholders' equity of approximately $27.9 million. SQRIBE incurred net losses of $2.7 million in 1996 and $7.7 million in 1997 and net income of $1.0 million in 1998. On a pro forma basis, the combined company would have had net losses of $8.1 million in fiscal 1996, $8.6 million in fiscal 1997 and $15.7 million in fiscal 1998. Given this history of net losses, there can be no assurance of revenue growth or profitability on a quarterly or annual basis in the future.

  While Brio achieved significant quarter-to-quarter revenue growth in fiscal 1997 and 1998, Brio does not expect to sustain the same rate of sequential quarterly revenue growth in future periods. In addition, the combined company will likely increase its operating expenses significantly in fiscal 1999 and fiscal 2000. As a result, operating results will be adversely affected if revenue does not increase. These prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in rapidly evolving markets. To address these risks, the combined company must:

 .  successfully increase the scope of its operations;

 .  respond to competitive developments;

 .  continue to attract, retain and motivate qualified personnel; and

 .  continue to commercialize products incorporating advanced technologies.

  The combined company may not succeed in addressing such risks, and the failure to do so would have a material adverse effect on its business, operating results and financial condition.

Brio's Quarterly Operating Results Fluctuate; The Combined Company's Operating Results Will Also Likely Fluctuate

  Brio has experienced and expects to continue to experience significant fluctuations in quarterly operating results based on a number of factors, many of which are not within its control. Among other things, Brio's operating results have fluctuated in the past due to:

 .  the timing of product enhancements and new product announcements;

 .  the lengthy sales cycle of its products;

 .  market acceptance of and demand for its products;

 .  capital spending patterns of its customers;

 .  customer order deferrals in anticipation of enhancements or new products;

 .  its ability to attract and retain key personnel;

 .  the mix of domestic and international sales;

 .  the mix of license and service revenues;

 .  personnel changes; and

 .  changes in the timing and level of operating expenses.

  The combined company's results of operations may also fluctuate in the future due to a number of factors, including but not limited to those discussed above, as well as:

 . the number and significance of product enhancements and new product announcements by competitors;

 .  changes in customer buying patterns related to the year 2000 issue;

 .  changes in pricing policies by the combined company and its competitors;

 . the combined company's ability to develop, introduce and market new and enhanced versions of its products on a timely basis;

 . customer order deferrals in anticipation of enhancements or new products offered by competitors;

 . nonrenewal of service agreements, software defects and other product quality problems;

 .  the mix of direct and indirect sales;

 .  currency fluctuations;

 . costs or damage awards associated with the current litigation between Brio and Business Objects, S.A.; and

 .  general economic conditions.

  Brio anticipates that an increasing portion of its revenue could be derived from larger orders, in which case the timing of receipt and fulfillment of any such orders could cause material fluctuations in operating results, particularly on a quarterly basis.

  Furthermore, Brio has experienced, and the combined company expects to continue to experience, seasonality due to customer capital spending patterns and the general summer slowdown in sales. This seasonality could have a material adverse effect on results of operations, particularly for the quarters ending June 30 or September 30.

  In addition, Brio currently intends to commit substantial financial resources to research and development, customer support and sales and marketing, including the continued expansion of its domestic and international direct sales force, third-party partnering relationships and Brio's domestic and international indirect channel sales organization, and expects that expenses relating to Brio's litigation with Business Objects, S.A. will increase in future periods. Brio also expects to increase staffing and systems infrastructure in order to support expanding operations. To the extent such expenses are not subsequently followed by increased revenues, Brio's business, operating results and financial condition could be materially adversely affected. The timing of such expansion and the rate at which new sales people become productive could also cause material fluctuations in quarterly operating results.

  Due to the foregoing factors, quarterly revenue and operating results are difficult to forecast. Further, expense levels are based in significant part on expectations as to future revenue and are therefore relatively fixed in the short term. If revenue levels fall below expectations, net income is likely to be disproportionately adversely affected because a proportionately smaller amount of expenses vary with revenue. In light of the foregoing, in some future quarter, reported or anticipated operating results may fail to meet or exceed the expectations of securities analysts or investors. In such event, the price of Brio's common stock could be materially adversely affected.

Brio Depends on a Direct Sales Force

  Brio has historically sold its products primarily through a direct sales and services organization located in the United States, Canada, the United Kingdom, France and Australia. Brio intends to continue to invest significant resources to expand its direct sales force. Revenues from Brio's direct sales were 91%, 93% and 85% of total revenues for fiscal 1996, fiscal 1997 and fiscal 1998, respectively. Competition for personnel with a sufficient level of expertise and experience for these positions is intense, particularly among competitors who may have substantially greater resources than the combined entity or greater resources dedicated to hiring such personnel. In addition, Brio has experienced significant turnover of its sales force. Such turnover tends to slow sales efforts until replacement personnel can be recruited and trained. Brio may not be able to attract and retain adequate sales personnel, despite the expenditure of significant resources to do so, and the failure to do so could have a material adverse effect on its business, operating results and financial condition.

Success of the Combined Company Depends on Key Personnel and Hiring of Additional Personnel

  The success of the combined company will depend to a significant degree upon the continued contributions of key management, engineering, sales and marketing personnel, many of whom would be difficult to replace. Brio has employment contracts with only three members of its executive management personnel, and currently maintains "key person" life insurance only on Yorgen Edholm, its President and Chief Executive Officer, and Katherine Glassey, its Executive Vice President, Products and Services and Chief Technology Officer. Brio does not believe such insurance would adequately compensate it for the loss of either Mr. Edholm or Ms. Glassey. In connection with the merger, Ofir J. Kedar, SQRIBE's President and CEO, Scott Chalmers, its Vice-President, Worldwide Sales and John Schroeder, its Senior Vice President, SQRIBE Products, have agreed to enter into employment agreements with Brio.

  Brio and SQRIBE believe that future success will also depend in large part upon the combined company's ability to attract and retain highly skilled managerial, engineering, sales and marketing and finance personnel. Competition for such personnel is intense, and Brio may not be successful in attracting and retaining such personnel. Brio has recently experienced difficulties in hiring highly qualified sales and engineering personnel, and the combined company may continue to have difficulty in attracting such personnel with equity incentives as a public company. For example, as a result of market forces, companies in the enterprise software industry have historically experienced significant fluctuations in their market valuations. To the extent that Brio common stock trades at a premium relative to historical industry averages or to other companies in the enterprise software industry, the combined company may experience difficulty in attracting qualified personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or a slowing of the rate at which new people become productive could have a material adverse effect on the combined company's business, operating results and financial condition. In addition, companies in the enterprise software industry whose employees accept positions with competitive companies frequently claim that their competitors have engaged in unfair hiring practices. Brio has, from time to time, received such claims from other companies and may receive additional claims in the future as it seeks to hire qualified personnel. Such claims may result in litigation. The combined company could incur substantial costs in defending itself against any such claims, regardless of their merit or lack of merit.

Brio's and SQRIBE's Products Have a Lengthy Sales Cycle

  The purchase of Brio's and SQRIBE's products may require significant, executive-level investment and systems architecture decisions by prospective customers. Such transactions may be delayed during the customer acceptance process because each company must provide a significant level of education to prospective customers regarding the use and benefits of its products. Brio believes that most companies currently are not yet aware of the benefits of enterprise-wide business intelligence solutions or of their products and capabilities, nor have such companies deployed business intelligence solutions on an enterprise-wide basis. Accordingly, the sales cycle associated with the purchase of enterprise business intelligence products is typically three to nine months in length and subject to a number of significant risks over which Brio has little or no control, such as customers' budgeting constraints and internal acceptance review procedures. Further, to the extent that potential customers divert resources and attention to issues associated with the year 2000 issue, Brio's sales cycle could be further lengthened.

  Additionally, the sales cycle for Brio's products in international markets has historically been, and is expected to continue to be, longer than the sales cycle in the United States and Canada. Accordingly, if the combined company's international operations expand, the average sales cycle for its products is expected to lengthen. Based in part upon this lengthy sales cycle, quarterly revenues and operating results could vary significantly in the future. Excessive delay in product sales could have a material adverse effect on the combined business of Brio and SQRIBE and their operating results and financial condition.

Future Success Will Depend on Development of Indirect Sales Channels

  To date, Brio has sold its products principally through its direct sales and service organizations and, to a lesser extent, through the indirect channel. Revenues from Brio's indirect channel were 9%, 7% and 15% of total revenues for fiscal 1996, 1997 and 1998, respectively. The ability of the combined company to achieve revenue growth and improved operating margins on product sales, as well as increased worldwide sales, in the future will depend in large part upon its success in expanding and maintaining indirect channels worldwide. Although Brio is currently investing, and plans to continue to invest, significant resources to develop indirect channels, it may not be able to continue to attract and retain additional indirect channel partners that will be able to market its products effectively and will be qualified to provide timely and cost-effective customer support and services. Brio may not be able to manage conflicts within its indirect channel or that its focus on increasing sales through the indirect channels will not divert management resources and attention from direct sales. In addition, Brio's agreements with indirect channel partners do not restrict such companies from distributing competing products, and in many cases may be terminated by either party without cause. The combined company may not be able to successfully expand its indirect channel or that any such expansion will result in an increase in revenues, and failure to do so could have a material adverse effect on its business, operating results and financial condition.

Competition

  The market in which Brio and SQRIBE operate is still developing, and is intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. Current and potential competitors offer a variety of software solutions and generally fall within four categories:

 . vendors of business intelligence software such as Cognos, Business Objects, Hummingbird and Seagate Software;

 . vendors offering alternative approaches to delivering analysis capabilities to users, such as Information Advantage, Actuate and MicroStrategy;

 . database vendors that offer products which operate specifically with their proprietary database, such as Microsoft, IBM, and Oracle; and

 . other companies that may in the future announce offerings of enterprise business intelligence solutions.

  The combined company's competitive position in the market is uncertain, due principally to the variety of current and potential competitors and the emerging nature of the market. Brio has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than the combined company. Brio expects additional competition as other established and emerging companies enter into the business intelligence software market and new products and technologies are introduced. Increased competition could result in:

 .  price reductions;

 .  fewer customer orders;

 .  reduced gross margins;

 .  longer sales cycles; and

 .  loss of market share.

  Any of these factors could have a material adverse effect on the combined company's business, operating results and financial condition. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of Brio's prospective customers. Current or future indirect channel partners of Brio and SQRIBE may establish cooperative relationships with current or potential competitors, thereby limiting the combined company's ability to sell our products through particular distribution channels. Accordingly, new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could have a material adverse effect on the combined entity's ability to obtain new licenses, and maintenance and support renewals for existing licenses, on favorable terms. Further, competitive pressures may require the combined entity to reduce the price of its products, which could have a material adverse effect on its business, operating results and financial condition. The combined company may not be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect on its business, operating results and financial condition.

  The combined company will compete on the basis of certain factors, including:

 .  product features;

 .  time to market;

 .  ease of use;

 .  product performance;

 .  product quality;

 .  analytical capabilities;

 .  user scalability;

 .  open architecture;

 .  customer support; and

 .  price.

  Brio believes that it presently competes favorably with respect to each of these factors. However, the market for its products is still evolving and there can be no assurance that Brio or the combined company will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect on Brio's or the combined company's business, operating results and financial condition.

Litigation With Business Objects, S.A.

  On January 20, 1997, Business Objects, S.A. filed a complaint against Brio in the U.S. District Court for the Northern District of California in San Jose, California alleging that certain of Brio's products (including at least the BrioQuery Navigator, BrioQuery Explorer and BrioQuery Designer products) infringe at least claims 1, 2 and 4 of U.S. Patent No. 5,555,403. In April 1997, Brio filed an answer and affirmative defenses to the complaint, denying the material allegations in the complaint and asserting a counterclaim requesting declaratory relief that Brio is not infringing the patent and that the patent is invalid and unenforceable. In December 1997, venue for the case was changed to the Northern District of California in San Francisco, California. Brio believes that it has meritorious defenses to the claims made in the complaint on both invalidity and non-infringement grounds, and intends to defend the suit vigorously. Brio and Business Objects, S.A. are currently conducting discovery, and Brio expects that a claims construction hearing will be held in April 1999. The pending litigation could result in substantial expense to Brio and significant diversion of effort by its technical and management personnel. The complaint seeks injunctive relief and unspecified monetary damages, and Business Objects, S.A. is expected to seek lost profits and/or equivalent royalties. The complaint also alleges willful infringement, and seeks treble damages, costs and attorneys' fees.

  Litigation is subject to inherent uncertainties, especially in cases such as this where complex technical issues must be decided. Brio's defense of this litigation, regardless of the merits of the complaint or lack thereof, could be time-consuming or costly, or divert the attention of technical and management personnel, which could have a material adverse effect upon Brio's business, operating results and financial condition. Brio may not prevail in the litigation given the complex technical issues and inherent uncertainties in patent litigation, particularly before the claims have been construed by the court. In the event Brio is unsuccessful in the litigation, it may be required to pay damages to Business Objects and could be prohibited from marketing certain products without a license, which may not be available on acceptable terms. If Brio is unable to obtain such a license, it may be required to license a substitute technology or redesign to its products to avoid infringement, in which case its business, operating results and financial condition could be materially adversely affected. Collectively, sales of BrioQuery Navigator, BrioQuery Explorer and BrioQuery Designer represented substantially all of Brio's revenues in fiscal 1996 and a majority of its revenues in fiscal 1997 and fiscal 1998. See "Information Regarding Brio-- Business of Brio; Legal Proceedings."

Risks Associated With International Expansion

  Sales to customers outside of the United States and Canada, including sales generated by Brio's foreign subsidiaries, represented 9% of the total revenues in fiscal 1996, 14% of the total revenues in fiscal 1997 and 19% of total revenues in fiscal 1998. Brio has direct sales offices in the United Kingdom, France and Australia, and has established distribution relationships in more than 20 countries, including Belgium, Italy, Japan, The Netherlands and South Africa. Brio has, to date, localized its products in French, Italian, Chinese and Japanese. A key component of Brio's strategy is its planned expansion into additional international markets. To facilitate this international expansion, Brio anticipates localizing products for additional foreign markets in the future. If the international revenues generated by these expanded operations are not adequate to offset the expense of establishing and maintaining these foreign operations, Brio's business, operating results and financial condition could be materially adversely affected. To date, Brio has only limited experience in developing localized versions of its products and marketing and distributing its products internationally. SQRIBE also has international operations to which the risks associated with Brio's international expansion also apply. The combined company may not be able to successfully localize, market, sell and deliver its products in these markets, and failure to do so could have a material adverse effect on its business, operating results and financial condition.

  In addition to the uncertainty as to the combined company's ability to expand its international presence, there are certain risks inherent in doing business on an international level, such as:

 .  increased difficulty in controlling operating expenses;

 .  unexpected changes in regulatory requirements;

 .  tariffs and other trade barriers;

 .  difficulties in staffing and managing foreign operations;

 .  longer payment cycles;

 .  problems in collecting accounts receivable;

 .  political instability;

 .  fluctuations in currency exchange rates;

 .  seasonal reductions in business activity during the summer months in Europe;
   and

 .  potentially adverse tax consequences.

  Each of these factors could adversely impact the success of the combined company's international operations. In particular, Brio's international sales are generally denominated and collected in foreign currencies, and Brio has not historically undertaken foreign exchange hedging transactions to cover potential foreign currency exposure. In fiscal 1998, Brio incurred losses on foreign currency translations resulting from intercompany receivables from foreign subsidiaries in an amount of approximately $131,000. One or more of these factors may have a material adverse effect on Brio's future international operations and, consequently, on the combined company's business, operating results and financial condition.

Future Success Will Depend Upon Product Development in the Face of Rapid Technological Change and Evolving Industry Standards

  The combined company's success will depend upon its ability to develop new products that meet changing customer requirements. Brio's and SQRIBE's products incorporate a number of advanced technologies, including proprietary data analysis engines, a distributed architecture, as well as Web access and delivery technology. The combined company may be required to change and improve its products in response to changes in operating systems, applications, networking and connectivity software, computer and communications hardware, programming tools and computer language technology. These changes and improvements depend, in part, on the combined company's ability to hire and retain highly qualified engineering personnel.

  In addition, Brio has attempted and expects to continue to attempt to establish and maintain partner alliances with influential companies in a variety of core technology areas. Failure to establish such alliances with leading companies in particular technology areas could have a material adverse effect on its business, operating results and financial condition. The combined company may not successfully respond to changing technology, identify new product opportunities or develop and bring new products to market in a timely and cost-effective manner. In the past Brio has experienced delays in software development. In particular, development efforts in the UNIX server environment are complex, and in the past Brio has encountered delays in developing products for this environment. The combined company may experience delays in connection with current or future product development activities. Any failure to develop and introduce new products and product enhancements on a timely basis that are compatible with industry standards and that satisfy customer requirements could have a material adverse effect on the combined company's business, operating results and financial condition.

  In addition, Brio or its competitors may announce enhancements to existing products, or new products embodying new technologies, industry standards or customer requirements that have the potential to supplant or provide lower-cost alternatives to Brio's and SQRIBE's existing product. The introduction of such enhancements or new products could render Brio's and SCRIBE's existing products obsolete and unmarketable. The announcement or introduction of new products by Brio or its competitors or any change in industry standards may cause customers to defer or cancel purchases of existing products, which could have a material adverse effect on the combined company's business, operating results and financial condition. Furthermore, the introduction of products with reliability, quality or compatibility problems could result in reduced orders, delays in collecting accounts receivable and additional service costs. The failure to introduce a new product or product enhancement on a timely basis could delay or hinder market acceptance. Any such event could have a material adverse effect on the combined company's business, operating results and financial condition.

The Market May Not Accept Enterprise Business Intelligence Products

  Brio is focusing its selling efforts increasingly on larger, enterprise-wide implementations of its products, and Brio expects such sales to constitute an increasing portion of any of its future revenue growth. To date, Brio's selling efforts have resulted in limited enterprise-wide implementations of its products. Brio believes that most companies currently are not yet aware of the benefits of enterprise-wide business intelligence solutions or of its products and capabilities, nor have such companies deployed business intelligence solutions on an enterprise-wide basis. While Brio has devoted significant resources to promoting market awareness of its products and the problems such products address, these efforts may not be sufficient to build market awareness of the need for enterprise business intelligence or acceptance of Brio's products. Failure of a significant market for enterprise business intelligence products to develop, or failure of enterprise-wide implementations of Brio's products to achieve broad market acceptance, could have a material adverse effect on the combined company's business, operating results and financial condition.

Year 2000 Compliance

  Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date field, without considering the impact of the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000 and beyond. Brio relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems, customer services, infrastructure, networks and telecommunications equipment. Brio also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organizations, and governmental entities, both domestic and international, for accurate exchange of data. Brio has not fully identified the impact of the year 2000 issue on its internal systems or whether it can resolve these issues without disruption of its business and without incurring significant expense. In addition, even if Brio's internal systems are not materially affected by the year 2000 issue, Brio could be affected through disruption in the operation of the enterprises with which it interacts. Furthermore, Brio believes that the purchasing patterns of customers and potential customers may be affected by year 2000 issues as companies expend significant resources to correct or patch their current software systems to comply with year 2000 requirements. These expenditures may result in reduced funds available to purchase software products such as those offered by Brio and SQRIBE, which could have a material adverse effect on the combined company's business, operating results and financial condition. Brio currently has no formal contingency plans in place to deal with system failure in connection with the year 2000 problem. However, Brio anticipates that in the event of such failure it would attempt to perform mission critical MIS and other internal functions manually, although most likely with significantly diminished efficiency.

Product Defects Could Adversely Affect Brio's Operating Results

  As a result of their complexity, Brio's software products may contain undetected errors, failures or viruses. Despite Brio's testing and use by current and potential customers when new products are first introduced or new enhancements are released, errors may be found in new products or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance or damage to Brio's reputation, which could have a material adverse effect upon Brio's business, operating results and financial condition. Further, Brio's license agreements with customers typically contain provisions designed to limit Brio's exposure for potential claims based on errors or malfunctions of Brio's products. The limitation of liability provisions contained in Brio's license agreements may not be effective under the laws of certain jurisdictions. Brio's sale and support of its products entails the risk of such claims, and Brio's insurance against product liability risks may not be adequate to cover a potential claim. A product liability claim brought against Brio could have a material adverse effect on its business, operating results and financial condition.

Brio Has Limited Protection for Its Proprietary Rights

  Brio currently relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Brio also believe that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. Brio seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Brio currently has one U.S. patent application. This patent application may not result in the issuance of a patent. Even if a patent is issued, it may be invalidated, circumvented or challenged, and the rights granted thereunder, if any, may not provide Brio competitive advantages. Brio may not obtain any more patents. Others may develop technologies that are similar or superior to Brio's technology or design around any patent that Brio may come to own. Despite Brio's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Brio's products or to obtain and use information that Brio regards as proprietary. Policing unauthorized use of Brio's products is difficult, and while Brio is unable to determine the extent to which piracy of its software products exists, Brio expect software piracy to be a persistent problem.

  In addition, the laws of some foreign countries do not protect proprietary rights as fully as do the laws of the U.S. There can be no assurance that Brio's means of protecting its proprietary rights in the U.S. or abroad will be adequate or that competitors will not independently develop similar technology. Brio has entered into source code escrow agreements with a number of customers and indirect channel partners requiring release of source code under certain conditions. Such agreements provide that such parties will have a limited, non-exclusive right to use such code in the event that:

 .  there is a bankruptcy proceeding by or against Brio;

 .  if Brio ceases to do business; or

 .  in some cases, if Brio fails to meet its contractual obligations.

  The provision of source code escrows may increase the likelihood of misappropriation by third parties. Brio expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in Brio's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could:

 .  be time consuming to defend;

 .  result in costly litigation;

 .  divert management's attention and
   resources;

 .  cause product shipment delays; or

   require Brio to enter into royalty or
   licensing agreements.

Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of product infringement against Brio and its failure or inability to license the infringed or similar technology, Brio's business, operating results and financial condition could be materially adversely affected.

  Finally, in the future Brio may rely upon certain software that it may license from third parties, including software that may be integrated with Brio's internally developed software and used in Brio's products to perform key functions. There can be no assurance that these third-party software licenses will be available on commercially reasonable terms. Brio's inability to obtain or maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which could have a material adverse effect on Brio's business, operating results and financial condition.

Brio's Common Stock Has a Limited Trading History and a Volatile Price

  There has only been a public market for Brio's common stock since April 30, 1998, and an active public market may not continue. The market price of the shares of Brio's common stock is likely to be highly volatile and may be significantly affected by factors such as:

 .  actual or anticipated fluctuations in our operating results;

 .  announcement of business partnerships;

 . technological innovations or new product introductions by us or our competitors;

 .  changes of estimates of our future operating results by securities analysts;

 .  developments with respect to copyrights; or

 .  proprietary rights, general market conditions and other factors.

  In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may result in material adverse effects on the market price of Brio's common stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. Such litigation may occur in the future with respect to Brio, and could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon Brio's business, operating results and financial condition.

Brio Is Controlled By Existing Stockholders

  Brio's executive officers and directors, together with entities affiliated with such individuals, beneficially own a majority of Brio's common stock. In particular, Yorgen Edholm, Brio's President and Chief Executive Officer and one of its directors and his spouse Katherine Glassey, Brio's Executive Vice President, Products and Services and Chief Technology Officer and one of Brio's directors beneficially own approximately 30% of Brio's common stock. If the merger with SQRIBE is approved and consummated, they will own approximately 16% of the common stock of the combined company. In addition, if the merger with SQRIBE is completed, Ofir Kedar and entities affiliated with General Atlantic Partners, LLC will beneficially own over 17% and 11% of Brio's common stock, respectively. Accordingly, these stockholders may, as a practical matter, continue to be able to control the election of a majority of Brio directors and the determination of all corporate actions. This concentration of ownership could also have the effect of delaying or preventing a change in control of Brio.

Anti-Takeover Provisions May Adversely Effect Brio's Stock Price

  Certain provisions of Brio's charter documents may have the effect of delaying or preventing a change in control of Brio or its management, which could have a material adverse effect on the market price of Brio common stock. These include provisions:

 . relating to a classified board of directors and provisions eliminating cumulative voting;

 .  eliminating the ability of stockholders to take actions by written consent;
   and

 . limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice.

  In addition, the Brio board of directors has authority to issue up to 2,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of Brio common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that Brio may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of Brio's outstanding voting stock, thereby delaying, deferring or preventing a change in control of Brio. Furthermore, such preferred stock may have other rights, including economic rights senior to Brio common stock, and as a result, the issuance of such preferred stock could have a material adverse effect on the market value of Brio common stock. Brio has no present plan to issue shares of preferred stock. Further, Section 203 of the General Corporation Law of the State of Delaware, which is applicable to Brio, prohibits certain business combinations with certain stockholders for a period of three years after such stockholders acquire 15% or more of the outstanding voting stock of a corporation.

                            THE BRIO ANNUAL MEETING

Date, Time and Place of Meeting

  The Brio annual meeting will be held at Hyatt Rickeys, located at 4219 El
Camino Real, Palo Alto, California on    ,    , 1999, at 10:00 a.m., local
time.

Purpose of the Annual Meeting

  At the annual meeting, you will consider and vote upon the following six proposals:

  1. To approve the merger agreement and the merger (see page 27);
  2. To elect five (5) directors of Brio (see page 61);
  3. To approve amendments to Brio's 1998 Employee Stock Purchase Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares to an aggregate of 1,500,000 shares and to make certain other changes described in this proxy statement prospectus (see page 72);
  4. To approve an amendment to Brio's 1998 Stock Option Plan to increase the number of shares reserved for issuance thereunder by 2,250,000 to an aggregate of 4,500,000 shares (see page 75) ;
  5. To approve an amendment to Brio's Certificate of Incorporation with respect to the election of directors in order to benefit from certain recent changes to California law (see page 78) ; and
  6. To ratify the appointment of Arthur Andersen LLP as Brio's independent public accountants for the fiscal year ending March 31, 2000 (see page
     79).

  You will also be asked to vote on any other matter that is properly raised for consideration at the meeting.

  The Brio board of directors has unanimously approved the adoption of the proposals listed above. In particular, the Brio board of directors believes that the terms of the merger agreement are advisable, fair to, and in the best interests of Brio and its stockholders, and unanimously recommends that holders of shares of Brio common stock vote FOR the merger and each of the other proposals.

Record Date; Voting Rights; Proxies

  Only holders of Brio common stock at the close of business on    , 1999 are
entitled to notice of and to vote at the annual meeting.

  As of March 22, 1999, there were 14,608,138 shares of Brio common stock issued and outstanding, each of which entitles the holder thereof to one vote.

  All shares of Brio common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of Brio common stock represented by such proxies will be voted FOR the merger and the other proposals. Brio does not know of any matters other than as described above that are to come before the annual meeting. If any other matter or matters are properly presented for action at the annual meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Brio, by signing and returning a later dated proxy, or by voting in person at the annual meeting. However, mere attendance at the annual meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of election appointed for the meeting.

Solicitation of Proxies

  Proxies are being solicited by and on behalf of the Brio board of directors. Brio will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Brio in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy and solicitation materials to owners of Brio common stock held of record by such persons, and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials.

Quorum

  The presence in person or by properly executed proxy of holders of a majority of all the issued and outstanding shares of Brio common stock entitled to vote is necessary to constitute a quorum at the annual meeting. For purposes of determining whether a quorum is present, the inspector of election will include shares the holders of which abstain from voting on any particular matter.

Required Vote

  Vote required to approve the merger and amendment of Brio's certificate of incorporation. Approval of the merger, and amendment of Brio's certificate of incorporation, require the affirmative vote of the holders of a majority of the outstanding shares of Brio common stock entitled to vote on these matters. Abstentions and broker non-votes are not affirmative votes and, therefore, will have the same effect as votes against approval of the merger and amendment of Brio's certificate of incorporation. In addition, the required vote on these matters is based on the number of outstanding shares of Brio common stock, rather than the shares actually present in person or by proxy at the annual meeting. Therefore, if you fail to either submit a proxy or vote in person at the annual meeting, this will have the same effect as a vote against approval of the merger and amendment of Brio's certificate of incorporation.

  As of March 22, 1999, directors and executive officers of Brio and their affiliates were beneficial owners of an aggregate of more than 50% of the outstanding common stock of Brio that were issued and outstanding as of such date. Each of the directors and executive officers of Brio and certain shareholders has indicated an intention to vote all shares of Brio common stock beneficially owned by him or her in favor of approval of the merger.

  Vote required to elect directors of Brio. Election of directors of Brio requires the vote of a plurality of the shares present in person or represented by proxy at the annual meeting and entitled to vote.

  Vote required to approve remaining matters. The remaining matters presented at the annual meeting may be approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting.

  The matters to be considered at the annual meeting are of great importance to the stockholders of Brio. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope.

  You should not send any stock certificates with your proxy cards.

                                PROPOSAL NO. 1

                                  THE MERGER

Overview

  If the merger is completed, a wholly-owned subsidiary of Brio formed for the purpose of the merger will merge with SQRIBE. SQRIBE will continue as the surviving entity and will become a wholly owned subsidiary of Brio.

  Upon completion of the merger, holders of SQRIBE capital stock who do not exercise dissenters' rights will be entitled to receive shares of Brio common stock. After the merger, the former holders of SQRIBE capital stock will own approximately 45% of the fully diluted common stock of the combined company. In addition, Brio will assume all outstanding options to purchase SQRIBE capital stock. The exact number of shares Brio will issue in the merger will be determined according to an exchange ratio that is described more fully below (see page 44).

  This section of the proxy statement/prospectus describes certain aspects of the proposed merger. The discussion of the merger in this document and the description of the principal terms of the merger agreement are subject to and qualified in their entirety by reference to the merger agreement, a copy of which is attached to this proxy statement/prospectus as Appendix A. You are encouraged to read the merger and the other appendices to this proxy statement/prospectus in their entirety.

  Brio's board of directors unanimously recommends that you vote FOR approval of the merger.

Background of the Merger

  On October 19, 1998, Giles McNamee, Senior Vice President of First Albany Corporation, an investment banking company, met with Ofir J. Kedar, President and Chief Executive Officer of SQRIBE on behalf of Brio to indicate that Brio might be interested in combining Brio and SQRIBE.

  On October 27, 1998, Yorgen H. Edholm, President and Chief Executive Officer of Brio met with Mr. Kedar to discuss the possibility of expanding Brio's existing strategic relationship with SQRIBE, which at that time consisted of agreements regarding the referral of potential customers and a sublicense of SQRIBE's products to Brio.

  On October 28, 1998, Messrs. Edholm and Kedar met to further discuss the possibility of Brio acquiring SQRIBE and the potential synergies that could result from the combination of the two companies.

  On November 3, 1998, Mr. Edholm, Karen J. Willem, Executive Vice President and Chief Financial Officer of Brio and representatives of BancBoston Robertson Stephens met to discuss the possibility of a transaction with SQRIBE, including a review of strategic options and potential transaction scenarios. Later the same day, Messrs. Edholm and Kedar met to discuss the possible management structure if the companies were to be merged, review strategic options, discuss transaction scenarios and consider, in general terms, appropriate company valuations for the transaction.

  On November 17, 1998, Messrs. Edholm and Kedar, Katherine Glassey, Executive Vice President and Chief Technical Officer of Brio, and John W. Schroeder, Senior Vice President, SQRIBE Products, met to discuss each company's technology, the potential synergies of the companies' products, how they would compliment one another, and how the products could be integrated.

  On November 18, 1998, Mr. Edholm, Ms. Willem, and representatives of BancBoston Robertson Stephens met to discuss timing and logistical considerations related to the transaction.

  On November 21, 1998, Messrs. Edholm and Kedar met to further discuss the topics previously covered in earlier meetings and to determine whether the companies should proceed with their discussions about a potential transaction.

  On November 23, 1998, Mr. Edholm, Ms. Glassey, Ms. Willem and representatives of BancBoston Robertson Stephens met to prepare for a meeting of the senior management of both companies on November 25, 1998.

  On November 25, 1998, Mr. Edholm, Ms. Glassey, Ms. Willem, and Chris Grejtak, Executive Vice President, Marketing, for Brio, together with representatives of BancBoston Robertson Stephens, met with Messrs. Kedar and Schroeder, Steven J. Wong, Senior Vice President, Finance and Operations and Chief Financial Officer and representatives of Merrill Lynch, financial advisor to SQRIBE, to present company information for both companies, including corporate and technology overviews and internal financial plans and projections. At that time Brio and SQRIBE executed a mutual non-disclosure agreement.

  On December 1, 1998, Mr. Edholm and Ms. Willem met with representatives of BancBoston Robertson Stephens who presented a detailed analytical review of the transaction, including a relative contribution analysis, comparable companies analysis, selected precedent transactions, and a merger analysis. The parties also discussed possible terms of the proposed merger. That same day, Brio's board of directors met with senior management and Brio's legal advisor at a special telephonic meeting to discuss the proposed SQRIBE transaction. Brio's board of directors then authorized management to proceed with the negotiation and make an offer to SQRIBE.

  On December 3, 1998, Brio formally engaged BancBoston Robertson Stephens to act as its financial advisor in the transaction.

  On December 4, 1998, Mr. Edholm in a telephone conversation with Mr. Kedar, indicated Brio's preliminary interest in acquiring SQRIBE. The parties discussed material terms of the proposed transaction, including timing and valuation.

  On December 7, 1998, representatives from BancBoston Robertson Stephens and Merrill Lynch met to discuss the rationale of the terms and structure of the proposed merger.

  On December 12, 1998, Mr. Edholm met with Mr. Kedar to reiterate the strategic rationale and the reasons underlying certain of the proposed terms. The parties were unable to come to agreement on the material terms at this time.

  On December 13, 1998, representatives from BancBoston Robertson Stephens and Merrill Lynch again met to review their respective valuation analyses and various other material terms.

  On December 15, 1998, Mr. Edholm and Ms. Willem, in a telephonic meeting with representatives of BancBoston Robertson Stephens, discussed the status of the negotiations, was well as topics to be covered in a meeting later that same day between representatives of BancBoston Robertson Stephens and Ofir Kedar, Dale Prouty, Charles Federman, Michael Cline and Haim Kedar. Also that same day, Messrs. Edholm and McNamee met to discuss the strategy for the negotiation.

  On December 18, 1998, representatives of BancBoston Robertson Stephens met with representatives from Merrill Lynch and Drew Pearson and Amish Mehta of General Atlantic Partners to discuss SQRIBE's operating model and forecasts.

  On December 21, 1998, Mr. Edholm, Ms. Willem, and Tamara L. MacDuff, Vice President Finance and Operations for Brio, together with representatives of BancBoston Robertson Stephens, Mr. Wong, and representatives of Merrill Lynch, met to review SQRIBE's operating model.

  On January 4, 1999, representatives of BancBoston Robertson Stephens presented an updated valuation analysis to Brio senior management, E. Floyd Kvamme and Bernard J. Lacroute, directors of Brio, in order to develop a final offer for SQRIBE.

  On January 6, 1999, a written offer was extended by Brio through Brio's representatives at BancBoston Robertson Stephens for Brio to acquire SQRIBE in a stock-for-stock merger using an exchange ratio of 0.79 shares of Brio common stock for each outstanding share of SQRIBE's common stock. The offer also discussed certain of the other principal terms of the proposed merger, including a 10% escrow. The offer was conditioned on SQRIBE and certain of its stockholders entering into exclusive negotiation agreements with Brio and satisfactory completion of Brio's due diligence review of SQRIBE.

  On January 7, 1999, SQRIBE's representatives at Merrill Lynch countered Brio's offer by proposing an exchange ratio of 0.85, no escrow provision, and equal board representation on the combined company's board. On that same day, at a special meeting of Brio's board of directors, with Brio's senior management and representatives of BancBoston Robertson Stephens present, BancBoston and Brio management presented a report to the board regarding the status of the negotiations with SQRIBE. The group discussed the strategic rationale underlying the transaction, considered the risks and benefits of going forward with a merger of the two companies. The board then authorized management to counter SQRIBE's offer using an exchange ratio of 0.82.

  On January 8, 1999, representatives of Merrill Lynch, in a telephone conversation with representatives of BancBoston Robertson Stephens, stated that SQRIBE would accept an exchange ratio of 0.82, but countered as to certain of the other material terms of the transaction.

  On January 11, 1999, representatives of BancBoston Robertson Stephens and Merrill Lynch at a telephonic meeting, discussed the transaction and the outstanding issues.

  On January 13, 1999, Messrs. Edholm and Kedar meet to discuss staffing issues associated with the integration of the two companies.

  On January 14, 1999, Ms. Willem, Mr. Wong, Ms. MacDuff, and representatives from BancBoston Robertson Stephens and Merrill Lynch began conducting business and financial due diligence review of each company. From January 14 through February 22, 1999, Brio and SQRIBE, together with their respective legal, financial and accounting advisors, conducted due diligence reviews and negotiated the terms of the definitive merger agreement and the other agreements providing for the merger.

  On February 9, 1999, Brio amended its engagement letter with BancBoston Robertson Stephens.

  On February 22, 1999, Brio's board of directors met with senior management, representatives of BancBoston Robertson Stephens, and representatives of Venture Law Group, Brio's outside corporate counsel, at a special meeting of the board to review the status of the negotiations with SQRIBE, the terms of the draft merger agreement and Brio's due diligence review of SQRIBE. At this meeting, representatives of Venture Law Group reviewed the terms of the transaction and the related documents. Representatives of BancBoston Robertson Stephens presented their analysis of various information to serve as the basis for evaluating the proposed exchange ratio and informed the board of its opinion that the exchange ratio was fair, from a financial point of view, to Brio. BancBoston Robertson Stephens also responded to questions raised by members of Brio's board of directors regarding its analysis and opinion. Following these presentations, the board engaged in a full discussion of the terms of the proposed merger, including the strategic benefits of the combination, the terms and conditions of the proposed merger agreement, the risks and benefits associated with the proposed transaction and the analysis and opinion of BancBoston Robertson Stephens. At the conclusion of this meeting, Brio's board of directors approved the merger and the terms of the merger agreement and authorized management to proceed with the execution of the transaction documents. Later that same day, SQRIBE's board of directors met with senior management and SQRIBE's financial advisors to discuss the status of the negotiations with Brio, SQRIBE's due diligence review of Brio, and the draft merger agreement. SQRIBE's board of directors concluded that the merger agreement was fair to SQRIBE's stockholders and that the proposed merger was in the best interests of SQRIBE and its stockholders. Accordingly, SQRIBE's board of directors approved the merger and the merger agreement and related documents and authorized management to proceed with the execution of the merger documents.

  During the morning of February 23, 1999, the parties executed the merger agreement and the related transaction documents.

  The merger was jointly announced by Brio and SQRIBE the afternoon of February 23, 1999.

  Brio's board of directors views the merger as a means to increase the value of the combined companies to Brio's stockholders. In evaluating the proposed merger, the board considered and discussed a wide variety of factors, including the details of the merger agreement, Brio's and SQRIBE's respective products and the potential synergies between those products and markets, the recent trading activity of Brio's stock and the financial terms of the merger agreement. Brio's board also discussed each component of the merger agreement in light of its fairness to Brio's stockholders, projected dilution to existing Brio stockholders resulting from the issuance of additional shares, and the impact of the merger on current employees of Brio. In addition, Brio's board considered the advantages and disadvantages that the merger would present to Brio's achievement of its strategic objectives. As part of the evaluation process, Brio's board reviewed information about the business, operations and future prospects of both Brio and SQRIBE, including Brio's recent operating results, the relative assets, revenues and results of operations of Brio and SQRIBE, and the opinion of Brio's financial advisor, BancBoston Robertson Stephens.

Brio's Reasons for the Merger

  The Brio Board has based its approval of the merger and its determination that the merger agreement is advisible, fair to and in the best interests of Brio and its stockholders upon a number of factors, including the following advantages of the merger.

  . Enhanced Product Suite. Brio customers have increasingly expressed a need for Brio products to include capabilities that would address their production and operational reporting requirements, further leverage those reporting capabilities through integration with Brio's client-based business intelligence functionality, and more effectively manage and deliver reports and corporate information to their users through the Web. The combination of SQRIBE's enterprise reporting and enterprise information portal products with Brio's existing product line enhances Brio's product suite to include these capabilities and enables Brio to serve as the single vendor in the business intelligence software market to offer comprehensive "one stop shopping" to its customers. Today, most customers are limited in their ability to effectively integrate these product offerings due to heterogeneous reporting and business intelligence software from multiple vendors. The addition of SQRIBE's development staff to Brio's product development team gives Brio an enhanced ability to seamlessly integrate these product offerings and more rapidly deliver new integrated products that span all of a customer's enterprise business intelligence needs.

  . Increased Market Presence and Greater Economies of Scale. The merger will create a combined company with significantly greater resources, most notably, a more complete product offering, expanded services capacity and greater sales and marketing capabilities. With expanded resources, the combined company will be able to achieve greater sales and product leverage throughout its entire distribution channel and increase operational efficiencies across the organization, as well as deliver a broader range of services to more effectively service its customers.

  . Significant Cross-Selling Opportunities. Both companies have significant installed customer bases. Both Brio and SQRIBE sell to Fortune 500 companies. Despite the significant installed customer bases of both companies, there is relatively minor overlap in customer bases, creating an opportunity to cross-sell into one another's customers. The combined company will be well-positioned to capture these opportunities and offer an attractive, unique and integrated solution to its customers.

  . Facilitate Channel Expansion and Strategic Relationships. Both companies have a large number of high quality channel partners and strategic relationships. The combined company will be able to leverage the unique breadth and depth of its expanded product line to enhance these existing relationships in addition to building new ones.

  . Accelerate International Expansion and Increase Distribution. One of Brio's primary strategic objectives over the past year has been increasing its international presence. The combined company will have significantly greater global sales capabilities with an enhanced direct sales and sales support organization, and improved indirect sales channels in Europe, Latin America, and Asia/Pacific.

  Brio's board of directors also considered the following potentially negative factors:

  . the potential disruption of Brio's business that might result from both employee uncertainty and customer uncertainty as a result of the merger and during the combination of the operations of Brio and SQRIBE;

  . the risk that, despite the intentions and the efforts of the parties to reassure Brio's customers and distributors regarding the combined company's intention to support their future sales efforts, the announcement of the merger could result in decisions by such customers or distributors to delay or cancel purchases of Brio products;

  . the possibility that the merger might not be consummated, and the effects of the public announcement of the merger on Brio's revenues and operating results, and Brio's ability to attract and retain key management, marketing and technical personnel;

  . the risk that the anticipated benefits of the merger may not be realized; and

  .  the other risks described above under "Risk Factors."

  After considering the foregoing factors, Brio's board of directors unanimously approved the merger agreement and the merger, and recommended that the stockholders of Brio approve and adopt the merger agreement and the merger. In view of the wide variety of factors considered, both positive and negative, Brio's board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered.

SQRIBE's Reasons for the Merger

  The SQRIBE Board has based its approval of the merger and its determination that the merger agreement is in the best interests of SQRIBE and its stockholders upon a number of factors, including the following advantages of the merger.

  . Responding to Customer Needs. SQRIBE's customers have increasingly expressed a need for additional functionality in reports created with SQRIBE's enterprise reporting product suite. The proposed merger with Brio will enable SQRIBE to more quickly meet these customer needs through development of a tightly integrated product suite that will combine the business intelligence and interactive analysis capabilities of Brio's products with the production and operational reporting functionality of SQRIBE's products.

  . Increased Market Presence and Greater Economies of Scale. The merger will create a combined company with significantly greater resources, most notably, a more complete product offering and greater sales and marketing capabilities. With expanded resources, the combined company should be able to achieve greater sales and product leverage and operational efficiencies, and more effectively service its customers.

  . Strength of Combined Management Team. The merger will create a combined company with an experienced management team that has the breadth and depth to effectively lead and manage the combined company's growth and extend its leadership in the enterprise business intelligence market. SQRIBE believes that the experience of the Brio management team will provide significant benefits from both an operational and strategic standpoint.

  . Cross-Selling Opportunities. Both companies have significant installed customer bases with relatively minor overlap, creating a great opportunity to cross-sell into one another's customers. The combined company will be well-positioned to capture these opportunities and offer an integrated solution to its customers.

  . Increased Visibility as Public Company. The merger will enable SQRIBE to achieve a measure of visibility as a public company that will enhance its position with customers, partners, and employees.

Opinion of Brio's Financial Advisor

  On December 3, 1998, Brio and BancBoston Robertson Stephens, Inc. executed an engagement letter, which was subsequently amended on February 9, 1999 pursuant to which BancBoston Robertson Stephens was engaged to render an opinion as to the fairness of the Exchange Ratio, from a financial point of view, to Brio.

  On February 22, 1999 at a meeting of the Brio Board held to evaluate the proposed Merger, BancBoston Robertson Stephens delivered to the Brio Board its written opinion, that as of February 19, 1999 and based on the matters described therein, the Exchange Ratio was fair, from a financial point of view, to Brio. No limitations were imposed by the Brio Board on BancBoston Robertson Stephens with respect to the investigations made or procedures followed by it in furnishing its opinion. The Exchange Ratio was determined through negotiations between the respective managements of Brio and SQRIBE. Although BancBoston Robertson Stephens did assist the management of Brio in those negotiations, it was not asked by, and did not recommend to, Brio that any specific exchange ratio constituted the appropriate exchange ratio for the Merger. BancBoston Robertson Stephens also assisted Brio's management in the negotiations leading to an agreement on principal structural terms of the transaction.

  BancBoston Robertson Stephens expresses no opinion as to the tax consequences of the Merger, and BancBoston Robertson Stephens' opinion as to the fairness of the Exchange Ratio does not take into account the particular tax status or position of any stockholder of Brio. In furnishing its opinion, BancBoston Robertson Stephens was not engaged as an agent or fiduciary of Brio's stockholders or any other third party.

  THE FULL TEXT OF THE BANCBOSTON ROBERTSON STEPHENS OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF BRIO ARE URGED TO READ THE BANCBOSTON ROBERTSON STEPHENS OPINION IN ITS ENTIRETY. THE BANCBOSTON ROBERTSON STEPHENS OPINION WAS PREPARED FOR THE BENEFIT AND USE OF THE BRIO BOARD IN ITS CONSIDERATION OF THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO STOCKHOLDERS OF BRIO AS TO HOW THEY SHOULD VOTE AT THE SPECIAL MEETING IN CONNECTION WITH THE MERGER. THE BANCBOSTON ROBERTSON STEPHENS OPINION DOES NOT ADDRESS THE RELATIVE MERITS OF THE MERGER AND ANY OTHER TRANSACTIONS OR BUSINESS STRATEGIES DISCUSSED BY THE BRIO BOARD AS ALTERNATIVES TO THE PLAN OF MERGER OR THE UNDERLYING BUSINESS DECISION OF THE BRIO BOARD TO PROCEED WITH THE MERGER PROCESS. THE SUMMARY OF THE BANCBOSTON ROBERTSON STEPHENS OPINION SET FORTH IN THIS PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BANCBOSTON ROBERTSON STEPHENS OPINION.

  In connection with the preparation of the BancBoston Robertson Stephens Opinion, BancBoston Robertson Stephens, among other things, (i) reviewed certain financial information relating to Brio and SQRIBE furnished to it by Brio and SQRIBE, including certain internal financial analyses, forecasts and projections for Brio and SQRIBE prepared by the managements of Brio and SQRIBE, respectively; (ii) reviewed certain publicly available information related to Brio, (iii) held discussions with the respective managements of Brio and SQRIBE concerning the businesses, past and current operations, financial condition and future prospects of both Brio and SQRIBE, independently and combined, including discussions with the managements of Brio and SQRIBE concerning cost savings and synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger; (iv) reviewed the financial terms and conditions set forth in the Merger Agreement; (v) reviewed the stock price and trading history of Brio; (vi) reviewed the contribution by each company to pro forma combined revenue, earnings before income tax and net income; (vii) reviewed the valuations of publicly traded companies which we deemed comparable to Brio and SQRIBE; (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions which we deemed relevant; (ix) analyzed the pro forma earnings per share of the combined company; (x) prepared a discounted cash flow analysis of SQRIBE; and (xi) made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

  In conducting its review and arriving at its opinion, BancBoston Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it (including information furnished to it orally or otherwise discussed with it by management of Brio and SQRIBE) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. BancBoston Robertson Stephens has relied upon the assurances of management of Brio and SQRIBE that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, BancBoston Robertson Stephens did not obtain or make, or assume any responsibility for assuming or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Brio or SQRIBE, nor was BancBoston Robertson Stephens furnished with any such evaluation or appraisal. BancBoston Robertson Stephens relied on street estimates with respect to the future financial condition and performance for Brio and has assumed that such estimates have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best available estimates as to the future financial condition and performance of Brio. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of Brio and SQRIBE that BancBoston Robertson Stephens has reviewed, upon the advice of the managements of Brio and SQRIBE, BancBoston Robertson Stephens has assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best available estimates and judgments of the managements of Brio and SQRIBE as to the future financial condition and performance of Brio and SQRIBE, respectively, and BancBoston Robertson Stephens has further assumed that such projections and forecasts will be realized in the amounts and in the time periods currently estimated by the respective managements of Brio and SQRIBE. In this regard, BancBoston Robertson Stephens notes that each of Brio and SQRIBE face exposure to the Year 2000 problem and are currently undergoing Year 2000 projects. BancBoston Robertson Stephens has not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the respective managements of Brio and SQRIBE with respect to the potential effect that the Year 2000 problem might have on their respective forecasts. In addition, BancBoston Robertson Stephens has assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with generally accepted accounting principles as used in the United States ("GAAP") and the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. BancBoston Robertson Stephens has assumed that the historical financial statements of each of Brio and SQRIBE reviewed by it have been prepared and fairly presented in accordance with GAAP consistently applied. BancBoston Robertson Stephens has relied as to all legal matters relevant to rendering its opinion on the advice of counsel. Although developments following the date of the BancBoston Robertson Stephens Opinion may affect the opinion, BancBoston Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion.

  The following is a summary of the material financial analysis performed by BancBoston Robertson Stephens in connection with rendering the BancBoston Robertson Stephens Opinion.

  Contribution Analysis. BancBoston Robertson Stephens analyzed the respective contributions of Brio and SQRIBE to the estimated revenues, earnings before interest and taxes ("EBIT"), and net income of the combined company for calendar years 1999 and 2000. This analysis indicated that (i) for fiscal year 1999, Brio would contribute approximately 50.3% of revenue, approximately 65.8% of EBIT and approximately 74.6% of net income and SQRIBE would contribute approximately 49.7% of revenue, approximately 34.2% of EBIT and approximately 25.4% of net income, of the combined company, and (ii) in calendar year 2000, Brio would contribute approximately 49.1% of revenue, approximately 41.9% of EBIT and approximately 47.0% of net income, and

SQRIBE would contribute approximately 50.9% of revenue, approximately 58.1% of EBIT and approximately 53.0% of net income, of the combined company. Based on implied equity exchange ratios ranging from 0.375 to 1.334, these percentages indicated implied equity valuations from approximately $111 to $410 million for SQRIBE, as compared to the equity value implied by the Exchange Ratio of approximately $265 million based on the closing price of Brio Common Stock on February 19, 1999. Based on market capitalizations of Brio as of February 19, 1999, stockholders of Brio and SQRIBE would own approximately 55.0% and 45.0%, respectively of the combined company consummation of the Merger.

  Comparable Companies Analysis. Using publicly available information, BancBoston Robertson Stephens analyzed, among other things, the market values plus net debt (the "Total Capitalization") and trading multiples of Brio and selected publicly traded companies that have similar business and operating profiles, including: Actuate, Business Objects, Microstrategy, Cognos and Information Advantage (collectively, the "Comparable Companies"). From among the Comparable Companies, BancBoston Robertson Stephens then selected the following companies Actuate, Microstrategy and Information Advantage (collectively, the "Selected Companies"). Multiples compared by BancBoston Robertson Stephens included Total Capitalization to estimated revenues for calendar years 1999 and 2000, Total Capitalization to EBIT for calendar year 2000 and price/earnings multiples for the Comparable Companies for calendar year 2000. All multiples were based on closing stock prices as of February 19, 1999. The Total Capitalization of the Selected Companies ranged from 2.3x to 7.2x 1999 revenue estimates and 1.6x to 4.6x 2000 revenue estimates, with an average Total Capitalization of 5.1x 1999 revenue estimates and 3.5x 2000 revenue estimates. The Total Capitalization of the Selected Companies ranged from 12.8x to 37.7x 2000 EBIT estimates, with an average Total Capitalization of 28.9x 2000 EBIT estimates. The estimated price/earnings multiples for the Selected Companies ranged from 22.2x to 56.1x for calendar year 2000, with an average price/earnings multiple of 46.8x for calendar year 2000. Based on implied equity exchange ratios ranging from 0.719 to 1.148, these multiples indicated implied equity valuations from approximately $218 million to $352 million for SQRIBE, as compared to the equity value implied by the Exchange Ratio of approximately $265 million based on the closing price of Brio Common Stock on February 19, 1999.

  Precedent Transaction Analysis. Using publicly available information, BancBoston Robertson Stephens analyzed the consideration offered plus net debt assumed (debt less cash on hand)(the "Total Consideration") and implied transaction value multiples paid or proposed to be paid in selected merger or acquisition transactions in the software industry including: Information Advantage/IQ Software Corp. (June 30, 1998), Arbor Software Corp./Hyperion Software Corp. (May 27, 1998), Aspen Technology/Chesapeake Decision Sciences, Inc. (April 29, 1998), i2 Technologies/InterTrans Logistics Solutions (March 24, 1998), Siebel Systems/Scopus Technology (March 2, 1998), Borland InternationalNisigenic Software (November 18, 1997), Hummingbird Comm/Andyne Computing Ltd. (October 15, 1997), i2 Technologies/Think Systems Corp. (May 16,
1997), BAAN Company N.V./Aurum Software, Inc. (May 13, 1997), Rational Software Corp./Pure Atria Corp. (April 7, 1997) and PeopleSoft, Inc./Red Pepper (September 4, 1996) (collectively, the "Precedent Transactions"). BancBoston Robertson Stephens compared, among other things, the Total Consideration in such transactions as a multiple of the preceding twelve months ("LTM") revenues. The Precedent Transactions illustrated a range of Total Consideration equal to 1.9x to 30.9x LTM revenues, with an average multiple of 5.6x LTM revenues (excluding September 4,

1996 PeopleSoft, Inc. acquisition of Red Pepper). Based on this information and other publicly available information, BancBoston Robertson Stephens applied a range of multiples for the Precedent Transactions of LTM revenues of 5.5x to 7.5x to corresponding financial data for SQRIBE, indicating implied equity valuations for SQRIBE from approximately $217-$295 million, as compared to the equity value implied by the Exchange Ratio of approximately $265 million based on the closing price of Brio Common Stock on February 19, 1999. All multiples for the Precedent Transactions were based on public information available at the time of the announcement.

  No company, business or transaction compared in the Comparable Companies Analysis or Precedent Transaction Analysis is identical to Brio, SQRIBE or the combined company. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparable Companies, Precedent Transactions or the business segment, company or transactions to which they are being compared.

  Discounted Cash Flow Analysis. BancBoston Robertson Stephens performed a discounted cash flow analysis of the after-tax free cash flows of SQRIBE using a range of earnings estimates for SQRIBE for the calendar years 1999 through 2004. BancBoston Robertson Stephens first discounted the projected, after-tax free cash flows through December 31, 2004 using a range of discount rates from 18% to 22%. SQRIBE free cash-flows were calculated as the after-tax operating earnings of SQRIBE adjusted to add back non-cash expenses and deduct uses of cash not reflected in the income statement. BancBoston Robertson Stephens then added to the present value of the cash flows the terminal value of SQRIBE in the fiscal year ended December 31, 2004, discounted back at the same discount rate to represent a present value. The terminal value was computed by multiplying the projected EBIT for SQRIBE in fiscal 2004 by terminal multiples ranging from 16.0x to 20.0x. The range of terminal multiples selected reflect BancBoston Robertson Stephens' judgment as to an appropriate range of multiples at the end of the referenced period. The discounted cash flow valuation resulted in implied equity valuations from approximately $265 to $378 million, as compared to the equity value implied by the Exchange Ratio of approximately $265 million based on the closing price of Brio Common Stock on February 19, 1999.

  Pro Forma Earnings Analysis. BancBoston Robertson Stephens analyzed certain pro forma effects resulting from the Merger, including, among other things, the impact of the Merger on the projected earnings per share ("EPS") of the combined company for fiscal year 2000. Without taking into account certain cost savings that the combined company may realize in its operations, the results of the pro forma earnings analysis suggested that the Merger could be dilutive to the combined company's EPS in fiscal year 2000. Assuming the realization of certain synergies that the Brio and SQRIBE managements expect to be realized by the combined company, the pro forma earnings analysis suggested that the Merger will be non-dilutive to the combined company's EPS in fiscal year 2000. The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors and Comparative Analyses. In rendering its opinion, BancBoston Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (i) the history of trading prices and volume for Brio Common Stock, for the period from May 1, 1998 to February 19, 1999, and (ii) selected published analysts' reports on Brio, including analysts' estimates as to the earnings growth potential of Brio.

  While the foregoing summary describes certain analyses and factors that BancBoston Robertson Stephens deemed material in its presentation to the Brio Board, it is not a comprehensive description of all analyses and factors considered by BancBoston Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BancBoston Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BancBoston Robertson Stephens Opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by BancBoston Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by BancBoston Robertson Stephens are based on all analyses and factors taken as a whole and also on application of BancBoston Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. BancBoston Robertson Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, BancBoston Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of Brio and SQRIBE. The analyses performed by BancBoston Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of Brio Common Stock may be traded at any future time.

  The BancBoston Robertson Stephens Engagement Letter provides that, for its services, BancBoston Robertson Stephens is entitled to receive, contingent upon consummation of the Merger, a transaction fee of $2.25 million which includes a $675,000 opinion fee upon delivery of the BancBoston Robertson Stephens Opinion. Brio has also agreed to reimburse BancBoston Robertson Stephens for certain of its out-of-pocket expenses including legal fees and to indemnify and hold harmless BancBoston Robertson Stephens and its affiliates and any person, director, employee or agent of BancBoston Robertson Stephens or any of its affiliates, or any person controlling BancBoston Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by BancBoston Robertson Stephens as financial advisor to Brio. The terms of the, fee arrangement with BancBoston Robertson Stephens, which Brio and BancBoston Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between Brio and BancBoston Robertson Stephens, and the Brio Board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to BancBoston Robertson Stephens is contingent upon completion of the Merger. BancBoston Robertson Stephens and its affiliates have provided financial advisory and financing services for Brio, including acting as co-managing underwriter in connection with Brio's initial public offering on May 1, 1998, and have received customary fees for the rendering of such services. BancBoston Robertson Stephens also maintains a market in the shares of Brio.

  BancBoston Robertson Stephens was retained based on BancBoston Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as BancBoston Robertson Stephens' investment banking relationship and familiarity with Brio.

  BancBoston Robertson Stephens is a nationally recognized investment banking firm. As part of its investment banking business, BancBoston Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. BancBoston Robertson Stephens may actively trade the equity securities of Brio for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.

Management and Operations Following the Merger

  SQRIBE will become a wholly-owned subsidiary of Brio as a result of the merger. Following the merger, Brio plans to integrate the operations, facilities and personnel of the two companies. The result will be a single sales, marketing and administrative organization. In eliminating duplicative operations, the companies currently anticipate the layoff of certain current SQRIBE and Brio employees. Ofir Kedar, currently SQRIBE's President and Chief Executive Officer will serve as Chairman and Executive Vice President, Business Development, of the combined company. Yorgen H. Edholm will be President, CEO and director of the combined company.

Interests of Certain Persons in the Merger

  In considering the recommendations of the Brio board of directors and the SQRIBE board of directors with respect to the merger agreement and the transactions contemplated thereby, stockholders of Brio and SQRIBE should be aware that certain members of the management of Brio and SQRIBE have interests in the merger that are in addition to the interests of stockholders generally.

Employment Agreements

  In connection with the merger agreement, Ofir J. Kedar, Scott Chalmers and John Schroeder have agreed to enter into employment agreements with Brio. Under the terms of these agreements, Brio will pay Messrs. Kedar, Chalmers and Schroeder annual salaries and bonuses to be determined by mutual agreement between each employee and Brio. In addition, Brio has agreed to grant Messrs. Kedar, Chalmers and Schroeder options to purchase shares of Brio common stock, at an exercise price equal to the fair market value of such shares on the date of the grants. One quarter of these options shall vest on the one-year anniversary of the date of the grants, and the remainder shall vest ratably over the next three years. The employment agreements also provide that Brio will pay severance benefits equal to a pro-rated amount of their annual salary and bonus in the event of an involuntary termination. In consideration for these commitments, Mr. Kedar will agree that until the earlier of three years from the date of his employment agreement or one year following his termination of employment from Brio for any reason he will not:

  . carry on any sales, marketing or business development activities that are competitive with Brio's then primary products or otherwise conflict with his obligations to Brio;

  .  solicit any of Brio's customers or clients; or

  . solicit any Brio employee to terminate or otherwise cease employment with Brio.

Stock Options Accelerated Upon the Merger

  Pursuant to their existing employment agreements, assuming the merger is consummated on July 31, 1999, vesting of stock options held by Steven Wong will fully accelerate and vesting of stock options held by John Schroeder will partially accelerate as set forth below:

                                                              Option
                                                              Shares    Exercise
Name                                                        Accelerated  Price
----                                                        ----------- --------
Steve Wong.................................................   48,375     $1.00
                                                              21,000      1.50
John Schroeder.............................................   53,020      1.00
                                                              32,083      1.50

Stock Options Accelerated Upon Termination of Employment Following the Merger

  In addition, the existing employment agreements of Scott Chalmers and John Schroeder provide that their stock options to purchase SQRIBE common stock are subject to full acceleration following the merger in certain circumstances. For Mr. Chalmers, the acceleration feature applies if he is not offered a comparable position with the same or better compensation and benefits at a location within 50 miles from his current place of employment. Mr. Schroeder's full acceleration feature only applies if he is not offered a reasonably similar position with compensation at least equal to the higher of 120% of his last fiscal year compensation including 100% of his bonus, W-2 income, or his last twelve month's actual income.

Severance Arrangements

  Messrs. Chalmers, Schroeder, and Wong are eligible to receive salary continuation severance benefits pursuant to their employment or other agreements with SQRIBE if their employment is terminated without cause as set forth in their individual employment agreements with SQRIBE. The salary continuation obligations of SQRIBE are more particularly set forth below:

                                                              Number of
                            Name                               Months    Total
------------------------------------------------------------- --------- --------
Scott Chalmers...............................................      6    $ 70,000
John Schroeder...............................................      6    $100,000
Steven Wong..................................................      6    $ 87,000

  None of these agreements was entered into in connection with the negotiation of the merger.

Indemnification Arrangements

  Under the merger agreement, Brio has agreed that, from and after the effective time of the merger, Brio will cause SQRIBE to fulfill and honor in all respects the obligations of SQRIBE under (1) any indemnification agreements that exist between SQRIBE and its officers and directors at the effective time of the merger and (2) any indemnification provisions under SQRIBE's certificate of incorporation or bylaws that are in effect on the date of the merger agreement.

Governmental And Regulatory Matters

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the related rules of the Federal Trade Commission, the merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Brio and a significant shareholder of SQRIBE filed notification and
report forms with the FTC and the Department of Justice on March   , 1999. The
specified waiting period expired on April   , 1999. At any time before or after
the consummation of the merger, the FTC, the Department of Justice or any state could take such action under applicable antitrust laws as it deems necessary or desirable. Such action could include seeking to enjoin the consummation of the merger or seeking divestiture of particular assets or businesses of Brio or

SQRIBE. Private parties may also initiate legal actions under the antitrust laws under certain circumstances.

Federal Income Tax Considerations

  The following discussion summarizes the material federal income tax considerations of the merger that are generally applicable to holders of SQRIBE common stock. This discussion does not deal with all income tax considerations that may be relevant to particular SQRIBE stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, foreign persons, banks, insurance companies or tax-exempt entities, stockholders who acquired their shares in connection with previous mergers involving SQRIBE or an affiliate, stockholders who hold their shares as part of a hedging, straddle, conversion or other risk reduction transaction, or stockholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the merger (whether or not such transactions are in connection with the merger), including without limitation transactions in which shares of SQRIBE common stock were or are acquired or shares of Brio common stock were or are disposed of. Furthermore, no foreign, state or local tax considerations are addressed in this proxy statement/prospectus. The discussion is based on federal income tax law in effect as of the date of this proxy statement/prospectus, which could change at any time, possibly with retroactive effectiveness. Accordingly, SQRIBE stockholders are urged to consult their own tax advisors as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences to them of the merger and applicable tax return reporting requirements. Subject to the limitations and qualifications referred to in this document, Brio and SQRIBE intend that the merger will constitute a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986. If the merger qualifies as a reorganization, the following federal income tax consequences will result:

  . No gain or loss will be recognized by holders of SQRIBE common stock solely upon their receipt of Brio common stock in the merger, except to the extent of cash received in lieu of a fractional share of Brio common stock;

  . The aggregate tax basis of the Brio common stock received in the merger by a SQRIBE stockholder, including any fractional share not actually received, will be the same as the aggregate tax basis of SQRIBE common stock surrendered in exchange for such Brio common stock;

  . The holding period of the Brio common stock received in the merger by a SQRIBE stockholder will include the period during which the stockholder held the SQRIBE common stock surrendered in exchange for such Brio common stock, provided that the SQRIBE common stock is held as a capital asset at the time of the merger;

  . Cash payments received by holders of SQRIBE common stock in lieu of a fractional share of Brio common stock will be treated as if the fractional share of Brio common stock had been issued in the merger and then repurchased by Brio. A SQRIBE stockholder receiving such cash will generally recognize gain or loss upon such payment, equal to the difference between such stockholder's basis in the fractional share and the amount of cash received; and

  . A SQRIBE stockholder who exercises dissenters' rights with respect to all of such holder's shares of SQRIBE stock will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment in neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code. This gain or loss will be capital gain or loss, provided that the SQRIBE stock's held as a capital asset at the time of the merger.

  . Neither Brio or SQRIBE will recognize gain or loss solely as a result of the merger. The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. The opinion of counsel referred to above do not bind the IRS or prevent the IRS from adopting a contrary position. In addition, the opinion is subject to certain assumptions and qualifications and is based on the truth and accuracy of certain representations and covenants made by Brio, Socrates Acquisition Corporation and SQRIBE, including representations and covenants in certificates to be delivered to counsel prior to the effective time by the respective management of Brio, Socrates Acquisition Corporation and SQRIBE. A successful IRS challenge to the "reorganization" status of the merger would result in a SQRIBE stockholder recognizing gain or loss with respect to each share of SQRIBE common stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the effective time of the merger, of the Brio common stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Brio common stock so received would equal its fair market value and his holding period for such stock would begin the day after the merger.

  The discussion set forth above is included for general information only. It does not address the state, local or foreign tax aspects of the merger. In addition, it does not discuss the federal income tax considerations that may be relevant to certain persons, including holders of options or warrants, and may not apply to certain holders subject to special tax rules, including holders who acquired SQRIBE common stock pursuant to the exercise of employee stock options or rights or otherwise received such stock as compensation, dealers in securities and foreign holders.

  Each SQRIBE stockholder should consult his or her own tax advisor with respect to the specific tax consequences of the merger to him or her, including the application and effect of state, local and foreign tax laws.

Accounting Treatment

  The merger is intended to qualify as a pooling of interests for accounting purposes and financial reporting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of Brio and SQRIBE will be carried forward to the operations of the combined companies at their recorded amounts, results of the operations of the combined companies will include income of Brio and SQRIBE for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the merger will be combined and reported as the results of operations of the combined companies.

  Consummation of the merger is conditioned upon receipt by each of Brio and SQRIBE of a letter from their respective independent public accountants stating that, in their respective opinions, they agree with management's conclusion that the merger will qualify as a pooling of interests for accounting purposes. See "The Merger Agreement--Conditions." Certain events, including certain transactions with respect to SQRIBE capital stock or Brio common stock by affiliates of Brio and SQRIBE, respectively, may prevent the merger from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of Brio common stock to be received by affiliates of SQRIBE in order, among other things, to ensure the availability of pooling of interests accounting treatment. See "The Merger--Resale Restrictions."

Termination

  The obligations of Brio and SQRIBE to consummate the merger are subject to the condition that there be no preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction that prevents consummation of the merger, and that there be no statute, rule, regulation, executive order, stay, decree or judgment by any court or governmental authority that prohibits or restricts the consummation of the merger. See "The Merger Agreement--Conditions." Either Brio or SQRIBE may terminate the merger agreement if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or any other action shall have become final and non-appealable, provided that the party seeking to terminate the merger agreement for such reason shall have used all reasonable efforts to remove such order, decree or ruling. See "The Merger Agreement--Termination."

Resale Restrictions

  All shares of Brio common stock received by SQRIBE stockholders in the merger will be freely transferable, except that shares of Brio common stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of SQRIBE may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 in the case of such persons who become affiliates of Brio) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of SQRIBE or Brio generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal stockholders of such party.

Voting and Affiliate Agreements

 Voting Agreements

  Concurrently with the execution of the merger agreement, Ofir J. Kedar, General Atlantic Partners 18, L.P. and General Atlantic Partners 43, L.P., who collectively hold more than 52% of the issued and outstanding voting stock of SQRIBE, entered into a voting agreement with Brio, whereby each of these parties has agreed to vote any shares of SQRIBE capital stock beneficially owned by them in favor of approval of the merger agreement, the merger and any matter that could reasonably be expected to facilitate the merger. The voting agreement also requires these stockholders to take all reasonable actions necessary to call a meeting to approve the merger and irrevocably appoint Brio or its nominee to vote the stockholders' shares of SQRIBE in any matter permitted or required by Delaware law.

  Concurrently with the execution of the merger agreement, Yorgen H. Edholm, Katherine Glassey, the Edholm Family Limited Partnership, trusts affiliated with

Yorgen Edholm and Katherine Glassey, Kleiner Perkins Caufield & Byers VII, KPCB Information Sciences Zaibatsu Fund II, Integral Capital Partners III, L.P., Integral Capital Partners IV, L.P., and Integral Capital Partners International III, L.P., collectively holding more than 50% of the issued and outstanding voting stock of Brio entered into a voting agreement with SQRIBE, whereby each of these parties has agreed to vote any shares of Brio capital stock beneficially owned by them in favor of approval of the merger agreement, the merger and any matter that could reasonably be expected to facilitate the merger. The voting agreement also requires these stockholders to take all reasonable actions necessary to call a meeting to approve the merger and irrevocably appoint SQRIBE or its nominee to vote the stockholders' shares of Brio in any matter permitted or required by Delaware law.

 Affiliate Agreements

  Concurrently with the execution of the merger agreement, Ofir J. Kedar, Steven Wong, John Schroeder and Scott Chalmers of SQRIBE, and Yorgen H. Edholm, Katherine Glassey, E. Floyd Kvamme, Chris Grejtak, Bernard J. Lacroute, Mark B. Weeks and Karen J. Willem of Brio entered into an affiliate agreement with Brio, pursuant to which each of these affiliates agreed not to dispose of any shares of Brio common stock owned by them or acquired in the merger until financial results covering at least thirty days of operating results of the combined company formed in the merger have been released to the public. Each affiliate also made representations and warranties in the affiliate agreement with respect to their ownership of shares of Brio common stock and agreed to the appointment of the stockholders agent and the indemnification provisions of the escrow agreement.

Material Contracts Between Brio and SQRIBE

  On September 15, 1997, Brio and SQRIBE entered into a SQRIBE Technologies Alliance Program Sublicense Agreement which allowed Brio to sublicense SQRIBE's products to Brio's customers in conjunction with Brio's products. Both companies committed to using best efforts to develop an interface which would allow the successful exchange of data between the products of the two companies by December 31, 1997. SQRIBE agreed to not grant named competitors of Brio sublicense rights to SQRIBE's products in return for Brio's continued payment to SQRIBE of specified quarterly royalty payments. The agreement's term was six months from the September 15, 1997 effective date with optional extension periods. In addition, on May 1, 1998, Brio and SQRIBE executed a Mutual Referral Agreement, modifying their prior contractual relationship, and allowing either company to refer customers to the other company in exchange for a referral fee. The referring company was to receive 8% of the net license fee of the transaction from the other company, subject to certain limitations.

                              THE MERGER AGREEMENT

  The following is a brief summary of certain provisions of the merger agreement, a copy which is attached as Appendix A to this proxy statement/prospectus and is incorporated herein by reference. This summary is qualified in its entirety by reference to the full text of the merger agreement.
The Merger

  Pursuant to the merger agreement, and subject to the terms and conditions thereof, at the effective time of the merger, a wholly-owned subsidiary of Brio will be merged with SQRIBE. SQRIBE will be the surviving corporation and become a wholly-owned subsidiary of Brio.

Effective Time of the Merger

  The closing of the transactions contemplated by the merger agreement will take place as soon as practicable following the later of (i) the date after which both SQRIBE and Brio stockholders have approved the merger and (ii) the day on which all of the conditions to the merger are satisfied or waived, or at such other date as Brio and SQRIBE agree. See "The Merger Agreement--Conditions to the Merger."

  As soon as practicable after the closing, an Agreement and Plan of Merger will be filed with the Secretary of State of the State of Delaware as provided in Section 251 of the Delaware General Corporation Law. The time at which the merger agreement is filed in Delaware is referred to as the effective time of the merger.

Changes to Charter, Officers and Directors

  As a result of the merger, the Certificate of Incorporation and Bylaws of a wholly-owned subsidiary of Brio will be the surviving corporation's Certificate of Incorporation and Bylaws. The directors and officers of Brio's subsidiary will be the initial directors and the officers of the surviving corporation.

Exchange Ratio

  As a result of the merger and without any action on the part of the holders thereof, each share of SQRIBE capital stock issued and outstanding immediately prior to the effective time of the merger (other than shares held by a dissenting holder as to which appraisal has been perfected, which shares will be excluded) will be converted into the right to receive the number of shares of Brio common stock determined by a ratio called the "exchange ratio." The exact number of shares to be received will be determined immediately prior to the closing of the transaction using the following formula:

  Each share of SQRIBE capital stock shall receive a number of shares of Brio common stock equal to the quotient obtained by dividing

    (1) the product of

  (a) the total number of shares of Brio capital stock outstanding immediately prior to the effective time of the merger (assuming exercise and conversion of all outstanding Brio options, warrants and convertible securities, as calculated using the treasury method) and

      (b) 0.8181818,

  by (2) the sum obtained by adding (x) the total number of shares of SQRIBE capital stock outstanding immediately prior to the effective time of the merger (assuming exercise and conversion of all outstanding SQRIBE options, warrants and convertible securities, as calculated using the treasury method), plus (y) 30,000.

  Under the terms of SQRIBE's Certificate of Incorporation, the holders of SQRIBE Series A preferred stock and Series B preferred stock are each entitled to a liquidation preference as a result of the merger. In lieu of the liquidation preference, the holders of SQRIBE Series B preferred stock will receive consideration as if the SQRIBE Series B preferred stock had been converted into SQRIBE common stock. The holders of SQRIBE Series A preferred stock will also receive consideration as if the SQRIBE Series A preferred stock had been converted into SQRIBE common stock unless the consideration to be received by the holders of SQRIBE Series A preferred stock is less than $17.00 per share. In such a case, the holders of SQRIBE Series A preferred stock will be entitled to receive $3.40 worth of Brio common stock prior to the distribution of Brio common stock to any other SQRIBE stockholder. Following the preferential distribution to the holders of SQRIBE Series A preferred stock, the holders of SQRIBE Series A preferred stock and Series B preferred stock will be entitled to participate in the distribution of consideration with the holders of SQRIBE common stock as if they had converted their SQRIBE Series A preferred stock and Series B preferred stock into SQRIBE common stock.

  The exact exchange ratio depends on a number of factors that will not be known with certainty until the effective time of the merger, including:

 . the number of shares of Brio common stock outstanding immediately prior to the effective time;

 . the number of options to purchase Brio common stock outstanding immediately prior to the effective time and the exercise prices of these options;

 . the number of shares of SQRIBE common stock outstanding immediately prior to the effective time;

 . the number of options to purchase SQRIBE common stock outstanding immediately prior to the effective time and the exercise prices of these options; and

 . the trading price of Brio's common stock immediately prior to the effective time of the merger.

After the merger is completed, former holders of SQRIBE capital stock will own approximately 45% of the fully diluted common stock of the combined company.

Stock Options

  As of the effective time of the merger, each of the options to acquire SQRIBE common stock outstanding as of the date of the merger agreement will be converted into an option (or a new substitute option shall be issued) to purchase the number of shares of Brio common stock (rounded up to the nearest whole share) equal to the number of shares of SQRIBE common stock subject to such option multiplied by the exchange ratio, at an exercise price per share of Brio common stock (rounded down to the nearest penny) equal to the former exercise price per share of SQRIBE immediately prior to the effective time of the merger divided by the exchange ratio; provided that in the case of any SQRIBE stock option to which Section 421 of the Internal Revenue Code applies by reason of its qualification under Section 422 of the Internal Revenue Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Internal Revenue Code. Except as provided above, the converted or substituted SQRIBE stock options will be subject to the same terms and conditions as were applicable to SQRIBE stock options immediately prior to the effective time of the merger.

  As soon as practicable after the effective time of the merger, Brio will file one or more registration statements on Form S-8 under the Securities Act, or amendments to its existing registration statements on Form S-8 or amendments to such other registration statements as may be available, in order to register the shares of Brio common stock issuable upon exercise of the converted SQRIBE stock options.

Exchange of Shares

  As soon as reasonably practicable after the effective time of the merger, but in no event more than ten days after, Boston EquiServe, the exchange agent for the merger, will mail to each holder of record of SQRIBE capital stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates in exchange for certificates representing shares of Brio common stock. Upon surrender of a certificate to the exchange agent together with such letter of transmittal, duly executed, the holder of such certificate will be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of Brio common stock and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the certificate so surrendered. SQRIBE stockholders should not send in their certificates until they receive a letter of transmittal.

  No fractional shares of Brio common stock will be issued pursuant to the merger. Instead, cash adjustments will be paid in an amount equal to the product of the fraction of a share of Brio common stock that would otherwise be issuable multiplied by the closing price of Brio common stock on February 23, 1999.

  No dividends on shares of Brio common stock will be paid to persons entitled to receive certificates representing shares of Brio common stock until such persons surrender their certificates. Upon such surrender, the person in whose name the certificates representing such shares of Brio common stock will be issued will also receive any dividends that have become payable with respect to such shares of Brio common stock between the effective time of the merger and the time of such surrender. In no event will the person entitled to receive such dividends be entitled to receive interest on such dividends.

  If any certificates for shares of Brio common stock are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, the transfer must be proper and legal, and the person requesting such exchange must pay to the exchange agent any transfer or other taxes required by reason thereof.

  Neither party to the merger agreement is liable to a holder of shares of SQRIBE common stock for any shares of Brio common stock or dividends thereon or the cash payment for fractional interests delivered to a public official pursuant to applicable escheat laws.

  In the event that any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, Brio will issue or cause to be issued in exchange for such certificate the number of whole shares of Brio common stock and cash in lieu of fractional shares into which the shares of SQRIBE common stock represented by the certificate are converted in the merger.

  SQRIBE stockholders are entitled to dissent from the merger and demand appraisal of any such SQRIBE common stock in accordance with the provisions of Chapter 13 of the California Corporations Code. Shares held by a party exercising such rights will not be converted, and instead such party will receive cash in accordance with the California Corporations Code.

Representations and Warranties

  SQRIBE. The merger agreement contains certain representations and warranties by SQRIBE relating to, among other things:

 .  SQRIBE's due organization, valid existence and good standing;

 .  SQRIBE's capital structure;

 . the authorization, execution, delivery and enforceability of the merger agreement;

 . required consents and approvals and the absence of breaches or violations of SQRIBE's Certificate of Incorporation and Bylaws, agreements and instruments, and applicable law;

 .  the absence of certain changes or events;

 .  the accuracy of information in this proxy statement/prospectus;

 .  litigation affecting SQRIBE;

 .  certain contracts and agreements;

 .  SQRIBE's employee benefit plans;

 .  taxes;

 .  compliance with applicable environmental law;

 .  SQRIBE's subsidiaries;

 .  interested party transactions;

 .  labor and employment matters;

 .  insurance;

 .  proprietary rights;

 .  governmental authorizations;

 .  certain accounting matters;

 .  accounts receivable;

 .  customers and suppliers;

 .  SQRIBE's year 2000 compliance;

 .  absence of undisclosed liabilities; and

 .  the accuracy of the SQRIBE disclosures.

  Brio. The merger agreement also contains certain representations and warranties by Brio relating to, among other things:

 .  Brio's due organization, valid existence and good standing;

 .  Brio's capital structure;

 . the authorization, execution, delivery and enforceability of the merger agreement;

 . required consents and approvals and the absence of breaches or violations of Brio's Certificate of Incorporation and Bylaws, agreements and instruments, and applicable law;

 .  the absence of certain changes or events;

 .  the accuracy of information in this Proxy Statement/Prospectus;

 .  litigation affecting Brio;

 .  certain contracts and agreements;

 .  taxes;

 .  compliance with applicable environmental law;

 .  Brio's subsidiaries;

 .  interested party transactions;

 .  labor and employment matters;

 .  insurance;

 .  the filing of required reports with the SEC and absence of change;

 .  the accuracy of information in this proxy statement/prospectus;

 .  proprietary rights;

 .  governmental authorizations;

 .  certain accounting matters;

 .  accounts receivable;

 .  customers and suppliers; and

 .  Brio's year 2000 compliance.

Certain Covenants

   Brio and SQRIBE. Brio and SQRIBE have agreed that prior to the effective time of the merger they will, among other things:

 . conduct their business only in the ordinary and usual course in substantially the same manner as previously conducted;

 . use all reasonable efforts consistent with past practice to preserve intact their business organizations and to preserve the goodwill of those having business relationships with it;

 . to take all actions necessary to comply promptly with all requirements under applicable federal and state securities laws which may be imposed on such party or its subsidiaries with respect to the merger and the consummation of the transactions contemplated by the merger agreement, subject to the appropriate vote or consent of stockholders;

 . to obtain approvals and consents of any governmental entity and all consents and authorizations of third parties which are required to be obtained or made by such party or any of its subsidiaries in connection with the merger and the transactions contemplated by the merger agreement;

 . not take or omit to take any action, and not agree to take or omit to take any action, the effect of which action or omission would be to make any representation or warranty of Brio or SQRIBE, as applicable, in the merger agreement untrue or incorrect in any material respect;

 . to recommend approval and adoption of the merger agreement by their respective stockholders and to use their respective best efforts to obtain such approval; and

 . to cause certain persons who are "affiliates" for purposes of Rule 145 under the Securities Act to deliver to the other party a written affiliates agreement restricting the disposition by such person of the shares of capital stock held by such person or to be received by such person in the merger.

  Brio. Brio has agreed to notify Nasdaq of the listing of the shares of Brio common stock to be issued pursuant to the merger and to cause such additional shares to be approved for listing. Brio has also agreed to ensure compliance with state securities laws.

  SQRIBE. SQRIBE has agreed that, prior to the effective time of the merger, neither it nor any of its subsidiaries will, among other things:

 .  amend its Articles of Incorporation or Bylaws;

 . sell or purchase shares of its capital stock , other than the issuance of shares pursuant to the exercise of options, conversion of SQRIBE preferred stock, and the issuance of stock options in the ordinary course of business;

 . acquire, dispose of, transfer, lease, license, or encumber any assets, other than in the ordinary course of business;

 .  incur, any indebtedness or issue any debt securities;

 . guarantee the obligations of any other person other than customer credit extended in the ordinary course of business;

 .  enter into any agreement other than in the ordinary course of business;

 . make any capital expenditures in excess of $250,000 in the aggregate or in excess of $100,000 as to any individual matter;

 .  grant any additional severance or termination pay to any officer;

 .  acquire or agree to acquire any other business;

 . change any tax election or take action if such action should increase the tax liability of SQRIBE;

 .  revalue any assets other than in accordance with past practice; or

 . change its methods of accounting except as contemplated by the merger agreement or as required by changes in generally accepted accounting principles.

No Solicitation

  Brio and SQRIBE have agreed that neither will take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group regarding any acquisition of either, any merger or consolidation with or involving either, or any acquisition of any material portion of the stock or assets of either or any material license, or enter into an agreement concerning any acquisition transaction with any party other than the other.

  If either SQRIBE or Brio receives from a third party any offer or indication of interest regarding any acquisition transaction, or any request for information regarding any acquisition transaction, the receiving party has agreed to notify the other immediately of such offer, indication of interest or request, including the identity of such party and the full terms of any proposal therein, and notify such third party of the receiving party's obligations under the merger.

Management After the Merger

  The existing directors and officers of Brio shall remain in the President and Chief Executive Officer, Executive Vice President Finance & Operations and Chief Financial Officer, and Executive Vice President Marketing positions following consummation of the merger. In the merger agreement, Brio has agreed to offer Scott Chalmers and John Schroeder employment as Executive Vice President Worldwide Sales and Executive Vice President, Research and Development, respectively. See "The Merger--Conflicts of Interest."

Conditions to the Merger

  The obligations of Brio and SQRIBE to effect the merger are subject to the satisfaction of certain conditions, including, among others:

 .  obtaining Brio and SQRIBE stockholder approvals;

 .  the absence of any injunction prohibiting consummation of the merger;

 . receipt of all necessary government and other consents and approvals, and the satisfaction of any conditions with respect thereto;

 . the absence of any action by any federal or state governmental entity that imposes any condition upon Brio or SQRIBE that would so impact the merger as to render the merger illegal;

 . the absence of any change, or any event involving a prospective change, in the other party's business, assets, financial condition or results of operation which has had, or is reasonably likely to have, in the aggregate a material adverse effect on such party and its subsidiaries taken as a whole,

 . all authorizations, consents, or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any governmental entity which are necessary for the consummation of the merger, have been filed, occurred or been obtained and be in full force and effect; and

 . Brio and SQRIBE will have each received letters from their respective independent accounting firms to the effect that they agree with management's conclusions that the merger qualifies for pooling of interests treatment for financial reporting purposes.

  The obligation of each of Brio and SQRIBE to effect the merger is also subject to the satisfaction of the following additional conditions, among other things:

 . the other party has performed its obligations under the merger agreement prior to the effective time of the merger

 . the representations and warranties of the other party are true as of the closing date;

 .  each of Brio and SQRIBE has received an opinion of counsel to the other.

  In addition, SQRIBE's obligation to effect the merger is subject to the listing of the Brio common stock to be issued in the merger on the Nasdaq National Market and SQRIBE's receipt of an opinion of its counsel, substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that Brio and SQRIBE will each be a party to the reorganization within the meaning of Section 368(b) of the Code; and. Brio's obligation to effect the merger is subject to SQRIBE having obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated by the merger agreement, and the execution and delivery of ancillary agreements as contemplated in the merger agreement.

Termination

  The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger, whether before or after approval by the stockholders of Brio and SQRIBE:

 .  by mutual written consent of Brio and SQRIBE;

 . by either Brio or SQRIBE, if the merger has not been consummated on or before June 30, 1999, or August 31, 1999 if the SEC review of this proxy statement/prospectus necessitates a later closing date;

 . by either Brio or SQRIBE, if there has been any material breach of a representation and warranty or covenant of the other under the merger agreement;

 . by either Brio or SQRIBE if any court of competent jurisdiction in the United States or other United States governmental body has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger; or

 . by either of Brio or SQRIBE, if any approval of the stockholders of the other required for the consummation of the merger submitted for approval has not been obtained.

  In the event of termination, the merger agreement is of no further effect and, except for a termination resulting from a breach by a party of the merger agreement, there is no liability or obligation on the part of either Brio or SQRIBE or their respective officers or directors, except as specifically provided in the merger agreement.

Amendment; Waiver

  The merger agreement may be amended by written action taken by Brio and SQRIBE at any time before or after approval thereof by the stockholders of Brio or SQRIBE, but, after any such approval, no amendment may be made which by law requires further approval of stockholders without obtaining such further approval.

Expenses

  Except for certain investment banking, legal and accounting fees, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

               COMPARATIVE STOCK PRICE DATA AND DIVIDEND HISTORY

  The Brio common stock is quoted on Nasdaq under the trading symbol "BRYO." The following table sets forth, for the periods indicated, the quarterly high and low sale prices per share of Brio common stock.

                                                                  High   Low
                                                                 ------ ------
   1999 (Brio's initial public offering took place on May 1,
    1998)
   First Quarter (ending June 30, 1998)........................  19.063 11.000
   Second Quarter (ending September 30, 1998)..................  13.875  7.375
   Third Quarter (ending December 31, 1998)....................  18.250  7.000
   Fourth Quarter (ending March 31, 1999)......................

  On February 22, 1999, the last trading day prior to the announcement by Brio and SQRIBE that they had reached an agreement concerning the merger, the closing sales price of Brio common stock as reported on the Nasdaq National Market was $20.75 per share. The equivalent per share value of SQRIBE common stock as of such date was approximately $17.02. On March 22, 1999, the closing sales price of Brio common stock as reported on the Nasdaq National Market was $21.13 per share.

  As of March 31, 1999, there were approximately 196 stockholders of record of Brio common stock. Based on responses from brokers, Brio believes that as of
March 31, 1999 there were approximately         additional beneficial owners of
Brio common stock.

  Because the market price of Brio common stock is subject to fluctuation, the market value of the shares of Brio common stock that the SQRIBE stockholders will receive in the merger may increase or decrease prior to the merger. SQRIBE STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR BRIO COMMON STOCK.

  Following the merger, Brio common stock will continue to be traded on the Nasdaq National Market under the symbol "BRYO."

  Neither Brio nor SQRIBE has ever paid cash dividends on its capital stock.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

  The following unaudited pro forma condensed combined financial statements give effect to the proposed merger between Brio and SQRIBE and should be read in conjunction with the respective historical financial statements and accompanying notes included elsewhere in the this proxy statement/prospectus. The merger is subject to approval by the Brio and SQRIBE stockholders.

  The unaudited pro forma condensed combined balance sheet has been prepared as if the merger (which will be accounted for as a pooling-of-interests) had been completed as of December 31, 1998, and combines the unaudited consolidated balance sheet of Brio and the audited balance sheet of SQRIBE as of December 31, 1998. The unaudited pro forma condensed combined statements of operations for the nine month period ended December 31, 1998, and the fiscal years ended March 31, 1998, 1997 and 1996, give effect to the proposed merger as if the merger had been completed at the beginning of the periods presented. SQRIBE has a fiscal year that ends on December 31 of each year. For purposes of the unaudited pro forma condensed combined statements of operations, Brio's consolidated statements of operations for the nine month period ended December 31, 1998, and the fiscal years ended March 31, 1998, 1997 and 1996, have been combined with SQRIBE's consolidated statements of operations for the nine month period ended December 31, 1998 and the fiscal years ended December 31, 1997, 1996 and 1995. The results of operations of SQRIBE for the three months ended March 31, 1998, which reflected revenues of $7.7 million and net income of $4,000, will be reflected as an adjustment to equity in the combined statement of stockholders' equity.

  The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if these transactions had been consummated at the beginning of the earliest period presented, nor is it necessarily indicative of future operating results or financial position.

                                BRIO AND SQRIBE
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                               DECEMBER 31, 1998

                                 (In thousands)

                                   Brio     SQRIBE   Adjustments       Total
                                 --------  --------  ------------     --------
             ASSETS
Current Assets:
  Cash and cash equivalents..... $ 18,223  $  1,605                   $ 19,828
  Short-term investments........   12,185       --                      12,185
  Marketable securities
   available for sale...........      --        779                        779
  Accounts receivable, net of
   allowance....................    6,348    13,052                     19,400
  Inventories...................      379       --                         379
  Deferred income taxes.........      --      1,759                      1,759
  Prepaid expenses and other
   current assets...............      874       562          (100)(2)    1,336
                                 --------  --------                   --------
    Total current assets........   38,009    17,757                     55,666
Property and Equipment, net.....    4,090     2,258                      6,348
Other Assets....................    1,013       869                      1,882
                                 --------  --------                   --------
                                 $ 43,112  $ 20,884                   $ 63,896
                                 ========  ========                   ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current Liabilities:
  Accounts payable.............. $  1,698  $  1,847                   $  3,545
  Accrued liabilities--
    Payroll and related
     benefits...................    2,165     3,753                      5,918
    Other.......................    2,400     2,967         8,000 (1)   13,367
  Deferred revenue..............    7,982     9,059          (150)(2)   16,891
                                 --------  --------                   --------
      Total current liabilities.   14,245    17,626                     39,721
Noncurrent Deferred Revenue.....      973       994                      1,967
Other Noncurrent Liabilities....       39        85                        124
                                 --------  --------                   --------
      Total liabilities.........   15,257    18,705                     41,812
                                 --------  --------                   --------
Redeemable common stock.........      --        344       (344)(3)         --
                                 --------  --------                   --------
Stockholders' Equity:
  Convertible preferred stock...      --     15,381    (15,381)(3)         --
  Common stock..................   48,020     2,431     15,725 (3)      66,176
  Notes receivable from
   stockholders.................     (255)   (1,603)                    (1,858)
  Deferred compensation.........     (308)     (188)                      (496)
  Cumulative translation
   adjustment...................      (23)       85                         62
  Unrealized gains on short-term
   investments..................        7       --                           7
    Accumulated deficit.........  (19,586)  (14,271) (7,950)(1)(2)     (41,807)
                                 --------  --------                   --------
      Total stockholders'
       equity...................   27,855     1,835                     22,084
                                 --------  --------                   --------
                                 $ 43,112  $ 20,884                   $ 63,896
                                 ========  ========                   ========

--------
(1)Reflects anticipated expenses of the merger with SQRIBE.
(2)Reverse intercompany transaction.
(3) Reflects conversion of SQRIBE's redeemable common stock and convertible preferred stock to Brio common stock.


   See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial
                                  Statements.

                                BRIO AND SQRIBE
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED DECEMBER 31, 1998

                    (In thousands, except per share amounts)

                                          Brio    SQRIBE   Adjustments  Total
                                         -------  -------  ----------- -------
Revenues:
  License fees.......................... $23,587  $19,278              $42,865
  Services..............................   8,717   12,159               20,876
                                         -------  -------              -------
    Total revenues......................  32,304   31,437               63,741
                                         -------  -------              -------
Cost of revenues:
  License fees..........................   1,072      917                1,989
  Services..............................   3,799    4,259                8,058
                                         -------  -------              -------
    Total cost of revenues..............   4,871    5,176               10,047
                                         -------  -------              -------
Gross Profit............................  27,433   26,261               53,694
                                         -------  -------              -------
Operating Expenses:
  Research and development..............   5,011    5,239               10,250
  Sales and marketing...................  19,747   16,737               36,484
  General and administrative............   3,392    4,353                7,745
  In-process research and development...   1,653       --                1,653
                                         -------  -------              -------
    Total operating expenses............  29,803   26,329               56,132
                                         -------  -------              -------
Loss from operations....................  (2,370)     (68)              (2,438)
Interest and other income (expense),
 net....................................     775    1,537                2,312
                                         -------  -------              -------
Net income (loss) before income taxes...  (1,595)   1,469                 (126)
Income taxes............................     122      448                  570
                                         -------  -------              -------
Net income (loss)....................... $(1,717) $ 1,021              $  (696)
                                         =======  =======              =======
Basic net income (loss) per share....... $ (0.13) $  0.16              $ (0.03)
                                         =======  =======              =======
Diluted net income (loss) per share..... $ (0.13) $  0.09              $ (0.03)
                                         =======  =======              =======
Shares used in computing basic net
income (loss)
per share...............................  13,432    6,556  (3,602) (1)  23,590
                                         =======  =======              =======
Shares used in computing diluted net
income (loss) per share.................  13,432   11,878  (1,720) (1)  23,590
                                         =======  =======              =======

--------
(1) Converts SQRIBE's weighted average common shares outstanding and SQRIBE's convertible preferred stock to Brio common stock based on an assumed exchange ratio of 0.885 shares of Brio common stock for each share of SQRIBE capital stock.

                                BRIO AND SQRIBE
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                           YEAR ENDED MARCH 31, 1998

                    (In thousands, except per share amounts)

                                        Brio    SQRIBE   Adjustments   Total
                                       -------  -------  ----------- ---------
Revenues:
  License fees........................ $19,795  $15,936              $  35,731
  Services............................   6,977    9,187                 16,164
                                       -------  -------              ---------
    Total revenues....................  26,772   25,123                 51,895
                                       -------  -------              ---------
Cost of revenues:
  License fees........................   1,008      946     (25) (1)     1,929
  Services............................   2,595    2,506                  5,101
                                       -------  -------              ---------
    Total cost of revenues............   3,603    3,452                  7,030
                                       -------  -------              ---------
Gross Profit..........................  23,169   21,671                 44,865
                                       -------  -------              ---------
Operating Expenses:
  Research and development............   5,218    4,612                  9,830
  Sales and marketing.................  22,728   12,434                 35,162
  General and administrative..........   2,954    4,906                  7,860
  Stock compensation to principal
   stockholders.......................     --     7,707                  7,707
                                       -------  -------              ---------
    Total operating expenses..........  30,900   29,659                 60,559
                                       -------  -------              ---------
Loss from operations..................  (7,731)  (7,988)               (15,694)
Interest and other income (expense),
 net..................................    (341)     416                     75
                                       -------  -------              ---------
Net loss before income taxes..........  (8,072)  (7,572)               (15,619)
Income taxes..........................     --       104                    104
                                       -------  -------              ---------
Net loss.............................. $(8,072) $(7,676)             $ (15,723)
                                       =======  =======              =========
Basic and diluted net income (loss)
 per share............................ $ (1.41) $ (0.95)             $   (1.00)
                                       =======  =======              =========
Shares used in computing basic and
 diluted net income (loss) per share..   5,724    8,112  (1,904) (2)    15,740
                                       =======  =======              =========

--------
(1)Reverse intercompany transaction

(2)Converts SQRIBE's weighted average common shares outstanding and SQRIBE's convertible preferred stock to Brio common stock based on an assumed exchange ratio of 0.885 shares of Brio common stock for each share of SQRIBE capital stock.

                                BRIO AND SQRIBE
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                           YEAR ENDED MARCH 31, 1997

                    (In thousands, except per share amounts)

                                          Brio    SQRIBE   Adjustments   Total
                                         -------  -------  -----------  -------
Revenues:
  License fees.......................... $10,328  $12,862               $23,190
  Services..............................   3,058    5,135                 8,193
                                         -------  -------               -------
    Total revenues......................  13,386   17,997                31,383
                                         -------  -------               -------
Cost of revenues:
  License fees..........................     839    1,258                 2,097
  Services..............................     817    1,171                 1,988
                                         -------  -------               -------
    Total cost of revenues..............   1,656    2,429                 4,085
                                         -------  -------               -------
Gross Profit............................  11,730   15,568                27,298
                                         -------  -------               -------
Operating Expenses:
  Research and development..............   2,447    3,371                 5,818
  Sales and marketing...................  13,588    8,633                22,221
  General and administrative............   1,685    6,192                 7,877
                                         -------  -------               -------
    Total operating expenses............  17,720   18,196                35,916
                                         -------  -------               -------
Loss from operations....................  (5,990)  (2,628)               (8,618)
Interest and other income, net..........      25       23                    48
                                         -------  -------               -------
Net loss before income taxes............  (5,965)  (2,605)               (8,570)
Income taxes............................      --       54                    54
                                         -------  -------               -------
Net loss................................ $(5,965) $(2,659)              $(8,624)
                                         =======  =======               =======
Basic and diluted net income (loss) per
 share.................................. $ (1.14) $ (0.30)              $ (0.58)
                                         =======  =======               =======
Shares used in computing basic and
 diluted net income (loss) per share....   5,218    8,854     (797)(1)   14,869
                                         =======  =======               =======

--------
(1)Converts SQRIBE's weighted average common shares outstanding and SQRIBE's convertible preferred stock to Brio common stock based on an assumed exchange ratio of 0.885 shares of Brio common stock for each share of SQRIBE capital stock.

                                BRIO AND SQRIBE
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                           YEAR ENDED MARCH 31, 1996

                    (In thousands, except per share amounts)

                                          Brio    SQRIBE   Adjustments   Total
                                         -------  -------  -----------  -------
Revenues:
  License fees.......................... $ 3,212  $ 9,021               $12,233
  Services..............................   1,315    2,398                 3,713
                                         -------  -------               -------
    Total revenues......................   4,527   11,419                15,946
                                         -------  -------               -------
Cost of revenues:
  License fees..........................     340      964                 1,304
  Services..............................     371      282                   653
                                         -------  -------               -------
    Total cost of revenues..............     711    1,246                 1,957
                                         -------  -------               -------
Gross Profit                               3,816   10,173                13,989
                                         -------  -------               -------
Operating Expenses:
  Research and development..............   1,555    2,671                 4,226
  Sales and marketing...................   4,476    5,320                 9,796
  General and administrative............   1,014    3,367                 4,381
  In-process research and development...     --     3,454                 3,454
                                         -------  -------               -------
    Total operating expenses............   7,045   14,812                21,857
                                         -------  -------               -------
Loss from operations....................  (3,229)  (4,639)               (7,868)
Equity in net loss of joint venture.....     --      (281)                 (281)
Interest and other income, net..........      33       52                    85
                                         -------  -------               -------
Net loss before income taxes............  (3,196)  (4,868)               (8,064)
Income taxes............................     --         1                     1
                                         -------  -------               -------
Net loss................................ $(3,196) $(4,869)              $(8,065)
                                         =======  =======               =======
Basic and diluted net loss per share.... $ (0.64) $ (0.55)              $ (0.61)
                                         =======  =======               =======
Shares used in computing basic and
 diluted net loss per share.............   5,018    8,792     (481)(1)   13,329
                                         =======  =======               =======

--------
(1)Converts SQRIBE's weighted average common shares outstanding and SQRIBE's convertible preferred stock to Brio common stock based on an assumed exchange ratio of 0.885 shares of Brio common stock for each share of SQRIBE capital stock.

                                BRIO AND SQRIBE

  NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS OF BRIO
                                   AND SQRIBE

Basis of Presentation

  The unaudited pro forma condensed combined financial statements combine the historical financial statements of Brio and SQRIBE for all periods presented following the pooling-of-interests method of accounting. No adjustments were necessary to conform the accounting policies of Brio and SQRIBE.

  The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus have been prepared by Brio and SQRIBE, without audit, following the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted complying with such rules and regulations. However, Brio and SQRIBE believe that the disclosures are adequate to make the information presented not misleading.

  The preparation of unaudited pro forma condensed combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited pro forma condensed combined financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Pro Forma Net Loss Per Share

  The pro forma net loss per share is based on the combined weighted average number of common shares of Brio and SQRIBE based upon an assumed exchange ratio of 0.885 shares of Brio common stock for each share of SQRIBE capital stock. Potential common stock from outstanding SQRIBE stock options and warrants have been excluded as they are antidilutive.

Merger Related Expenses of Brio and SQRIBE

  Brio and SQRIBE estimate that they will incur approximately $8 million of merger-related expenses, consisting mostly of transaction costs for investment bankers, attorneys, accountants, financial printing and other related charges. This estimate is subject to change. These non-recurring expenses will be charged to operations during the period in which the merger occurs. The pro forma condensed combined balance sheet reflects these expenses as if they had been incurred as of December 31, 1998, but the pro forma condensed combined statements of operations do not reflect these expenses as these expenses are non-recurring.

                       DESCRIPTION OF BRIO CAPITAL STOCK

  The authorized capital stock of Brio consists of 60,000,000 shares of common stock, $0.001 par value, and 2,000,000 shares of undesignated Preferred Stock, $0.001 par value.

Common Stock

  As of March 22, 1999, there were 14,608,138 shares of common stock outstanding, held of record by 196 stockholders, and options to purchase an aggregate of 2,175,354 shares of common stock were also outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of Brio, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of common stock are, and the shares of common stock to be issued upon completion of the merger will be, fully paid and non assessable.

Preferred Stock

  The board of directors is authorized to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Brio without further action by the stockholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock, including voting rights, of the holders of common stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the common stock. No shares of preferred stock are outstanding and Brio currently has no plans to issue any shares of preferred stock.

Transfer Agent and Registrar

 The transfer agent and registrar for the Brio common stock is Boston EquiServe, L.P. located at 150 Royal Street, Canton, Massachusetts, (781) 575-2000.

    COMPARISON OF RIGHTS OF STOCKHOLDERS OF BRIO AND STOCKHOLDERS OF SQRIBE

  If the merger is consummated, holders of SQRIBE common stock and preferred stock will become holders of Brio common stock and the rights of the former SQRIBE stockholders will be governed by Brio's Certificate of Incorporation and bylaws. The rights of Brio stockholders under Brio's Certificate of Incorporation and bylaws differ in certain limited respects from the rights of the SQRIBE stockholders under SQRIBE's Certificate of Incorporation and bylaws. Certain differences are summarized below.

The Rights of SQRIBE Preferred Stockholders

  If the Merger is consummated, holders of SQRIBE preferred stock will become holders of Brio common stock. Under SQRIBE's Certificate of Incorporation, the holders of SQRIBE preferred stock have the right to receive a liquidation preference, and in the case of the Series A preferred stock, to participate with the common stock in receiving liquidating distributions, and the right to convert to common stock. Holders of Brio common stock have no such preference rights and are treated equally in terms of liquidation rights.

Blank Check Preferred

  The Brio certificate of incorporation permits the Brio board of directors to determine the rights, preferences, privileges and restrictions of authorized but unissued preferred stock, commonly referred to as "blank check" preferred stock. The issuance of preferred stock with extraordinary rights may be used to deter hostile takeover attempts. The Brio board could issue such Brio preferred stock at any time in the future without stockholder approval. The SQRIBE certificate of incorporation does not permit the SQRIBE board of directors to issue "blank check" preferred stock and requires the approval of the holders of SQRIBE preferred stock in order to issue any stock with preferences or priorities superior to or on parity with the currently outstanding SQRIBE preferred stock.

Differences in the Composition of the Boards of Directors

  Under SQRIBE's certificate of incorporation and bylaws, the stockholders of SQRIBE have to approve a change in the composition of the board of directors that would create a classified board. SQRIBE does not currently have a classified board of directors and SQRIBE stockholders are entitled to elect all members of SQRIBE's board of directors each year. Brio's board of directors, on the other hand, is classified into two classes, and only one class of director is elected each year.

                                 PROPOSAL NO. 2

                             ELECTION OF DIRECTORS

General

  In connection with the merger, Brio's board of directors increased the size of the board from six (6) to seven (7) members. Under the terms of Brio's Amended and Restated Certificate of Incorporation, Brio's board is divided into two classes: Class I, whose term will expire at the Brio annual meeting and Class II, whose term will expire at the annual meeting of stockholders to be held in 2000. Accordingly, only the Class I directors are standing for reelection at the annual meeting. However, in connection with the merger, Brio has agreed to nominate Ofir Kedar, Michael Cline and Charles Federman to serve on the board of directors. Therefore, you will vote to elect a total of five
(5) directors at the annual meeting, four (4) of whom will be Class I directors and one (1) of whom will be a Class II director.

Nominees

  At the annual meeting, you will be asked to elect five (5) directors, each to serve until the next annual meeting at which elections of the class of directors to which such director belongs are held, or, in each case, until their respective successors are elected and qualified. The Class I directors are elected to serve until the annual meeting of stockholders to be held in 2001, and the Class II directors will serve until the annual meeting of stockholders to be held in 2000. In the event any nominee is unable or unwilling to serve as a director at the time of the annual meeting, the proxies may be voted for the balance of those nominees named and for any substitute nominee designated by the present board or the proxy holders to fill such vacancy, or for the balance of the nominees named without nomination of a substitute, or the size of the board may be reduced in accordance with the bylaws of Brio. The board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director if elected.

  The names of the nominees, their ages as of March 31, 1999 and certain other information about them are set forth below:

                                                                Director
    Name of Directors     Age       Principal Occupation         Since   Class
    -----------------     ---       --------------------        -------- -----
 Michael Cline...........  39 Director of SQRIBE and Managing
                              Member,
                              General Atlantic Partners, LLC      N/A       I
 Charles Federman........  42 Director of SQRIBE and Managing
                              Director,
                              BRM Group                           N/A      II
 Katherine Glassey.......  40 Executive Vice President,
                              Products and
                              Services, Chief Technology
                              Officer and Director                1989      I
 Ofir J. Kedar...........  42 President, Chief Executive
                              Officer and Director of SQRIBE      N/A       I
 E. Floyd Kvamme (1)(2)..  60 Director                            1995      I

--------
(1)Member of Audit Committee

(2)Member of Compensation Committee

  Michael Cline has served as a director of SQRIBE since 1995. He is a managing member of General Atlantic Partners, LLC, a private equity firm that invests globally in software and services and related information-technology businesses, and has been with General Atlantic since 1989. He is a director of Manugistics Group, Inc., and several private companies in the information technology industry. He holds a B.S. in Business from Cornell University and an M.B.A. from Harvard Business School.

  Charles Federman is a Managing Director of the BRM Group, located in New Jersey. Mr. Federman currently sits on a number of public company boards including: Phoenix Technologies, LTD, International Microcomputer Software Inc. and Mathsoft. Prior to joining BRM, he was Chairman of Broadview Associates LLC, a merger and acquisitions advisory firm focused on the Information Technology Industry. Mr. Federman graduated from the Wharton School of the University of Pennsylvania.

  Katherine Glassey is a co-founder of Brio and has been its Executive Vice President, Products and Services and Chief Technology Officer since January 1997 and has been a director since inception. Prior to joining Brio, Ms. Glassey established and managed application development and consulting organizations for Metaphor Computer Systems, Inc., a decision support hardware and software company. Before joining Metaphor, Ms. Glassey was a Senior Consultant with the Management Consulting Division of Arthur Young & Company in New York. During that time, she co-founded the microcomputer-based Decision Support Systems Group whose charter was to use personal computers to enable end-users to make decisions based on corporate data. Ms. Glassey holds a B.S. degree in Operations Research from Cornell University with a Minor in English Literature. Ms. Glassey is the spouse of Yorgen H. Edholm.

  Ofir J. Kedar is the co-founder of SQRIBE and served as vice president of the SQRIBE from February 1988 to January 1993. He has been the chairman and chief executive officer since 1993. Before joining SQRIBE, he was the general manager of the current Oracle Corporation subsidiary in Israel from 1985 to 1987. He serves on the board of directors of several high technology companies including A2i, Inc. a provider of high-end catalog solutions for Internet and CD-ROM and order entry systems. Mr. Kedar holds a bachelor's degree in computer science from Hebrew University in Jerusalem, Israel.

  E. Floyd Kvamme has been a director of Brio since March 1995. He is currently also a director of Harmonic Lightwaves, Inc., National Semiconductor, Photon Dynamics, Inc., Power Integrations, Prism Solutions, TriQuint Semiconductor, Inc., and several privately held companies. He has been a partner of Kleiner Perkins Caufield & Byers, a venture capital firm, since 1984. In 1982 he became Executive Vice President of Sales and Marketing for Apple Computer. While at Apple, his responsibilities included worldwide sales, marketing, distribution and support. He holds two degrees in Electrical Engineering, a B.S. degree from the University of California and a M.S. degree from Syracuse University.

Meetings and Committees of the Board of Directors

  During the period from March 31, 1997 through March 31, 1998 the board met 11 times. Except for Mr. Weeks, who attended five meetings of the board, no director attended fewer than 75% of the aggregate number of meetings of the board and meetings of the committees of the board on which he or she serves. The board has an Audit Committee and a Compensation Committee. The board does not have a nominating committee or a committee performing the functions of a nominating committee. Although there are no formal procedures for stockholders to nominate persons to serve as directors, the board will consider nominations from stockholders, which should be addressed to Karen J. Willem at our address set forth above.

  In the last fiscal year the Audit Committee consisted of directors Kvamme, Lacroute, Vincent and Weeks, four of Brio's non-employee directors, and held two meetings during the last fiscal year. Following the annual meeting, Brio anticipates that the Audit Committee will consist of Messrs. Kvamme and Lacroute and two other non-employee directors of Brio. The Audit Committee functions are to recommend the engagement of the firm of certified public accountants to audit the financial statements of Brio and monitor the effectiveness of the audit effort, Brio's financial and accounting organization and Brio's system of internal accounting controls.

  In the last fiscal year the Compensation Committee consisted of directors Kvamme, Lacroute, Vincent and Weeks, and held two meetings during the last fiscal year. Following the annual meeting, Brio anticipates that the Compensation Committee will consist of Messrs. Kvamme and Lacroute and two other non-employee directors of Brio. The Compensation Committee's functions are to establish and administer Brio's policies regarding executive salaries and cash and long-term equity incentives. The Compensation Committee administers Brio's 1998 Stock Option Plan, 1998 Employee Stock Purchase Plan and 1998 Directors' Stock Option Plan.

Compensation of Directors

  Brio does not currently provide cash compensation to directors for services in such capacity. Directors may, however, be reimbursed for certain expenses in connection with attendance at board and committee meetings. Employee directors are eligible to participate in Brio's 1998 Employee Stock Purchase Plan and non-employee directors are eligible to participate in the 1998 Directors' Stock Option Plan. Under the Directors' Plan, each person who becomes a nonemployee director of Brio is automatically granted a nonstatutory stock option to purchase 20,000 shares of common stock on the date on which the optionee first becomes a nonemployee director of Brio. Thereafter, on the date of each annual meeting of stockholders following which a nonemployee director is serving on the Board of Directors, each nonemployee director shall be granted an option to purchase 5,000 shares of common stock if, on such date, he or she has served on Brio's board of directors for at least six months. Mr. Kvamme, and Bernard J. Lacroute, who will have served for more than six months prior to the date of the annual meeting, will each receive options to purchase 5,000 shares of common stock under the Directors' Plan, in Mr. Kvamme's case assuming he is reelected at the meeting. Messrs. Cline and Federman will each receive options to purchase 20,000 shares of common stock under the Directors' plan if elected at the meeting.

  In March 1989, Mr. Edholm and Ms. Glassey purchased 3,750,000 shares and 1,250,000 shares, respectively, of restricted common stock.

Recommendation of the Brio Board of Directors:

THE BRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES NAMED ABOVE.

    BRIO COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information that has been provided to Brio with respect to beneficial ownership of shares of Brio's common stock as of March 31, 1999 for (i) each person who is known by Brio to own beneficially more than five percent of the outstanding shares of common stock, (ii) each director of Brio, (iii) each of the executive officers named in the Summary Compensation Table of this proxy statement/prospectus (the "named executive officers"), and (iv) all directors and executive officers of Brio as a group.

                                                      Shares of Common
                                                Stock Beneficially Owned(1)
                                                --------------------------------
Officers, Directors and Principal Stockholders     Number          Percent(2)
----------------------------------------------  ---------------- ---------------
Entities affiliated with
 Kleiner Perkins Caufield & Byers(3)..........         2,144,860           14.6%
 2750 Sand Hill Road, Suite 250
 Menlo Park, CA 94025
Entities affiliated with
 Integral Capital Partners(4).................           805,147            5.5%
 2750 Sand Hill Road
 Menlo Park, CA 94025
Yorgen H. Edholm(5)...........................         4,749,996           32.4%
Katherine Glassey(5)..........................         4,749,996           32.4%
Robert W. Currie(6)...........................           136,490              *
Chris M. Grejtak(7)...........................            91,610              *
Karen Willem(8)...............................            42,620              *
E. Floyd Kvamme (9)...........................         2,144,860           14.6%
 Kleiner Perkins Caufield & Byers
 2750 Sand Hill Road
 Menlo Park, CA 94025
Bernard J. Lacroute(10).......................         2,144,860           14.6%
 Kleiner Perkins Caufield & Byers
 2750 Sand Hill Road
 Menlo Park, CA 94025
Norman Vincent................................             6,500              *
Mark B. Weeks (11)............................            11,989              *
 Venture Law Group
 2800 Sand Hill Road
 Menlo Park, CA 94025
All directors and executive
 officers as a group (11 persons) (12)........         8,106,506           55.3%

--------
 * Represents beneficial ownership of less than 1% of the Brio's common stock.
 (1) Except pursuant to applicable community property laws or as indicated in the footnotes to this table, to Brio's knowledge, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such stockholder.

 (2) Applicable percentage of ownership for each stockholder is based on 14,650,000 shares of common stock outstanding as of March 31, 1999 together with applicable options for such stockholders. Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 1999. Such shares issuable pursuant to such options are deemed outstanding for computing the percentage ownership of the person holding such options but are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Unless otherwise indicated, the address of each of the individuals named above is: c/o Brio Technology, Inc., 3460 West Bayshore Road, Palo Alto, CA 94303.

 (3) Consists of 2,132,562 shares held by Kleiner Perkins Caufield & Byers VII, 19,418 shares held by KPCB Information Sciences Zaibatsu Fund II, 4,558 shares held by E. Floyd Kvamme, and 3,870 shares by Bernard J. Lacroute. Both

   Mr. Kvamme and Mr. Lacroute are directors of Brio, are limited partners of KPCB VII Associates, the general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II. Each of Messrs. Kvamme and Lacroute disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (4) Consists of 652,099 shares held by Integral Capital Partners III, L.P. and 153,048 shares held by Integral Capital Partners International III, L.P.

 (5) Includes 1,627,509 shares held by Mr. Edholm, 542,503 shares held by Ms. Glassey and 2,500,000 shares held by the Edholm Family Limited Partnership. Also includes an aggregate of 79,984 shares held in trusts for the children of which Mr. Edholm and Ms. Glassey are trustees and have voting power.

 (6) Consists of 134,218 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

 (7) Includes 39,896 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

 (8) Consists of 41,146 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999.

 (9) Includes 2,132,562 shares held by Kleiner Perkins Caufield & Byers VII , 19,418 shares held by KPCB Information Sciences Zaibatsu Fund II, and shares issuable to Mr. Kvamme upon exercise of options exercisable within 60 days of March 31, 1999. E. Floyd Kvamme, a director of Brio, is a general partner of KPCB VII Associates, the general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II, shares voting and dispositive power with respect to the shares held by each such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

(10) Includes 2,132,562 shares held by Kleiner Perkins Caufield & Byers VII, 19,418 shares held by KPCB Information Sciences Zaibatsu Fund II, and shares issuable to Mr. Lacroute upon exercise of options exercisable within 60 days of March 31, 1999. Bernard J. Lacroute, a director of Brio, is a general partner of KPCB VII Associates, the general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II, shares voting and dispositive power with respect to the shares held by each such entity, and disclaims beneficial ownership of such shares in which he has no pecuniary interest.

(11) Includes 10,000 shares held by VLGI Investments 1994, an investment partnership affiliated with Venture Law Group, A Professional Corporation, a law firm of which Mr. Weeks is a director. Mr. Weeks disclaims beneficial ownership of any of such shares as to which he has no pecuniary interest.

(12) Includes 215,260 shares issuable upon exercise of stock options exercisable within 60 days of March 31, 1999.

                       COMPENSATION OF EXECUTIVE OFFICERS


  The following table shows the compensation earned by (a) the individual who served as Brio's Chief Executive Officer during the fiscal year ended March 31, 1999; (b) the four other most highly compensated individuals who served as an executive officer of Brio during the fiscal year ended March 31, 1999; and (c) the compensation received by each such individual for Brio's preceding fiscal year.

                           Summary Compensation Table

                                                                    Long-Term
                                                                   Compensation
                                           Annual Compensation        Awards
                                           -------------------     ------------
                                                                    Securities
                                    Fiscal  Salary    Bonus(1)      Underlying
Name and Principal Position          Year     ($)       ($)          Options
---------------------------         ------ --------- ----------    ------------
Yorgen H. Edholm..................   1999    200,000    86,161            --
 President, Chief Executive
  Officer and Chairman of            1998    175,000    44,723            --
 the Board of Directors              1997    160,000     8,000            --
Katherine Glassey.................   1999    170,000    51,697            --
 Executive Vice President,
  Products and Services,             1998    145,000    33,542            --
 Chief Technology Officer and
  Director                           1997    107,500     6,500            --
Robert W. Currie..................   1999    170,000    97,623(2)         --
 Executive Vice President and
  General Manager,                   1998    170,000   108,419(2)         --
 Worldwide Operations                1997     78,125    18,750(2)    262,500
Chris M. Grejtak..................   1999    180,000    43,120        40,000
 Executive Vice President,
  Marketing                          1998    175,000    22,362        25,000
                                     1997     41,843        --        75,000
Karen J. Willem (3)...............   1999    175,000    43,120        40,000
 Executive Vice President, Finance
  and Operations, and                1998     99,519    22,362        87,500
 Chief Financial Officer             1997         --        --            --

--------
(1) Includes amounts earned with respect to such individual's performance in the applicable fiscal year.
(2) Represents sales commission.
(3) Ms. Willem joined Brio in August 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides certain information with respect to stock options granted to the named executive officers in the last fiscal year. In addition, as required by SEC rules, the table sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compound stock price appreciation during the option term.

                                                                                         Potential Realizable
                                                                                           Value At Assumed
                                                                                         Annual Rates of Stock
                                                                                          Price Appreciation
                                          Individual Grants                               For Option Term (5)
                         ----------------------------------------------------            ----------------------
                          Number Of    Percent Of
                         Securities   Total Options
                         Underlying    Granted To    Exercise Or Market Price
                           Options    Employees In   Base Price   on Date of  Expiration
          Name           Granted (1) Fiscal Year (2)  ($/Sh)(3)   Grant (4)      Date      5% ($)    10% ($)
          ----           ----------- --------------- ----------- ------------ ---------- ---------- -----------
Yorgen H. Edholm........      --           --             --           --           --          --         --
Katherine Glassey.......      --           --             --           --           --          --         --
Robert W. Currie........      --           --             --           --           --          --         --
Chris M. Grejtak........   40,000          2.7%        $12.56       $12.56    6/23/2003  $  138,804 $  306,720
Karen Willem............   40,000          2.7%        $12.56       $12.56    6/23/2003  $  138,804 $  306,720

--------
(1) With respect to Mr. Grejtak's and Ms. Willem's options, 1/48 of the total shares vest on each monthly anniversary of the vesting commencement date. The options expire five years from the date of grant, or earlier upon termination of employment.
(2) Based on an aggregate of 1,500,000 options granted to employees, consultants and directors during the last fiscal year.
(3) The exercise price per share of each option was equal to the fair value of the common stock on the date of grant as determined in good faith by the Board of Directors on such date based upon the closing price of Brio's common stock on the Nasdaq Stock Market on the date of grant.
(4) Represents the deemed fair market value used by Brio for accounting purposes.
(5) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the SEC. There can be no assurance that the actual stock price appreciation over the five-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

                         FISCAL YEAR-END OPTION VALUES

  The following table sets forth the number of shares covered by stock options as of the fiscal year ended March 31, 1999, and the value of "in-the-money" stock options, which represents the positive spread between the exercise price of a stock option and the market price of the shares subject to such option at the end of the fiscal year ended March 31, 1999.

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised     In-the-Money Options
                             Options at March 31, 1999   at March 31, 1999(1)
                             ------------------------- -------------------------
Name                         Exercisable Unexercisable Exercisable Unexercisable
----                         ----------- ------------- ----------- -------------
Yorgen H. Edholm............       --           --            --           --
Katherine Glassey...........       --           --            --           --
Robert W. Currie............   123,282      111,718     2,508,859    2,262,641
Chris M. Grejtak............    36,147       53,853       630,499      697,101
Karen Willem................    36,667      125,833       589,873    1,400,227

--------
(1) Value of unexercised in-the-money options is based on a value of $21.00 per share of Brio's common stock. Amounts reflected are based on the assumed value minus the exercise price multiplied by the number of shares acquired on exercise.

  Notwithstanding anything to the contrary set forth in any of Brio's filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this proxy statement/prospectus, in whole or in part, the following report and the stock performance graph which follows shall not be deemed to be incorporated by reference into any such filings.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The following is a report of the Compensation Committee of the Board of Directors describing the compensation policies applicable to Brio's executive officers during the fiscal year ended March 31, 1999. The committee is responsible for establishing and monitoring Brio's general compensation policies and compensation plans, as well as the specific compensation levels for executive officers. Executive officers who are also directors have not participated in deliberations or decisions involving their own compensation.

General Compensation Policy

  Under the supervision of the Board of Directors, Brio's compensation policy is designed to attract and retain qualified key executives critical to Brio's growth and long-term success. It is the objective of the Board of Directors to have a portion of each executive's compensation contingent upon Brio's performance as well as upon the individual's personal performance. Accordingly, each executive officer's compensation package is comprised of three elements: (i) base salary which reflects individual performance and expertise, (ii) variable bonus awards payable in cash and tied to the achievement of certain performance goals that the Board of Directors establishes from time to time and (iii) long-term stock-based incentive awards which are designed to strengthen the mutuality of interests between the executive officers and Brio's stockholders.

  The summary below describes in more detail the factors which the Board of Directors considers in establishing each of the three primary components of the compensation package provided to the executive officers.

Base Salary

  The level of base salary is established primarily on the basis of the individual's qualifications and relevant experience, the strategic goals for which he or she has responsibility, the compensation levels at companies which compete with Brio for business and executive talent, and the incentives necessary to attract and retain qualified management. Base salary is adjusted each year to take into account the individual's performance and to maintain a competitive salary structure. Company performance does not play a significant role in the determination of base salary.

Cash-Based Incentive Compensation

  Cash bonuses are awarded on a discretionary basis to executive officers on the basis of their success in achieving designated individual goals and Brio's success in achieving specific company-wide goals, such as customer satisfaction, revenue growth, earnings growth, expense control and new product introductions.

Long-Term Incentive Compensation

  Brio has utilized its stock option plans to provide executives and other key employees with incentives to maximize long-term stockholder values. Awards under this plan by the Board of Directors take the form of stock options designed to give the recipient a significant equity stake in Brio and thereby closely align his or her interests with those of Brio's stockholders. Factors considered in making such awards include the individual's position in Brio, his or her performance and responsibilities, and internal comparability considerations.

  Each option grant allows the executive officer to acquire shares of common stock at a fixed price per share (the fair market value on the date of grant) over a specified period of time (up to 10 years). The options typically vest in periodic installments over a four-year period, contingent upon the executive officer's continued employment with Brio. Accordingly, the option will provide a return to the executive officer only if he or she remains in Brio's service, and then only if the market price of the common stock appreciates over the option term.

Compensation of the Chief Executive Officer

  Yorgen H. Edholm has served as our President and Chief Executive Officer since 1989. His base salary for fiscal 1999 was $200,000.

  The factors discussed above in "Base Salary" and "Cash-Based Incentive Compensation" were also applied in establishing the amount of Mr. Edholm's salary. Significant factors in establishing Mr. Edholm's compensation were Brio's significant rate and amount of revenue growth, our ability to hire and retain key employees, Brio's achievement of certain of its goals relative to the introduction of new products and expansion into new markets.

Deductibility of Executive Compensation

  The Committee has considered the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which disallows a deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and four other most highly compensated executive officers, respectively, unless such compensation meets the requirements for the "performance-based" exception to
Section 162(m). As the cash compensation paid by Brio to each of its executive officers is expected to be below $1 million and the Committee believes that options granted under Brio's 1992 Stock Option Plan, 1998 Stock Option Plan, or 1998 Directors' Stock Option Plan to such officers will meet the requirements for qualifying as performance-based, the Committee believes that Section 162(m) will not affect the tax deductions available to Brio with respect to the compensation of its executive officers. It is the Committee's policy to qualify, to the extent reasonable, its executive officers' compensation for deductibility under applicable tax law. However, Brio may from time to time pay compensation to its executive officers that may not be deductible.

                            Compensation Committee:

      E. Floyd Kvamme
      Bernard J. Lacroute
      Norman L. Vincent
      Mark B. Weeks

Compensation Committee Interlocks and Insider Participation

  None of the members of the Compensation Committee of the Board is currently or has been, at any time since the formation of Brio, an officer or employee of Brio. No executive officer of Brio serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on Brio's Board or Compensation Committee.

Certain Relationships and Related Transactions

  In March 1999, Brio entered into an agreement with Yorgen Edholm providing that, in certain cases of involuntary termination, Mr. Edholm will be paid a sum equal to six months salary, less applicable withholding. This Agreement replaces Brio's prior agreement on the same subject with Mr. Edholm.

  Brio has entered into indemnification agreements with its officers and directors containing provisions which may require we, among other things, to indemnify Brio's officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Brio also intends to execute such agreements with its future directors and executive officers.

  Brio believes that all of the transactions set forth above were in Brio's best interests. As a matter of policy, the transactions were, and all future transactions between Brio and its officers, directors, principal stockholders and affiliates will be approved by a majority of the board of directors, including a majority of the independent and disinterested directors on the board of directors, and will be on terms no less favorable to Brio than could be obtained from unaffiliated third parties.

                            STOCK PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return data for Brio common stock for the period from April 30, 1998 (the date on which Brio common stock was first registered under Section 12 of the Securities Exchange Act of 1934, as amended) through March 22, 1999 to the cumulative return over such period of (i) the Nasdaq National Market Composite Index and (ii) the S&P Computer Software and Services Index. The graph assumes that $100 was invested on April 30, 1998, the date on which Brio completed the initial public offering of its common stock, in the common stock of Brio and in each of the comparative indices. The graph further assumes that such amount was initially invested in the common stock of Brio at a per share price of $11.00, the price to which such stock was first offered to the public by Brio on the date of Brio's initial public offering, and reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     AMONG BRIO, THE NASDAQ NATIONAL MARKET
        COMPOSITE INDEX AND THE S&P COMPUTER SOFTWARE AND SERVICES INDEX

                        PERFORMANCE GRAPH APPEARS HERE

                                            S&P COMPUTER
                                            SOFTWARE &
Measurement Period                          SERVICES
(Fiscal Year Covered)        BRIO           INDEX         NASDAQ
-------------------          ----------     ---------     ----------
Measurement Pt- 4/30/98      $100           $100         $100
FYE  5/29/98                 $135           $ 93         $ 95
FYE  6/26/98                 $122           $111         $100
FYE  7/27/98                 $104           $116         $103
FYE  8/24/98                 $106           $108         $ 95
FYE  9/22/98                 $ 83           $109         $ 90
FYE 10/20/98                 $ 88           $100         $ 87
FYE 11/17/98                 $ 72           $112         $100
FYE 12/16/98                 $109           $129         $107
FYE  1/15/99                 $231           $143         $125
FYE  2/16/99                 $164           $149         $123
FYE  3/16/99                 $200           $157         $130

                                 PROPOSAL NO. 3

                      APPROVAL OF AMENDMENT TO BRIO'S 1998
                          EMPLOYEE STOCK PURCHASE PLAN


  At the annual meeting, you are being asked to approve an amendment to the 1998 Employee Stock Purchase Plan to provide for an increase in the number of shares reserved for issuance thereunder by 1,000,000 shares of Common Stock to an aggregate of 1,500,000, plus an automatic annual increase on the first day of each of Brio's fiscal years in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 600,000 shares or 2% of the outstanding Common Stock on the last day of the immediately preceding fiscal year. The new shares being added to the plan will only be available for offering periods that commence after the date of shareholder approval of the amendment. As of March 31, 1999, 481,048 shares were available for future issuance under the plan. The proposed amendment to the plan was approved by the board of directors in March 1999. At that time, the board of directors also approved certain other amendments to the plan that do not require stockholder approval but which are described below.

  Brio implemented the plan in 1998 as an incentive to its employees and executives as a means to promote increased stockholder value. The purpose of the plan is to provide employees of Brio with an opportunity to purchase common stock of Brio through accumulated payroll deductions. Management believes that stock ownership is one of the prime methods of attracting and retaining key personnel responsible for the continued development and growth of Brio's business.

  The following is a summary of the principal provisions of the amended plan, but it is not intended to be a complete description of all of the terms and provisions of the plan. A copy of the plan will be furnished to any shareholder upon written request to Brio's Chief Financial Officer at Brio's principal executive offices in Palo Alto, California.

Description of the 1998 Employee Stock Purchase Plan

  The plan was adopted by the board of directors in February 1998 and approved by the stockholders in April 1998. A total of 500,000 shares of common stock was initially reserved for issuance under plan, plus an automatic annual increase on the first day of each of Brio's fiscal years in 1999, 2000, and 2001 equal to the lesser of 300,000 shares or 2% of Brio's outstanding common stock on the last day of the immediately preceding fiscal year.

  During the year ended March 31, 1999, (i) 5,460 shares were purchased under the plan by Brio's current executive officers as a group (three persons); (ii) no shares were purchased under the plan by Brio's current directors who are not executive officers (four persons); and (iii) 99,677 shares were purchased under the plan by all eligible Brio employees, including current officers who are not executive officers (140 persons).

  The plan, which is intended to qualify under Section 423 of the Internal Revenue Code, is implemented by a series of offering periods of twenty-four months duration. Each offering period commences on or about May 1 and November 1 of each year. Each offering period generally consists of four consecutive purchase periods of six months duration, with the last day of each period being designated a purchase date. The board of directors has also determined that an offering period will commence on August 1, 1999 so that the employees of SQRIBE, a designated subsidiary under the plan following the effective date of the merger, will be allowed to participate in the plan immediately following the effective date of the merger. The first purchase date under the plan occurred on October 31, 1998, with subsequent purchase dates to occur every six months thereafter. The plan is administered by the board of directors.

Brio employees, including officers and employee directors, are eligible to participate in the plan if they are employed by Brio (or a designated subsidiary) for at least 20 hours per week and more than five months per year. The plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 20% nor equal less than 1% of an employee's compensation, at a price equal to the lower of 85% of the fair market value of Brio's common stock at the beginning of the offering period or the purchase date. If the fair market value of the common stock on a purchase date is less than the fair market value at the beginning of the offering period, a new twenty-four month offering period will automatically begin on the first business day following the purchase date with a new fair market value. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of employment with Brio. If not terminated earlier, the plan will have a term of 20 years.

  The plan provides that in the event of the proposed dissolution or liquidation of Brio, each offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a merger of Brio with or into another corporation or a sale of all or substantially all of Brio's assets, each right to purchase stock under the plan will be assumed or an equivalent right substituted by the successor corporation unless the board of directors shortens the offering period so that employees' rights to purchase stock under the plan are exercised prior to the merger or sale of assets. The board of directors has the power to amend or terminate the plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder, provided that the board of directors can terminate the plan or any offering period under the plan in the event that prevailing accounting rules change in such a way that would have an adverse effect on Brio if it did not terminate the plan or offering period. Stockholder approval will be obtained for any plan amendment as required by applicable law.

Certain United States Federal Income Tax Information

  The following is a general summary as of the date of this proxy statement prospectus of the United States federal income tax consequences associated with participation in the plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. All participants are advised to seek the advice of a tax advisor regarding the tax consequences of participation in the plan.

  The plan is intended to qualify as an "employee stock purchase plan" within the meaning of section 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as summarized below.

  If the shares are sold or disposed of (including by way of gift) more than two years after the first day of the offering period during which shares were purchased or more than one year after a purchase date. In this event, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the purchase price of the shares subject to the option or
(b) 15% of the fair market value of the shares on the first day of the offering period, will be treated as ordinary income to the participant. Any further gain upon such disposition will be treated as long-term capital gain, taxable at a maximum tax rate of 20%. If the shares are sold and the sale price is less than the purchase price, no ordinary income is recognized and the participant has a capital loss for the difference.

  If the shares are sold or disposed of (including by way of gift) before the expiration of the holding periods described above. In this event, referred to as a disqualifying disposition, the excess of the fair market value of the shares on the purchase date over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gift of the shares is made. The balance of any gain will be treated as capital gain and will be treated as long-term capital gain if the shares have been held more than one year. Even if the amount realized upon disposition of the shares is less than their fair market value on the purchase date, the same amount of ordinary income is attributed to a participant and a capital loss is recognized equal to the difference between the sales price and the value of the shares on such purchase date.

  The ordinary income reported under the rules described above, added to the actual purchase price of the shares, determines the tax basis of the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares.

  Tax Treatment of Brio. The Company will be entitled to a deduction for federal income tax purposes to the extent that a participant recognizes ordinary income on a disqualifying disposition of the shares, but not if a participant meets the holding period requirements.

Recommendation of the Brio Board of Directors:

  THE BRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE PLAN.

                                 PROPOSAL NO. 4

             APPROVAL OF AMENDMENT TO BRIO'S 1998 STOCK OPTION PLAN
  At the annual meeting, you are being asked to approve an amendment to the Brio 1998 Stock Plan to increase the number of shares of common stock reserved for issuance under the plan by 2,250,000 shares to an aggregate of 4,500,000, plus a previously approved automatic annual increase on the first day of each of Brio's fiscal years in 1999, 2000 and 2001 equal to the lesser of 600,000 shares or 3% of the shares outstanding on the last day of the immediately preceding fiscal year. The board of directors adopted the amendment in March 1999, subject to stockholder approval at the annual meeting.

  Brio believes that long-term equity compensation in the form of stock options is critical in order to attract qualified employees to Brio and to retain and provide incentives to current employees, particularly in light of the increasingly competitive environment for talented personnel. As of March 31, 1999, options to purchase 1,253,112 shares were outstanding under the plan, 12,525 shares had been issued pursuant to the exercise of options granted under the plan and 984,363 shares remained available for future grants. The Board believes that the number of shares currently available under the plan is likely to be insufficient in light of potential continued growth in Brio's operations, including potential increases in the number of employees if and to the extent Brio completes acquisitions of other companies or businesses. For this reason, the board of directors has determined that it is in the best interests of Brio to increase the number of shares available for issuance under the stock plan by 2,250,000 shares.

  The following is a summary of the principal features of the plan, but it is not intended to be a detailed description of all of the terms and provisions of the plan. A copy of the plan will be furnished to any shareholder upon written request to Brio's Chief Financial Officer at Brio's principal executive offices in Palo Alto, California.

Description of the 1998 Stock Option Plan

  The plan was adopted by the board of directors in February 1998 and approved by the stockholders in April 1998. A total of 2,250,000 shares of common stock was initially reserved for issuance under the plan, plus an automatic annual increase on the first day of each of Brio's fiscal years in 1999, 2000 and 2001 equal to the lesser of 600,000 shares or 3% of the shares outstanding on the last day of the immediately preceding fiscal year.

  The plan is not a tax-qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

  During the year ended March 31, 1999, Brio's current executive officers received grants under the plan of options to purchase 120,000 shares of common stock of Brio (two persons); no option grants were made to Brio's current directors who are not executive officers (four persons); and all other Brio employees, including current officers who are not executive officers, received grants of options to purchase 1,222,571 shares of common stock (227 persons).

  The plan is administered by the board of directors or by a committee of the board of directors. The compensation committee has the exclusive authority to grant stock options and otherwise administer the plan with respect to the officers and directors.

  The plan provides that either incentive stock options or nonstatutory stock options may be granted to employees (including officers and directors) of Brio or any of its subsidiaries or affiliates (including an entity in which Brio owns any equity interest), provided, however, that employees of an affiliate are not eligible to receive incentive stock options. In addition, the plan provides that nonstatutory stock options may be

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granted to consultants (including directors who are not employees of Brio) or any of its subsidiaries or affiliates. The board of directors or the compensation committee selects the optionees and determines the number of shares to be subject to each option. In making such determination, a number of factors are taken into account, including the duties and responsibilities of the optionee, the value of the optionee's services to Brio, the optionee's present and potential contribution to the success of the Company, and other relevant factors. As of March 31, 1999, there were approximately 260 employees, officers, consultants and directors eligible to receive grants under the plan.

  The plan provides that the maximum number of shares of common stock which may be granted under options to any one employee during any fiscal year is 1,000,000, subject to adjustment as provided in the plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

  Each option is evidenced by a stock option agreement between Brio and the optionee which contains terms and conditions not inconsistent with the plan as determined by the board of directors or its committee.

  In the event any change, such as a stock split or dividend, is made in Brio's capitalization that results in an increase or decrease in the number of outstanding shares of common stock without receipt of consideration by Brio, appropriate adjustment shall be made in the exercise price of each outstanding option, the number of shares subject to each option, the annual limitation on grants to employees, as well as the number of shares available for issuance under the plan. In the event of the proposed dissolution or liquidation of Brio, each option will terminate unless otherwise provided by the board of directors or its committee. In the event of a merger of Brio with or into another corporation or a sale of all or substantially all of Brio's assets, each option will be assumed or an equivalent right substituted by the successor corporation unless the board of directors or its committee determines that the option shall be fully exercisable prior to the date of the transaction. The board of directors has the power to amend or terminate the plan as long as such action does not adversely affect any outstanding options. Stockholder approval of plan amendments will be obtained as required by applicable law.

Certain United States Federal Income Tax Information

  Options granted under the plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code, or nonstatutory stock options.

  The recipient of an incentive stock option does not incur ordinary taxable income at the time of grant or exercise of the option. However, the optionee may incur alternative minimum tax upon exercise of the option. Brio is not entitled to a tax deduction at the time of exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares at least one year after exercise of the option by the optionee and two years after grant of the incentive stock option, any gain is treated as long-term capital gain. If these holding periods are not satisfied, the optionee recognizes ordinary taxable income equal to the difference between the exercise price, and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. In turn, Any gain to the optionee in excess of the ordinary income from a disposition which does not meet the statutory holding period requirements, is long-term capital gain if the sale occurs more than one year after exercise or short-term capital gain if the sale occurs less than one year after the exercise. The current federal tax rate on long-term capital gain is capped at 20%.

  Options which do not qualify as incentive stock options are nonstatutory

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stock options. An optionee does not recognize taxable income at the time of grant of a nonstatutory stock option. However, upon exercise, the optionee does recognize ordinary taxable income equal to the excess of the fair market value of the shares at time of exercise over the exercise price. The income recognized by an optionee who is also an employee of Brio is subject to income tax withholding. Brio is entitled to a tax deduction for the amount of the ordinary income recognized by the optionee. Upon resale of such shares by the optionee, any difference between the sale price and the optionee's tax basis (exercise price plus the income recognized upon exercise) is treated as capital gain or loss.

Recommendation of the Brio Board of Directors:

  THE BRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 1998 STOCK OPTION PLAN AS DESCRIBED ABOVE.

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                                 PROPOSAL NO. 5

                AMENDMENT OF BRIO'S CERTIFICATE OF INCORPORATION

  At the annual meeting, you are being asked to approve an amendment to Brio's certificate of incorporation that will enable Brio to benefit from certain recent changes to California law with respect to the classification of the board of directors and the election of directors.

  Even though Brio is a Delaware corporation, certain provisions of California law apply to Brio because of its substantial presence in California, including certain laws regarding the classification of the board of directors and the election of directors.

  Under California law, a company may divide its board of directors into classes with staggered terms when the company becomes a "listed company" as defined under applicable provisions of the California Corporations Code. Previously, California law defined a "listed company" as one that, among other things, has at least 800 holders of its equity securities. Article V(A) of Brio's amended and restated certificate of incorporation includes this requirement.

  The California Corporations Code has been changed recently and the definition of a "listed company" no longer requires that the company have at least 800 holders of its equity securities. Accordingly, Brio's management recommends amending Article V(A) of Brio's amended and restated certificate of incorporation to conform to the current requirements of the California Corporations Code. This amendment will enable Brio to maintain a board of directors with classes of directors holding staggered terms. The Brio board of directors approved this amendment in March 1999.

  A classified board of directors may have the effect of delaying or deterring a change of control by Brio.

Recommendation of the Brio Board of Directors:

THE BRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO BRIO'S CERTIFICATE OF INCORPORATION.

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                                PROPOSAL NO. 6

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
  Arthur Andersen LLP has served as Brio's independent public accountants since 1993 and has been appointed by the board to continue as Brio's independent public accountants for the fiscal year ending March 31, 2000. In the event that ratification of this selection of independent public accountants is not approved by a majority of the shares of common stock voting at the annual meeting in person or by proxy, the board will reconsider its selection of independent public accountants.

  A representative of Arthur Andersen LLP is expected to be present at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Brio Board of Directors:

  THE BRIO BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2000.

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                           INFORMATION REGARDING BRIO

                                BUSINESS OF BRIO

Overview

  Brio Technology is a leader in developing, marketing and supporting business intelligence software that enables organizations to maximize the business value of corporate information through intuitive, interactive data access and analysis, resulting in more informed business decisions. Brio's Web-enabled product suite offers a comprehensive platform for rapidly implementing and deploying business intelligence solutions that meet the needs of both information technology-savvy "information producers" and non-technical "information consumers" throughout the enterprise. Brio's products feature the flexibility and scalability to effectively incorporate a wide range of available corporate data sources, including data marts, data warehouses, operational data stores, and packaged and legacy enterprise applications. Brio sells and markets its software and services through a direct sales and services organization located in North America, the United Kingdom, France and Australia as well as worldwide through its indirect channel of value-added resellers and distributors. Brio currently serves thousands of organizations worldwide with over 4,000 sites and features over one third of the Fortune 500 as customers. Brio customers include ARCO, Avis Rent a Car Systems, California State University System, Carrefour, Comcast Cable Communications, Hewlett-Packard, Hoffman LaRoche, IBM, Motorola, Sun Microsystems, the U.S. Army and Worldcom Network Services.

Industry Background. In today's increasingly competitive markets, organizations in virtually every industry are seeking to improve the ability of business professionals to make more timely, fact-based business decisions. To accomplish this objective, organizations must establish and maintain an infrastructure that empowers business professionals with the analytical tools and information to improve their decision making. Brio refers to this infrastructure as a business intelligence environment. Over the last decade, many organizations have spent considerable effort and resources to collect, organize and distribute data, but have been unable to fully empower business professionals with the benefits of a business intelligence environment.

  At the same time, the Web has transformed the production and distribution of information throughout the enterprise. The Web has created the opportunity for new populations of business professionals throughout the enterprise to have access to published business information. To fully capitalize on this opportunity, however, organizations require a comprehensive, integrated Web-enabled business intelligence platform.

  In the absence of such a comprehensive platform, organizations have deployed point solutions, one unique solution for each application or data source or domain problem. Many organizations are realizing that incompatible, heterogeneous and disparate tools across the production, processing, publishing, and consumption of information have inhibited the production and distribution of information. As a result, there is a need for an integrated, end-to-end business intelligence product suite that unifies access to all business information, meets the needs of all users throughout the enterprise and leverages client-sever, email and Web environments.

  Brio believes that the proposed merger will create a combined company that addresses these needs with the most comprehensive product suite in the enterprise business intelligence market, meeting the needs of both information producers and consumers by incorporating business intelligence and enterprise reporting products, information portal

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technology, analytical applications development technology and domain-specific analytical applications.

Brio Solution. Brio's Enterprise product suite and related services enable organizations to develop and deploy enterprise business intelligence solutions that maximize the value of corporate data. Brio provides an integrated solution that is architected for the enterprise, designed for information consumers, and engineered to support the requirements of information producers. Brio's product suite and services enable information producers to create reports and analyses and support the entire information supply chain, while satisfying the needs of information consumers to interact with and customize their data. Brio's product suite is designed to be easily and quickly implemented, to scale from departmental deployments to enterprise solution, to minimize the dependence and impact on information technology departments, and to leverage existing hardware and software investments. Brio believes that its solution provides the following benefits for the enterprise and its information consumers and producers.

Architected for the Enterprise

Integrated, Comprehensive Product Suite. Brio provides a product suite that can be used either separately or together in an integrated distributed client-server and/or Web-enabled implementation. By incorporating the same easy-to-use interface across all supported platforms and the same underlying core technologies, Brio products provide simple viewing capabilities, robust analysis and reporting features and powerful administrative functions for information producers and consumers.

Scalable for Enterprise Deployment. Brio's multi-tier architecture utilizes the strength of the server and the computing power of the client, allowing Brio's solution to scale by numbers and location of users, as well as by quantity and type of source data.

Leverages Email and the Web. Brio's product suite economically enables information producers to push data and reports to information consumers via email, printers and the Internet.

Adaptive Reporting. Brio adaptive reporting feature permits information producers to control, on a report-by-report basis, the analytical functionality available to information consumers in a report. This feature allows information producers to control user access while maximizing the usefulness of reports and data.

Designed for Information Consumers

Powerful Functionality, Easy to Use. Brio's product suite combines a consistent and intuitive user interface with powerful functionality that allows information consumers to easily customize, format and manipulate data, reports and analyses.

Robust Solution for Mobile Users. Brio's product suite facilitates mobile, off-line analysis in both Web browser and PC-based environments and enable information consumers to work with reports, analyses, and date sets that have been sent via email, file servers or the Web. As a result, users in a mobile, off-line environment can view data and can create new analyses and reports to answer their individual questions.

Engineered for Information Producers

Simplifies Administration. Brio designs its product suite to be quickly and easily installed. Brio's "zero administration" technology centralizes and automates the installation and upgrade of Brio's Web-based client software. Brio's server products enable information technology departments to control user access and security privileges and to audit and manage user activity.

Leverages Existing Customer Investments in Technology. Brio's products are designed to integrate with existing customer database, application, reporting and analysis software, to take advantage of existing enterprise hardware environments and to

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leverage existing desktop and operating system infrastructure.

  Brio was incorporated in California in February 1989 and was reincorporated in Delaware in April 1998. Its principal executive offices are located at 3460 West Bayshore Road, Palo Alto CA 94303. Its telephone number at that location is (650) 856-8000.

Brio Strategy

  Brio's strategy is to be a leading provider of enterprise business intelligence software solutions. The following are key elements of Brio's strategy:

  Extend Technology Leadership. Brio has designed its products to satisfy customers' desire for rapid implementation, intuitive user interfaces, transparent integration, high performance and limited information technology staff support. Brio's products incorporate a number of advanced technologies, including a proprietary data analysis engine, a distributed architecture, and Web access and delivery technology. In addition, Brio shipped its Web-based end-user analysis extension to its product suite (Brio.Insight) in November 1996. In November 1997, Brio shipped its Java-based server extension to its product suite (on Demand Server). Brio intends to devote significant resources to research and development efforts and to form strategic relationships that will enable Brio to further enhance its products' functionality and ease of use.

  Broaden Distribution Channels. To date, Brio has sold its products primarily through its direct sales and services organizations located in the United States, Canada, the United Kingdom, France and Australia, and has sold its products worldwide through value added resellers, resellers and distributors. Brio intends to grow its direct sales organization to intensify its coverage of large organizations and to augment its telesales operation to cover smaller organizations. In addition, Brio will continue to both leverage and grow its existing network of value-added resellers, resellers and distributors to expand its indirect distribution channel worldwide.

  Expand Product Deployments Throughout the Enterprise. Brio's products and related services are designed to enable organizations to deploy enterprise-wide business intelligence. Although most organizations initially deploy Brio's products on a departmental or pilot basis, Brio believes that initial customer success with this deployment can lead to significant opportunities for enterprise-wide adoption of Brio's products. Brio intends to focus its sales and services efforts on large organizations seeking enterprise-wide business intelligence deployments and on making initial customer pilots or deployments successful.

  Leverage Industry Relationships. To accelerate the adoption of Brio's products as a standard platform for business intelligence, Brio has formed strategic relationships that provide for enhanced technology integration with partner technology as well as increased market exposure and sales opportunities for Brio's products and services. Brio's partners include industry-leading providers of software and hardware, such as Microsoft, Oracle and IBM, that complement Brio's product and service offerings, and providers of a wide range of training, implementation and application development services related to Brio's products. Brio's strategic relationships with Microsoft, Oracle and IBM have to date consisted of (i) Brio's participation in various sales and marketing initiatives sponsored by these companies, including joint presentations at industry trade shows and conferences, and (ii) agreements by Brio to support certain technology standards promoted by these companies.

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  Increase International Presence. Outside of the United States, Brio has
  direct sales offices in Canada, the United Kingdom, France and Australia, has established distributor relationships in more than 20 countries, including Belgium, Italy, Japan, The Netherlands and South Africa and has localized products in Chinese, French, Italian and Japanese. Brio intends to expand its global sales capabilities by increasing the size of its direct sales and sales support organizations, expanding its distribution channels in Europe, Latin America, and Asia/Pacific and continuing localization efforts of its products in selected markets.

  Provide Premium Customer Support and Service. Brio believes that offering quality service and support is important to customer satisfaction and provides a significant opportunity to build customer loyalty and to differentiate itself from, its competition. Brio intends to increase its focus on customer satisfaction by investing in support services including additional staffing, a Web-based help line and systems infrastructure. In addition, Brio is committed to providing customer-driven product functionality through feedback from user groups, prospects, consultants, partners and customer surveys.

Products and Technology

  Brio Enterprise is a fully integrated business intelligence software product suite providing powerful query, analysis and reporting functionality across both client-server and Web environments. Designed to meet the needs of users throughout the enterprise, Brio's products combine powerful functionality with intuitive, easy-to-use interfaces. Brio's products are designed to enable an information technology department to maintain centralized control with auditing, security and "zero administration" deployment while incorporating a system architecture that scales to meet the needs of growing and diverse user populations and increasing amounts of data.

  Brio's products use "push" and "pull" server technology to optimize utilization of client and server system resources. Brio's distributed architecture, built on Brio's proprietary, portable on-line analytical processing engine, enables analytical processing to take place on the server or on the client. This architecture enhances the flexibility and scalability of the solution without losing analytical capabilities required for individuals to answer complex data-related business questions. Brio's adaptive reporting capability further enhances this flexibility by giving information technology departments the ability to control the analytical functionality available to an information consumer on a report-by-report basis.

Brio Enterprise Client Products

  Brio's client products, whether Web-based or client-server based, share the same user-centric design, functionality and intuitive interface. Brio believes that the result is an integrated, easy-to-navigate suite of products that consistently guide the user from query and analysis through reporting and charting. Brio's client products allow users to create queries that are targeted at single or multiple data sources and that can combine data from local or server-based data sources without information technology department assistance.

  BrioQuery. All editions of BrioQuery unify query, analysis, reporting and charting capabilities in one product for client-server connected users. To meet the differing needs of these users, BrioQuery is available in three editions:

  BrioQuery Designer extends the core BrioQuery capabilities with database administration functionality, security, auditing and repository setup features to enable information technology departments to manage and control the business intelligence environment;

  BrioQuery Explorer is designed for power users or independent analysts who need direct access to database tables and repositories of pre-defined

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  data models and reports and need to be able to create their own queries, analyses and reports; and

  BrioQuery Navigator is used by analysts or information consumers who do not have the technical ability or need to directly access database tables. These users typically only need access to repositories of pre-defined data models and reports that they can use as a basis for independent analyses.

  Web-based Products. Brio's Web-based client products provide users with a wide range of report, query and analytical capabilities within standard Web browsers. Together with Brio's server-based products, they enable organizations to deploy a "thin client" architecture that facilitates administration and maintenance in a multi-platform environment.

  Brio.Insight. Employing the same user-interface as BrioQuery, Brio.Insight delivers interactive query, analysis, reporting and charting capabilities inside a standard Web browser. Whether connected to the Web, to the Brio Enterprise Server, or operating without connection, Brio.Insight enables users to go beyond viewing static reports and to perform independent analysis and reporting on the delivered information.

  Brio.Quickview. Brio.Quickview enables organizations to deliver a portfolio of "view only" reports to users through a Web browser. These portfolios can include fully formatted reports with color, highlights, charts and tables. When used in conjunction with the Brio Enterprise Server, Brio.Quickview provides users with the option to refresh the data that is used to create their portfolio, or to limit the view based on a set of criteria.

Brio Enterprise Server Products

  Brio Enterprise Server. The Brio Enterprise Server product includes two powerful server modules, the Broadcast Server and the OnDemand Server, and a unified administration tool. The Brio Enterprise Server is designed to meet the information distribution and data access needs of information consumers, while providing information technology departments with centralized control, administration and security management functionality. This scalable server suite employs "push" and "pull" technology to enable organizations to cost-effectively deploy business intelligence solutions to a wide variety of users across heterogeneous computing environments.

  Broadcast Server. The Broadcast Server enables information technology departments to control the integrity and distribution of business information. It allows information producers to take queries, analyses and reports created with BrioQuery, and to schedule automatic processing and delivery of such reports based on date, time, or event. The Broadcast Server pushes the reports and documents in a highly compressed format out to Web, client-server and mobile users via FTP, email, Web servers, and network file servers and printers.

  OnDemand Server. The OnDemand Server offers both mobile and desktop users easy and secure access to a variety of data sources. Query execution can be performed over the Web or on the server; the server can then pre-build reports and transmit them to Brio's Web client products, Brio.Insight and Brio.Quickview. With the OnDemand Server and Brio's adaptive reporting feature, information technology departments can determine on a report-by-report basis the level of Brio.Insight and Brio.Quickview functionality and interactivity that a particular user is allowed. The OnDemand Server also automates the installation and maintenance of Brio's Web client software.

Platforms and Pricing

  Brio's server products are designed to operate on most popular server platforms

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including Windows NT and UNIX (AIX, HPUX, Sun Solaris). Pricing on the Brio
Enterprise Server product, which includes both the Broadcast Server and the OnDemand Server, ranges from $30,000 to $45,000. Brio client products currently operate on a number of operating systems including Windows (95, NT and 3.1), PowerMac and UNIX (AIX, HPUX, Sun Solaris). Brio's products provide native and ODBC connectivity to a variety of data sources, including relational database management systems such as Oracle, DB2, SQL Server and Adaptive Server; non-relational database management systems such as Arbor Essbase, Oracle Express and Informix Metacube; and legacy systems such as SAS. Pricing ranges from approximately $50 for Brio.Quickview to $4,000 for BrioQuery Designer.

  Brio's success in the future will depend upon its ability to develop new products and its ability to sell larger, enterprise-wide implementations of its products.

Sales and Marketing

  Sales. To date, Brio has sold its products primarily through its direct sales and services organizations located in the United States, Canada, the United Kingdom, France and Australia, and has sold its products worldwide through value-added resellers, or "VARs", resellers and distributors. The direct sales process involves the generation of sales leads through direct mail, seminars and telemarketing, or requests for proposal from prospects. Brio's field sales force conducts multiple presentations and demonstrations of Brio's products to management and users at customer sites as part of the direct sales effort. Sales cycles typically range from three to nine months. The direct sales force is responsible for local partner support, joint sales efforts and channel management. The direct sales force is compensated for sales made through indirect channel partners as well as direct sales to ensure appropriate cooperation with Brio's VARs, resellers and distributors. To date, Brio has generated a majority of its sales from its direct sales force, and has supplemented its direct sales efforts with the efforts of VARs, resellers and distributors in a variety of locations throughout the world. These third parties perform some or all of the following functions: sales and marketing; systems implementation and integration; software development and customization; and ongoing consulting, training, service and technical support. Brio generally offers such parties discounts on products and training, a cooperative marketing program and field level assistance from Brio's direct sales force. Brio intends to leverage sales and marketing through indirect channel partners that will distribute or resell Brio's products in their respective markets. Indirect channel partners accounted for approximately 9% of total revenues for fiscal 1996, 7% of total revenues for fiscal 1997 and 15% of Brio's total revenues in fiscal 1998. respectively. Brio intends to grow its direct sales organization and its telesales operation to cover smaller organizations. In addition, Brio will continue to leverage and grow its existing network of VARs, resellers and distributors to expand its indirect distribution channel worldwide. Brio currently expects that it will fund such expansion out of its working capital. Brio's agreements with its VARs generally provide VARs with a right to resell a customized version of Brio's products in conjunction with sales of the VAR's products or services. Brio typically offers its VARs a purchase discount to incent the VAR to sell Brio's products. Brio's agreements with its distributors generally require that such distributors make certain minimum purchases of Brio's products, none of which minimum purchases are material in amount either individually or in the aggregate. Brio recognizes revenue from such minimum purchases as the distributors sell Brio's products through to end customers. Brio does not typically grant exclusive sales territories to its distributors.

  Marketing. Brio is focused on building market awareness and acceptance of Brio and its products as well as on developing strategic partnerships. Brio has a marketing strategy with several key components:

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

image and awareness building, direct marketing to both prospective and existing customers, a strong Web presence, as well as broad-scale marketing programs in conjunction with key local and global partners. Brio's corporate marketing strategy includes extensive public relations activities; a conference and trade show speakers program, as well as programs to work closely with key analysts and other influential third parties. Brio's direct marketing activities include participation in selected trade shows and conferences, targeted advertising, as well as ongoing direct mail efforts to existing and prospective customers. Brio has effectively used local, regional and Web-based seminars to assist prospects in selecting enterprise business intelligence solutions. Brio has used the Web to further the interest and lead generation process and to improve the quality of the leads that it provides to the sales organization. Brio's Web site has become an effective lead generation program. Brio has invested in building a partner and channel marketing function which helps to recruit, train, support and conduct cooperative marketing with technology partners, resellers and VARs. These programs help to foster strong relationships between Brio and its various partners. The marketing organization also provides a wide-range of programs, materials and events to support the sales organization in its efforts.

  Brio's sales and marketing organization consisted of 138 full-time employees as of March 19, 1999. The sales and marketing staff is based at Brio's corporate headquarters in Palo Alto, California. Brio also has field sales offices in the metropolitan areas of Chicago, New York, Los Angeles, Atlanta, Washington D.C. and Dallas.

Research and Development

  Research and development created the products that have been the basis for Brio's success, and Brio intends to make substantial investments in research and development and related activities to maintain and enhance its product lines. Brio believes that its future success will, in large part, depend on its ability to maintain and improve current products, and to develop new products that meet enterprise business intelligence needs. Brio's research and development organization is divided into teams consisting of development engineers, product managers, quality assurance engineers and technical writers. As of March 19, 1999, Brio's research and development organization consisted of 51 full-time employees. The research and development organization uses a phase-oriented development process, which includes constant monitoring of quality, schedule, functionality, costs and customer satisfaction. Product development is based upon a consolidation of the requirements from existing customers, technical support and engineering. The development group infrastructure provides documentation, quality assurance and delivery and support capabilities (as well as product design and implementation) for Brio's products.

Customer and Technical Support

Brio believes that a high level of customer support is important to the successful marketing and sale of its products. Maintenance and support contracts, which are typically for twelve months, are offered with the initial license, may be renewed annually and are typically set at a percentage of the total license fee. A large portion of Brio's direct sales to customers have maintenance and support contracts that entitle the customers to patches, updates and upgrades at no additional cost if and when available, and technical hotline support. In addition, Brio offers classes and training programs at Brio's headquarters, local training centers and customer sites. Customers purchasing maintenance are able to access hotline telephone support during normal business hours. Incoming customer calls are immediately logged into the support database at the time of the call. Brio supplements its standard telephone hotline support with a number of Web-based

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support services, including access to frequently asked questions, a patch download area, and an interface to Brio's technical support department's problem-tracking database, which allows customers to submit cases and view the status of any of their current cases on-line. Users of Brio's products can attend regional user group conferences throughout the year. To improve user access to explanatory materials, Brio provides on-line documentation with all of its products. Among other things, such documentation includes detailed explanations of product features as well as problem-solving tips for middleware connections.

Competition

  The market in which Brio operates is still developing, and is intensely competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. Brio's current and potential competitors offer a variety of software solutions and generally fall within four categories: (i) vendors of business intelligence software such as Cognos, Business Objects, Seagate and Hummingbird; (ii) vendors offering alternative approaches to delivering analysis capabilities to users, such as MicroStrategy, Information Advantage and Actuate; (iii) database vendors that offer products which operate specifically with their proprietary database, such as Microsoft, IBM, Oracle and Arbor; and (iv) other companies that may in the future announce offerings of an enterprise business intelligence solution. Brio's competitive position in the market is uncertain, due principally to the variety of current and potential competitors, and the emerging nature of the market. Brio has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than Brio. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than Brio. Brio expects additional competition as other established and emerging companies enter into the business intelligence software market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which could materially and adversely affect Brio's business, operating results and financial condition. Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of Brio's prospective customers. Brio's current or future indirect channel partners may establish cooperative relationships with current or potential competitors of Brio, thereby limiting Brio's ability to sell its products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect Brio's ability to obtain new licenses, and maintenance and support renewals for existing licenses, on terms favorable to Brio. Further, competitive pressures may require Brio to reduce the price of its products, which could have a material adverse effect on Brio's business, operating results and financial condition. There can be no assurance that Brio will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect upon Brio's business, operating results and financial condition. Brio competes on the basis of certain factors, including data scalability, user scalability, open architecture, analytical capabilities, product features, product performance, product quality, time to market, ease of use, customer support and price. Brio believes it presently competes favorably with respect to each of these factors. However, Brio's market is still evolving and there can be no assurance that Brio will be able to compete

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

successfully against current and future competitors, and the failure to do so successfully could have a material adverse effect on Brio's business, operating results and financial condition.

Proprietary Rights

  Brio currently relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. Brio also believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position. Brio seeks to protect its software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. Brio currently has one United States patent application. There can be no assurance that Brio's patent application will result in the issuance of a patent, or if issued, will not be invalidated, circumvented or challenged, or that the rights granted thereunder, if any, will provide competitive advantages to Brio or that any of Brio's future patent applications, if any, will be issued with the scope of the claims sought by Brio, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to Brio's technology or design around any patent that may come to be owned by Brio. Despite Brio's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Brio's products or to obtain and use information that Brio regards as proprietary. Policing unauthorized use of Brio's products is difficult, and while Brio is unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect Brio's proprietary rights as fully as do the laws of the United States. There can be no assurance that Brio's means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology. Brio has entered into source code escrow agreements with a number of its customers and indirect channel partners requiring release of source code under certain conditions. Such agreements provide that such parties will have a limited, non-exclusive right to use such code in the event that there is a bankruptcy proceeding by or against Brio, if Brio ceases to do business or, in some cases, if Brio fails to meet its contractual obligations. The provision of source code escrows may increase the likelihood of misappropriation by third parties. Brio expects that software product developers will increasingly be subject to infringement claims as the number of products and competitors in Brio's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time consuming to defend, result in costly litigation, divert management's attention and resources, cause product shipment delays, or require Brio to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to Brio, if at all. In the event of a successful claim of product infringement against Brio and failure or inability of Brio to license the infringed or similar technology, Brio's business, operating results and financial condition would be materially adversely affected. Brio relies upon certain software that it licenses from third parties, including software that is integrated with Brio's internally developed software and used in Brio's products to perform key functions. Brio pays royalties under certain of these licenses. There can be no assurance that these third-party software licenses will continue to be available to Brio on commercially reasonable terms. The loss of, or inability to maintain, any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which could have a material adverse effect on Brio's business, operating results and financial condition. Currently, Brio is engaged in litigation with Business Objects, S.A. concerning the alleged infringement by Brio of a U.S. patent held by Business Objects, S.A.

  Finally, in the future Brio may rely upon certain software that it may license from third parties, including software that may be integrated with Brio's internally developed software and used in Brio's products to perform key functions. There can be no assurance that these third-party software licenses will be available to Brio on commercially reasonable terms. The inability to obtain or maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which could have a material adverse effect on Brio's business, operating results and financial condition.

Employees

  As of March 19, 1999, Brio had 253 employees, including 138 in sales and marketing, 29 in services and support, 51 in research and development and 35 in general and administrative functions. Brio believes its employee relations are good. Brio's success depends to a significant degree upon the continued contributions of its key management, engineering, sales and marketing personnel, many of whom would be difficult to replace. Brio has employment contracts with only three members of its executive management personnel, and currently maintains "key person" life insurance only on Yorgen Edholm, Brio's President and Chief Executive Officer, and Katherine Glassey, Brio's Executive Vice President, Products and Services and Chief Technology Officer. Brio does not believe such insurance would adequately compensate it for the loss of either Mr. Edholm or Ms. Glassey. Brio believes its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, engineering, sales and marketing and finance personnel. Competition for such personnel is intense, and there can be no assurance that Brio will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in either hiring required personnel, or the rate at which new people become productive, particularly sales personnel and engineers, could have a material adverse effect on Brio's business, operating results and financial condition. In particular, Brio has from time to time experienced and may continue to experience significant turnover of its sales force, due principally to the intensely competitive market for such personnel. Such turnover tends to slow sales efforts until replacement personnel can be recruited and trained to become productive members of Brio's sales force.

Properties

  Brio's principal executive offices are located in Palo Alto, California where Brio leases approximately 12,145 square feet under a lease that expires in October 2003 and approximately 30,000 square feet under a lease that expires in March 2000. Brio also leases space (typically less than 4,000 square feet) in various geographic locations primarily for sales and support personnel. Brio believes that its current facilities are adequate to meet its needs through the end of 1999, at which time Brio may need to lease additional space.

Legal Proceedings

  On January 20, 1997, Business Objects, S.A. filed a complaint against Brio in the U.S. District Court for the Northern District of California in San Jose, California alleging that certain of Brio's products (including at least the BrioQuery Navigator, BrioQuery Explorer and BrioQuery Designer products) infringe at least claims 1, 2 and 4 of U.S. Patent No. 5,555,403. In April 1997, Brio filed an answer and affirmative defenses to the complaint, denying certain of the allegations in the complaint and asserting a counterclaim requesting declaratory relief that Brio is not infringing the patent and that the patent is invalid and unenforceable. In December 1997, venue for the case was changed to the Northern District of California in San Francisco, California. Brio believes that it has meritorious defenses to the claims made in the complaint on both invalidity and non-infringement grounds, and intends to defend the suit vigorously. Brio and Business Objects, S.A. are currently conducting discovery and Brio believes that a claims construction hearing will be held in April 1999. The pending litigation could result in substantial expense to Brio and significant diversion of effort by Brio's technical and management personnel. The complaint seeks injunctive relief and unspecified monetary damages, and Business Objects, S.A. is expected to seek lost profits and/or equivalent royalties. The complaint also alleges willful infringement, and seeks treble damages, costs and attorneys' fees. Litigation is subject to inherent uncertainties, especially in cases such as this where complex technical issues must be decided. Brio's defense of this litigation, regardless of the merits of the complaint or lack thereof, could be time-consuming or costly, or divert the attention of technical and management personnel, which could have a material adverse effect upon Brio's business, operating results and financial condition. There can be no assurance that Brio will prevail in the litigation given the complex technical issues and inherent uncertainties in patent litigation, particularly before the claims have been construed by the Court. In the event Brio is unsuccessful in the litigation, Brio may be required to pay damages to Business Objects, S.A. and could be prohibited from marketing certain of its products without a license, which license may not be available on acceptable terms. If Brio is unable to obtain such a license, Brio may be required to license a substitute technology or redesign to avoid infringement, in which case Brio's business, operating results and financial condition could be materially adversely affected. Collectively, sales of BrioQuery Navigator, BrioQuery Explorer and BrioQuery Designer represented substantially all of Brio's revenues in fiscal 1996 and represented a majority of Brio's revenues in fiscal 1997 and fiscal 1998.

 BRIO MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                 OF OPERATIONS

  The following discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto and the other information included elsewhere in this Report. Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. For a more detailed discussion of these and other business risks, see "Risk Factors" above.

Overview

  Brio designs, develops, markets and supports enterprise business intelligence software that enables organizations to maximize the business value of corporate information. Brio introduced its first product, DataPrism, in 1990, and the most recent version of its product suite, Brio Enterprise 5.5, in 1997. Brio had net losses of $3.2 million in fiscal 1996, $6.0 million in fiscal 1997, $8.1 million in fiscal 1998, $6.7 million for the nine months ended December 31, 1997 and $1.7 million for the nine months ended
December 31, 1998. Brio had an accumulated deficit of approximately $19.6 million as of December 31, 1998. See "Risk Factors--Brio and SQRIBE Have a History of Net Losses, A Substantial Accumulated Deficit and Uncertain Future Profitability" above.

  Brio's revenues consist of license fees for software products and fees for services, including software maintenance and support, training and system implementation consulting. Revenues in current periods are generally attributable to the sale of the most recent version of Brio's products. Brio generally discontinues marketing older product versions when a new product version is introduced. The products are typically licensed on a per user basis with the price per user varying based on the selection of products licensed. Additionally, Brio also sells larger enterprise-wide implementations of their products through site licenses with the price per site varying based on the selection of

  .products licensed;

  .  the number of authorized users for each product at each site; and

  .the number of licensed sites.

  Revenues from license fees are recognized upon shipment of the software if:

  .  collection of the resulting receivable is probable;

  .the fee is fixed or determinable; and

  . vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement.

If payments are subject to extended payment terms and are not deemed fixed or determinable, Brio defers revenue until payments become due. If an acceptance period is required, Brio recognizes revenue upon the earlier of customer acceptance or the expiration of the acceptance period. Brio establishes allowances for potential product returns and credit losses, which have been insignificant to date. Brio charges fees for services separately from license fees. Brio recognizes revenues from maintenance and support services, including ongoing product support and periodic product updates, ratably over the term of each contract, which is typically twelve months. Payments for maintenance and support services are generally made in advance and are non-refundable. Brio recognizes revenues from training and consulting services when the services are performed.

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

  To date, Brio has derived revenues from license fees principally from direct sales of software products to end users through Brio's direct sales force. Although Brio believes that such direct sales will continue to account for a significant portion of revenues from license fees in the foreseeable future, Brio has recently developed and intends to continue to develop reselling relationships with value added resellers, resellers and distributors. Brio expects that revenues from sales through value added resellers, resellers and distributors will increase in the future as a percentage of revenues from license fees. Revenues from value added resellers, resellers and distributors were 9% of total revenues for fiscal 1996, 7% of total revenues for fiscal 1997, 15% of total revenues for fiscal 1998, 12% of total revenues for the nine months ended December 31, 1997 and 14% of total revenues for the nine months ended December 31, 1998. Brio's ability to achieve revenue growth and improved operating margins, as well as increased worldwide sales, in the future will depend in large part upon its success in expanding and maintaining relationships with value added resellers, resellers and distributors. See "Risk Factors--Brio Depends on a Direct Sales Force" and "--Future Success Will Depend on Development of Indirect Sales Channels." and "--We Depend Heavily on Our Development of Relationships with Value Added Resellers, Resellers and Distributors."

  Brio is also increasing its efforts to sell customers larger, enterprise-wide implementations of Brio's products (site licenses), rather than departmental or local network sales, which may increase the complexity and length of the sales cycle. Brio has in the past and may in the future choose to grant greater pricing and other concessions, such as discounted training and consulting, for sales of site licenses. See "Risk Factors-- Brio's and SQRIBE's Products Have a Lengthy Sales Cycle."

  Brio has, to date, sold its products internationally through direct sales offices in the United Kingdom, France and Australia, and indirectly through established distribution relationships in more than 20 countries, including Belgium, Italy, Japan, The Netherlands and South Africa. Sales to customers outside of the United States and Canada, including sales generated by Brio's foreign subsidiaries, represented 9% of total revenues for fiscal 1996, 14% of total revenues for fiscal 1997, 19% of total revenues for fiscal 1998, 19% of total revenues for the nine months ended December 31, 1997 and 17% of total revenues for the nine months ended December 31, 1998. Brio's direct sales offices in the United Kingdom and Australia were formed through the acquisition of distributors in those countries. A substantial portion of Brio's international sales in the past have been denominated and collected in foreign currencies and Brio believes that a portion of Brio's cost of revenues and operating expenses will continue to be incurred in foreign currencies. Although it is impossible to predict future exchange rate movements between the U.S. dollar and other currencies, to the extent the U.S. dollar strengthens or weakens against other currencies, a substantial portion of Brio's revenues, cost of revenues and operating expenses will be commensurately lower or higher than would be the case in a more stable foreign currency environment. Although Brio has not historically undertaken foreign exchange hedging transactions to cover its potential foreign currency exposure, it may do so in the future. See "Risk Factors--Risks Associated With International Expansion."

  Although Brio has experienced significant quarter-to-quarter revenue growth in fiscal 1997 and 1998, the same rate of sequential quarterly revenue growth may not be sustainable and profitability may not be attained in the future. Brio currently intends to commit substantial financial resources to

  .research and development,

  .  customer support,


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

  . sales and marketing, including the expansion of its direct sales force, third-party partnering relationships and its indirect channel sales organization, and

  . increased staffing and systems infrastructure to support Brio's expanding operations

  Brio also expects that expenses relating to its litigation with Business Objects, S.A. will increase in future periods. As a result, Brio expects that its operating expenses will increase significantly in fiscal 1999 and 2000. See "Risk Factors--Brio's Quarterly Operating Results Fluctuate; The Combined Company's Operating Results Will Also Likely Fluctuate" and "--Litigation with Business Objects, S.A." below.

Results of Operations

  The following table includes selected consolidated statements of operations data as a percentage of revenues for the periods indicated:

                                                                Nine
                                                            Months Ended
                              Year Ended March 31,          December 31,
                              --------------------------    ----------------
                               1996      1997      1998      1997      1998
                              ------    ------    ------    ------    ------
Consolidated Statements of
 Operations Data:
Revenues:
  License fees...............     71%       77%       74%       75%       73%
  Services...................     29        23        26        25        27
                              ------    ------    ------    ------    ------
    Total revenues...........    100       100       100       100       100
                              ------    ------    ------    ------    ------
Cost of revenues:
  License fees...............      8         6         4         4         3
  Services...................      8         6        10         9        12
                              ------    ------    ------    ------    ------
    Total cost of revenues...     16        12        14        13        15
                              ------    ------    ------    ------    ------
Gross profit.................     84        88        86        87        85
                              ------    ------    ------    ------    ------
Operating expenses:
  Research and development...     34        18        19        21        16
  Sales and marketing........     99       102        85        90        61
  General and administrative.     23        13        11        11        10
  In-process research and
   development...............     -         -         -         -          5
                              ------    ------    ------    ------    ------
    Total operating expenses.    156       133       115       122        92
                              ------    ------    ------    ------    ------
Loss from operations.........    (72)      (45)      (29)      (35)       (7)
Interest and other income
 (expense), net..............      1        -         (1)       (1)        2
                              ------    ------    ------    ------    ------
Net loss before taxes........    (71)      (45)      (30)      (36)       (5)
Income taxes.................     -         -         -         -        --
                              ------    ------    ------    ------    ------
Net loss.....................    (71)%     (45)%     (30)%     (36)%      (5)%
                              ======    ======    ======    ======    ======

Nine Months Ended December 31, 1997 and 1998

Revenues

  Brio derives revenues from license fees and services, which include software maintenance and support, training and system implementation consulting. Total revenues increased 74% from $18.6 million for the nine months ended December 31, 1997 to $32.3 million for the nine months ended December 31, 1998.

  License Fees. Revenues from license fees increased by 70% from $13.9 million for the nine months ended December 31, 1997 to $23.6 million for the nine months ended December 31, 1998. Approximately $4.1 million of the increase was due to growing sales to new customers and approximately $5.6 million of the increase was due to increased follow-on sales to existing customers.

  Services. Service revenues increased by 88% from $4.6 million for the nine months ended December 31, 1997 to $8.7 million for the nine months ended December 31, 1998. Approximately $3.2 million of the increase was due to increases in maintenance and support revenue and approximately $900,000 of the increase was due to increased training and consulting services revenues, related to increases in Brio's installed customer base.

Cost of Revenues

  License Fees. Cost of revenues from license fees consists primarily of product packaging, shipping, media, documentation, and related personnel and overhead allocations. Cost of revenues from license fees increased from $654,000 for the nine months ended December 31, 1997 to $1.1 million for the nine months ended December 31, 1998. The increase was due to the increase in the number of licenses sold. Cost of revenues from license fees may vary between periods due to the mix of customers purchasing master disks relative to customers purchasing "shrinkwrapped" product.

  Services. Cost of service revenues consists primarily of personnel costs and third-party consulting fees associated with providing software maintenance and support, training and consulting services. Cost of service revenues increased from $1.7 million for the nine months ended December 31, 1997 to $3.8 million for the nine months ended December 31, 1998. Approximately $1.6 million of the increase in absolute dollars was due to increases in personnel and related costs resulting from Brio's expansion of its support services and approximately $500,000 of the increase was due to increases in the use of outside consultants for training and consulting services and for level one technical support services. The increases as a percentage of total revenues were primarily due to the increased use of outside consultants, which are generally more expensive than Company personnel. Cost of service revenues may vary between periods due to the mix of services provided by Brio's personnel relative to services provided by outside consultants and to varying levels of expenditures required to build the services organization.

Operating Expenses

  Research and development. Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased from $3.9 million for the nine months ended December 31, 1997 to $5.0 million for the nine months ended December 31, 1998. The increases were primarily due to increased personnel and related costs required to develop new products and enhance existing products. Brio believes that significant investment for product research and development is essential to product and technical leadership and anticipates that it will continue to commit substantial resources to research and development in the future. Brio anticipates that research and development expenditures will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

  Sales and marketing. Sales and marketing expenses consist primarily of salaries and other personnel related costs, commissions, bonuses and sales incentives, travel, marketing programs such as trade shows and seminars, and promotion costs. Sales and marketing expenses increased from $16.8 million for the nine months ended December 31, 1997 to $19.7 million for the nine months ended December 31, 1998. The increase in absolute dollars was attributable to the expansion of Brio's sales and marketing organization, including the addition of field and telesales personnel and related costs. The decrease as a percentage of total revenues was generally attributable to increases in revenues for the periods.

  Brio believes that as it expands its direct sales and pre-sales support organization, its third-party partnering relationships and its indirect channel sales organization on a worldwide basis, sales and marketing expenses will increase in absolute dollars. Such expenses are currently intended to be funded by Brio's working capital. In particular, Brio expects that sales compensation, travel and related expenses will increase significantly as Brio increases the number of its direct sales personnel and its emphasis on direct field sales efforts. Nonetheless, Brio expects sales and marketing expenses will continue to vary as a percentage of total revenues.

  General and administrative. General and administrative expenses consist primarily of personnel costs for finance, human resources, information systems, and general management, as well as legal, accounting and unallocated overhead expenses. General and administrative expenses increased from $2.1 million for the nine months ended December 31, 1997 to $3.4 million for the nine months ended December 31, 1998. The increases were primarily due to increased personnel and related costs necessary to manage and support Brio's growth and facilities expansion, as well as the addition of expenses related to being a public company. Brio expects that its general and administrative expenses will increase in absolute dollars as Brio expands its staffing to support expanded operations, incurs expenses in its litigation with Business Objects, S.A., and continues its responsibilities as a public company. Brio expects that such expenses will vary as a percentage of total revenues.

  Deferred Compensation. In connection with the grant of certain stock options to employees during fiscal 1998, Brio recorded deferred compensation of $580,000, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of stockholder's equity and amortized ratably over the vesting period of the applicable options. Approximately $99,000 was expensed during the nine months ended December 31, 1998. The balance will be expensed ratably over the next three years as the options vest.

Purchased In-Process Research and Development

  In October 1998, Brio acquired all of the outstanding stock of MerlinSoft, Inc. a California corporation, for cash. MerlinSoft was a development stage company that had not yet recorded any product revenue or released any products for sale. In connection with the acquisition of MerlinSoft, Brio allocated $1.7 million of the purchase price to in-process research and development projects. This allocation represents the estimated fair value based on future cash flows that have been adjusted by the project's cost-based completion percentage. At the acquisition date, the development of this project had not yet reached technological feasibility and the research and development in progress had no alternative future uses. Accordingly, these costs were expensed as of the acquisition date.

  Brio used a third-party appraiser to assess and value the in-process research and development. The value assigned to this asset was determined by identifying significant research projects for which technological feasibility had not been established. In the case of MerlinSoft, this included the development, programming and testing activities associated with the creation of software components that enable the delivery of analytical applications. Valuation of development efforts in the future has been excluded from the research and development appraisal.

  The nature of the efforts to develop the acquired in-process technology into a commercially viable product relate to the completion of all planning, designing, prototyping and testing activities that are necessary to establish that the proposed technologies meet their design specifications, including functional, technical, and economic performance requirements.

  The value assigned to purchased in-process technology was determined by estimating the contribution of the purchased in-process technology in developing a commercially viable product, estimating the resulting net cash flows from the expected sales of such a product, and discounting the net cash flows to their present value using an appropriate discount rate.

  Revenue growth rates for MerlinSoft were estimated by a third party appraiser based on a detailed forecast prepared by management, as well as the appraiser's discussions with finance, marketing, and engineering representatives of Brio and MerlinSoft. Revenue growth rates beyond the year 2000 were based on industry growth expectations. Allocation of total MerlinSoft projected revenues to in-process research and development was based on the appraiser's discussions with Brio and MerlinSoft management. The preponderance of future revenues is expected to originate from the sale of products that are not yet completed.

  Selling, general and administrative expenses and profitability estimates were determined based on management forecasts as well as an analysis of comparable company's margin expectations.

  The projections used in the transaction pricing and purchase price allocation analysis exclude potential synergies related specifically to Brio's ownership. Due to the relatively early stage of the development and reliance on future, unproven products and technologies, the cost of capital (discount rate) for MerlinSoft was estimated using venture capital rates of return. Due to the nature of the forecast and the risks associated with the projected growth and profitability of the development projects, a discount rate of 54 percent was used to discount cash flows from the in-process projects. Because the in-process projects are such an integral part of the business enterprise, only a moderate increase in the discount rate for the in-process technology was deemed appropriate. This discount rate is commensurate with MerlinSoft's market position, the uncertainties in the economic estimates described above, the inherent uncertainty surrounding the successful development of the purchased in-process technology, the useful life of such technology, the profitability levels of such technology, and the uncertainty related to technological advances that could render even MerlinSoft's development stage technologies obsolete.

  Brio believes that the above assumptions used in the forecasts were reasonable at the time of the acquisition. However, the underlying assumptions used to estimate sales, development costs or profitability, or the events associated with such projects, may not transpire as estimated. Accordingly, actual results may vary from projected results.

  Remaining development efforts for MerlinSoft's research and development include various phases of development, programming and testing. Funding for such projects is expected to be obtained from Brio's working capital.

  As evidenced by the continued support of the development of the in-process technology, and derivative products, management believes Brio has a reasonable chance of successfully completing the research and development programs. However, as with all of Brio's software development efforts, there is risk associated with the completion of the MerlinSoft research and development projects, and technological or commercial success may not be achieved.

  If the development of the in-process technology, and derivative products, is unsuccessful, the sales and profitability of Brio may be adversely affected in future periods. Commercial results are also subject to uncertain market events and risks beyond Brio's control, such as trends in technology, changes in government regulation, market size and growth, and product introduction or other actions by competitors.

Interest and Other Income, Net, and Income Taxes

  Interest and other income, net, is comprised primarily of interest income and foreign currency transaction gains or losses, net of interest expense. Interest expense is comprised of interest incurred on Brio's bank line of credit. Interest and other income (expense), net, increased from a net expense of $226,000 for the nine months ended December 31, 1997 to a net income of $775,000 for the nine months ended December 31, 1998. The increase in interest and other income, net, is attributable to a decrease in the amount of borrowings on Brio's line of credit as a result of Brio's initial public offering and an increase in interest income due to larger cash balances associated with the closing of Brio's initial public offering in May 1998.

  Brio recorded a net loss for the nine months ended December 31, 1998, due to an in-process research and development write-off and foreign losses. The tax provision of $122,000 for the nine months ended December 31, 1998, respectively, represents the minimum taxes payable for Federal and state taxes.

Fiscal Years Ended March 31, 1996, 1997 and 1998

Revenues

  Total revenues increased by 196% from $4.5 million in fiscal 1996 to $13.4 million in fiscal 1997 and by 100% to $26.8 million in fiscal 1998.

  License Fees. Brio's revenues from license fees increased by 222% from $3.2 million in fiscal 1996 to $10.3 million in fiscal 1997 and by 92% to $19.8 million in fiscal 1998. The increases in fiscal 1997 and 1998 were due to growing sales to new customers (approximately $3.1 million of the increase in fiscal 1997 and approximately $4.8 million of the increase in fiscal 1998) and increased follow-on sales to existing customers (approximately $4.0 million of the increase in fiscal 1997 and approximately $4.7 million of the increase in fiscal 1998), primarily as a result of the expansion of the BrioQuery product suite through the introduction of Brio's Web-based extensions of its product suite in fiscal 1997 and 1998.

  Services. Brio's service revenues increased by 133% from $1.3 million in fiscal 1996 to $3.1 million in fiscal 1997 and by 128% to $7.0 million in fis-cal 1998. The increases in fiscal 1997 and 1998 were due to an increase in maintenance and support rev-enues (approximately $900,000 of the increase in fiscal 1997 and approximately $2.2 million of the increase in fiscal 1998) and an increase in training and consulting revenues (approximately $900,000 of the increase in fiscal 1997 and approximately $1.7 million of the increase in fis-cal 1998), related to increases in Brio's installed customer base.

Cost of Revenues

  License Fees. Brio's cost of revenues from license fees increased by 147% from $340,000 in fiscal 1996 to $839,000 in fiscal 1997 and by 20% to $1.0 million in fiscal 1998. The increase in absolute dollars was due to the increase in the number of licenses sold. The decrease as a percentage of revenues from license fees was primarily due to an increase in the number of customers purchasing master disks, which are less expensive to produce and ship, as compared to "shrinkwrapped" product and economies of scale associated with absorbing fixed costs over a larger revenue base. Cost of revenues from license fees may vary between periods due to the mix of customers purchasing master disks relative to customers purchasing "shrinkwrapped" product.

  Services. Cost of service revenues increased by 120% from $371,000 in fiscal 1996 to $817,000 in fiscal 1997 and by 218% to $2.6 million in fiscal 1998. The increases from fiscal 1996 to 1997 were due principally to increases in personnel resulting from

Brio's expansion of its support services in response to increased demand for maintenance and support, training and consulting services. Approximately $1.7 million of the increase in fiscal 1998 was due to increases in personnel and related costs resulting from Brio's expansion of its support services and approximately $900,000 of the increase was due to increases in the use of outside consultants for training and consulting services. Cost of service revenues may vary between periods due to the mix of services provided by Brio's personnel relative to services provided by outside consultants and to varying levels of expenditures required to build the services organization.

Operating Expenses

  Research and development. Research and development expenses increased by 57% from $1.6 million in fiscal 1996 to $2.4 million in fiscal 1997 and by 113% to $5.2 million in fiscal 1998. The increases from year to year were primarily due to increased personnel and related costs required to continue to develop and enhance Brio's fully integrated Brio Enterprise solution for both the client/server and Web-based environments, while developing new products, such as the Brio Enterprise server products.

  Sales and marketing. Sales and marketing expenses increased by 204% from $4.5 million in fiscal 1996 to $13.6 million in fiscal 1997 and by 67% to $22.7 million in fiscal 1998. The increases were attributable to the costs associated with the expansion of Brio's sales and marketing organization, including domestically through the growth of the telesales organization, internationally through the establishment of subsidiary offices in the United Kingdom, Australia, and France and through the expansion of the worldwide field sales organization and related costs (approximately $5.6 million in fiscal 1997 and approximately $5.7 million in fiscal 1998), higher sales commissions, bonuses and sales incentives associated with increased revenues (approximately $1.6 million in fiscal 1997 and approximately $1.9 million in fiscal 1998), and increased domestic and international marketing expenses, including marketing activities, personnel and related costs (approximately $1.9 million in fiscal 1997 and approximately $1.5 million in fiscal 1998). The decrease as a percentage of total revenues was generally attributable to increases in revenues for the periods.

  General and administrative. General and administrative expenses increased by 66% from $1.0 million in fiscal 1996 to $1.7 million in fiscal 1997 and by 75% to $3.0 million in fiscal 1998. Substantially all of the increases were due to increased personnel and related costs (approximately $500,000 in fiscal 1997 and approximately $1.1 million in fiscal 1998) and professional fees (approximately $200,000 in fiscal 1997 and approximately $200,000 in fiscal
1998) necessary to manage and support Brio's growth and facilities expansion. The decrease in general and administrative expenses as a percentage of total revenues is primarily attributable to increased efficiencies in Brio's administrative operations and increased revenues.

  Deferred Compensation. In connection with the grant of certain stock options to employees during fiscal 1998, Brio recorded deferred compensation of $580,000, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Approximately $105,000 was expensed during fiscal 1998, and the balance will be expensed ratably over the next four years as the options vest. See Note 8 of Notes to Consolidated Financial Statements.

Interest and Other Income (Expense), Net

  Interest and other income (expense), net, is comprised primarily of interest income and foreign currency transaction gains or losses, net of interest expense. Interest expense is comprised of interest incurred on Brio's bank line of credit. Brio's interest and other income (expense), net, decreased from $33,000 in fiscal
1996 to $25,000 in fiscal 1997. Interest and other income (expense), net, decreased to a net expense of $341,000 in fiscal 1998. The decrease in fiscal 1997 was due to increased bank borrowings. The decrease in fiscal 1998 was attributable to an increase in the amount of borrowings on Brio's line of credit to fund growth in operations, and to a lesser extent losses of approximately $131,000 on foreign currency transactions resulting from intercompany receivables from foreign subsidiaries. See Note 2 of Notes to Consolidated Financial Statements.

Provision for Income Taxes

  As of March 31, 1998, Brio had federal net operating loss carryforwards of approximately $8.7 million and state net operating loss carryforwards of approximately $2.8 million available to offset future taxable income, and expiring at various dates through 2012 if not utilized. Further, as of March 31, 1998, Brio had tax credit carryforwards of approximately $553,000 which expire at various dates through 2012. In addition, the Internal Revenue Code of 1986, as amended, contains certain provisions that may limit Brio's net operating loss carryforwards available for use in any given period upon the occurrence of certain events, including a significant change in ownership interests. Brio has net deferred tax assets, including its net operating loss carryforwards, totaling approximately $5.3 million as of March 31, 1998. Brio has recorded a valuation allowance for all of its net deferred tax assets as a result of significant uncertainties regarding the realization of most of its assets, including the limited operating history of Brio, a recent history of losses and the variability of operating results. See Note 10 of Notes to Consolidated Financial Statements.

Recent Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive In-come." SFAS No. 130 was adopted by Brio in its fiscal year beginning on April 1, 1998. The adoption of SFAS No. 130 did not have a material effect on Brio's consolidated financial statements.

  In June 1997, the Financial Accounting Standards Board also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 is effective for Brio's fiscal years beginning on April 1, 1998. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Management believes the adoption of SFAS No. 131 will not have a material effect on Brio's consolidated financial statements.

  In December 1997, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 97-2 which will supersede SOP 91-1, "Software Revenue Recognition." Brio adopted SOP 97-2 for all transactions entered into beginning April 1, 1998. The adoption of SOP 97-2 did not have a material effect on Brio's consolidated financial statements or the timing of Brio's revenue recognition, or cause changes to its revenue recognition policies.

Liquidity and Capital Resources

  As of December 31, 1998, Brio had cash, cash equivalents and short-term investments of $30.4 million. In addition, Brio maintains a bank line of credit which provides for up to $10.0 million in borrowings, with interest at the bank's prime rate. Brio can borrow up to 80% of eligible accounts receivable against this line, with an additional $1.5 million in non-formula availability. Borrowings are secured by substantially all of Brio's assets, including Brio's intellectual property to the extent required to secure the Bank's interest in the accounts receivables. The line of credit requires Brio to comply with various financial covenants, including quarterly requirements to maintain a minimum quick ratio of 2.0:1.0 and a minimum tangible net worth covenant. The line expires on December 1, 1999, when any amounts outstanding thereunder are due and payable. See Note 6 of Notes to Consolidated Financial Statements. As of December 31, 1998, there were no outstanding bank borrowings.

  Net cash used in operating activities was $5.4 million in the nine months ended December 31, 1997 and net cash provided by operating activities was $3.7 million in the nine months ended December 31, 1998. The increase was due primarily to decreases in net loss and favorable changes in the balances of operating assets and liabilities.

  Net cash used in investing activities was $1.2 million in the nine months ended December 31, 1997 and $16.0 million in the nine months ended December 31, 1998. These amounts consist of purchases of property and equipment, short-term investments, and the acquisition of a business. Brio has planned capital commitments of approximately $2.3 million in fiscal 1999.

  Net cash provided by financing activities was $7.2 million in the nine months ended December 31, 1997 and $27.9 million in the nine months ended December 31, 1998. These amounts consist primarily of proceeds from its initial public offering in 1998, private sales of Preferred Stock in 1997, and periodic borrowings in both periods, net of repayments, on the bank line of credit.

  Net cash used in operating activities was $3.3 million in fiscal 1996, $4.7 million in fiscal 1997 and $3.8 million in fiscal 1998.

  Net cash used in investing activities was $380,000 in fiscal 1996, $2.0 million in fiscal 1997 and $1.7 million in fiscal 1998, consisting primarily of purchases of property and equipment and, to a lesser extent, a one-time payment in connection with the acquisition of Brio's Australian subsidiary.

  Net cash provided by financing activities was $1.2 million in fiscal 1996, $7.1 million in fiscal 1997 and $7.2 million in fiscal 1998, consisting primarily of proceeds from private sales of preferred stock and periodic borrowings, net of repayments, on the bank line of credit.

Quantitative and Qualitative Disclosures about Market Risk

  Brio's exposure to market risk for changes in interest rates relates primarily to Brio's investment portfolio. Brio maintains an investment policy which ensures the safety and preservation of its invested funds by limiting default risk, market risk, and reinvestment risk. As of December 31, 1998, Brio had $16.9 million of cash with a weighted average variable rate of 4.43% and $12.2 million of cash equivalents and short-term investments with a weighted average variable rate of 5.20%.

  Brio mitigates default risk by attempting to invest in high credit quality securities and by constantly positioning its portfolio to respond appropriately to a significant reduction in a credit rating of any investment issuer or guarantor. The portfolio includes only marketable securities with active secondary or resale markets to ensure portfolio liquidity and maintains a prudent amount of diversification.

  Brio has no cash flow exposure due to rate changes for long-term debt obligations. Brio has entered into borrowing agreements to support general corporate purposes including capital expenditures and working capital needs, should the need arise. Brio currently has no short-term or long-term debt outstanding.

  Brio conducts business on a global basis in international currencies. As such, it is exposed to adverse or beneficial movements in foreign currency exchange rates. Brio may enter into foreign currency forward contracts to minimize the impact of exchange rate fluctuations on certain foreign currency commitments and balance sheet positions. The realized gains and losses on these contracts are deferred and offset against realized and unrealized gains and losses when the transaction occurs. At December 31, 1998, there were no outstanding foreign currency exchange contracts.

                INFORMATION REGARDING SQRIBE BUSINESS OF SQRIBE


Overview

  SQRIBE develops, markets and supports enterprise reporting software that enables organizations to improve the quality and speed of decision making at every level of the organization. SQRIBE's Internet-enabled product suite comprises a comprehensive, scalable solution for processing, distributing and accessing enterprise reports. In addition to its enterprise reporting products, SQRIBE pioneered the Enterprise Information Portal, which leverages the Internet to create an information delivery infrastructure to enable non-technical users throughout the enterprise to access critical business information and reports directly and dynamically. SQRIBE markets its software primarily through its direct sales organization, augmented by indirect sales channels including distributors, value-added resellers and system integrators.

SQRIBE Products

  SQRIBE Enterprise. SQRIBE Enterprise is an integrated solution designed to leverage a company's investment in data warehouses, ERP systems, and other software, hardware and networking infrastructure technologies. SQRIBE Enterprise consists of four key components, SQR Enterprise Reporting Server, VisualSQRIBE Interactive Report Builder, ReportMart Enterprise Information Portal (for Web-based information delivery), and PowerSQRIBE Visual Query and Analysis. Customers can purchase any combination of these components.

  SQR Enterprise Reporting Server. SQR Enterprise Reporting Server is a high-performance, distributable and scalable server technology for processing reports of any magnitude.

  VisualSQRIBE Interactive Report Builder. VisualSQRIBE Interactive Report Builder is a visual report development environment. VisualSQRIBE enables report creation with point-and-click, drag-and-drop simplicity and is backed by an SQL-based reporting language when more complex business logic is required. VisualSQRIBE is designed for use by information technology professionals as well as corporate power users. End-users benefit, as well, from VisualSQRIBE's ability to embed interactive analysis capabilities into any report.

  ReportMart Enterprise Information Portal. ReportMart Enterprise Information Portal is an open infrastructure that provides repository, management and security capabilities for enterprise information delivery of any information object. ReportMart's browser-based Web interface is an enterprise information portal for end-users seeking information for making on-demand decisions. The software's multi-tier architecture scales across platforms and across locations, enabling information technology departments to maintain centralized control without compromising end-user information access. ReportMart provides dynamic execution capabilities to enable users to run reports off of "live" operational systems. With the recent launch of SQRIBE Enterprise, ReportMart now includes a number of ways for streamlining integration with the enterprise infrastructure, including automated content management and security features.

  PowerSQRIBE Visual Query and Analysis. PowerSQRIBE Visual Query and Analysis is SQRIBE's interactive analysis and query technology. PowerSQRIBE is a Java-based thin-client applet for accessing and analyzing enterprise information wherever it resides. It allows users to drill down for more detail, change data relationships dynamically or import data into existing desktop software for further analysis. It requires a standard Java-compliant browser, and no plug-ins, which means it may be deployed with limited deployment, maintenance or training costs.

Services and Customer Support

  SQRIBE has formed a worldwide professional services organization, including consultants, field engineers, training specialists and project directors, to deliver a full range of technical development, deployment, education and support services to customers and partners. The organization offers a series of technical deployment and education services, including custom engagements that provide pre-deployment proof of concept for enterprise reporting to senior executives. SQRIBE also offers a technical education cycle designed for technical professionals implementing SQRIBE Enterprise.

Sales and Marketing

  SQRIBE sells its software and services primarily through a direct sales organization consisting of regionally based sales managers, system engineers and consultants in North America, France, Germany, United Kingdom and Australia. In other international markets, SQRIBE markets its software through designated distributors. SQRIBE also has alliances with application developers, technology providers, systems integrators and complementary software providers. A number of SQRIBE's industry partners have integrated and embedded SQRIBE technology with their leading applications.

Proprietary Rights

  SQRIBE relies on a combination of the protections provided under applicable copyright, trademark and trade secret laws, as well as confidential procedures and licensing agreements to establish and protect its rights in its software. SQRIBE licenses its software products to customers under license agreements which are generally standard in form, although each license is individually negotiated and may contain variations. The standard agreement allows the customer to use SQRIBE's products solely on the customer's computer equipment for internal purposes, and the customer is generally prohibited from sublicensing or transferring SQRIBE's products. The agreements generally provide that SQRIBE's warranty for its products is limited to correction or replacement of the affected product, and in most cases SQRIBE's warranty liability may not exceed the licensing fees from the customer. The form agreement also includes a confidentiality clause protecting proprietary information.

Employees

  As of December 31, 1998, SQRIBE had 222 employees, including 50 in product development and product management, 106 in sales and marketing and business development, 40 in professional services, customer education and customer support and 26 in administration. None of SQRIBE's employees is represented by a labor union with respect to his or her employment with SQRIBE. SQRIBE has experienced no organized work stoppages.

Facilities

  SQRIBE's principal offices are located in Redwood City, California where SQRIBE leases approximately 41,000 square feet under a lease that expires in the beginning of 2004. SQRIBE also has an office in Long Beach, California where SQRIBE leases approximately 8,380 square feet under a lease that expires in January 2002. SQRIBE also occupies 9,826 square feet in Fairborn, Ohio under a lease which expires in February 2003.

Selected Historical Financial Data of SQRIBE

  SQRIBE's historical balance sheet data as of December 31, 1998 and historical statement of operations data for the three years ended December 31, 1996, 1997 and 1998 are included herein and are derived from its audited financial statements included elsewhere in the proxy statement/prospectus. SQRIBE's financial information is qualified by and should be read in conjunction with its financial statements and notes thereto included elsewhere in the Prospectus/Proxy Statement.

    SQRIBE MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                              FINANCIAL CONDITION

  The following discussion should be read in conjunction with the SQRIBE Consolidated Financial Statements and the Notes thereto and the other information included elsewhere in this Report. Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. The forward-looking statements contained herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.

Overview

  SQRIBE develops, markets, licenses and supports enterprise reporting software that enables organizations to improve the quality and speed of decision making at every level of the organization. SQRIBE's flagship product is SQR, an enterprise production reporting software product, which SQRIBE acquired from Sybase Corporation in 1995. In 1998, SQRIBE introduced a number of new products including:

 .ReportMart, an open infrastructure that provides comprehensive repository, management and security capabilities for enterprise information delivery of any information object;

 .PowerSQRIBE, an interactive analysis and query technology; and

 .VisualSQRIBE, a visual report development environment.

Through the first quarter of 1998, SQRIBE derived its license fee revenue primarily from sales of SQR. Since then, SQRIBE has also derived revenues from ReportMart, PowerSQRIBE and VisualSQRIBE. SQRIBE had net losses of $2.7 million in 1996 and $7.7 million in 1997 and net income of $1.0 million in 1998. SQRIBE had an accumulated deficit of $14.3 million as of December 31, 1998. $7.7 million of SQRIBE's net loss in 1997 was due to a compensation expense relating to the exchange of approximately one-third of SQRIBE's common stock for Series B preferred stock on a one-for-one basis. The stockholders subsequently sold the preferred stock to third-party investors. The compensation expense was based on the differences between the fair values of the common and preferred shares on the date of the exchange.

  SQRIBE's revenue consists of license fees for software products and fees for services, including software maintenance and support, training and consulting. SQRIBE typically licenses its SQR product on a per computer server basis with the price varying based on the computing power of the server. SQRIBE's other products are licensed on a per user basis with the price per user varying based on the selection of products licensed.

  SQRIBE's customers include organizations in a diverse set of industry segments. Sybase Corporation accounted for approximately 12% of SQRIBE's revenue in 1996. No single customer has accounted for more than 10% of SQRIBE's total revenue for 1997 or 1998.

  SQRIBE generally recognizes revenues from license fees when:

 .a non-cancelable license agreement has been executed;

 . vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement;

 .the product has been shipped;

 .there are no significant vendor obligations;

 .the fees are fixed and determinable; and

 .collection is considered probable.

  If any contingencies or continuing obligations exist, SQRIBE defers revenue recognition until all contingencies or obligations have been satisfied. SQRIBE recognizes revenues from training and consulting services when the services are performed. SQRIBE recognizes revenue from maintenance and support services ratably over the term of the agreement, which is typically twelve months.

  To date, SQRIBE has derived license fee revenues from direct sales of software products to end users through SQRIBE's direct sales force, as well as from indirect sales through partners who resell SQRIBE's products or who include SQRIBE's products in their software or hardware offering. Revenues from direct sales were 68% of total revenues for 1996, 66% of total revenues for 1997 and 68% of total revenues for 1998. SQRIBE's ability to achieve revenue growth and improved operating margins, as well as increased worldwide sales, in the future will depend in large part upon its success in expanding and maintaining relationships with value added resellers, resellers and distributors.

  SQRIBE has, to date, sold its products internationally through direct sales offices in the United Kingdom, France, Germany and Australia and indirectly through established distribution relationships in more than 25 countries. Sales to customers outside of the
US and Canada, including sales generated by SQRIBE's foreign subsidiaries, represented 8% total revenues for 1996, 14% of total revenues for 1997 and 19% of total revenues for 1998. A substantial portion of SQRIBE's international sales in the past have been denominated and collected in foreign currencies and SQRIBE believes that a portion of SQRIBE's cost of revenues and operating expenses will continue to be incurred in foreign currencies. Although it is impossible to predict future exchange rate movements between the U.S. dollar and other currencies, to the extent the U.S. dollar strengthens or weakens against other currencies, a substantial portion of SQRIBE's revenues, cost of revenues and operating expenses will be commensurately lower or higher than would be the case in a more stable foreign currency environment. SQRIBE has not historically undertaken foreign exchange hedging transactions to cover its potential foreign currency exposure.

  Although SQRIBE has experienced significant revenue growth in 1996, 1997 and 1998, the same rate of revenue growth may not be sustainable in the future.

Results of Operations

  The following table sets forth certain selected consolidated statements of operations data as a percentage of revenues for the periods indicated:

                                                 Year Ended December 31,
                                                 -----------------------------
                                                  1996       1997       1998
                                                 -------    -------    -------
Consolidated Statements of Operations Data:
Revenues:
  License fees..................................      71%        63%        61%
  Services......................................      29         37         39
                                                 -------    -------    -------
    Total revenues..............................     100        100        100
                                                 -------    -------    -------
Cost of revenues:
  License fees..................................       7          4          3
  Services......................................       7         10         13
                                                 -------    -------    -------
    Total cost of revenues......................      14         14         16
                                                 -------    -------    -------
Gross profit....................................      86         86         84
                                                 -------    -------    -------
Operating expenses:
  Research and development......................      19         18         17
  Sales and marketing...........................      48         50         53
  General and administrative....................      34         19         15
  Stock compensation to principal stockholders..      --         31         --
                                                 -------    -------    -------
    Total operating expenses....................     101        118         85
                                                 -------    -------    -------
Loss from operations............................     (15)       (32)        (1)
Interest and other income (expense), net........      --          2          4
                                                 -------    -------    -------
Net income (loss) before taxes..................     (15)       (30)         3
Income taxes....................................      --         --         --
                                                 -------    -------    -------
Net income (loss)...............................     (15)%      (30)%        3%
                                                 =======    =======    =======

Revenues

  SQRIBE's revenues increased by 40% from $18.0 million in 1996 to $25.1 million in 1997 and by 56% to $39.2 million in 1998.

  License Fees. License fee revenues increased by 24% from $12.9 million in 1996 to $15.9 million in 1997 and by 51% to $24.0 million in 1998. The increases in license fee revenues for each year were due to an increase in the number of customers licensing SQRIBE's products as well as an increase in the average license fee per customer.

  Service. Service revenues increased by 79% from $5.1 million in 1996 to $9.2 million in 1997 and by 65% to $15.1 million in 1998. The increases were due to an increase in maintenance and support revenues (approximately $2.3 million of the increase in 1997 and approximately $3.1 million of the increase in 1998) and an increase in training and consulting revenues (approximately $1.8 million of the increase in 1997 and approximately $2.8 million of the increase in
1998), related to increased sales of SQRIBE's software products.

Cost of Revenues

  License Fees. Cost of revenues from license fees consists primarily of the cost to manufacture computer media and documentation and royalties paid to third party providers of software and to distributors who held exclusive rights to distribute SQRIBE's products in certain territories where SQRIBE was also selling. Cost of license fee revenues decreased by 27% from $1.3 million in 1996 to $946,000 in 1997 and increased by 16% to $1.1 million in 1998. The decrease in 1997 was due primarily to the sale of the Eventus Software division in 1996 and the corresponding decrease in SQRIBE's royalty obligations of $364,000. The increase in 1998 was primarily due to increased sales of SQRIBE's software products, as well as additional royalties of $350,000 to buy out an exclusive European distributor arrangement.

Services. Cost of services revenues consists primarily of personnel costs, including allocated overhead, associated with providing maintenance, consulting, development and training services. Cost of services revenues increased by 108% from $1.2 million in 1996 to $2.5 million and by 100% increased to $5.0 million and increased by 100% in 1998. The increases year over year were due primarily to increases in the number of consulting and client support personnel and related overhead costs necessary to support increases in the installed customer base. Cost of service revenues may vary between periods due to the mix of services provided by SQRIBE's personnel relative to services provided by outside consultants and to varying levels of expenditures required to build SQRIBE's services organization.

Operating Expenses

  Research and Development Expense. Research and development expenses consist primarily of personnel and related costs, including outside contractors, and software and hardware development tools associated with the development of new products, enhancements to existing products, documentation, quality assurance and product management. Costs related to research, design and development of products and product management are charged to research and development as incurred. Research and development expenses increased by 37% from $3.4 million in 1996 to $4.6 million in 1997 and by 42% to $6.6 million in 1998. The increases were primarily due to an increase in development personnel and related overhead costs.

  Sales and Marketing Expense. Sales and marketing expenses consist primarily of salaries and other personnel related costs, commissions, travel, and the costs of participating in industry trade shows, marketing materials and other promotional activities. Sales and marketing expenses increased by 44% from $8.6 million in 1996 to $12.4 million in 1997 and by 68% to $20.9 million in 1998. The increases were primarily due to the expansion of the domestic and international sales force and the marketing organization, increased costs of participation in industry trade shows and the development of new marketing materials.

  General and Administrative Expenses. General and administrative expenses consist primarily of personnel costs for executive, finance, human resources, information systems and administrative personnel and other general management expenses. General and administrative expenses decreased by 21% from $6.2 million in 1996 to $4.9 million in 1997 and increased by 16% to $5.7 million in 1998. In 1996, SQRIBE sold its Eventus software division in return for a note payable of approximately $501,000 and 21% ownership in the new entity. SQRIBE also agreed to fund operating expenses of the resulting new entity up to $300,000 for an additional note. No gain was recorded on the sale because the new entity was thinly capitalized at the time of the transaction and the carrying value of the note and the related investment were recorded at zero. In 1998, the new entity was acquired by Segue Software, Inc., public company, in a stock-for-stock transaction. In 1996, SQRIBE incurred one-time restructuring costs of $500,000 when the corporate headquarters were moved from Long Beach, California to Menlo Park, California, as well as $1.2 million in one-time costs associated with the sale of Eventus. The decrease from 1996 to 1997 was primarily due to these one-time costs. The increase from 1997 to 1998 was primarily due to increased personnel and related costs necessary to support SQRIBE's growth and expansion.

  Stock Compensation to Principal Stockholders. In September 1997, SQRIBE permitted certain stockholders controlling 97% of the then outstanding shares of common stock, including an executive officer, to exchange one-third of their shares of SQRIBE common stock for shares of SQRIBE Series B preferred stock on a one-for-one basis. These stockholders subsequently sold these shares to third-party investors. SQRIBE recognized compensation expense during 1997 of approximately $7.7 million related to this exchange based on the difference between the fair values of the common and preferred shares on the date of the exchange.

Other Income (Expense), Net

  Other income (expense), net includes interest income, gains or losses on the sale of fixed assets, gains or losses on investments and foreign currency transaction gains or losses, net of interest expense.

  SQRIBE's other income (expense) net increased from $23,000 in 1996 to $416,000 in 1997 to $1.6 million in 1998. Approximately $320,000 of the increase from 1996 to 1997 was due to the repayment of the Eventus promissory notes and approximately $73,000 of the increase was due to an increase in interest income. Approximately $500,000 of the increase in 1998 was due to the final repayment of the Eventus promissory notes, and approximately $692,000 of the increase was due to a gain on the acquisition of Eventus by Segue Software, Inc., offset by interest expense.

Liquidity and Capital Resources

  Since inception, SQRIBE has financed its operations and met its capital requirements through a combination of working capital lines of credit, borrowings from an officer and stockholder of SQRIBE, equipment and furniture lease financing and private sales of preferred and common stock. In December 1998, SQRIBE entered into a $3.5 million Loan and Security Agreement which included a $2.5 million working capital line of credit which provides for interest at the bank's prime rate (7.75% at December 31, 1998) plus 0.5% and a $1.0 million term loan facility which provides for interest at the bank's prime rate plus 0.75% and converts to a note repayable over 30 months beginning in December 1999. SQRIBE can borrow up to 80% of eligible accounts receivable against the working capital line. The agreement requires SQRIBE to comply with various financial covenants, including a minimum quick ratio of at least 1.25:1.00 and certain defined quarterly operating results. As of December 31, 1998, there were no outstanding borrowings; however, a $500,000 letter of credit had been issued to support a facilities lease, reducing the availability of the line of credit. In January 1999, SQRIBE borrowed $2,000,000 under the working capital line of credit. As of December 31, 1998, SQRIBE had cash and cash equivalents of $1.6 million.

  Net cash provided by operating activities was $500,000 in 1996 and $2.7 million in 1997. Net cash used in operating activities was $1.1 million in 1998. The increase from 1996 to 1997 was due primarily to the decrease in operating losses, net of the compensation expense related to the exchange of approximately one-third of SQRIBE's common shares for Series B preferred shares, and favorable changes in the balances of operating assets and liabilities. The decrease in 1998 was due to the decrease in operating losses, offset primarily by increases in receivables.

  Net cash used in investing activities was $1.1 million in 1996, $1.4 million in 1997 and $1.5 million in 1998. These amounts consist of purchases of property and equipment.

  Net cash provided by financing activities was $1.7 million in 1996 and $69,000 in 1997. Net cash used by financing activities was $239,000 in 1998. These amounts consist primarily of proceeds from the exercise of preferred stock warrants and common stock options and repayments of the note to stockholder and capital lease obligations.

                        PRINCIPAL STOCKHOLDERS OF SQRIBE

  The following table sets forth, as of February 22, 1999, certain information with respect to the beneficial ownership of the capital stock of SQRIBE by (i) each person known by SQRIBE to own beneficially more than 5% of any class of SQRIBE's voting securities, (ii) each director of SQRIBE, (iii) each executive officer named below, and (iv) all directors and executive officers as a group. Except as otherwise noted below, SQRIBE knows of no agreements among its stockholders which relate to voting or investment power of its capital stock.

                                                                              Amount and
                                                                               Nature of
                                                                              Beneficial      Percent of
  Title of Class                Name and Address of Beneficial Owner         Ownership (1) Class/Series (2)
  --------------         --------------------------------------------------- ------------- ----------------
5% or More Beneficial Owners
----------------------------

         Common          Ofir J. Kedar (3)                                     5,778,186         72.2%
                         500 Saginaw Dr.
                         Redwood City, CA 94063

   Series A Preferred    General Atlantic Partners, LLC (4)                    2,073,532         88.1%
                         3 Pickwick Plaza, Suite 200
                         Greenich, CT 06830
   Series A Preferred    J. Michael Cline (4)                                  2,073,532         88.1%

   Series A Preferred    Geocapital III, LP                                      249,996         10.6%
                         c/o Geocapital Parnters
                         One Bridge Plaza
                         Fort Lee, NJ 07024
   Series B Preferred    General Atlantic Partners, LLC (5)                    1,759,999         68.5%
                         3 Pickwick Plaza, Suite 200
                         Greenwich, CT 06830
   Series B Preferred    J. Michael Cline (5)                                  1,759,999         68.5%

   Series B Preferred    Geocapital III, LP                                      195,556          7.6%
                         c/o Geocapital Partners
                         One Bridge Plaza
                         Fort Lee, NJ 07024

Directors, Nominees for Director, Named Executive Officers
----------------------------------------------------------

         Common          Ofir Kedar (3)                                        5,778,186         72.2%

         Common          Steven Wong                                             218,350          2.7%

         Common          Dale Prouty (6)                                         226,560          2.8%

         Common          All directors, nominees for director, and executive   6,223,096         77.7%
                         officers as a group (6 persons)

   Series A Preferred    J. Michael Cline (4)                                  2,073,532         88.1%

   Series A Preferred    All directors, nominees for director, and executive   2,073,532         88.1%
                         officers as a group (6 persons)

   Series B Preferred    Haim Kedar                                               11,111            *

   Series B Preferred    J. Michael Cline (5)                                  1,759,999         68.5%

   Series B Preferred    Dale Prouty (7)                                         179,947            7%

   Series B Preferred    All directors, nominees for director, and executive   1,951,057           76%
                         officers as a group (6 persons)

--------
(1)Applicable percentage of ownership is based on 8,006,498 shares of common stock outstanding, together with applicable options for such stockholder, 2,352,940 shares of Series A preferred stock outstanding, and 2,568,836 shares of Series B preferred stock outstanding, as of March 31, 1999. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares subject to options currently exercisable or exercisable within 60 days after March 31, 1999 are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(2)In connection with preferred stock, the percentage listed refers to the percentage of shares held of the respective series of preferred stock, rather than all of the outstanding shares of preferred stock.

(3)Consists of 5,178,186 shares held by Ofir Kedar, 300,000 shares held by Ori Asher Kedar 1996 Trust of which Mr. Kedar is trustee, and 300,000 shares held by Tom Samuel Kedar 1996 Trust of which Mr. Kedar is trustee. Mr. Kedar disclaims beneficial ownership of shares held by Ori Asher Kedar 1996 Trust and Tom Samuel Kedar 1996 Trust.

(4)Consists of 205,080 shares held by GAP Coinvestment Partners, L.P., and 1,868,452 shares held by General Atlantic Partners 18, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 18, L.P. The managing members of General Atlantic Partners, LLC are the general partners of GAP Coinvestment Partners, L.P. J. Michael Cline is a managing member of General Atlantic Partners, LLC and a general partner of GAP Coinvestment Partners, L.P. Mr. Cline disclaims beneficial ownership of such shares except for his pecuniary interest therein.

(5)Consists of 299,331 shares held by GAP Coinvestment Partners, L.P., and 1,460,668 shares held by General Atlantic Partners 43, L.P. General Atlantic Partners, LLC is the general partner of General Atlantic Partners 43, L.P. The managing members of General Atlantic Partners, LLC are the general partners of GAP Coinvestment Partners, L.P. J. Michael Cline is a managing member of General Atlantic Partners, LLC and a general partner of GAP Coinvestment Partners, L.P. Mr. Cline disclaims beneficial ownership of such shares except for his pecuniary interest therein.

(6)Consists of 226,560 shares held by PST Investors, a general partnership. Dale Prouty is the managing partner of PST Investors. Mr. Prouty disclaims beneficial ownership of such shares except for his proportional interest therein.

(7)Consists of 179,947 shares held by PST Investors. Dale Prouty is a managing partner of PST Investors. Mr. Prouty disclaims beneficial ownership of such shares except for his proportional interest therein.

                                    EXPERTS

  The consolidated financial statements and schedule of Brio included in this proxy statement/prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

  The consolidated financial statements of SQRIBE included in this proxy statement/ prospectus have been so included in reliance on the report of Deloitte & Touche, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

  The validity of the Brio common stock issuable pursuant to the merger and certain other legal matters relating thereto will be passed upon for Brio by Venture Law Group, A Professional Corporation, Menlo Park, California. As of the date of this Prospectus, certain attorneys of Venture Law Group and affiliated partnerships beneficially own an aggregate of 11,989 shares of Brio common stock and options to purchase an aggregate of 20,000 shares of Brio common stock.

     DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

  Proposals of stockholders intended to be presented at Brio's next annual meeting of Stockholders must be received by Karen J. Willem, Brio Technology,
Inc., 3460 West Bayshore Road, Palo Alto, CA 94303, no later than       , 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires Brio's directors, executive officers and persons who own more than 10% of Brio's common stock to file with the SEC initial reports of ownership and changes in ownership of Brio's common stock. These persons are required by SEC regulations to furnish Brio with copies of all Section 16(a) reports they file. To Brio's knowledge, based solely on its review of the copies of such reports received or written representations from these persons that no other reports were required, Brio believes that during its fiscal year ended March 31, 1999, all such persons complied with all applicable filing requirements.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

  This proxy statement/prospectus incorporates certain documents of Brio by reference that are not presented herein or delivered herewith. Such documents are available to any person, including any beneficial owner, to whom this proxy statement/prospectus is delivered, upon oral or written request, without charge, directed to Karen J. Willem, Brio Technology, Inc., 3460 West Bayshore Road, Palo Alto, CA 94303, (650) 856-8000. In order to ensure timely delivery
of the documents, such requests should be made by      , 1999.

                                 OTHER MATTERS

  The Board of Directors knows of no other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

                             BRIO TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants.................................... 113
Consolidated Balance Sheets................................................. 114
Consolidated Statements of Operations....................................... 115
Consolidated Statements of Stockholders' Equity (Deficit)................... 116
Consolidated Statements of Cash Flows....................................... 117
Notes to Consolidated Financial Statements.................................. 118

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Brio Technology, Inc.:

  We have audited the accompanying consolidated balance sheets of Brio Technology, Inc. (a California corporation) and subsidiaries as of March 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of Brio's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Brio Technology, Inc. and subsidiaries as of March 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

San Jose, California
May 1, 1998

                             BRIO TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (In thousands, except share amounts)

                                                    March 31,
                                                  ---------------  December 31,
                                                   1997    1998        1998
                                                  ------  -------  ------------
                                                                   (unaudited)
                     ASSETS
Current Assets:
 Cash and cash equivalents....................... $  890  $ 2,647    $18,223
 Short-term investments..........................     --       --     12,185
 Accounts receivable, net of allowance of $371,
  $551 and $672..................................  5,144    6,508      6,348
 Inventories                                         104      361        379
 Prepaid expenses and other current assets.......    378      958        874
                                                  ------  -------    -------
     Total current assets........................  6,516   10,474     38,009
Property and Equipment, net......................  2,052    3,127      4,090
Other Assets.....................................    317      485      1,013
                                                  ------  -------    -------
                                                  $8,885  $14,086    $43,112
                                                  ======  =======    =======
 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
 Current maturities of notes payable............. $1,724  $ 3,248    $    --
 Accounts payable................................  1,535    2,140      1,698
 Accrued liabilities--
   Payroll and related benefits..................  1,318    1,422      2,165
   Other.........................................    657      918      2,400
 Deferred revenue, current.......................  3,061    6,656      7,982
                                                  ------  -------    -------
     Total current liabilities...................  8,295   14,384     14,245
Notes Payable, net of current maturities.........    438      189         --
Noncurrent Deferred Revenue......................     --    1,321        973
Other Noncurrent Liabilities.....................     19       46         39
                                                  ------  -------    -------
     Total liabilities...........................  8,752   15,940     15,257
                                                  ------  -------    -------
Commitments and Contingencies (Notes 5 and 9)
Stockholders' Equity (Deficit):
 Convertible preferred stock, no par value,
  aggregate liquidation preference of $15,850 at
  March 31, 1998:
   Authorized--5,625,000 shares at March 31, 1997
    and 1998, and none at December 31, 1998
   Issued and outstanding (Series A, B and C)--
    4,613,903 shares at March 31, 1997, 5,466,172
    shares at March 31, 1998 and none at December
    31, 1998.....................................  9,811   15,655         --
 Preferred stock, $.001 par value at December
  31, 1998, 2,000,000 authorized at December 31,
  1998, none issued and outstanding at December
  31, 1998.......................................     --       --         --
 Common stock and additional paid-in capital, no
  par value at March 31, 1997 and 1998 and $.001
  par value at December 31, 1998:
   Authorized--13,500,000 shares at March 31,
    1997 and 1998 and 60,000,000 shares at
    December 31, 1998
   Issued and outstanding--5,656,910 shares at
    March 31, 1997, 5,762,725 shares at March 31,
    1998 and 14,502,605 at December 31, 1998.....    495    1,131     48,020
 Notes receivable from stockholders..............   (314)    (292)      (255)
 Deferred compensation...........................     --     (459)      (308)
 Cumulative translation adjustment...............    (62)     (20)       (23)
 Unrealized gain on short-term investments.......     --       --          7
 Accumulated deficit............................. (9,797) (17,869)   (19,586)
                                                  ------  -------    -------
     Total stockholders' equity (deficit)........    133   (1,854)    27,855
                                                  ------  -------    -------
                                                  $8,885  $14,086    $43,112
                                                  ======  =======    =======

   The accompanying notes are an integral part of these consolidated balance sheets.

                             BRIO TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)

                                                                 Nine Months
                                                                    Ended
                                     Years Ended March 31,      December 31,
                                    -------------------------  ----------------
                                     1996     1997     1998     1997     1998
                                    -------  -------  -------  -------  -------
                                                                 (unaudited)
Revenues:
 License fees.....................  $ 3,212  $10,328  $19,795  $13,914  $23,587
 Services.........................    1,315    3,058    6,977    4,646    8,717
                                    -------  -------  -------  -------  -------
   Total revenues.................    4,527   13,386   26,772   18,560   32,304
                                    -------  -------  -------  -------  -------
Cost of revenues:
 License fees.....................      340      839    1,008      654    1,072
 Services.........................      371      817    2,595    1,717    3,799
                                    -------  -------  -------  -------  -------
   Total cost of revenues.........      711    1,656    3,603    2,371    4,871
                                    -------  -------  -------  -------  -------
Gross Profit......................    3,816   11,730   23,169   16,189   27,433
                                    -------  -------  -------  -------  -------
Operating Expenses:
 Research and development.........    1,555    2,447    5,218    3,860    5,011
 Sales and marketing..............    4,476   13,588   22,728   16,764   19,747
 General and administrative.......    1,014    1,685    2,954    2,079    3,392
 In-process research and
  development.....................       --       --       --       --    1,653
                                    -------  -------  -------  -------  -------
   Total operating expenses.......    7,045   17,720   30,900   22,703   29,803
                                    -------  -------  -------  -------  -------
Loss from operations..............   (3,229)  (5,990)  (7,731)  (6,514)  (2,370)
Interest and other income
 (expense), net...................       33       25     (341)    (226)     775
                                    -------  -------  -------  -------  -------
Net loss before income taxes......   (3,196)  (5,965)  (8,072)  (6,740)  (1,595)
Income taxes......................       --       --       --       --      122
                                    -------  -------  -------  -------  -------
Net loss..........................  $(3,196) $(5,965) $(8,072) $(6,740) $(1,717)
                                    -------  -------  -------  -------  -------
Basic net loss per share..........  $ (0.64) $ (1.14) $ (1.41) $ (1.18) $ (0.13)
                                    -------  -------  -------  -------  -------
Shares used in computing basic net
 loss per share...................    5,018    5,218    5,724    5,715   13.432
                                    =======  =======  =======  =======  =======


  The accompanying notes are an integral part of these consolidated financial statements.

                             BRIO TECHNOLOGY, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                       (In thousands, except share data)

                                           Common Stock        Notes                                                 Total
                      Convertible         and Additional     Receivable                                             Stock-
                    Preferred Stock      Paid-In Capital        from    Deferred Cumulative  Unrealized  Accumu-   holders'
                   -------------------  -------------------    Stock-   Compen-  Translation   Gain on    lated     Equity
                     Shares    Amount     Shares    Amount    holders    sation  Adjustment  Investments Deficit   (Deficit)
                   ----------  -------  ----------  -------  ---------- -------- ----------- ----------- --------  ---------
BALANCE, MARCH
31, 1995.........   2,464,331  $ 3,768   5,005,032  $   104    $  --     $  --      $ --         $--     $   (636)  $ 3,236
 Issuance of
 Series A
 preferred stock,
 net.............      32,425       50          --       --       --        --        --          --           --        50
 Issuance of
 common stock for
 cash                      --       --      16,360       10       --        --        --          --           --        10
 Net loss........          --       --          --       --       --        --        --          --       (3,196)   (3,196)
                   ----------  -------  ----------  -------    -----     -----      ----         ---     --------   -------
BALANCE, MARCH
31, 1996.........   2,496,756    3,818   5,021,392      114       --        --        --          --       (3,832)      100
 Issuance of
 Series B
 preferred stock,
 net.............   2,117,147    5,993          --       --       --        --        --          --           --     5,993
 Exercise of
 common stock
 options for
 cash............          --       --     112,435       67       --        --        --          --           --        67
 Exercise of
 common stock
 options for
 notes
 receivable......          --       --     553,500      332     (332)       --        --          --           --        --
 Repurchase of
 restricted
 shares..........          --       --     (30,417)     (18)      18        --        --          --           --        --
 Cumulative
 translation
 adjustment                --       --          --       --       --        --       (62)         --           --       (62)
 Net loss........          --       --          --       --       --        --        --          --       (5,965)   (5,965)
                   ----------  -------  ----------  -------    -----     -----      ----         ---     --------   -------
BALANCE, MARCH
31, 1997.........   4,613,903    9,811   5,656,910      495     (314)       --       (62)         --       (9,797)      133
 Issuance of
 Series C
 preferred stock,
 net.............     852,269    5,844          --       --       --        --        --          --           --     5,844
 Exercise of
 common stock
 options for
 cash............          --       --      47,594       37       --        --        --          --           --        37
 Exercise of
 common stock
 options for
 notes
 receivable......          --       --      57,701       35      (35)       --        --          --           --        --
 Exercise of
 common stock
 warrant for
 cash............          --       --      10,000        6       --        --        --          --           --         6
 Repurchase of
 restricted
 shares..........          --       --     (9,480)       (6)      --        --        --          --           --        (6)
 Repayment of
 notes receivable
 from
 stockholders....          --       --          --       --       57        --        --          --           --        57
 Deferred
 compensation....          --       --          --      580       --      (580)       --          --           --        --
 Amortization of
 deferred
 compensation....          --       --          --       --       --       105        --          --           --       105
 Termination of
 shares granted
 under incentive
 stock plans.....          --       --          --      (16)      --       (16)       --          --           --        --
 Cumulative
 translation
 adjustment......          --       --          --       --       --        --        42          --           --        42
 Net loss........          --       --          --       --       --        --        --          --       (8,072)   (8,072)
                   ----------  -------  ----------  -------    -----     -----      ----         ---     --------   -------
BALANCE, MARCH
31, 1998.........   5,466,172   15,655   5,762,725    1,131     (292)     (459)      (20)         --      (17,869)   (1,854)
 Conversion of
 preferred stock
 to common stock
 (unaudited).....  (5,466,172) (15,655)  5,466,172   15,655       --        --        --          --           --        --
 Exercise of
 common stock
 options for cash
 (unaudited).....          --       --      99,299      130       --        --        --          --           --       130
 Issuance of
 common stock
 pursuant to
 Employee Stock
 Purchase Plan
 (unaudited).....          --       --     105,137      737       --        --        --          --           --       737
 Issuance of
 common stock
 during initial
 public offering,
 net (unaudited).          --       --   3,085,000   30,424       --        --        --          --           --    30,424
 Repurchase of
 restricted
 shares
 (unaudited).....          --       --     (15,728)     (13)      13        --        --          --           --        --
 Repayment of
 notes receivable
 from
 stockholders
 (unaudited).....          --       --          --       --       24        --        --          --           --        24
 Amortization of
 deferred
 compensation
 (unaudited).....          --       --          --       --       --        99        --          --           --        99
 Termination of
 shares granted
 under incentive
 stock plans
 (unaudited).....          --       --          --      (52)      --        52        --          --           --        --
 Income tax
 benefit from
 stock options
 exercised
 (unaudited).....          --       --          --        8       --        --        --          --           --         8
 Cumulative
 translation
 adjustment
 (unaudited).....          --       --          --       --       --        --        (3)         --           --        (3)
 Unrealized gain
 on investments
 (unaudited).....          --       --          --       --       --        --        --           7           --         7
 Net loss
 (unaudited).....          --       --          --       --       --        --        --          --       (1,717)   (1,717)
                   ----------  -------  ----------  -------    -----     -----      ----         ---     --------   -------
BALANCE, DECEMBER
31, 1998
(unaudited)......          --  $    --  14,502,605  $48,020    $(255)    $(308)     $(23)        $ 7     $(19,586)  $27,855
                   ==========  =======  ==========  =======    =====     =====      ====         ===     ========   =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             BRIO TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                Nine Months
                                                                   Ended
                                    Years Ended March 31,      December 31,
                                   -------------------------  ----------------
                                    1996     1997     1998     1997     1998
                                   -------  -------  -------  -------  -------
                                                                (unaudited)
Cash Flows from Operating
 Activities:
Net loss.........................  $(3,196) $(5,965) $(8,072) $(6,740) $(1,717)
Adjustments to reconcile net loss
 to cash (used in) provided by
 operating activities--
 Depreciation and amortization...      140      298      673      458      947
 Provision for returns and
  doubtful accounts..............      108      346      469      424      122
 Deferred compensation
  amortization...................       --       --      105       76       99
 Loss on disposal of property
  and equipment..................       --       --       --       --       47
 In-process research and
  development....................       --       --       --       --    1,653
 Changes in operating assets and
  liabilities, net of acquired
  business--
   Accounts receivable...........   (1,375)  (3,213)  (1,833)  (2,059)      38
   Inventories...................      (51)      48     (257)    (243)     (18)
   Prepaid expenses and other
    assets.......................       (1)    (571)    (794)    (312)      66
   Accounts payable and accrued
    liabilities..................       41    2,790      997       85    1,730
   Deferred revenue..............    1,005    1,533    4,916    2,868      978
                                   -------  -------  -------  -------  -------
     Cash (used in) provided by
      operating activities.......   (3,329)  (4,734)  (3,796)  (5,443)   3,945
                                   -------  -------  -------  -------  -------
Cash Flows from Investing
 Activities:
Purchase of short-term
 investments.....................       --       --       --       --  (12,178)
Acquisition of business, net of
 cash acquired...................       --       --       --       --   (2,203)
Purchases of property and
 equipment.......................     (380)  (1,883)  (1,702)  (1,180)  (1,871)
Cash payment for DataBasics
 acquisition.....................       --      (95)      --       --       --
                                   -------  -------  -------  -------  -------
     Cash used in investing
      activities.................     (380)  (1,978)  (1,702)  (1,180) (16,252)
                                   -------  -------  -------  -------  -------
Cash Flows from Financing
 Activities:
Proceeds from notes payable......    1,104    2,093    4,950   (5,336)  (3,437)
Repayments under notes payable...       --   (1,035)  (3,675)   6,564       --
Proceeds from issuance of
 preferred stock, net............       50    5,993    5,844    5,844       --
Proceeds from issuance of common
 stock, net......................       10       67       37       24   31,291
Proceeds from repayment of notes
 receivable from stockholders....       --       --      457      457       24
Issuance of note to stockholder..       --       --     (400)    (400)      --
Income tax benefit from exercise
 of options......................       --       --       --       --        8
                                   -------  -------  -------  -------  -------
     Cash provided by financing
      activities.................    1,164    7,118    7,213    7,153   27,886
                                   -------  -------  -------  -------  -------
Net increase (decrease) in cash
 and cash equivalents............   (2,545)     406    1,715      530   15,579
Effect of exchange rate changes
 on cash.........................       --      (62)      42       52       (3)
Cash and cash equivalents,
 beginning of period.............    3,091      546      890      890    2,647
                                   -------  -------  -------  -------  -------
Cash and cash equivalents, end of
 period..........................  $   546  $   890  $ 2,647  $ 1,472  $18,223
                                   =======  =======  =======  =======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                             BRIO TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1998

1. ORGANIZATION AND OPERATIONS:

  Brio Technology, Inc. (Brio), was incorporated in California in 1989 and reincorporated in Delaware in April 1998 (see Note 8). Brio designs, develops, markets and supports software products that enable organizations to rapidly implement enterprise business intelligence solutions. Brio's products and services are designed to allow organizations to quickly deploy and effectively manage business intelligence solutions incorporating the wide range of available corporate data sources, including data marts, data warehouses, operational data stores, enterprise applications and legacy applications.

  Brio is subject to a number of risks associated with companies in a similar stage of development, including rapid technological growth, dependence on key personnel and the sales force, litigation (see Note 9), potential competition from larger, more established companies, dependence on product development, the ability to penetrate the market with its products and the ability to obtain adequate financing to support its growth.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

  The consolidated financial statements include the accounts of Brio and its wholly-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

 Use of Estimates in the Preparation of Financial Statements

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

 Foreign Currency Translation

  The functional currency of Brio's subsidiaries is the local currency. Accordingly, Brio applies the current rate method to translate the subsidiaries' financial statements into U.S. dollars. Translation adjustments are included as a separate component of stockholders' equity (deficit) in the accompanying consolidated financial statements. Transaction gains and losses, which have not been material to date, are included in other income (expense).

 Cash and Cash Equivalents

  Brio considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At March 31, 1998 and 1997, Brio held its cash in checking and money market accounts.

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998

 Inventories

  Brio's inventories are carried at the lower of cost or market on a first-in, first-out basis. Inventory consists principally of completed software packages including media and documentation.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives (three to seven years) of the assets. Leasehold improvements are amortized over the shorter of the term of the related lease or the estimated useful life of the asset.

  Property and equipment consists of the following (in thousands):

                                                                   March 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
      Computer equipment and software........................... $1,780  $2,999
      Furniture and fixtures....................................    638   1,156
      Leasehold improvements....................................    210     175
                                                                 ------  ------
                                                                  2,628   4,330
      Less: Accumulated depreciation and amortization...........   (576) (1,203)
                                                                 ------  ------
                                                                 $2,052  $3,127
                                                                 ======  ======

 Revenue Recognition

  Effective April 1, 1998, the Company adopted Statement of Position (SOP) 97-2, "Software Revenue Recognition." SOP 97-2 provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. The adoption of SOP 97-2 did not have a material impact on the Company's consolidated financial position or results of operations.

  Brio's revenues are derived from two sources, license fees and services. Services include software maintenance and support, training and system implementation consulting.

  Revenue from license fees is recognized upon shipment of the software if collection of the resulting receivable is probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. Such undelivered elements in these arrangements typically consist of services. Allowances are established for potential product returns and credit losses. In instances where payments are subject to extended payment terms and the fee is not considered fixed or determinable, revenue is deferred until payments become due. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

  Maintenance revenue is recognized ratably over the term of the maintenance contract. If maintenance is included in an arrangement which includes a license agreement, amounts related to maintenance are unbundled from the license fee based on vendor specific objective evidence. Consulting and training revenue is recognized when the services are performed.

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998

  Cost of revenues consists primarily of third-party fees, related personnel and overhead allocations and overhead costs, the cost of media, documentation, packaging and shipping related to products sold.

 Comprehensive Loss

  In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which was adopted by Brio in the quarter ended June 30, 1998. SFAS No. 130 requires companies to report a new, additional measure of income on the statement of operations or to create a new financial statement that has the new measure of income on it. "Comprehensive income (loss)" includes foreign currency translation gains and losses and other unrealized gains and losses that have been previously excluded from net income (loss) and reflected in equity instead.

  A summary of comprehensive loss follows (in thousands):

                                                                Nine Months
                                                              Ended December
                                    Years Ended March 31,           31,
                                   -------------------------  ----------------
                                    1996     1997     1998     1997     1998
                                   -------  -------  -------  -------  -------
   Net loss....................... $(3,196) $(5,965) $(8,072) $(6,740) $(1,717)
   Unrealized gain on short-term
    investments...................      --       --       --       --        7
   Foreign currency translation
    adjustment....................      --      (62)      42       52       (3)
                                   -------  -------  -------  -------  -------
   Comprehensive loss............. $(3,196) $(6,027) $(8,030) $(6,688) $(1,713)
                                   =======  =======  =======  =======  =======

 Deferred Revenue

  Deferred revenue represents amounts received from customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed. In situations where the services are not expected to be provided and revenue recognized within twelve months of the balance sheet date, such amounts are classified as noncurrent deferred revenue.

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998

 Software Development Costs

  Under SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," costs incurred in the research and development of software products are expensed as incurred until technological feasibility has been established. Once established, these costs would be capitalized. Amounts that could have been capitalized under this Statement were insignificant and, therefore, no costs have been capitalized to date.

 Computation of Basic Net Loss Per Share

  Basic net loss per share is computed using the weighted average number of shares of common stock outstanding. No diluted net loss per share information is presented as Brio has incurred net losses in all periods presented.

  Potential common shares from conversion of preferred stock, stock options and warrants and contingently issuable shares have been excluded from the calculation of diluted net loss per share as they are antidilutive. Potential common shares of 1,624,738, using the treasury stock method, were not included in the computation of diluted loss per share for the nine month period ended December 31, 1998, because the Company incurred a loss in this period and, therefore, the effect would be antidilutive.

 Unaudited Interim Financial Data

  The unaudited interim financial statements as of December 31, 1998, and for the nine months ended December 31, 1997 and 1998, have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles.

 Fair Value of Financial Instruments

  The following methods and assumptions were used in estimating the fair values of financial instruments:

    Cash and cash equivalents: The carrying amount approximates fair value because of the short maturity of those instruments.

    Short-term and long-term debt: The carrying value of the notes payable approximates the debts' fair market value as the rates are variable and based on the bank's prime rate.

  It is estimated that the carrying value of Brio's other financial instruments approximated fair value at March 31, 1998 and 1997.

 Recent Accounting Pronouncements

  In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 is effective for Brio's fiscal year beginning April 1, 1998. SFAS No. 131 establishes standards for disclosures about operating segments, products and services, geographic areas and major customers. Management believes the adoption of SFAS No. 131 will not have a material effect on Brio's financial statements.

  In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998
that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management believes the adoption of SFAS No. 133 will not have a material effect on the Company's financial statements.

3. ACQUISITIONS:

  On April 1, 1996, Brio purchased Brio Technology Ltd. from Management Decisions (MD), one of Brio's distributors in the United Kingdom. Brio paid a nominal value for the outstanding stock and operations of Brio Technology Ltd., and the acquisition was accounted for as a purchase. No goodwill resulted from this acquisition. Brio Technology Ltd. is now a wholly-owned subsidiary of Brio. Sales to MD for the year ended March 31, 1996 were $39,100.

  On July 1, 1996, Brio purchased DataBasics, one of Brio's distributors in Australia, for $95,000 in cash. The acquisition was accounted for as a purchase and resulted in goodwill of $60,000 that is being amortized over a five year period. DataBasics was renamed Brio Technology Pty. Ltd., and is now a wholly-owned subsidiary of Brio. Sales to DataBasics for the year ended March 31, 1996 were $121,000.

  Pro forma information related to these acquisitions has not been presented as the prior operations of the acquired companies were immaterial.

4. SIGNIFICANT CONCENTRATIONS:

  Financial instruments that potentially subject Brio to concentrations of credit risk consist principally of accounts receivable. Brio performs periodic credit evaluations of its customers' financial condition and generally does not require collateral.

  For the years ended March 31, 1998 and 1997, no customer accounted for more than 10% of Brio's total revenues. For the year ended March 31, 1996, one customer accounted for approximately 15% of Brio's total revenues.

  Brio markets its products in the United States and Canada and in other foreign countries through its domestic sales personnel and through its foreign subsidiaries. International revenue, which consists of U.S. sales to customers in foreign countries and sales from Brio's foreign subsidiaries, was 19%, 14% and 9% of total revenues for the years ended March 31, 1998, 1997 and 1996, respectively.

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998
  Information about Brio's operations in different geographic locations is shown below. International operations were not material in fiscal 1996.

                                                                 March 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
                                                              (In thousands)
   Total revenues:
     United States........................................... $12,473  $24,020
     International...........................................   1,484    3,882
     Eliminations............................................    (571)  (1,130)
                                                              -------  -------
       Consolidated.......................................... $13,386  $26,772
                                                              =======  =======
   Intercompany sales between geographic areas:
     United States........................................... $   571  $ 1,130
     International...........................................      --       --
                                                              -------  -------
       Consolidated.......................................... $   571  $ 1,130
                                                              =======  =======
   Net loss:
     United States........................................... $(4,356) $(5,949)
     International...........................................  (1,499)  (2,117)
     Eliminations............................................    (110)      (6)
                                                              -------  -------
       Consolidated.......................................... $(5,965) $(8,072)
                                                              =======  =======
   Identifiable assets:
     United States........................................... $ 9,638  $16,442
     International...........................................   1,179    2,392
     Eliminations............................................  (1,932)  (4,748)
                                                              -------  -------
       Consolidated.......................................... $ 8,885  $14,086
                                                              =======  =======

5. COMMITMENTS:

  Brio leases various facilities under operating leases which expire on various dates through October 2003. Brio also leases office equipment under various non-cancelable operating leases with terms which expire through July 1998. Future minimum lease payments relating to these agreements as of March 31, 1998, are as follows (in thousands):

      FISCAL YEAR
      -----------
       1999.............................................................  $1,726
       2000.............................................................   1,575
       2001.............................................................     511
       2002.............................................................     434
       2003.............................................................     434
       Thereafter.......................................................     253
                                                                          ------
                                                                          $4,933
                                                                          ======

  Rent expense for the years ending March 31, 1998, 1997 and 1996 was $1,532,700, $798,000, and $260,300, respectively.

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998

6. NOTES PAYABLE:

  At March 31, 1998, Brio had a $10,000,000 accounts receivable-based line of credit agreement. Interest on borrowings under the accounts receivable line accrues at the bank's prime rate (8.5% at March 31, 1998). At March 31, 1998, $3,437,000 was outstanding under these arrangements of which $3,248,000 was classified as current and $189,000 as noncurrent, due in fiscal 1999. Borrowings under the accounts receivable line of credit were limited to 80% of eligible accounts receivable, in addition to up to $1.5 million in non-formula availability. The line of credit is collateralized by substantially all of Brio's assets, including Brio's intellectual property, accounts receivable, and property and equipment. This line of credit requires Brio to comply with various financial covenants, including quarterly requirements to maintain a minimum quick ratio, a minimum tangible net worth, and minimum results of operations (the results of operation covenant was eliminated as a result of the initial public offering). The line expires on December 1, 1999. Subsequent to March 31, 1998, Brio utilized a portion of the net proceeds from its initial public offering to repay all of its bank borrowings.

7. PREFERRED STOCK:

  As of March 31, 1998, Brio had issued 2,496,756 shares of Series A Convertible Preferred Stock (Series A), 2,117,147 shares of Series B Convertible Preferred Stock (Series B) and 852,269 shares of Series C Convertible Preferred Stock (Series C).

  In February 1998, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to register shares of its common stock in connection with a proposed Initial Public Offering (IPO). On May 1, 1998, the offering was consummated and all of the currently outstanding convertible preferred stock converted to 5,466,172 shares of common stock upon the closing of the IPO.

  In May 1998, Brio authorized 2,000,000 shares of preferred stock with a par value of $.001. No shares have been issued to date.

8. COMMON STOCK:

 Stock Split and Reincorporation

  In April 1998, Brio's board of directors approved a one-for-two reverse stock split of its preferred and common stock. All preferred stock, common stock and per share amounts have been adjusted retroactively to give effect to the reverse stock split.

  In April 1998, Brio's board of directors approved the reincorporation of Brio in Delaware in connection with Brio's IPO which was consummated May 1, 1998. Upon reincorporation, Brio issued new shares with a par value of $0.001 per share to all preferred and common stockholders. All preferred stock, common stock and per share amounts have been adjusted retroactively to give effect to this issuance.

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998
 Common Stock

  As of March 31, 1998, Brio had reserved shares of its common stock for future issuance as follows:

      Conversion of convertible preferred stock....................... 5,466,172
      Exercise of stock options....................................... 3,877,066
                                                                       ---------
        Total shares reserved......................................... 9,343,238
                                                                       =========

  During fiscal 1997 and 1998, certain employees funded the purchase of common stock under the 1992 Stock Option Plan with fully secured notes payable to Brio.

 Stock Rights and Warrants

  In connection with the issuance of a promissory note in 1992, Brio issued warrants to the noteholder to purchase up to 128,205 shares of common stock at $1.542 per share. The warrants expired, unexercised, on April 17, 1997.

  Under the terms of an agreement with a customer, Brio granted the customer the right to purchase up to $1,300,000 of equity securities of the same type and price of the securities issued to third parties in the event Brio issues at least $500,000 of such securities. This right expired, unexercised, in connection with Brio's IPO.

  In connection with the purchase of Brio Technology Ltd. from MD in 1996, Brio granted MD warrants to purchase 10,000 shares of Brio's common stock at $.60 per share. The value of the warrants was not material. The warrants were exercised prior to March 31, 1998.

 Stock Options

  Through March 31, 1998, Brio has reserved 1,327,066 shares of common stock for issuance under the 1992 Stock Option Plan (the "Plan"). Under the Plan, the Board of Directors may grant options to purchase Brio's common stock to employees, directors or consultants at an exercise price of not less than 100% of the fair value of Brio's common stock, as determined by the Board of Directors. Any options granted must be granted by the tenth anniversary of the effective date of the Plan. Options issued under the Plan generally have a term of five years from the date of grant and generally vest ratably over four years.

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998

  Option activity under the Plan is as follows:

                                                                        Weighted
                                                  Shares                Average
                                                 Available    Options   Exercise
                                                 for Grant  Outstanding  Price
                                                 ---------  ----------- --------
Outstanding--March 31, 1995..................... 1,304,426     370,333   $0.60
  Options granted...............................  (372,125)    372,125    0.60
  Options exercised.............................        --     (16,360)   0.60
  Options canceled..............................    59,051     (59,051)   0.60
                                                 ---------   ---------   -----
Outstanding--March 31, 1996.....................   991,352     667,047    0.60
  Authorized....................................   400,000          --      --
  Restricted shares repurchased.................    30,417          --      --
  Options granted...............................  (939,521)    939,521    0.72
  Options exercised.............................        --    (665,935)   0.60
  Options canceled..............................    93,594     (93,594)   0.62
                                                 ---------   ---------   -----
Outstanding--March 31, 1997.....................   575,842     847,039    0.74
  Restricted shares repurchased.................     9,480          --      --
  Options granted...............................  (723,847)    723,847    3.08
  Options exercised.............................        --    (105,295)    .67
  Options canceled..............................   263,317    (263,317)   1.28
                                                 ---------   ---------   -----
Outstanding--March 31, 1998.....................   124,792   1,202,274   $2.03
                                                 =========   =========   =====

  Certain unvested options have been exercised and are subject to repurchase by Brio until such shares vest. As of March 31, 1998, 151,248 shares were subject to the right of repurchase at an exercise price of $0.60 per share.

  A summary of options outstanding and exercisable as of March 31, 1998, is as follows:

                                  As of March 31, 1998
               ----------------------------------------------------------------------
                      Options Outstanding                   Options Exercisable
               -----------------------------------------   --------------------------
                                                                           Weighted
                                              Weighted                     Average
 Range of                      Average        Average                        Exer
Contractual     Number       Contractual      Exercise       Number          cise
  Prices        Options      Life (years)      Price       Exercisable      Price
-----------    ---------     -----------      --------     -----------     --------
      $0.60      412,764        3.34           $0.60         188,113        $0.60
       1.20      412,154        4.08            1.20          84,531         1.20
       2.00      148,971        4.38            2.00             934         2.00
       3.00       24,661        4.56            3.00           1,496         3.00
       6.00      148,645        4.71            6.00           5,185         6.00
       8.00       55,079        4.90            8.00             342         8.00
-----------    ---------        ----           -----         -------        -----
$0.60-$6.00    1,202,274        3.99           $2.03         280,601        $0.91
===========    =========        ====           =====         =======        =====

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998
  Brio accounts for its Plan under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation expense for the Plan been determined consistent with SFAS No. 123, "Accounting for Stock Based Compensation," Brio's net loss would have increased to the following pro forma amounts (in thousands, except per share information):

                                                       Years Ended March 31,
                                                      -------------------------
                                                       1996     1997     1998
                                                      -------  -------  -------
   Net loss:
     As reported..................................... $(3,196) $(5,965) $(8,072)
     Pro forma....................................... $(3,198) $(5,988) $(8,154)
   Basic net loss per share:
     As reported..................................... $ (0.64) $ (1.14) $ (1.41)
     Pro forma....................................... $ (0.64) $ (1.15) $ (1.42)

  Because the SFAS No. 123 method of accounting has not been applied to options granted prior to April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

  The weighted average grant date fair value of options granted during fiscal 1998, 1997 and 1996, was $0.64, $0.12 and $0.08, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in all periods: risk-free interest rates ranging from 5.2 to 6.7 percent; expected dividend yields of zero percent; expected lives of 3 to 4 years from grant date; and expected volatility of 0.01 percent.

 Deferred Compensation

  In connection with the grant of certain stock options to employees during the fiscal year ended March 31, 1998, Brio recorded deferred compensation of $580,000, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. Such amount is presented as a reduction of shareholder's equity and amortized ratably over the vesting period of the applicable options. Approximately $105,000 was expensed during the fiscal year ended March 31, 1998, and the balance will be expensed ratably over the next four years as the options vest. Compensation expense is decreased in the period of forfeiture for any accrued but unvested compensation arising from the early termination of an option holder's services. No compensation expense related to any other periods presented has been recorded.

 1998 Stock Option Plan

  Brio's 1998 Stock Option Plan (the "1998 Plan") was adopted by Brio's Board of Directors in February 1998. A total of 2,250,000 shares of common stock have been reserved for issuance under the 1998 Plan. Through March 31, 1998, no options were granted under the 1998 Stock Option Plan. The shares reserved for issuance under the 1998 Plan increase annually on the first day of Brio's fiscal year through April 1, 2003, by the lesser of 600,000 or three percent of the shares outstanding on the last day of the immediately preceding fiscal year. Under the 1998 Plan, the Board of Directors may grant options to purchase Brio's common stock to employees, directors or consultants at an exercise price of not less than

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998
100% of the fair value of Brio's common stock on the date of grant, in the case of incentive stock options, and not less than 85% of the fair value of Brio's common stock on the date of grant, in the case of nonqualified stock options. Options must all be granted by the tenth anniversary of the effective date of the 1998 Plan. Options issued under the 1998 Plan will generally have a term of 10 years from the date of grant and will generally vest ratably over four years.

 1998 Employee Stock Purchase Plan

  Brio's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by Brio's Board of Directors in February 1998. A total of 500,000 shares of common stock has been reserved for issuance under the Purchase Plan. The shares reserved for issuance under the Purchase Plan increase annually on the first day of Brio's fiscal year through April 1, 2000, by the lesser of 300,000 or two percent of the shares outstanding on the last day of the immediately preceding fiscal year. The Purchase Plan permits eligible employees to purchase common stock at 85% of the lower of the fair market value of Brio's common stock on the first day or the last day of each six-month offering period.

 1998 Directors' Stock Option Plan

  Brio's 1998 Directors' Stock Option Plan (the "Directors' Plan") was adopted by Brio's Board of Directors in February 1998. A total of 300,000 shares of common stock has been reserved for issuance under the Directors' Plan. Through March 31, 1998, no options were granted under the Directors' Stock Option Plan. The Directors' Plan provides for the initial grant of nonqualified stock options to purchase 20,000 shares of common stock on the date on which the optionee first becomes a nonemployee director of Brio subsequent to the initial public offering (the "First Option"), and an additional option to purchase 5,000 shares of common stock on the next anniversary to existing and future nonemployee directors of Brio if, on such date, the director has served on the board for at least six months (the "Subsequent Option"). The exercise price per share of all options granted under the Directors' Plan will equal the fair market value of a share of Brio's common stock on the date of grant of the option. Options issued under the Directors' Plan will have a term of 10 years from the date of grant; the First Option shall become exercisable in installments of 25% of the total number of shares subject to the First Option on each of the first, second, third and fourth anniversaries of the date of grant of the First Option; each Subsequent Option shall become exercisable in full on the day before the first anniversary of the date of grant of that Subsequent Option.

9. CONTINGENCIES:

  On January 20, 1997, Business Objects, S.A. filed a complaint (the "Complaint") against Brio in the U.S. District Court for the Northern District of California in San Jose, California alleging that certain of Brio's products infringe U.S. Patent No. 5,555,403. The Complaint seeks injunctive relief and unspecified monetary damages. In April 1997, Brio filed an answer and affirmative defenses to the Complaint, denying certain of the allegations in the Complaint, and asserting a counterclaim requesting declaratory relief that Brio is not infringing the patent and that the patent is invalid and unenforceable. In December 1997, venue for the case was changed to the Northern District of California in San Francisco, California. Brio believes that it

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998

has meritorious defenses to the claims made in the Complaint on both invalidity and non-infringement grounds, and intends to defend the suit vigorously. Brio and Business Objects, S.A. are currently conducting discovery, and a claims construction hearing has been set for April 1999. The pending litigation could result in substantial expense to Brio and significant diversion of effort by Brio's technical and management personnel. Litigation is subject to inherent uncertainties, especially in cases such as this where complex technical issues must be decided. Brio's defense of this litigation, regardless of the merits of the Complaint or lack thereof, could be time-consuming or costly, or divert the attention of technical and management personnel, which could have a material adverse effect upon Brio's business, operating results and financial condition. There can be no assurance that Brio will prevail in the litigation given the complex technical issues and inherent uncertainties in patent litigation. In the event Brio is unsuccessful in the litigation, Brio may be required to pay damages to Business Objects, S.A. and could be prohibited from marketing certain of its products without a license, which license may not be available on acceptable terms. If Brio is unable to obtain such a license, Brio may be required to license a substitute technology or redesign to avoid infringement, in which case Brio's business, operating results and financial condition could be materially adversely affected. Collectively, sales of BrioQuery Navigator, BrioQuery Explorer and BrioQuery Designer represented substantially all of Brio's revenues in fiscal 1996 and represented a majority of Brio's revenues in fiscal 1997 and fiscal 1998. Brio is unable to estimate the amount of loss, if any, which may be incurred as a result of the Complaint.

10. INCOME TAXES:

  Brio accounts for income taxes using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events which have been recognized in Brio's financial statements. Deferred tax assets and liabilities are determined using the current applicable enacted tax rate and provisions of the enacted tax law.

  Brio had a net deferred tax asset at March 31, 1998 and 1997 as follows (in thousands):

                                                                  1997    1998
                                                                 ------  ------
      Allowance for sales returns and doubtful accounts......... $  152  $  220
      Accumulated depreciation..................................    (92)   (143)
      Accrued expenses and other................................  1,699   1,415
      Federal and state credits.................................    103     307
      Capitalized research and development......................    161     246
      Net operating losses......................................  2,003   3,211
                                                                 ------  ------
                                                                  4,026   5,256
      Valuation allowance....................................... (4,026) (5,256)
                                                                 ------  ------
      Net deferred income tax asset............................. $   --  $   --
                                                                 ======  ======

  At March 31, 1998, Brio had Federal and state net operating loss carryforwards of $8.7 million and $2.8 million, respectively, which expire at various dates through 2012. Brio believes that, based on a number of factors, there is sufficient uncertainty regarding the realizability of carryforwards and credits that a full valuation allowance has been recorded

                             BRIO TECHNOLOGY, INC.

                                 MARCH 31, 1998

against the net deferred tax asset. These factors include a history of operating losses, recent increases in expense levels to support Brio's growth, the competitive nature of Brio's market and the lack of predictability of revenue. Management will continue to assess the realizability of the tax benefits available to Brio based on actual and forecasted operating results. The Internal Revenue Code contains provisions which may limit the net operating loss and research and development credit carryforwards to be used in any given year upon the occurrence of certain events, including a significant change in ownership.

11. SUBSEQUENT EVENTS (UNAUDITED):

 Acquisition of MerlinSoft, Inc.

  In October 1998, Brio acquired all of the outstanding stock of MerlinSoft, Inc. (MerlinSoft), a California corporation, for cash. MerlinSoft was a development stage company that had not yet recorded any product revenue or released any products for sale. The total purchase price was $2.2 million, and the acquisition was accounted for as a purchase. In connection with the acquisition, net intangibles of $2.3 million were acquired. The results of operations of MerlinSoft and the estimated fair value of the assets acquired and liabilities assumed are included in Brio's consolidated financial statements from the date of acquisition. Intangibles arising from the acquisition are being amortized on a straight-line basis over three years. Management estimates that $1.7 million of the purchased intangibles represented purchased in-process research and development that had not yet reached technological feasibility and had no alternative future use. Accordingly, this amount was immediately expensed in the Consolidated Statements of Operations upon consummation of the acquisition. The value assigned to purchased in-process research and development, based on a valuation prepared by a third-party appraiser, was determined by identifying significant research projects for which technological feasibility had not been established. The value was determined by estimating the costs to develop the purchased in-process research and development into commercially viable products, estimating the resulting net cash flows from such products and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. If these projects are not successfully developed, the operating results and financial condition of Brio may be adversely affected. Additionally, the value of other intangible assets acquired may become impaired.

 Proposed Merger with SQRIBE Technologies Corp.

  On February 23, 1999, Brio entered into a definitive merger agreement with SQRIBE Technologies Corp. Under the terms of the agreement, upon closing of the transaction, Brio stockholders will hold approximately 55% of the combined company, with former SQRIBE stockholders holding approximately 45%. The transaction will be accounted for as a pooling of interests.

                           SQRIBE TECHNOLOGIES CORP.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................................ 132

Consolidated Balance Sheets................................................. 133

Consolidated Statements of Operations and Comprehensive Income (Loss)....... 134

Consolidated Statements of Stockholders' Equity............................. 135

Consolidated Statements of Cash Flows....................................... 136

Notes to Consolidated Financial Statements.................................. 137

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of SQRIBE Technologies Corp.:

  We have audited the accompanying consolidated balance sheets of SQRIBE Technologies Corp. and its subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive income
(loss), of stockholders' equity, and of cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                                           DELOITTE & TOUCHE LLP

February 19, 1999

                           SQRIBE TECHNOLOGIES CORP.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998
               (In thousands, except share and par value amounts)

                                                               1997     1998
                                                              -------  -------
                           ASSETS
CURRENT ASSETS:
 Cash and cash equivalents................................... $ 4,679  $ 1,605
 Marketable securities available for sale....................     --       779
 Receivables--net of allowance of $446 in 1997 and $837 in
  1998.......................................................   8,233   13,052
 Prepaid expenses and other assets...........................     452      562
 Deferred income taxes.......................................      75    1,759
                                                              -------  -------
    Total current assets.....................................  13,439   17,757
PROPERTY AND EQUIPMENT, Net..................................   1,785    2,258
OTHER ASSETS.................................................     138      869
                                                              -------  -------
TOTAL........................................................ $15,362  $20,884
                                                              =======  =======
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable............................................ $   983  $ 1,847
 Accrued liabilities.........................................   5,119    6,720
 Deferred revenue............................................   7,873    9,059
 Note payable to stockholder.................................     368      --
                                                              -------  -------
    Total current liabilities................................  14,343   17,626
DEFERRED REVENUES............................................     --       994
DEFERRED RENT................................................     110       85
REDEEMABLE COMMON STOCK, 180,000 shares outstanding..........     344      344
COMMITMENTS AND CONTINGENCIES (Notes 3 and 4)
STOCKHOLDERS' EQUITY:
 Preferred stock, $.001 par value, 5,368,920 shares
  authorized; 4,921,776 shares outstanding (aggregate
  liquidation preference of $19,560 at
  December 31, 1998).........................................  15,381   15,381
 Common stock, $.001 par value, 25,000,000 shares authorized;
  6,292,729 shares and 7,825,493 shares outstanding in 1997
  and 1998, respectively.....................................     305    2,431
 Notes receivable for common stock...........................     --    (1,603)
 Deferred compensation.......................................     --      (188)
 Accumulated other comprehensive income......................     175       85
 Accumulated deficit......................................... (15,296) (14,271)
                                                              -------  -------
    Total stockholders' equity...............................     565    1,835
                                                              -------  -------
TOTAL........................................................ $15,362  $20,884
                                                              =======  =======

                See notes to consolidated financial statements.

                           SQRIBE TECHNOLOGIES CORP.

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                    (In thousands except per share amounts)

                                                      1996     1997     1998
                                                     -------  -------  -------
REVENUES:
  License........................................... $12,862  $15,936  $24,035
  Services..........................................   5,135    9,187   15,127
                                                     -------  -------  -------
    Total revenue...................................  17,997   25,123   39,162
COST OF REVENUES:
  Cost of license...................................   1,258      946    1,090
  Cost of services..................................   1,171    2,506    5,043
                                                     -------  -------  -------
GROSS PROFIT........................................  15,568   21,671   33,029
                                                     -------  -------  -------
OPERATING EXPENSES
  Marketing and sales...............................   8,633   12,434   20,872
  General and administrative........................   6,192    4,906    5,723
  Research and development..........................   3,371    4,612    6,552
  Stock compensation to principal shareholders (Note
   6)...............................................      --    7,707       --
                                                     -------  -------  -------
    Total operating expenses........................  18,196   29,659   33,147
                                                     -------  -------  -------
LOSS FROM OPERATIONS................................  (2,628)  (7,988)    (118)
Other income (expense), net.........................      23      416    1,593
                                                     -------  -------  -------
INCOME (LOSS) BEFORE INCOME TAXES...................  (2,605)  (7,572)   1,475
Provision for income taxes..........................      54      104      450
                                                     -------  -------  -------
NET INCOME (LOSS)................................... $(2,659) $(7,676) $ 1,025
                                                     =======  =======  =======
COMPREHENSIVE INCOME (LOSS):
  Net income (loss)................................. $(2,659) $(7,676) $ 1,025
  Foreign currency translation adjustments..........      --      175     (177)
  Unrealized holding gain on securities.............      --       --       87
                                                     -------  -------  -------
COMPREHENSIVE INCOME (LOSS)......................... $(2,659) $(7,501) $   935
                                                     =======  =======  =======
Net Income (Loss) per Share:
  Basic............................................. $ (0.30) $ (0.95) $  0.16
                                                     =======  =======  =======
  Diluted........................................... $ (0.30) $ (0.95) $  0.09
                                                     =======  =======  =======
Shares used in Computation:
  Basic.............................................   8,854    8,112    6,556
                                                     =======  =======  =======
  Diluted...........................................   8,854    8,112   11,878
                                                     =======  =======  =======

                See notes to consolidated financial statements.

                           SQRIBE TECHNOLOGIES CORP.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS EQUITY
                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
                            (Dollars in thousands)

                                                                  Note                  Accumulated
                          Preferred Stock    Common Stock      Receivable                  Other
                         ----------------- ------------------  for Common   Deferred   Comprehensive Accumulated
                          Shares   Amount    Shares    Amount    Stock    Compensation    Income       Deficit    Total
                         --------- ------- ----------  ------  ---------- ------------ ------------- ----------- -------
Balances, January 1,
 1996..................  1,735,290 $ 5,400  8,582,942  $    8   $    --      $  --         $ --       $ (4,961)  $   447
Proceeds from exercise
 of options............                        20,590      21                                                         21
Stock compensation
 arrangement...........                                   110                                                        110
Issuance of preferred
 stock upon exercise of
 warrants .............    617,650   2,100                                                                         2,100
Net loss...............                                                                                 (2,659)   (2,659)
                         --------- ------- ----------  ------   -------      -----         ----       --------   -------
Balances, December 31,
 1996..................  2,352,940   7,500  8,603,532     139        --         --           --         (7,620)       19
Proceeds from exercise
 of options............                       168,033     168                                                        168
Conversion of common
 stock to Series B
 preferred stock.......  2,478,836   7,709 (2,478,836)     (2)                                                     7,707
Conversion of
 redeemable common
 stock to Series B
 preferred stock.......     90,000     172                                                                           172
Other comprehensive
 income................                                                                     175                      175
Net loss...............                                                                                 (7,676)   (7,676)
                         --------- ------- ----------  ------   -------      -----         ----       --------   -------
Balances, December 31,
 1997..................  4,921,776  15,381  6,292,729     305        --         --          175        (15,296)      565
Proceeds from exercise
 of options............                     1,570,264   1,774    (1,641)                                             133
Stock compensation
 arrangements..........                                   390                 (188)                                  202
Repurchase of common
 stock.................                       (37,500)    (38)       38
Other comprehensive
 loss..................                                                                     (90)                     (90)
Net income.............                                                                                  1,025     1,025
                         --------- ------- ----------  ------   -------      -----         ----       --------   -------
Balances, December 31,
 1998..................  4,921,776 $15,381  7,825,493  $2,431   $(1,603)     $(188)        $ 85       $(14,271)  $ 1,835
                         ========= ======= ==========  ======   =======      =====         ====       ========   =======

                See notes to consolidated financial statements.

                           SQRIBE TECHNOLOGIES CORP.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 (In thousands)

                                                        1996     1997     1998
                                                       -------  -------  -------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)...................................  $(2,359) $(7,676) $ 1,025
 Reconciliation to cash provided by (used for)
  operating activities:
  Deferred income taxes..............................       --      (75)  (1,684)
  Stock compensation.................................      110    7,707      202
  Depreciation and amortization......................      748      945    1,081
  Gain on Eventus sale (Note 8)......................       --       --     (692)
  Loss on disposal of property and equipment.........       95        8        4
  Changes in:
   Receivables.......................................   (1,748)  (3,853)  (4,665)
   Prepaid expenses and other assets.................      134     (479)    (734)
   Accounts payable..................................       41     (140)     746
   Accrued liabilities...............................    1,665    3,034    1,518
   Deferred revenue..................................    1,814    3,234    2,112
                                                       -------  -------  -------
    Cash provided by (used for) operating activities.      500    2,705   (1,087)
                                                       -------  -------  -------
CASH FLOWS FROM INVESTING ACTIVITIES--
 Purchases of property and equipment.................   (1,070)  (1,400)  (1,565)
                                                       -------  -------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from exercise of options...................       21      168      133
 Repayments of note payable to stockholder...........     (384)     (91)    (368)
 Repayments of capital lease obligations.............      (32)      (8)      (4)
 Exercise of preferred stock warrants................    2,100       --       --
                                                       -------  -------  -------
    Cash provided by (used for) financing activities.    1,705       69     (239)
                                                       -------  -------  -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH
 EQUIVALENTS.........................................       --      175     (183)
                                                       -------  -------  -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.    1,135    1,549   (3,074)
CASH AND CASH EQUIVALENTS:
 Beginning of period.................................    1,995    3,130    4,679
                                                       -------  -------  -------
 End of period.......................................  $ 3,130  $ 4,679  $ 1,605
                                                       =======  =======  =======
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION--
 Cash paid during the year for:
 Interest............................................  $    56  $    27  $    18
                                                       =======  =======  =======
 Income taxes........................................  $     1  $    33  $ 2,230
                                                       =======  =======  =======
NONCASH INVESTING AND FINANCING ACTIVITIES:
 Conversion of common stock into preferred stock.....           $ 7,879
                                                                =======
 Stock issued for notes, net of cancellations........                    $ 1,603
                                                                         =======
 Increase in redemption value of redeemable common
  stock..............................................                    $   916
                                                                         =======

                See notes to consolidated financial statements.

                           SQRIBE TECHNOLOGIES CORP.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

 Organization

  SQRIBE Technologies Corp. (SQRIBE) designs, develops, markets and supports a family of information retrieval and dissemination software products for relational databases on a worldwide basis. SQRIBE was founded in 1985 and has subsidiaries located in Germany, France, United Kingdom and Australia. On February 12, 1997, SQRIBE changed its name from Management Information Technology, Incorporated to SQRIBE Technologies Corp.

 Principles of Consolidation

  The consolidated financial statements include the accounts of SQRIBE and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

 Estimates and Certain Significant Risks and Uncertainties

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Such management estimates include the allowance for doubtful accounts receivable, and warranty reserves. Actual results could differ from those estimates.

  For the years ended December 31, 1997 and 1998, no customers accounted for more than 10% of SQRIBE's total revenues. For the year ended December 31, 1996, one customer accounted for 12% of SQRIBE's total revenues.

  SQRIBE operates in a rapidly changing environment that involves a number of risks, some of which are beyond SQRIBE's control, that could have a material adverse effect on SQRIBE's business, operating results, and financial condition. These risks include variability and uncertainty of revenues and operating results; product concentration, technological change, and new products; competition; intellectual property/litigation; management of growth; dependence on key personnel; limited sources of component supply; licenses from third parties; geographic concentration; acquisitions and investments; international operations; regulatory requirements; expansion of distribution channels; and year 2000 compatibility issues.

 Concentration of Credit Risk

  SQRIBE's cash and cash equivalents are deposited with a major financial institution. At times such deposits may be in excess of insured limits. Management believes that SQRIBE's investments in cash equivalents have minimal credit risk.

  SQRIBE licenses products primarily to Fortune 500 companies in North America and Europe. SQRIBE maintains reserves for estimated potential credit losses.

 Cash and Cash Equivalents

  Cash equivalents are short-term, highly liquid cash investments with an original maturity of less than 90 days. The carrying amount of SQRIBE's cash equivalents approximates fair value due to the short-term maturity of those investments.

                           SQRIBE TECHNOLOGIES CORP.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

 Marketable Securities

  Marketable equity securities are considered available-for-sale securities, and, accordingly, are reported at fair market value. Changes in their market price are considered in computing comprehensive income only.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method based on the estimated useful lives of the assets (three to five years) or the lease term, if shorter.

 Long-Lived Assets

  SQRIBE evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

 Software Development Costs

  Development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility of the product has been established. Software development costs incurred after technological feasibility has been established are capitalized up to the time the product is available for general release to customers. At December 31, 1997 and 1998, there were no amounts capitalized as SQRIBE's current development process is essentially complete concurrent with the establishment of technological feasibility.

 Revenue Recognition

  Revenue from license fees is recognized upon shipment of the software if collection of the resulting receivable is probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate a portion of the total fee to any undelivered elements of the arrangement. Such undelivered elements in these arrangements typically consist of services. Allowances are established for potential products returns and credit losses. If an acceptance period is required, revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

  Maintenance revenue is recognized ratably over the term of the maintenance contract. If maintenance is included in an arrangement which includes a license agreement, amounts related to maintenance are allocated based on vendor specific objective evidence. In situations where maintenance is to be provided over a period beyond twelve months from the balance sheet date, the portion of revenue relating to those services is classified as noncurrent deferred revenue. Consulting and training revenue is recognized when the services are performed.

  Cost of revenues consists primarily of third-party fees, related personnel and overhead allocations and overhead costs, the cost of media, documentation, packaging and shipping related to products sold.

                           SQRIBE TECHNOLOGIES CORP.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

  In October 1997, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2, Software Revenue Recognition (SOP 97-2). This statement provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions and superseded SOP 91-1, Software Revenue Recognition. SOP 97-2 was effective for transactions entered into in 1998. The adoption of this standard did not have a material effect on SQRIBE's financial position or results of operations for 1998.

 Stock-Based Compensation

  SQRIBE accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees.

 Income Taxes

  SQRIBE accounts for income taxes under an asset and liability approach. Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductions net of a valuation allowance to reduce deferred tax assets to amounts that are more likely than not to be realized.

 Foreign Currency Translation

  The functional currency for SQRIBE subsidiaries outside the United States is the local currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Statements of operations are translated at the average monthly rates of exchange. Transaction gains and losses are included in other income (expense).

 Comprehensive Income

  In 1998, SQRIBE adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from nonowner sources.

 Net income (Loss) per share

  In 1997, SQRIBE adopted SFAS No. 128, Earnings Per Share which requires a dual presentation of basic and diluted earnings per share ("EPS"). Basic EPS excludes dilution and is computed by dividing net income (loss) attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, warrants to purchase convertible preferred stock and common stock options and warrants using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in net loss periods as their effect would be antidilutive. EPS for all periods have been computed in accordance with SFAS No. 128.

                           SQRIBE TECHNOLOGIES CORP.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


 Geographic Operating Information

  In 1998, SQRIBE adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Restated Information, which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. SQRIBE operates in one reportable segment (Note 10).

 Recently Issued Accounting Standard

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for SQRIBE's fiscal year ending December 31, 2000. Management believes that this statement will not have a significant impact on SQRIBE's financial position, results of operations or cash flows.

 Reclassifications

  Certain reclassifications have been made to the prior year amounts to conform with the 1998 presentation.

2. BALANCE SHEET DETAILS

 Marketable Securities

  Marketable securities at December 31, 1998 consist of (in thousands):

                                                         Cost         Unrealized
                                                         Basis Market    Gain
                                                         ----- ------ ----------
   Equity securities.................................... $692   $779     $87
                                                         ====   ====     ===

 Property and Equipment

  Property and equipment consists of (in thousands):

                                                                December 31,
                                                               ----------------
                                                                1997     1998
                                                               -------  -------
   Computers and equipment....................................  $2,837   $4,239
   Furniture and fixtures.....................................     296      471
   Automobiles................................................      36       36
   Leasehold improvements.....................................     105      128
                                                               -------  -------
   Total......................................................   3,274    4,874
   Accumulated depreciation and amortization..................  (1,489)  (2,616)
                                                               -------  -------
   Property and equipment--net................................  $1,785   $2,258
                                                               =======  =======

                           SQRIBE TECHNOLOGIES CORP.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

 Accrued Liabilities

  Accrued liabilities consist of (in thousands):

                                                                  December 31,
                                                                  -------------
                                                                   1997   1998
                                                                  ------ ------
   Accrued payroll and benefits.................................. $2,609 $3,753
   Sales and income taxes payable................................  1,850  2,125
   Other.........................................................    660    842
                                                                  ------ ------
                                                                  $5,119 $6,720
                                                                  ====== ======

3. BORROWING ARRANGEMENTS

  At December 31, 1998, SQRIBE had $2,500,000 available under a bank line of credit. Borrowings under the line bears interest at the bank's prime rate (7.75% at December 31, 1998) plus 0.5%, are limited to 80% of eligible receivables and are secured by substantially all of the assets of SQRIBE. SQRIBE also has a $1,000,000 equipment purchase line of credit. Amounts borrowed under this line bear interest at prime plus 0.75% and convert to a note repayable over 30 months beginning December 1999. The borrowing arrangement requires SQRIBE to maintain a quick ratio (excluding deferred maintenance revenues) of at least 1.25 to 1, and meet certain defined quarterly operating results. At December 31, 1998, SQRIBE was in compliance with these covenants; no amounts had been borrowed under either line, and a $500,000 letter of credit had been issued to support a facilities lease, reducing the availability of the revolving line of credit.

  SQRIBE had an unsecured note payable to an executive officer/stockholder which had an original principal balance of $1,000,000 which had a balance outstanding of $368,000 at December 31, 1997. The note was repaid in 1998. Interest expense under this note was $39,000, $29,000 and $8,000 in 1996, 1997, and 1998, respectively.

4.LEASES

  SQRIBE leases its facilities and certain equipment under operating leases, which expire at various dates through the year 2003. Rent expense (net of sublease income of $190,000, $79,000 and $0) was $312,000, $727,000 and
$1,245,000 in 1996, 1997 and 1998, respectively.

  In November 1998, SQRIBE signed a lease for new facilities in Redwood City, California. SQRIBE began occupying these facilities in February 1999, and intends to sublease its old facilities.

                           SQRIBE TECHNOLOGIES CORP.

                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
  Future minimum annual lease commitments (net of anticipated sublease income equal to the current lease payments of $489,000 in 1999 and $366,000 in 2000 for the old facilities) as of December 31, 1998 are as follows (in thousands):

   Year Ending
   December 31,
   ------------
     1999................................................................ $1,811
     2000................................................................  1,696
     2001................................................................  1,644
     2002................................................................  1,461
     2003................................................................  1,298
                                                                          ------
   Total................................................................. $7,910
                                                                          ======

5. REDEEMABLE COMMON STOCK

  In June 1995, SQRIBE sold 270,000 shares of common stock for total proceeds of $516,000. Under the arrangement, the holder has the right to put these shares to SQRIBE at fair market value beginning in June 1999 if SQRIBE is not a public entity at that time. (Under certain circumstances, SQRIBE has the right to effect this redemption through the issuance of an unsecured note bearing interest at 8% per annum.) In September 1997, one-third of these shares (90,000) were converted to Series B preferred shares, which do not have such redemption rights (see Note 6). At December 31, 1997, the estimated fair value of SQRIBE's common stock did not exceed the per share carrying value of these shares. At December 31, 1998, the estimated redemption value of the common stock subject to this put right was $1,260,000.

6. STOCKHOLDERS' EQUITY

 Preferred Stock

  Preferred stock consists of:

                                                   Shares
                                           ----------------------
                                                                      Amount
                                           Designated Outstanding (in thousands)
                                           ---------- ----------- --------------
   Series A............................... 2,352,940   2,352,940     $ 7,500
   Series B............................... 3,015,980   2,568,836       7,881
                                           ---------   ---------     -------
   Total.................................. 5,368,920   4,921,776     $15,381
                                           =========   =========     =======

  In September 1997, SQRIBE permitted certain stockholders controlling 97% of the then outstanding shares of common stock, including an executive officer, to exchange one-third of their common shares for Series B preferred stock on a one-for-one basis. These shares were subsequently sold by the stockholders to third-party investors. SQRIBE recognized compensation expense during 1997 of approximately $7.7 million related to this exchange based on the difference between the fair values of the common and preferred shares at that date.

                           SQRIBE TECHNOLOGIES CORP.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

  Significant terms of the outstanding preferred stock are as follows:

 .Each share of preferred stock is convertible into one share of common stock at any time at the option of the holder (subject to adjustment for events of dilution). Conversion is mandatory in the event of the closing of a firm underwritten public offering under the Securities Act of 1933, at a price of at least $3.40 and $4.50 per common share for Series A and Series B, respectively, with an aggregate offering price of at least $10,000,000. In the event the per share price of the offering (as defined) is less than $17.00 per share, the Series A stockholders will receive common shares equal to $3.40 per share in value in addition to their normal conversion amounts.

 .Each share has voting rights equivalent to the number of shares of common stock into which it is convertible.

 .In the event of merger, liquidation, dissolution or winding up of SQRIBE, preferred stockholders are entitled to receive $3.40 per share for Series A and $4.50 per share for Series B prior to any distribution to the common stockholders. Alternatively, the preferred stockholders may choose to convert and receive their pro rata distribution as common stockholders, except that, if such amount is less than $17.00 per share, the Series A shareholders will first receive $3.40 per share and then share pro rata with the other common stockholders.

 Common Stock

  At December 31, 1998, SQRIBE had reserved shares of common stock as follows:

  Conversion of outstanding preferred stock........................... 4,921,776
  Employee stock option plan.......................................... 2,887,613
  Other option and warrant arrangements...............................    43,000
                                                                       ---------
                                                                       7,852,389
                                                                       =========

                           SQRIBE TECHNOLOGIES CORP.

                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

 Net Income (Loss) Per Share

  The following is a reconciliation of the numerators and denominators of the basic and diluted net income (loss) per share computations (in thousands, except per share amounts):

                                                       Years Ended December
                                                                31,
                                                      -------------------------
                                                       1996     1997     1998
                                                      -------  -------  -------
Net Income (Loss) (Numerator):
  Net income (loss), basic and diluted............... $(2,659) $(7,676) $ 1,025
                                                      -------  -------  -------
Shares (Denominator):
  Weighted average common shares outstanding.........   8,854    8,112    7,853
  Weighted average shares
  outstanding subject to repurchase..................     --       --    (1,297)
                                                      -------  -------  -------
  Shares used in computation, basic..................   8,854    8,112    6,556
  Effect of Dilutive Securities:
  Options............................................     --       --       393
  Warrants...........................................     --       --         7
  Convertible preferred stock........................     --       --     4,992
                                                      -------  -------  -------
  Shares used in computation, diluted................   8,854    8,112   11,878
                                                      -------  -------  -------
Net Income (Loss) per Share:
  Basic.............................................. $ (0.30) $ (0.95) $  0.16
                                                      =======  =======  =======
  Diluted............................................ $ (0.30) $ (0.95) $  0.09
                                                      =======  =======  =======

 Notes Receivable for Common Stock

  In the first quarter of 1998, SQRIBE permitted certain employees to accelerate the exercisability of their options and purchase 1,444,327 shares covered by their option agreements in exchange for full recourse promissory notes totaling $1,641,000. The notes bear interest at 7% and are due in 2003; repayment accelerates in the event of termination of employment. The shares purchased under the agreement have been pledged as partial security for the notes. SQRIBE has the right to repurchase these shares at the original sale price based on a vesting schedule equal to the vesting schedule of the original option agreements. During 1998, SQRIBE repurchased 37,500 unvested shares of stock and canceled the related note from a terminated employee as permitted under the arrangement. At December 31, 1998, 683,348 shares of stock were subject to the repurchase right at a weighted average price of $1.25.

 Employee Stock Option Plan

  Under SQRIBE's 1995 amended and restated stock option plan, 4,500,000 shares of common stock have been authorized for the grant of incentive or nonstatutory stock options. Incentive stock options and nonqualified stock options must be granted at not less than fair market value (85% of fair market value for nonstatutory options) on the date of grant. Stock options generally have vesting periods of four years and are exercisable for a period not to exceed ten years from the date of issuance.

                           SQRIBE TECHNOLOGIES CORP.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

  A summary of stock option activity is as follows:

                                                                       Weighted
                                                             Number    Average
                                                               of      Exercise
                                                             Shares     Price
                                                           ----------  --------
Outstanding, December 31, 1995 (9,225 exercisable at a
 weighted average price of $1.72).........................    487,628   $1.79
  Granted (weighted average fair value of $0.23)..........  3,291,314    1.26
  Exercised...............................................    (20,590)   1.04
  Canceled................................................ (1,818,651)   1.78
                                                           ----------
Outstanding, December 31, 1996 (249,167 exercisable at a
 weighted average price of $1.10).........................  1,939,701    1.02
  Granted (weighted average fair value of $0.44)..........  2,354,660    1.14
  Exercised...............................................   (168,033)   1.00
  Canceled................................................ (1,701,192)   1.09
                                                           ----------
Outstanding, December 31, 1997 (499,600 exercisable at a
 weighted average price of $1.04).........................  2,425,136    1.10
  Granted (weighted average fair value of $1.42)..........  1,793,196    3.41
  Exercised............................................... (1,570,264)   1.13
  Canceled................................................   (176,218)   1.90
                                                           ----------
Outstanding, December 31, 1998 (531,947 exercisable at a
 weighted average price of $1.05).........................  2,471,850   $2.69
                                                           ==========

  At December 31, 1998, 415,763 options were available for future grant.

  In September 1996, SQRIBE repriced options to purchase 1,757,167 shares of common stock with exercise prices of $1.72 to $2.00 to an exercise price of $1.00, which was the estimated fair value as of that date. These options have been included in options canceled and granted in the summary of activity above, however, they retained their original vesting terms.

  In the first quarter of 1998, SQRIBE agreed to accelerate the vesting and permit the exercise of certain options in connection with a severance arrangement with an officer. Compensation expense of $33,000 was recorded based on the intrinsic value of these options at the time of acceleration.

  In the first quarter of 1998, SQRIBE issued options to certain employees, which were revocable contingent on meetings 1998 sales targets. At December 31, 1998, the contingency was released for 79,000 shares; all other options have been canceled. SQRIBE has recorded a compensation charge of $63,000 in 1998 and will record an additional charge of $188,000 over the remaining vesting period of the options based on the intrinsic value of the options at the time the contingency was resolved.

                           SQRIBE TECHNOLOGIES CORP.

                 YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

  The following table summarizes information as of December 31, 1998 concerning options outstanding:

                  Options Outstanding
              ----------------------------
                          Weighted Average
                             Remaining
   Exercise     Number    Contractual Life   Options
    Prices    Outstanding     (years)      Exercisable
   --------   ----------- ---------------- -----------
   $1.00         769,662        7.96         479,787
    1.50         443,500        8.94          52,160
    3.50         795,188        9.40              --
    5.00         402,500        9.73              --
    7.00          61,000        9.92              --
               ---------                     -------
               2,471,850                     531,947
               =========                     =======

  SFAS No. 123, Accounting for Stock-Based Compensation, requires the disclosure of pro forma net income (loss) had SQRIBE adopted the fair value method as of the beginning of fiscal 1996. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from SQRIBE's stock option awards. These models also require subjective assumptions, including expected time to exercise, which greatly affect the calculated values. SQRIBE's calculations were made using the minimum value method option pricing model with the following weighted average assumptions: expected life of 6.28 years for 1996,
6.88 years for 1997 and 6.5 years for 1998; risk-free interest rates of 6.2% for 1996, 6.2% for 1997 and 5.6% for 1998; and no dividends during the expected term. SQRIBE's calculations are based on a multiple option valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the 1996, 1997 and 1998 awards had been amortized to expense over the vesting period of the awards, pro forma net income (loss) would have been $(2,696,000), $(8,135,000) and $216,000 in 1996, 1997 and 1998, respectively.

 Other Option and Warrant Arrangements

  In connection with certain financing transactions in 1995, SQRIBE issued warrants to purchase shares of common and Series A preferred stock. Warrants to purchase 617,650 shares of Series A preferred stock at $3.40 were exercised in 1996. At December 31, 1998, warrants to purchase 3,000 shares of common stock at $3.50 per share were still outstanding, which expire in 2001.

  In connection with a severance agreement with an officer in 1996, SQRIBE agreed to sell up to 10,000 shares of common stock at $2.00 per share if the fair market value of SQRIBE's stock does not exceed certain specified targets by December 31, 1999. SQRIBE has accrued $110,000, the estimated fair value of the arrangement, as severance expense in 1996.

  In 1998, SQRIBE issued warrants to purchase 30,000 shares of common stock at $6.00 per share to a consulting firm. These warrants expire in 2008. An expense of $106,000 was recorded for the fair value of these warrants when they were issued.

                           SQRIBE TECHNOLOGIES CORP.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
7. INCOME TAXES

  The sources of income (losses) before income taxes are (in thousands):

                                                     Years Ended December 31,
                                                     ----------------------------
                                                       1996      1997     1998
                                                     --------  --------  --------
U.S................................................. $ (1,264) $ (7,347) $ 1,451
Foreign.............................................     (981)     (225)      24
                                                     --------  --------  -------
                                                     $ (2,245) $ (7,572) $ 1,475
                                                     ========  ========  =======

  The provision for income taxes consist of (in thousands):

                                                     Years Ended December 31,
                                                     --------------------------
                                                      1996    1997      1998
                                                     ---------------- ---------
Current income taxes:
  Federal........................................... $   --  $    75  $   1,684
  State.............................................      4       54        350
  Foreign...........................................     50       50        100
Deferred federal taxes..............................     --      (75)    (1,684)
                                                     ------  -------  ---------
Income tax expense.................................. $   54  $   104  $     450
                                                     ======  =======  =========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities used for financial reporting and the amounts used for income tax purposes. The items comprising SQRIBE's deferred tax assets are as follows (in thousands):

                                                                 December 31,
                                                                 --------------
                                                                  1997    1998
                                                                 ------  ------
Deferred tax assets:
  Reserves not currently deductible............................. $  677  $  810
  Deferred revenue..............................................    830   2,879
  Net operating loss and credit carryforwards...................    679     121
  Depreciation differences......................................    155     130
  State taxes...................................................     16     112
  Other accruals................................................    282     618
                                                                 ------  ------
                                                                  2,639   4,670
                                                                 ------  ------
Deferred tax liabilities:
  Gain and Eventus transaction..................................     --    (300)
  Change in accounting method for tax purposes..................   (217)     --
                                                                 ------  ------
Net deferred tax asset..........................................  2,422   4,370
Valuation allowance............................................. (2,347) (2,611)
                                                                 ------  ------
Total........................................................... $   75  $1,759
                                                                 ======  ======

  Due to the uncertainties surrounding the utilization of its net deferred tax assets, SQRIBE has recorded a valuation allowance to fully provide against its otherwise recognizable net

                           SQRIBE TECHNOLOGIES CORP.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

deferred tax assets at December 31, 1996, 1997 and 1998, except for those amounts which may be used as a carryback against federal taxes paid in prior periods.

  Current federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. SQRIBE's ability to utilize net operating loss and tax credit carryforwards was limited in 1997 as a result of such "ownership change" as defined. The current annual limitation is greater than the remaining amount of carryforwards at December 31, 1998.

8.OTHER INCOME (EXPENSE)--NET

  Other income (expense)--net consists of (in thousands):

                                                 Years Ended December  31,
                                                 ------------------------------
                                                  1996      1997       1998
                                                 --------  --------  ----------
Interest income.................................     $84       $141  $      282
Interest expense................................     (42)       (14)        (18)
Foreign exchange gains (losses).................     (47)       (96)        114
Eventus.........................................      --        316       1,193
Others, net.....................................      28         69          22
                                                 -------   --------  ----------
                                                     $23       $416      $1,593
                                                 =======   ========  ==========

  In September 1996, SQRIBE sold its Eventus software division to certain employees in return for a note payable of $500,000 and 21% ownership in the new entity. SQRIBE also agreed to fund expenses of Eventus up to $300,000 in return for an additional note. Because Eventus was thinly capitalized at the time of the transaction, no gain was recorded on the sale, and the carrying value of the note and related investment were recorded at zero. In addition, SQRIBE recognized as an expense in 1996 the $300,000 of expenses which it funded. Eventus repaid $316,000 and $501,000 of these notes (including interest) in 1997 and 1998, respectively, which has been recorded in other income.

  In December 1998, Eventus was acquired by Segue Software, Inc. ("Segue"), a public company, in a stock-for-stock transaction. (At that time, due to stock sales by Eventus, SQRIBE's ownership had declined to approximately 12%). SQRIBE recorded a gain of $692,000 on the transaction, based on the fair value of the 38,480 shares of Segue received as of that date. These shares are shown as marketable equity securities in December 31, 1998 balance sheet. SQRIBE may ultimately receive up to 4,275 additional shares of Segue stock upon their release from an escrow arrangement established as part of the transaction.

9. EMPLOYEE BENEFIT PLAN

  In 1994, SQRIBE established a 401(k) plan which provides for retirement and certain other benefits to the Company's employees and their beneficiaries. SQRIBE, under the plan, makes matching contributions up to a limit of 3% of each participating employee's annual compensation. The 401(k) plan is administered under a written plan and trust agreement entered into between SQRIBE and SQRIBE's designated trustee. SQRIBE's contributions were $83,000, $123,000 and $223,000 for 1996, 1997 and 1998, respectively.

                           SQRIBE TECHNOLOGIES CORP.

                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
10. GEOGRAPHIC OPERATING INFORMATION

  SQRIBE operates in one reportable segment: the design, development, marketing and sales of software products for regional databases, and follows the requirements of SFAS 131, Disclosures about Segments of an Enterprise and Related Information. For the year ended December 31, 1998, SQRIBE recorded revenue from customers throughout the United States, Canada and Latin America (collectively referred to as North America); the U.K., France, Germany, South Africa, Italy, Sweden, Norway, Ireland, Denmark, Spain, The Netherlands, Finland, Switzerland, Belgium, Luxembourg, Portugal and Scotland (collectively referred to as Europe); Australia, Singapore, Hong Kong, Philippines, Korea, India, Malaysia, Indonesia and Thailand (collectively referred to as Asia Pacific). The following presents total revenues for the years ended
December 31, 1996, 1997 and 1998 and long-lived assets as of December 31, 1996, 1997 and 1998 by geographic territory (in thousands):

                                    1996             1997             1998
                              ---------------- ---------------- ----------------
                                        Long-            Long-            Long-
                                Total   Lived    Total   Lived    Total   Lived
                              Revenues* Assets Revenues* Assets Revenues* Assets
                              --------- ------ --------- ------ --------- ------
North America................  $16,560  $1,253  $21,723  $1,638  $31,671  $2,830
Europe.......................    1,267      79    2,422     209    6,609     252
Asia Pacific.................      170      90      976      76      862      45
                               -------  ------  -------  ------  -------  ------
                               $17,997  $1,422  $25,123  $1,923  $39,162  $3,127
                               =======  ======  =======  ======  =======  ======

--------
* Net revenues are attributed to countries based on invoicing location of customer.

                                   APPENDIX A


                          AGREEMENT AND PLAN OF MERGER

                         dated as of February 23, 1999

                                     among

                             BRIO TECHNOLOGY, INC.

                        SOCRATES ACQUISITION CORPORATION

                                      and

                           SQRIBE TECHNOLOGIES CORP.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
 ARTICLE I--THE MERGER...................................................   2
    Section 1.1   Effective Time of the Merger..........................    2
    Section 1.2   Closing...............................................    2
    Section 1.3   Effects of the Merger.................................    2
    Section 1.4   Directors and Officers................................    2
 ARTICLE II--CONVERSION OF SECURITIES....................................   3
    Section 2.1   Conversion of Capital Stock...........................    3
    Section 2.2   Escrow Agreement......................................    4
    Section 2.3   Dissenting Shares.....................................    4
    Section 2.4   Exchange of Certificates..............................    5
    Section 2.5   Distributions with Respect to Unexchanged Shares......    6
    Section 2.6   No Fractional Shares..................................    6
    Section 2.7   Tax and Accounting Consequences.......................    7
 ARTICLE III--REPRESENTATIONS AND WARRANTIES OF TARGET...................   7
    Section 3.1   Organization of Target................................    7
    Section 3.2   Target Capital Structure..............................    7
                  Authority; No Conflict; Required Filings and
    Section 3.3   Consents..............................................    9
                  Financial Statements; Absence of Undisclosed
    Section 3.4   Liabilities...........................................   10
    Section 3.5   Tax Matters...........................................   10
    Section 3.6   Absence of Certain Changes or Events..................   12
    Section 3.7   Title and Related Matters.............................   13
    Section 3.8   Proprietary Rights....................................   14
    Section 3.9   Employee Benefit Plans................................   16
    Section 3.10  Bank Accounts.........................................   17
    Section 3.11  Contracts.............................................   17
    Section 3.12  Compliance with Laws..................................   19
    Section 3.13  Labor Difficulties; No Discrimination.................   19
    Section 3.14  Trade Regulation......................................   19
    Section 3.15  Insider Transactions..................................   19
    Section 3.16  Employees, Independent Contractors and Consultants....   20
    Section 3.17  Insurance.............................................   20
    Section 3.18  Litigation............................................   20
    Section 3.19  Governmental Authorizations and Regulations...........   20
    Section 3.20  Subsidiaries..........................................   20
    Section 3.21  Compliance with Environmental Requirements............   21
    Section 3.22  Corporate Documents...................................   21
    Section 3.23  No Brokers............................................   21
    Section 3.24  Pooling of Interests..................................   21
    Section 3.25  Customers and Suppliers...............................   21
    Section 3.26  Target Action.........................................   22
    Section 3.27  Offers................................................   22
    Section 3.28  Registration Statement; Proxy Statement/Prospectus....   22
    Section 3.29  Accounts Receivable...................................   22
    Section 3.30  Year 2000 Compliance..................................   23
    Section 3.31  Disclosure............................................   23
 ARTICLE IV--REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB..........  23
    Section 4.1   Organization of Acquiror and Sub......................   23
    Section 4.2   Acquiror Capital Structure............................   23

                               TABLE OF CONTENTS
                                  (continued)

                                                                          Page
                                                                          ----
                  Authority; No Conflict; Required Filings and
    Section 4.3   Consents..............................................   24
    Section 4.4   Commission Filings; Financial Statements..............   25
    Section 4.5   Tax Matters...........................................   26
    Section 4.6   Absence of Certain Changes or Events..................   27
    Section 4.7   Title and Related Matters.............................   28
    Section 4.8   Proprietary Rights....................................   28
    Section 4.9   Contracts.............................................   30
    Section 4.10  Compliance with Laws..................................   31
    Section 4.11  Labor Difficulties; No Discrimination.................   31
    Section 4.12  Trade Regulation......................................   31
    Section 4.13  Insider Transactions..................................   32
    Section 4.14  Insurance.............................................   32
    Section 4.15  Governmental Authorizations and Regulations...........   32
    Section 4.16  Subsidiaries..........................................   32
    Section 4.17  Compliance with Environmental Requirements............   32
    Section 4.18  Corporate Documents...................................   33
    Section 4.19  Pooling of Interests..................................   33
    Section 4.20  Customers and Suppliers...............................   33
    Section 4.21  Acquiror Action.......................................   33
    Section 4.22  Offers................................................   33
    Section 4.23  Interim Operations of Sub.............................   34
    Section 4.24  Litigation............................................   34
    Section 4.25  Registration Statement; Proxy Statement/Prospectus....   34
    Section 4.26  Year 2000 Compliance..................................   34
    Section 4.27  No Brokers............................................   34
    Section 4.28  Disclosure............................................   35
    Section 4.29  Fairness Option.......................................   35
    Section 4.30  Accounts Receivable...................................   35
 ARTICLE V--PRECLOSING COVENANTS OF TARGET...............................  35
    Section 5.1   Proxy Statement/Prospectus............................   35
    Section 5.2   Stockholder Meetings..................................   36
    Section 5.3   Advice of Changes.....................................   37
    Section 5.4   Operation of Business.................................   37
    Section 5.6   Satisfaction of Conditions Precedent..................   40
    Section 5.7   Other Negotiations....................................   40
    Section 5.8   Tax Matters...........................................   40
 ARTICLE VI--PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB..........  41
    Section 6.1   Advice of Changes.....................................   41
    Section 6.2   Reservation of Acquiror Common Stock..................   41
    Section 6.3   Satisfaction of Conditions Precedent..................   41
    Section 6.4   Nasdaq National Market Listing........................   41
    Section 6.5   Stock Options.........................................   41
    Section 6.6   Certain Employee Benefit Matters......................   42
 ARTICLE VII--OTHER AGREEMENTS...........................................  42
    Section 7.1   Confidentiality.......................................   42
    Section 7.2   No Public Announcement................................   42
    Section 7.3   Regulatory Filings; Consents; Reasonable Efforts......   42
    Section 7.4   Pooling Accounting....................................   43

                               TABLE OF CONTENTS
                                  (continued)

                                                                           Page
                                                                           ----
    Section 7.5    Further Assurances...................................    43
    Section 7.6    Escrow Agreement.....................................    43
    Section 7.7    FIRPTA...............................................    43
    Section 7.8    Blue Sky Laws........................................    43
    Section 7.9    Filings..............................................    43
 ARTICLE VIII--CONDITIONS TO MERGER......................................   44
                   Conditions to Each Party's Obligation to Effect the
    Section 8.1    Merger...............................................    44
                   Additional Conditions to Obligations of Acquiror and
    Section 8.2    Sub..................................................    45
    Section 8.3    Additional Conditions to Obligations of Target.......    46
 ARTICLE IX--TERMINATION AND AMENDMENT...................................   46
    Section 9.1    Termination..........................................    46
    Section 9.2    Effect of Termination................................    47
    Section 9.3    Fees and Expenses....................................    47
 ARTICLE X--ESCROW AND INDEMNIFICATION...................................   48
    Section 10.1   Indemnification......................................    49
    Section 10.2   Escrow Fund..........................................    48
    Section 10.3   Damage Threshold.....................................    49
    Section 10.4   Escrow Periods.......................................    49
    Section 10.5   Claims Upon Escrow Fund..............................    49
    Section 10.6   Valuation............................................    50
    Section 10.7   Objections to Claims.................................    50
    Section 10.8   Resolution of Conflicts..............................    51
    Section 10.9   Stockholders' Agent..................................    51
    Section 10.10  Actions of the Stockholders' Agent...................    52
    Section 10.11  Claims...............................................    52
 ARTICLE XI--MISCELLANEOUS...............................................   53
    Section 11.1   Survival of Representations and Covenants............    53
    Section 11.2   Notices..............................................    53
    Section 11.3   Interpretation.......................................    54
    Section 11.4   Counterparts.........................................    54
    Section 11.5   Entire Agreement; No Third Party Beneficiaries.......    54
    Section 11.6   Governing Law........................................    54
    Section 11.7   Assignment...........................................    54
    Section 11.8   Amendment............................................    54
    Section 11.9   Extension; Waiver....................................    54
    Section 11.10  Specific Performance.................................    55

EXHIBITS

 EXHIBIT A-1  -- TARGET VOTING AGREEMENT
 EXHIBIT A-2  -- ACQUIROR VOTING AGREEMENT
 EXHIBIT B    -- EMPLOYMENT AGREEMENT
 EXHIBIT C    -- AFFILIATES AGREEMENT
 EXHIBIT D    -- ESCROW AGREEMENT
 EXHIBIT E    -- SUBJECT MATTER OF OPINION OF COUNSEL TO TARGET
 EXHIBIT F    -- SUBJECT MATTER OF OPINION OF COUNSEL TO ACQUIROR
 EXHIBIT G    -- AMENDMENT TO RIGHTS AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

  THIS AGREEMENT AND PLAN OF MERGER dated as of February 23, 1999 (this "Agreement"), is entered into by and among Brio Technology, Inc., a Delaware corporation ("Acquiror"), Socrates Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub"), and SQRIBE Technologies Corp., a Delaware corporation ("Target").

                                    RECITALS

  A. The Boards of Directors of Acquiror, Sub and Target deem it advisable and in the best interests of each corporation and the respective stockholders that Acquiror and Target combine in order to advance the long-term business interests of Acquiror and Target;

  B. The combination of Acquiror and Target shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into Target, Target will become a wholly-owned subsidiary of Acquiror and the stockholders of Target will become stockholders of Acquiror (the "Merger");

  C. For Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

  D. For accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests transaction;

  E. As a condition and inducement to Acquiror's willingness to enter into this Agreement, certain Target stockholders (including Ofir Kedar, General Atlantic Partners 18, L.P. and General Atlantic Partners 43, L.P.) collectively holding more than 52% of the issued and outstanding voting stock of the Target have, concurrently with the execution of this Agreement, executed and delivered Voting Agreements in the form attached hereto as Exhibit A-1 (the "Target Voting Agreements"), pursuant to which such stockholders have, among other things, agreed to vote their shares of Target capital stock in favor of the Merger;

  F. As a condition and inducement to Target's willingness to enter into this Agreement, certain Acquiror stockholders (including Yorgen Edholm, Katherine Glassey, the Edholm Family Limited Partnership, trusts affiliated with Yorgen Edholm, Kleiner Perkins Caufield & Byers VII, KPCB Information Sciences Zaibatsu Fund II, Integral Capital Partners III, L.P., Integral Capital Partners IV, L.P., and Integral Capital Partners International III, L.P.) collectively holding more than 50% of the issued and outstanding voting stock of Acquiror, have, concurrently with the execution of this Agreement, executed and delivered Voting Agreements in the form attached hereto as Exhibit A-2 (the "Acquiror Voting Agreements," and together with the Target Voting Agreements, the "Voting Agreements"), pursuant to which such stockholders have, among other things, agreed to vote their shares of Acquiror capital stock in favor of the Merger;

  G. As a further condition and inducement to Acquiror's willingness to enter into this Agreement, certain employees of Target who are also stockholders of Target (Ofir Kedar, Scott Chalmers and John Schroeder) have, concurrently with the execution of this Agreement executed and delivered Employment Agreements in the form attached hereto as Exhibit B, which agreements shall only become effective at the Effective Time (as defined in Section 1.1 below).

  H. As a further condition and inducement to Acquiror's and Target's willingness to enter into this Agreement, certain stockholders of Target and certain stockholders of Acquiror have executed and delivered an Affiliates Agreement in the form attached hereto as Exhibit C (the "Affiliates Agreement").

  I. As a further condition and inducement to Target's willingness to enter into this Agreement, certain stockholders of Target and certain stockholders of Acquiror have executed and delivered an Amendment to Registration Rights Agreement in the form attached hereto as Exhibit G (the "Amended Rights Agreement").

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

  Section 1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger (the "Certificate of Merger") in such mutually acceptable form as is required by the relevant provisions of the Delaware Corporations Code ("Delaware Law") shall be duly executed and delivered by the parties hereto and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the due and valid filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is provided in the Certificate of Merger (the "Effective Time").

  Section 1.2 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., California time, on a date to be specified by Acquiror and Target, which shall be no later than the second business day after satisfaction or waiver of the latest to occur of the conditions set forth in Article VIII (other than the delivery of the officers' certificates referred to therein) (the "Closing Date"), at the offices of Venture Law Group, A Professional Corporation, 2775 Sand Hill Road, Menlo Park, California unless another date, time or place is agreed to in writing by Acquiror and Target.

  Section 1.3 Effects of the Merger.

    (a) At the Effective Time (i) the separate existence of Sub shall cease and Sub shall be merged with and into Target (Sub and Target are sometimes referred to herein as the "Constituent Corporations" and Target following consummation of the Merger is sometimes referred to herein as the "Surviving Corporation"),
(ii) the Certificate of Incorporation of Sub shall be the Certificate of Incorporation of the Surviving Corporation and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

    (b) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations.

  Section 1.4 Directors and Officers. The directors of Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

  Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock, $0.001 par value, of Target ("Target Common Stock"), Series A Preferred Stock, $0.001 par value, of Target ("Target Series A Preferred Stock"), or Series B Preferred Stock, $0.001 par value, of Target ("Target Series B Preferred Stock" and together with the Target Series A Preferred Stock, "Target Preferred Stock") or capital stock of Sub:

    (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $0.001 par value, of the Surviving Corporation.

    (b) Cancellation of Acquiror-Owned and Target-Owned Stock. Any shares of Target Common Stock or Target Preferred Stock that are owned by Acquiror, Sub, Target or any other direct or indirect wholly-owned Subsidiary (as defined below) of Acquiror or Target shall be canceled and retired and shall cease to exist and no stock of Acquiror or other consideration shall be delivered in exchange. As used in this Agreement, the word "Subsidiary" means, with respect to any other party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interest in such partnership) or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization or a majority of the profit interests in such other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

    (c) Exchange Ratio.

      (i) Subject to Sections 2.2 and 2.4, each issued and outstanding share of Target Common Stock, each issued and outstanding share of Target Series A Preferred Stock (after giving effect to any adjustments in respect of liquidation preference, if applicable) and each issued and outstanding share of Target Series B Preferred Stock (other than shares to be canceled in accordance with Section 2.1(b) and any Dissenting Shares as defined in and to the extent provided in Section 2.3) shall be converted into the right to receive a number of shares of Acquiror Common Stock ("Acquiror Common Stock") equal to the quotient obtained by dividing:

        (A) the product obtained by multiplying

          (1) total number of shares of Acquiror capital stock outstanding immediately prior to the Effective Time (assuming exercise of all outstanding options and warrants to purchase shares of capital stock of Acquiror and conversion of all securities convertible into shares of capital stock of Acquiror, as the same shall be calculated using the treasury method) by

          (2) 0.8181818, by

        (B) the sum obtained by adding (x) the total number of shares of Target capital stock outstanding immediately prior to the Effective Time (assuming exercise of all outstanding options and warrants to purchase shares of capital stock of Target, as the same shall be calculated using the treasury method, and conversion of all securities convertible into shares of capital stock of Target), plus (y) 30,000 (the "Exchange Ratio").

  All such shares of Target Common Stock, Series A Preferred Stock and Series B Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Acquiror Common Stock and any cash in lieu of fractional shares of Acquiror Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.4, without interest. The Exchange Ratio shall not change as a result of fluctuations in the market price of Acquiror Common Stock between the date of this Agreement and the Effective Time, except as may be required by the treasury method with respect to outstanding options, warrants and convertible securities of Acquiror and Target.

    (d) Target Stock Options. At the Effective Time, all then outstanding options, whether vested or unvested, ("Target Options") to purchase Target Common Stock issued under Target's 1995 Stock Option Plan (the "Target Option Plan") or otherwise that by their terms survive the Closing will be assumed by Acquiror in accordance with Section 6.5. All of the Target Options issued and outstanding as of February 22, 1999 are listed on Schedule 2.1(d) delivered by Target on or before the date of this Agreement. An updated Schedule 2.1(d) of Target Options shall be delivered by Target to Acquiror on the Closing Date.

    (e) Restricted Shares. Shares of Target Common Stock or Target Preferred Stock which are subject to repurchase by Target in the event the holder thereof ceases to be employed by Target ("Target Restricted Shares") shall be converted into Acquiror Common Stock on the same basis as provided in subsection (c) above and shall be registered in such holder's name, but shall be held by Target or Acquiror pursuant to the existing agreements in effect on the date of this Agreement. Holders of the Target Restricted Shares are identified on
Schedule 2.2(e) delivered by Target on or before the date of this Agreement together with the vesting schedules associated with such shares.

  Section 2.2 Escrow Agreement. At the Effective Time or such later time as determined in accordance with Section 2.3(b), Acquiror will deposit in escrow certificates representing nine percent (9%) of the shares of Acquiror Common Stock issued pursuant to Section 2.1 in respect of Target Common Stock and Target Preferred Stock (excluding Acquiror Common Stock obtained upon the exercise of options or warrants after the Effective Time). Such shares shall be held in escrow on behalf of the persons who are the holders of Target capital stock in the Merger immediately prior to the Effective Time (the "Former Target Stockholders"), on a pro rata basis, in accordance with each such Former Target Stockholder's percentage ownership ("Pro Rata Portion") of Target Common Stock immediately prior to the Merger (assuming conversion of all Target Preferred Stock to Target Common Stock). Such shares (the "Escrow Shares") shall be held as security for the Former Target Stockholders' indemnification obligations under Article X and pursuant to the provisions of an escrow agreement (the "Escrow Agreement") to be executed pursuant to Section 7.6.

  Section 2.3 Dissenting Shares.

    (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock or Target Preferred Stock held by a holder who has exercised such holder's dissenter's rights in accordance with Section 262 of Delaware Law or Chapter 13 of the California Corporations Code ("California Law"), and who, as of the Effective Time, has not effectively withdrawn or lost such dissenter's rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Acquiror Common Stock pursuant to Section 2.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by Chapter 13 of California Law.

    (b) Notwithstanding the provisions of Section 2.3(a), if any holder of shares of Target Common Stock or Target Preferred Stock who demands his dissenter's rights with respect to such shares under Section 2.1 shall effectively withdraw or lose (through failure to perfect or otherwise) his rights to receive payment for the fair market value of such shares under Delaware Law or California Law, then, as of the later of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Acquiror Common Stock and payment for fractional shares as provided in Section 2.1(c) and 2.6, without interest, upon surrender of the certificate or certificates representing such shares; provided that if such holder effectively withdraws or loses his right to receive payment for the fair market value of such shares after the Effective Time, then, at such time Acquiror will deposit in escrow certificates representing nine percent (9%) of the shares of Acquiror Common Stock which such holder would otherwise be entitled to receive.

    (c) Target shall give Acquiror (i) prompt notice of any written demands for payment with respect to any shares of capital stock of Target pursuant to
Section 262 of Delaware Law or Chapter 13 of California Law, withdrawals of such demands, and any other instruments served pursuant to California Law and received by the Target and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenter's rights under Delaware Law or California Law. Target shall not, except with the prior written consent of Acquiror, voluntarily make any payment with respect to any demands for dissenter's rights with respect to Target Common Stock or Target Preferred Stock or offer to settle or settle any such demands.

  Section 2.4 Exchange of Certificates.

    (a) From and after the Effective Time, each holder of an outstanding certificate or certificates ("Certificates") which represented shares of Target Common Stock or Target Preferred Stock immediately prior to the Effective Time shall have the right to surrender each Certificate to Acquiror (or at Acquiror's option, an exchange agent to be appointed by Acquiror), and receive in exchange for all Certificates held by such holder a certificate representing the number of whole shares of Acquiror Common Stock (other than the Escrow Shares) into which the Target Common Stock or Target Preferred Stock evidenced by the Certificates so surrendered shall have been converted pursuant to the provisions of Article II of this Agreement. The surrender of Certificates shall be accompanied by duly completed and executed Letters of Transmittal in such form as may be reasonably specified by Acquiror. Until surrendered, each outstanding Certificate which prior to the Effective Time represented shares of Target Common Stock or Target Preferred Stock shall be deemed for all corporate purposes to evidence ownership of the number of whole shares of Acquiror Common Stock into which the shares of Target Common Stock or Target Preferred Stock have been converted but shall, subject to applicable dissenter's rights under applicable law and Section 2.3, have no other rights. Subject to dissenter's rights under applicable law and Section 2.3, from and after the Effective Time, the holders of shares of Target Common Stock or Target Preferred Stock shall cease to have any rights in respect of such shares and their rights shall be solely in respect of the Acquiror Common Stock into which such shares of Target Common Stock or Target Preferred Stock have been converted. From and after the Effective Time, there shall be no further registration of transfers on the records of Target of shares of Target Common Stock or Target Preferred Stock outstanding immediately prior to the Effective Time.

    (b) If any shares of Acquiror Common Stock are to be issued in the name of a person other than the person in whose name the Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to the issuance of such shares that (i) the Certificate(s) so surrendered shall be transferable, and shall be properly assigned, endorsed or accompanied by appropriate stock powers, (ii) such transfer shall otherwise be proper and (iii) the person requesting such transfer shall pay Acquiror, or its exchange agent, any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of Acquiror that such taxes have been paid or are not required to be paid. Notwithstanding the foregoing, neither Acquiror nor Target shall be liable to a holder of shares of Target Common Stock or Target Preferred Stock for shares of Acquiror Common Stock issuable to such holder pursuant to the provisions of Article II of the Agreement that are delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Acquiror shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Acquiror Common Stock issuable in exchange therefor pursuant to the provisions of Article II of the Agreement. The Board of Directors of Acquiror may in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to provide to Acquiror an indemnity agreement against any claim that may be made against Acquiror with respect to the Certificate alleged to have been lost, stolen or destroyed.

  Section 2.5 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6 below until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.6 below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Acquiror Common Stock.

  Section 2.6 No Fractional Shares. No certificate or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Acquiror. Notwithstanding any other provision of this Agreement, each holder of shares of Target Common Stock or Target Preferred Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Acquiror Common Stock multiplied by the closing price of Acquiror's Common Stock on the Nasdaq Stock Market on the Closing Date (the "Closing Stock Price").

  Section 2.7 Tax and Accounting Consequences.

    (a) It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

    (b) It is intended by the parties hereto that the Merger shall qualify for accounting treatment as a pooling of interests.

                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF TARGET

  Target represents and warrants to Acquiror and Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule delivered by Target to Acquiror on or before the date of this Agreement (the "Target Disclosure Schedule"). The Target Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. Disclosure in any paragraph of the Target Disclosure Schedule shall constitute disclosure for purposes of all sections of the Agreement. Whenever the term "to Target's knowledge," "Target is not aware" or a similar expression appears in any representation or warranty in this Article III, it means to the actual knowledge of Target's directors and executive officers. Whenever the term "Target has received no notice" or like expression appears in any representation or warranty in this
Article III, it means that none of Target's directors and executive officers has received actual oral or written notice of the matter to which such term is applied.

  Section 3.1 Organization of Target. Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted, and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed would result in a material adverse effect on the business, as presently conducted, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations of a party hereto and its subsidiaries, taken as a whole, excluding any change that results from general economic, business or industry conditions or the announcement of the transactions contemplated hereby (including, without limitation, a decline in sales to common customers of Acquiror and Target) (a "Material Adverse Effect") of Target. The Target Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of Target and a true and complete list of all states in which Target maintains any employees. The Target Disclosure Schedule contains a true and complete list of all states in which Target is duly qualified or licensed to transact business as a foreign corporation.

  Section 3.2 Target Capital Structure.

    (a) The authorized capital stock of Target consists of 25,000,000 shares of Target Common Stock and 5,368,920 shares of Target Preferred Stock, of which 2,352,940 shares are designated as Series A Preferred Stock and 3,015,980 are designated as Series B Preferred Stock. As of February 22, 1999, there were:
(i) 8,000,914 shares of Target Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and 596,468 of which are subject to repurchase rights as of February 22, 1999 under the Target Option Plan and the agreements thereunder or otherwise; (ii) 2,352,940 shares of Series A Preferred Stock and 2,568,836 shares of Series B Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, and all of which are convertible into Target Common Stock on a one share for one share basis, except for a liquidation preference adjustment under the Series A Preferred Stock, if applicable; (iii) 5,368,920 shares of Target Common Stock reserved for future issuance upon conversion of the Target Preferred Stock; (iv) 2,398,556 shares of Target Common Stock reserved for future issuance pursuant to Target Options granted and outstanding under the Target Option Plan; and (v) 1,497,618 shares of Target Common Stock reserved for issuance upon exercise of options available to be granted in the future under the Target Option Plan. The issued and outstanding shares of Target Common Stock and Target Preferred Stock are held of record by the stockholders of Target as set forth and identified in the stockholder list attached as Schedule 3.2(a) to the Target Disclosure Schedule. The issued and outstanding Target Options are held of record by the option holders as set forth in Schedule 2.1(d) in the amounts and subject to the vesting schedules set forth in Schedule 2.1(d). All shares of Target Common Stock and Target Preferred Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. All shares of Target Common Stock issuable upon the exercise of Target Options, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Target Common Stock are subject to contractual rights to repurchase upon the termination of the employment or consulting services of the holder thereof with Target or its affiliates. All outstanding shares of Target Common Stock and Target Preferred Stock and outstanding Target Options (collectively "Target Securities") were issued in compliance with applicable federal and state securities laws. Except as set forth in the Target Disclosure Schedule, there are no obligations, contingent or otherwise, of Target to repurchase, redeem or otherwise acquire any shares of Target Common Stock or Target Preferred Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

    (b) Except as set forth in this Section 3.2, there are no equity securities of any class or series of Target, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Section 3.2 of the Target Disclosure Schedule sets forth a list of all holders of Target Options and the following information with respect to such Target Options: the (i) number of option shares subject to such Target Options, and (ii) grant date for such Target Options. Such list is true and complete in all material respects. Except as set forth in this Section 3.2, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Target or obligating Target to grant, extend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Target is not in discussion, formal or informal, with any person or entity regarding the issuance of any form of additional Target equity that has not been issued or committed to prior to the date of this Agreement, other than option grants in the ordinary course of business. Except as provided in this Agreement and the other Transaction Documents (as defined in Section 3.3(a)) or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Target.

    (c) All Target Options have been issued in accordance with the terms of the Target Option Plan and pursuant to the standard forms of option agreement previously provided to Acquiror or its representatives. Except as set forth in
Schedule 3.2(c), neither the consummation of transactions contemplated by this Agreement or the other Transaction Documents nor any action taken by Target in connection with such transactions will result in (i) any acceleration of vesting in favor of any optionee under any Target Option; (ii) any additional benefits for any optionee under any Target Option; or (iii) the inability of Acquiror after the Effective Date to exercise any right or benefit held by Target prior to the Effective Time with respect to any Target Option assumed by Acquiror, including, without limitation, the right to repurchase an optionee's unvested shares on termination of such optionee's employment. The assumption by Acquiror of Target Options in accordance with Section 6.5 hereunder will not (i) give the optionees additional benefits which they did not have under their options prior to such assumption (after taking into account the existing provisions of the options, such as their respective exercise prices and vesting schedules) and (ii) constitute a breach of the Target Plan or any agreement entered into pursuant to such plan.

  Section 3.3 Authority; No Conflict; Required Filings and Consents.

    (a) Target has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Target, subject only to the approval of the Merger by Target's stockholders under the provisions of Delaware Law and Target's Certificate of Incorporation. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Target. This Agreement and each of the Transaction Documents to which Target is a party constitutes, and each of the Transaction Documents to which Target will become a party when executed and delivered by Target will constitute, assuming the due authorization, execution and delivery by the other parties hereto and thereto, the valid and binding obligation of Target, enforceable against Target in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally, by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity, and any limitations applying to the enforceability of non-compete agreements. For purposes of this Agreement, "Transaction Documents" means this Agreement and all schedules or agreements required to be delivered by any party under this Agreement including the Certificate of Merger, the Escrow Agreement, the Acquiror Voting Agreements, the Target Voting Agreements, the Affiliates Agreement, the Employment Agreements and the Amended Rights Agreement.

    (b) The execution and delivery by Target of this Agreement and the Transaction Documents to which it is or will become a party does not and the consummation of the transactions contemplated by this Agreement and the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Target, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Target is a party or by which it or any of its properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Target.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement or of any other Transaction Document to which it is or will become a party or the consummation of the transactions contemplated by this Agreement or such Transaction Document or the continuation of the business activities of Target following consummation of the Merger without a Material Adverse Change (as defined in Section 3.6(a)), except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and similar laws of any foreign country and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be expected to have a Material Adverse Effect on Target.

  Section 3.4 Financial Statements; Absence of Undisclosed Liabilities.

    (a) Target has delivered to Acquiror copies of Target's audited balance sheet as of December 31, 1998 (the "Most Recent Balance Sheet") and statements of operations, stockholders' equity and cash flow for the period since January 1, 1994 (collectively, with the Most Recent Balance Sheet, the "Target Financial Statements").

    (b) The Target Financial Statements were prepared and in accordance with the books and records of Target and present fairly in all material respects the financial position, results of operations and cash flows of Target as of their historical dates and for the periods indicated. The Target Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and with each other. The reserves, if any, reflected on the Target Financial Statements are adequate in light of the contingencies with respect to which they were made.

    (c) Target has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the Most Recent Balance Sheet, except for those that may have been incurred after the date of the Most Recent Balance Sheet or that would not reasonably be required, in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, to be included in a balance sheet or the notes thereto. All debts, liabilities, and obligations incurred after the date of the Most Recent Balance Sheet were incurred in the ordinary course of business, and are usual and normal in amount and not material both individually and in the aggregate to Target or its business.

  Section 3.5 Tax Matters.

    (a) For purposes of this Section 3.5 and other provisions of this Agreement relating to Taxes, the following definitions shall apply:

      (i) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, (A) imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, ozone depleting chemicals taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected,
(B) any liability for the payment of amounts referred to in (A) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (C) any liability for amounts referred to in (A) or (B) as a result of any obligations to indemnify another person.

      (ii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

    (b) All Returns required to be filed by or on behalf of Target have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Target under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, and no other Taxes are payable by Target with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Target has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Target with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Target is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established on the Most Recent Balance Sheet. Target has not at any time been (i) a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns, or (ii) a member of any partnership or joint venture for a period for which the statute of limitations for any Tax potentially applicable as a result of such membership has not expired.

    (c) The amount of Target's liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Most Recent Balance Sheet does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected on the Most Recent Balance Sheet, and the Most Recent Balance Sheet reflects proper accrual in accordance with generally accepted accounting principles applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Most Recent Balance Sheet attributable to transactions and events occurring prior to such date. No liability for Taxes has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

    (d) Acquiror has been furnished by Target with true and complete copies of
(i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of Target relating to Taxes, and (ii) all federal and state income or franchise tax Returns and state sales and use tax Returns for or including Target for all taxable periods ending on or after December 31, 1993. Target does not do business in or derive income from any state other than states for which Returns have been duly filed and furnished to Acquiror.

    (e) The Returns of or including Target have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Target's knowledge, threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and Target has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid. Target is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Target or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Target. Target has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

    (f) Target is not, nor has it ever been, a party to any tax sharing agreement.

    (g) Target is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Acquiror is not required to withhold tax by reason of Section 1445 of the Code. Target is not a "consenting corporation" under Section 341(f) of the Code. Target has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to Target pursuant to Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Target has not agreed to, nor is it required to make any adjustment under Code Section 481(a) by reason of, a change in accounting method. Target is not, nor has it been, a "reporting corporation" subject to the information reporting and record maintenance requirements of Section 6038A and the regulations thereunder. Target is in compliance with the terms and conditions of any applicable tax exemptions, agreements or orders of any foreign government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance.

    (h) Target has no net operating losses and credit carryovers or other tax attributes currently subject to limitation under Sections 382, 383, or 384 of the Code.

  Section 3.6 Absence of Certain Changes or Events. Since the Most Recent Balance Sheet Date, Target has not:

    (a) suffered any material adverse change in its business, as presently conducted, assets (including intangible assets), liabilities, condition (financial or otherwise), property or results of operations taken as a whole, excluding any change that results from general economic, business or industry conditions or the announcement of the transactions contemplated hereby (including, without limitation, a decline in sales to common customers of Acquiror and Target) (such change with respect to any party hereto and its subsidiaries, taken as a whole, a "Material Adverse Change").

    (b) suffered any damage, destruction or loss that has resulted, or could be reasonably expected to result, in a Material Adverse Effect on Target;

    (c) granted or agreed to make any increase in the compensation payable or to become payable by Target to its officers or employees other than increases consistent with Target's review and compensation policies in force prior to the date of this Agreement;

    (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Target or declared any direct or indirect redemption, retirement, purchase or other acquisition by Target of such shares, except for repurchases of Target Common Stock from employees in connection with the termination of employment;

    (e) issued any shares of capital stock of Target or any warrants, rights or options therefor or entered into any commitment relating to the shares of Target, except for the issuance of shares of Target capital stock pursuant to the exercise of Target Options listed in the Target Disclosure Schedule, the conversion of outstanding Target Preferred Stock, the exercise of warrants and other stock acquisition rights set forth in the Target Disclosure Schedule and option grants in the ordinary course of business;

    (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

    (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than the sublease of the real property on Marsh Road, Menlo Park, and equipment loans entered into in the ordinary course of business;

    (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset, other than in the ordinary course of business;

    (i) made any capital expenditure or commitment individually in excess of $250,000 or in the aggregate in excess of $500,000, except for the items set forth in Schedule 3.6 (i);

    (j) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates (as defined in Section 3.15), officers, directors or stockholders or any affiliate or associate of any of the foregoing;

    (k) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the Target Disclosure Schedule; or

    (l) agreed to take any action that would cause a misrepresentation under this Section 3.6 or outside of its ordinary course of business or which would constitute a material breach of any of the representations contained in this Agreement.

  Section 3.7 Title and Related Matters. Target has good and marketable title to all the properties, interests in properties and assets, real and personal, used in or necessary for the operation of the business of Target, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable, liens created by operation of law, liens in respect of indebtedness shown on Target Financial Statements, and other liens arising in the ordinary course of business which would not, individually or in the aggregate, have a Material Adverse Effect on Target. The equipment of Target used in the operation of its business is, taken as a whole, (i) adequate for the business conducted by Target and (ii) in good operating condition and repair, ordinary wear and tear excepted. All real or personal property leases to which Target is a party are valid, binding, enforceable and effective in accordance with their respective terms, and to the knowledge of Target, there is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default except to the extent any default or unenforceability would not have a Material Adverse Effect on Target. The Target Disclosure Schedule contains a description of all personal property with an individual net book value in excess of $100,000 and real property leased or owned by Target, describing its interest in said property. True and correct copies of Target's material real property and personal property leases listed on the Target Disclosure Schedule have been made available to Acquiror or its representatives.

  Section 3.8 Proprietary Rights.

    (a) To the knowledge of Target, Target owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use, all patents and patent rights and applications therefor, copyrights, technology, software, software tools, know-how, processes, inventions, ideas, algorithms, trade secrets, trademarks, service marks and trade names and all applications and registrations therefor, Internet domain names and applications therefor, schematics, inventory, ideas, algorithms and other proprietary rights used in or necessary for the conduct of Target's business as conducted to the date of this Agreement, including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of any product or technology which has been or is being marketed, distributed, licensed, used or sold by Target (collectively, the "Target Products"), free and clear of all liens, claims and encumbrances (including without limitation licensing and distribution rights, except to the extent granted in the ordinary course of business) (all of which are referred to as "Target Proprietary Rights"). The Target Disclosure Schedule contains an accurate and complete (i) description of all patents and patent applications, registered trademarks and service marks, trade names, Internet domain names and registered copyrights in or related to the Target Products or otherwise included in the Target Proprietary Rights and all applications therefor, including the jurisdictions in which each such Target Proprietary Right has been issued or registered or in which any such application of such issuance and registration has been filed, and (ii) list of all licenses and other agreements with third parties with annual payments in excess of $100,000 and excluding break-the-seal agreements relating to any patents, patent rights, copyrights, trade secrets, software, inventions, ideas, designs, information, data, algorithms, technology, know-how, processes or other proprietary rights that Target is licensed or otherwise authorized by such third parties to license, use, market, distribute or incorporate in Target Products (such patents, patent rights, copyrights, trade secrets, software, inventions, ideas, designs, information, data, algorithms, technology, know-how, processes or other proprietary rights are collectively referred to as the "Third Party Technology") (such licenses and other agreements, the "Third Party Licenses"). To the knowledge of Target, all of Target's patents, patent rights, copyrights, trademark, trade name or Internet domain name registrations related to or in the Target Products are valid and in full force and effect; and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. No claims have been asserted or threatened against Target (and to the knowledge of Target, there are no claims which could be asserted or threatened against Target or which have been asserted or threatened against others relating to Target Proprietary Rights or Target Products) by any person challenging Target's use, possession, manufacture, license, sale or distribution of Target Products or of Target Proprietary Rights (including, without limitation, the Third Party Technology) or challenging or questioning the validity or effectiveness thereof, or of any material license or agreement relating thereto (including, without limitation, the Third Party Licenses) or alleging a violation of any person's or entity's privacy, personal or confidentiality rights. To the knowledge of Target, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way interfere with the continued enhancement, exploitation, licensing and use by Target of any of the Target Products or Target Proprietary Rights. To the knowledge of Target, none of the Target Products nor the license and use or exploitation of any Target Proprietary Rights in Target's current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, patent right, trade secret, copyright, trademark or trade name, and Target has not been sued or named in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition.

    (b) Except as made available to Acquiror or its counsel, as set forth in the Target Disclosure Schedule or pursuant to Target's standard form agreements, Target has not granted any third party any right to manufacture, reproduce, license, use, distribute, market or exploit any of the Target Products or any adaptations, translations, or derivative works based on the Target Products or any portion thereof. No Target Product is a "derivative work" of any original work currently owned by a third party as the term "derivative work" is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

    (c) All material designs, drawings, specifications, schematics, designs, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Target Products at any stage of their development (the "Target Components") were written, developed and created solely and exclusively by employees of Target without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to Target by means of valid and enforceable consultant confidentiality and invention assignment agreements, copies of which have been made available to Acquiror. Target has at all times used commercially reasonable efforts customary in its industry to treat the Target Proprietary Rights related to Target Products and Target Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as intended or reasonably likely to cause the loss of such trade secrets by release into the public domain.

    (d) To Target's knowledge, no employee, contractor or consultant of Target is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with Target or, to Target's knowledge, any other party because of the nature of the business conducted by Target or proposed to be conducted by Target.

    (e) Each person presently or previously employed by Target (including independent contractors, if any) with access authorized by Target to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to Acquiror or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Target and such person, enforceable in accordance with their respective terms.

    (f) To Target's knowledge, no product liability or material warranty claims have been asserted in writing to or threatened against Target.

    (g) To Target's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Target Proprietary Rights, or any Third Party Technology to the extent licensed by or through Target, by any third party, including any employee or former employee of Target. Except as set forth in agreements, copies of which have been made available to Acquiror, Target has not entered into any agreement to indemnify any other person against any charge of infringement of any third party intellectual property rights.

    (h) Target has taken all steps customary and reasonable in the industry to protect and preserve the confidentiality and proprietary nature of all source code, schematics, masks, trade secrets and other confidential information ("Confidential Information"). All use, disclosure or appropriation of Confidential Information owned by Target by or to a third party has been pursuant to the terms of a written agreement between Target and such third party. All use, disclosure or appropriation of Confidential Information not owned by Target has been pursuant to the terms of a written agreement between Target and the owner of such Confidential Information, or is otherwise lawful.

  Section 3.9 Employee Benefit Plans.

    Except for inaccuracies that would not have a Material Adverse Effect on
Target:

    (a) The Target Disclosure Schedule lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (an "ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) each loan to a non-officer employee, loans to officers and directors and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee, consultant or director of Target as to which (with respect to any of items (i) through (v) above) any potential liability is borne by Target (together, the "Target Employee Plans").

    (b) Target has delivered to Acquiror or its representatives a copy or a summary of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and, to the extent still in its possession, any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of any Form 5500 reports filed for the 1997 plan year and the preceding two plan years, if any. Any Target Employee Plan intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, to the extent the deadline for adopting such mandatory plan amendments and the period prescribed by applicable Treasury Regulations or in official guidance from the Internal Revenue Service for requesting such determination letter have expired. Target has also furnished Acquiror with the most recent Internal Revenue Service determination letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

    (c) (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than such continuation medical care coverage as may be required under Section 498B of the Code or similar provisions of any applicable state or local law; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan, which could reasonably be expected to have, in the aggregate, a Material Adverse Affect on Target, (iii) each Target Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Target and each subsidiary or ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default, under or violation of, and have no knowledge of any material default or violation by any other party to, any of the Target Employee Plans, in each case except as would not have, in the aggregate, a Material Adverse Effect on Target; (iv) neither Target nor any subsidiary or ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all material contributions required to be made by Target or any subsidiary or ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) no Target Employee Plan is covered by, and neither Target nor any subsidiary or ERISA Affiliate has incurred or expects to incur any material liability under Title IV of ERISA or Section 412 of the Code. With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan except as would not give rise, in the aggregate, to a Material Adverse Effect on Target. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor. Neither Target nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of ERISA.

    (d) With respect to each Target Employee Plan, Target has complied with
(i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder and (ii) the applicable requirements of the Family Leave Act of 1993 and the regulations thereunder, except to the extent that such failure to comply would not, in the aggregate, have a Material Adverse Effect on Target.

    (e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any other ERISA Affiliate to severance benefits or any other payment (including, without limitation, unemployment compensation, golden parachute or bonus), except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting of any such benefits, or (iii) increase or accelerate any benefits or the amount of compensation due any such employee or service provider.

    (f) There has been no amendment to, written interpretation or announcement (whether or not written) by Target or other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Target Financial Statements.

  Section 3.10 Bank Accounts. The Target Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which Target maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

  Section 3.11 Contracts.

    (a) Except as set forth on the Target Disclosure Schedule:

      (i) Target has no agreements, contracts or commitments that provide for the sale, licensing, transfer, assignment, distribution, marketing, promotion or resale by Target of any Target Products or Target Proprietary Rights, except for customer contracts in the ordinary course of business. Without limiting the foregoing, Target has not granted to any third party any rights to reproduce, manufacture or distribute any of the Target Products, nor has Target granted any license of any Target trademarks or servicemarks, except for in connection with customer contracts in the ordinary course of business. Target has not granted to any third party any exclusive rights of any kind. Target has not granted any third party any right to market any of the Target Products under any private label or "OEM" arrangements, other than pursuant to agreements, copies of which have been made available to Acquiror or its counsel.

      (ii) Target has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to Target (including, without limitation, any advertising or revenue sharing arrangement) in excess of $100,000 per year.

      (iii) Target has no outstanding agreements, contracts or commitments with officers, employees, agent, consultants, advisors, or sales representatives that are not cancelable by Target "at will" on no more than thirty (30) days' notice and without liability, penalty or premium including without limitation, severance or termination pay.

      (iv) Target has no currently effective collective bargaining or union agreements, contracts or commitments.

      (v) Target is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

      (vi) Target has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

      (vii) Target has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Target of any sum.

      (viii) Target has no agreements pursuant to which Target has agreed to manufacture for any third party any Target Products or Target Components.

      (ix) There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Affiliates (defined below) or any Affiliate thereof.

  True and correct copies of each document or instrument listed on the Target Disclosure Schedule pursuant to this Section 3.11(a) (the "Target Material Contracts") have been made available to Acquiror or its representatives.

    (b) All of the Target Material Contracts listed on the Target Disclosure Schedule are valid, binding, in full force and effect, and enforceable by Target in accordance with their respective terms. No Target Material Contract contains any liquidated damages, penalty or similar provision, and to the knowledge of Target, no party to any such Target Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement, except to the extent that the invalidity, unenforceability, provision or intent could not reasonably be expected to have a Material Adverse Effect.

    (c) Target is not in material default under or in material breach or violation of, nor, to Target's knowledge, is there any valid basis for any claim of material default by Target under, or material breach or violation by Target of, any Target Material Contract. To Target's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Target Material Contract.

  Section 3.12 Compliance With Law. Target and the operation of its business are in compliance in all material respects with all applicable laws and regulations. Neither Target nor, to Target's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction, nor has Target participated directly or indirectly in any boycotts or other similar practices affecting any of its customers, except for noncompliance which could not be reasonably expected to have a Material Adverse Effect. Target has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products, except for noncompliance which could not be reasonably expected to have a Material Adverse Effect.

  Section 3.13 Labor Difficulties; No Discrimination.

    (a) Target is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against Target actually pending or, to the knowledge of Target, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Target, threatened against Target. To the knowledge of Target, no union organizing activities are taking place with respect to the business of Target. No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Target, no claims therefor exist. No collective bargaining agreement that is binding on Target restricts it from relocating or closing any of its operations. Target has not experienced any material work stoppage or other material labor difficulty.

    (b) There is no claim pending against Target, or to Target's knowledge, threatened against Target, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct.

    (c) There are no pending claims against Target or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither Target nor any of its subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Target, threatened, between Target and any of their respective employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Target.

  Section 3.14 Trade Regulation. All of the prices charged by Target in connection with the marketing or sale of any products or services have been in compliance in all material respects with all applicable laws and regulations. No claims have been threatened in writing against Target with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Target's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

  Section 3.15 Insider Transactions. To the knowledge of Target, no affiliate ("Affiliate") as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of Target has any interest in any equipment or other property, real or personal, tangible or intangible, of Target including, without limitation, any Target Proprietary Rights or any creditor, supplier, customer, manufacturer, agents, representative, or distributor of Target Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the Nasdaq Stock Market.

  Section 3.16 Employees, Independent Contractors and Consultants. The Target Disclosure Schedule lists and describes all currently effective written or, to Target's knowledge, oral consulting, independent contractor and/or employment agreements and other material agreements concluded with individual employees, independent contractors or consultants to which Target is a party. True and correct copies of all such written agreements have been made available to Acquiror or its representatives. All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law. All salaries and wages paid by Target are in compliance in all material respects with applicable federal, state and local laws. Also shown on the Target Disclosure Schedule are the names, positions and salaries or rates of pay, including bonuses, of all persons presently employed by Target.

  Section 3.17 Insurance. The Target Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance currently held by Target, and all outstanding claims made by Target under such policies. To the knowledge of Target, Target has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds in all material respects. To Target's knowledge, no termination of, or material premium increase with respect to, any of such policies has been threatened.

  Section 3.18 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened against Target or any of its properties or any of its officers or directors (in their capacities as such). There is no judgment, decree or order outstanding against Target, or, to the knowledge of Target, any of its respective directors or officers (in their capacities as such). To Target's knowledge, no circumstances exist that could reasonably be expected to result in a claim against Target as a result of the conduct of Target's business (including, without limitation, any claim of infringement of any intellectual property right), except for claims that would not have a Material Adverse Effect.

  Section 3.19 Governmental Authorizations and Regulations. Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest, and all of such authorizations are in full force and effect, except where the failure to obtain or have any such Target authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

  Section 3.20 Subsidiaries. Target has no subsidiaries. Target does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and Target does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

  Section 3.21 Compliance with Environmental Requirements. Except for inaccuracies which would not have a Material Adverse Effect, (a) Target has obtained all permits, licenses and other authorizations which are required under federal, state and local laws applicable to Target and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons, (b) Target is in compliance in all material respects with all terms and conditions of all such permits, licenses and authorizations, and (c) Target has no knowledge of, nor has Target received written notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Target, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, or relating to the safety of employees, workers or other persons.

  Section 3.22 Corporate Documents. Target has made available to Acquiror or its representatives: (a) copies of its Certificate of Incorporation and Bylaws, as amended to date; (b) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (c) all material permits, orders, and consents issued by any regulatory agency with respect to Target, or any securities of Target, and all pending applications for such permits, orders, and consents; and (d) the stock transfer books of Target setting forth all transfers of any capital stock. The corporate minute books, stock certificate books, stock registers and other corporate records of Target are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

  Section 3.23 No Brokers. Except for fees payable to Merrill Lynch, Pierce, Fenner & Smith Incorporated in connection with the consummation of the transaction contemplated hereby, the approximate amount of which is set forth on Section 3.23 of the Target Disclosure Schedule, Target is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

  Section 3.24 Pooling of Interests. To Target's knowledge, neither Target nor any of its Affiliates has, through the date of this Agreement, taken or agreed to take any action which would prevent Acquiror from accounting for the business combination to be effected by the Merger as a pooling of interests.

  Section 3.25 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 10% of Target's gross revenues during the 12-month period preceding the date hereof, and no supplier of Target, has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has at any time on or after December 31, 1998 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. From and after the date hereof, no customer which individually accounted for more than 10% of Target's gross revenues during the 12-month period preceding the Closing Date, has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with Target, and to Target's knowledge, no such customer intends to cancel or otherwise terminate its relationship with Target or to decrease materially its usage of the services or products of Target. Target has not knowingly engaged in any fraudulent conduct with respect to any customer or supplier of Target.

  Section 3.26 Target Action. The Board of Directors of Target, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of Target and its stockholders, (ii) approved the Merger and this Agreement in accordance with the provisions of Delaware Law and California Law, and (iii) directed that this Agreement and the Merger be submitted to Target stockholders for their approval and resolved to recommend that Target stockholders vote in favor of the approval of this Agreement and the Merger.

  Section 3.27 Offers. Target has ceased, and has the legal right to cease, all negotiations and discussions of Acquisition Transactions (as defined in Section 5.7) with parties other than Acquiror.

  Section 3.28 Registration Statement; Proxy Statement/Prospectus. The information supplied by Target for inclusion in the Form S-4 (or any similar successor form thereto) Registration Statement (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") in accordance with the Securities Act in connection with the Merger, shall not at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Target for inclusion in the proxy statement/prospectus to be sent to the stockholders of Target and Acquiror in connection with the meeting of Target's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Target Stockholders' Meeting") and the meeting of Acquiror's stockholders to consider the approval and adoption of this Agreement and the approval of the Merger (the "Acquiror Stockholders' Meeting") (such proxy statement/prospectus as amended or supplemented is referred to herein as the "Proxy Statement/Prospectus") shall not, on the date the Proxy Statement/Prospectus is first mailed to Target's stockholders or at the time of the Target Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Target Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time any event relating to Target or any of its affiliates, officers or directors should be discovered by Target which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Target shall promptly inform Acquiror. Notwithstanding the foregoing, Target makes no representation or warranty with respect to any information supplied by Acquiror or Sub which is contained in any of the foregoing documents.

  Section 3.29 Accounts Receivable. Subject to any reserves set forth in the Most Recent Balance Sheet, the accounts receivable shown on the Most Recent Balance Sheet represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Most Recent Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the receivables.

  Section 3.30 Year 2000 Compliance. Except as would not reasonably be expected to have a Material Adverse Effect on Target, all of Target's Information Technology (as defined below) effectively addresses the Year 2000 issue and will not cause an interruption in the ongoing operations of Target's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services that are owned or used by a party hereto in the conduct of its business, or purchased by a party hereto from third party suppliers. In addition, and all of the Target Products and Target Components will not cause an interruption in the ongoing operations of any customer of Target or of the combined company on or after January 1, 2000.

  Section 3.31 Disclosure. No statements by Target contained in this Agreement, its exhibits and schedules nor in any of the certificates or documents, including any of the Transaction Documents, delivered or required to be delivered by Target to Acquiror or Sub under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND SUB

  Acquiror and Sub represent and warrant to Target that, except as disclosed in a filing with the Commission (as specifically referenced in the Acquiror Disclosure Schedule) or in the disclosure schedule delivered by Acquiror to Target on or before the date of this Agreement (the "Acquiror Disclosure Schedule"), the statements contained in this Article IV are true and correct. The Acquiror Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV. Disclosure in any paragraph of the Acquiror Disclosure Schedule shall constitute disclosure for purposes of all sections of the Agreement. Whenever the term "to Acquiror's knowledge," "Acquiror is not aware" or a similar expression appears in any representation or warranty in this Article IV, it means to the actual knowledge of Acquiror's directors and executive officers. Whenever the term "Acquiror has received no notice" or like expression appears in any representation or warranty in this Article IV, it means that none of Acquiror's directors and executive officers has received actual oral or written notice of the matter to which such term is applied.

  Section 4.1 Organization of Acquiror and Sub. Each of Acquiror and its subsidiaries, including Sub, is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Material Adverse Effect on Acquiror.

  Section 4.2 Acquiror Capital Structure. The authorized capital stock of Acquiror consists of 60,000,000 shares of Common Stock, par value of $0.001 per share ("Acquiror Common Stock") and 2,000,000 shares of Preferred Stock, par value $0.001 per share ("Acquiror

Preferred Stock"), of which there were issued and outstanding as of the close of business on January 31, 1999, 14,537,137 shares of Acquiror Common Stock and no shares of Acquiror Preferred Stock. There are no other outstanding shares of capital stock or voting securities of Acquiror other than shares of Acquiror Common Stock issued after January 31, 1999 under Acquiror's 1998 Employee Stock Purchase Plan (the "ESPP") or upon the exercise of options issued under Acquiror's 1992 Stock Option Plan, 1998 Stock Option Plan or 1998 Director Stock Option Plan. Options issued pursuant to such plans are referred to as "Acquiror Options." The authorized capital stock of Sub consists of 1,000 shares of Common Stock, all of which are issued and outstanding and are held by Acquiror. All outstanding shares of Acquiror and Sub have been duly authorized, validly issued, fully paid and are nonassessable and free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof. As of the close of business on January 31, 1999, Acquiror has reserved an aggregate of 2,230,002 shares of Common Stock for issuance to employees, directors and independent contractors upon exercise of Acquiror Options. Other than as contemplated by this Agreement or under the ESPP, and except as described above in this Section 4.2, there are no other options, warrants, calls, rights, commitments or agreements to which Acquiror or Sub is a party or by which either of them is bound obligating Acquiror or Sub to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of Acquiror or Sub or obligating Acquiror or Sub to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. Section 4.2 of the Acquiror Disclosure Schedule sets forth a list of all holders of Acquiror Options and the following information with respect to such Acquiror Options: the (i) number of option shares subject to such Acquiror Options, (ii) grant date for such Acquiror Options and (iii) vesting schedule applicable to such Acquiror Options. Such list is true and complete in all material respects. The shares of Acquiror Common Stock to be issued pursuant to the Merger (including shares of Acquiror Common Stock issued upon exercise of Target Options and Target Warrants assumed by Acquiror) have been reserved for issuance and, when issued at the Closing, will be duly authorized, validly issued, fully paid, and non-assessable and issued in compliance with all applicable federal or state securities laws. Except as set forth in the Acquiror Disclosure Schedule, there are no obligations, contingent or otherwise, of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or Acquiror Preferred Stock or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Acquiror is not in discussion, formal or informal, with any person or entity regarding the issuance of any form of additional Acquiror equity that has not been issued or committed to prior to the date of this Agreement, other than option grants in the ordinary course of business. Except as provided in this Agreement and the other Transaction Documents or any transaction contemplated hereby or thereby, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Acquiror.

  Section 4.3 Authority; No Conflict; Required Filings and Consents.

    (a) Each of Acquiror and Sub has all requisite corporate power and authority to enter into this Agreement and all Transaction Documents to which it is or will become a party and to consummate the transactions contemplated by this Agreement and such Transaction Documents. The execution and delivery of this Agreement and such Transaction Documents and the consummation of the transactions contemplated by this Agreement and such Transaction Documents have been duly authorized by all necessary corporate action on the part of Acquiror and Sub. This Agreement has been and such Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly executed and delivered by Acquiror and Sub. This Agreement and each of the Transaction Documents to which Acquiror or Sub is a party constitutes, and each of the Transaction Documents to which Acquiror or Sub will become a party when executed and delivered by Acquiror or Sub will constitute, the valid and binding obligation of Acquiror or Sub, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

    (b) The execution and delivery by Acquiror or Sub of this Agreement and the Transaction Documents to which it is or will become a party does not, and consummation of the transactions contemplated by this Agreement or the Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Acquiror or Sub, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Acquiror or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Sub or any of their properties or assets, except in the case of (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not have a Material Adverse Effect on Acquiror.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or Sub in connection with the execution and delivery of this Agreement or the Transaction Documents to which it is or will become a party or the consummation of the transactions contemplated hereby or thereby, or the continuation of the business activities of Acquiror following consummation of the Merger without a Material Adverse Change, except for (i) the filing of the Certificate of Merger with the Delaware Secretary of State,
(ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and similar laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be expected to have a Material Adverse Effect on Acquiror.

  Section 4.4 Commission Filings; Financial Statements.

    (a) Acquiror has filed with the Commission and made available to Target or its representatives all forms, reports and documents required to be filed by Acquiror with the Commission since April 30, 1998 (collectively, the "Acquiror Commission Reports"). The Acquiror Commission Reports constitute all of the documents required to be filed by the Acquiror under Section 13 of the Exchange Act with the Commission since April 30, 1998. The Acquiror Commission Reports
(i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Acquiror Commission Reports or necessary in order to make the statements in such Acquiror Commission Reports, in the light of the circumstances under which they were made, not misleading.

    (b) Each of the financial statements (including, in each case, any related notes) contained in the Acquiror Commission Reports (the "Acquiror Financial Statements"), including any Acquiror Commission Reports filed after the date of this Agreement until the

Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the Commission with respect thereto, was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such Acquiror Financial Statements or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission) and fairly presented the consolidated financial position of Acquiror and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The reserves, if any, reflected on the Acquiror Financial Statements are adequate in light of the contingencies with respect to which they were made.

  Section 4.5 Tax Matters.

    (a) All Returns required to be filed by or on behalf of Acquiror have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on such Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of Acquiror under Section 6655 of the Code or comparable provisions of state, local or foreign law, have been paid in full on a timely basis or have been accrued on the Most Recent Balance Sheet, and no other Taxes are payable by Acquiror with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns). Acquiror has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of Acquiror with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Acquiror is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in the Acquiror financial Statements.

    (b) The amount of Acquiror's liability for unpaid Taxes (whether actual or contingent) for all periods through the date of the Acquiror's Report on 10-Q for the period ended December 31, 1998 (the "Most Recent 10-Q") does not, in the aggregate, exceed the amount of the current liability accruals for Taxes reflected in the Most Recent 10-Q, and the Most Recent 10-Q reflects proper accrual in accordance with generally accepted accounting principles applied on a basis consistent with prior periods of all liabilities for Taxes payable after the date of the Most Recent 10-Q attributable to transactions and events occurring prior to such date. No liability for Taxes has been incurred (or prior to Closing will be incurred) since such date other than in the ordinary course of business.

    (c) The Returns of or including Acquiror have never been audited by a government or taxing authority, nor is any such audit in process, pending or, to Acquiror's knowledge, threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally), and Acquiror has not received notice (either in writing or verbally, formally or informally) that it has not filed a Return or paid Taxes required to be filed or paid. Acquiror is neither a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against Acquiror or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of Acquiror. Acquiror has disclosed on its federal and state income and franchise tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662 or comparable provisions of applicable state tax laws.

  Section 4.6 Absence of Certain Changes or Events. Since December 31, 1998, Acquiror and its subsidiaries have conducted their business in the ordinary course and, since such date, there has not been (i) any Material Adverse Change with respect to Acquiror (other than any change in the business of Acquiror occurring as a result of the announcement of this Agreement, and provided that changes in the trading price of Acquiror Common Stock shall not in and of itself constitute a Material Adverse Change with respect to Acquiror); or (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Acquiror or any of its subsidiaries having or which could reasonably be expected to have a Material Adverse Effect on Acquiror. In addition, Acquiror has not:

    (a) granted or agreed to make any increase in the compensation payable or to become payable by Acquiror to its officers or employees other than increases consistent with Acquiror's review and compensation policies in force prior to the date of this Agreement;

    (b) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of Acquiror or declared any direct or indirect redemption, retirement, purchase or other acquisition by Acquiror of such shares, except for repurchases of Acquiror Common Stock from employees in connection with the termination of employment;

    (e) issued any shares of capital stock of Acquiror or any warrants, rights or options therefor or entered into any commitment relating to the shares of Acquiror, except for the issuance of shares of Acquiror capital stock pursuant to the exercise of Acquiror Options and option grants in the ordinary course of business;

    (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

     (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than equipment loans entered into in the ordinary course of business;

    (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other intangible asset, other than in the ordinary course of business;

    (i) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with, any of its Affiliates officers, directors or stockholders or any affiliate or associate of any of the foregoing;

    (j) entered into any material contract, nor has there been any amendment, termination of or default under any material contract to which Acquiror is a party or by which it is bound; or

    (k) agreed to take any action that would cause a misrepresentation under this Section 4.6 or outside of its ordinary course of business or which would constitute a material breach of any of the representations contained in this Agreement.

  Section 4.7 Title and Related Matters. Acquiror has good and marketable title to all the properties, interests in properties and assets, real and personal, used in or necessary for the operation of the business of Acquiror, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except the lien of current taxes not yet due and payable, liens in respect of indebtedness shown on Acquiror Financial Statements and liens which arise in connection with nonmaterial equipment lease transactions. The equipment of Acquiror used in the operation of its business is, taken as a whole, (i) adequate for the business conducted by Acquiror and (ii) in good operating condition and repair, ordinary wear and tear excepted. All real or personal property leases to which Acquiror is a party are valid, binding, enforceable and effective in accordance with their respective terms, except to the extent any unenforceability would not have a Material Adverse Effect on Acquiror. To the knowledge of Acquiror, there is not under any of such leases any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default. True and correct copies of Acquiror's material real property and personal property leases have been made available to Acquiror or its representatives.

  Section 4.8 Proprietary Rights.

    (a) To the knowledge of Acquiror, Acquiror owns all right, title and interest in and to, or otherwise possesses legally enforceable rights, or is licensed to use, all patents and patent rights and applications therefor, copyrights, technology, software, software tools, know-how, processes, inventions, ideas, algorithms, trade secrets, trademarks, service marks and trade names and all applications and registrations therefor, Internet domain names and applications therefor, schematics, inventory, ideas, algorithms and other proprietary rights used in or necessary for the conduct of Acquiror's business as conducted to the date of this Agreement, including, without limitation, the technology, information, databases, data lists, data compilations, and all proprietary rights developed or discovered or used in connection with or contained in all versions and implementations of any product or technology which has been or is being marketed, distributed, licensed, used or sold by Acquiror (collectively, the "Acquiror Products"), free and clear of all liens, claims and encumbrances (including without limitation licensing and distribution rights, except to the extent granted in the ordinary course of business) (all of which are referred to as "Acquiror Proprietary Rights"). To the knowledge of Acquiror, all of Acquiror's patents, patent rights, copyrights, trademark, trade name or Internet domain name registrations related to or in the Acquiror Products are valid and in full force and effect; and consummation of the transactions contemplated by this Agreement will not alter or impair any such rights. No claims have been asserted or threatened against Acquiror (and to the knowledge of Acquiror, there are no claims which could be asserted or threatened against Acquiror or which have been asserted or threatened against others relating to Acquiror Proprietary Rights or Acquiror Products) by any person challenging Acquiror's use, possession, manufacture, license, sale or distribution of Acquiror Products or of Acquiror Proprietary Rights (including, without limitation, any Third Party Technology) or challenging or questioning the validity or effectiveness thereof, or of any material license or agreement relating thereto (including, without limitation, any Third Party Licenses) or alleging a violation of any person's or entity's privacy, personal or confidentiality rights. To the knowledge of Acquiror, there is no valid basis for any claim of the type specified in the immediately preceding sentence which could in any material way interfere with the continued enhancement, exploitation, licensing and use by Acquiror of any of the Acquiror Products. To the knowledge of Acquiror, none of the Acquiror Products nor the license and use or exploitation of any Acquiror Proprietary Rights in Acquiror's current business infringes on the rights of or constitutes misappropriation of any proprietary information or intangible property right of any third person or entity, including without limitation any patent, patent right, trade secret, copyright, trademark or trade name, and Acquiror has not been sued or named in any suit, action or proceeding which involves a claim of such infringement, misappropriation or unfair competition. All statements contained in this Section 4.8 are qualified in their entirety with reference to the Company's litigation with Business Objects, S.A., more fully described in

Acquiror's Commission Reports under sections entitled "Legal Proceedings" (the "Business Objects Litigation"). Notwithstanding any statement to the contrary contained herein, Acquiror makes no representation or warranty as to the validity of, basis for or outcome of the Business Objects Litigation.

    (b) Except as set forth in the Acquiror Disclosure Schedule or pursuant to Acquiror's standard form agreements, Acquiror has not granted any third party any right to manufacture, reproduce, license, use, distribute, market or exploit any of the Acquiror Products or any adaptations, translations, or derivative works based on the Acquiror Products or any portion thereof. No Acquiror Product is a "derivative work" of any original work of a third party as the term "derivative work" is defined in the United States Copyright Act, Title 17, U.S.C. Section 101.

    (c) All material designs, drawings, specifications, schematics, designs, source code, object code, scripts, documentation, flow charts, diagrams, data lists, databases, compilations and information incorporating, embodying or reflecting any of the Acquiror Products at any stage of their development (the "Acquiror Components") were written, developed and created solely and exclusively by employees of Acquiror without the assistance of any third party or entity or were created by third parties who assigned ownership of their rights to Acquiror by means of valid and enforceable consultant confidentiality and invention assignment agreements, copies of which have been delivered to Acquiror. Acquiror has at all times used commercially reasonable efforts customary in its industry to treat the Acquiror Proprietary Rights related to Acquiror Products and Acquiror Components as containing trade secrets and has not disclosed or otherwise dealt with such items in such a manner as intended or reasonably likely to cause the loss of such trade secrets by release into the public domain.

    (d) To Acquiror's knowledge, no employee, contractor or consultant of Acquiror is in violation in any material respect of any term of any written employment contract, patent disclosure agreement or any other written contract or agreement relating to the relationship of any such employee, consultant or contractor with Acquiror or, to Acquiror's knowledge, any other party because of the nature of the business conducted by Acquiror or proposed to be conducted by Acquiror.
    (e) Each person presently or previously employed by Acquiror (including independent contractors, if any) with access authorized by Acquiror to confidential information has executed a confidentiality and non-disclosure agreement pursuant to the form of agreement previously provided to Acquiror or its representatives. Such confidentiality and non-disclosure agreements constitute valid and binding obligations of Acquiror and such person, enforceable in accordance with their respective terms.

    (f) No product liability or material warranty claims have been asserted in writing to or threatened against Acquiror.

    (g) To Acquiror's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Acquiror Proprietary Rights, or any Third Party Technology to the extent licensed by or through Acquiror, by any third party, including any employee or former employee of Acquiror. Except pursuant to Acquiror's standard form agreements, Acquiror has not entered into any agreement to indemnify any other person against any charge of infringement of any third party intellectual property rights.

    (h) Acquiror has taken all steps customary and reasonable in the industry to protect and preserve the confidentiality and proprietary nature of all Confidential Information. All use, disclosure or appropriation of Confidential Information owned by Acquiror by or to a third party has been pursuant to the terms of a written agreement between Acquiror and such third party. All use, disclosure or appropriation of Confidential Information not owned by Acquiror has been pursuant to the terms of a written agreement between Acquiror and the owner of such Confidential Information, or is otherwise lawful.

  Section 4.9 Contracts

    (a) Except as set forth on the Acquiror Disclosure Schedule or in Acquiror's Commission Reports (as specifically referenced in the Acquiror Disclosure Schedule):

      (i) Acquiror has no agreements, contracts or commitments that provide for the sale, licensing, transfer, assignment, distribution, marketing, promotion or resale by Acquiror of any Acquiror Products or Acquiror Proprietary Rights, except for customer contracts in the ordinary course of business and except for agreements, contracts or commitments that provide for fixed and/or contingent payments or expenditures by or to Acquiror (including, without limitation, any advertising or revenue sharing arrangement) in excess of $500,000 per year.

      (ii) Acquiror has no outstanding agreements, contracts or commitments with officers, employees, agent, consultants, advisors, or sales representatives that are not cancelable by Acquiror "at will" on no more than thirty (30) days' notice and without liability, penalty or premium including without limitation, severance or termination pay.

      (iii) Acquiror has no currently effective collective bargaining or union agreements, contracts or commitments.

      (iv) Acquiror is not restricted by agreement from competing with any person or from carrying on its business anywhere in the world.

      (v) Acquiror has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

      (vi) Acquiror has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by Acquiror of any sum, except as would not be required by the Commission to be disclosed in any Acquiror Commission Report.

      (vii) Acquiror has no agreements pursuant to which Acquiror has agreed to manufacture for, supply to or distribute to any third party any Acquiror Products or Acquiror Components, except as would not be required by the Commission to be disclosed in any Acquiror Commission Report.

      (viii) There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, Affiliates or any Affiliate thereof, except as would not be required by the Commission to be disclosed in any Acquiror Commission Report.

    True and correct copies of each document or instrument listed on the Acquiror Disclosure Schedule pursuant to this Section 3.11(a) (the "Material Contracts") have been provided to Target or its representatives.

    (b) All of the contracts, agreements or understandings required to be filed by Acquiror in an Acquiror Commission Report or set forth in the Acquiror Disclosure Schedule (each, an "Acquiror Material Contract") are valid, binding, in full force and effect, and enforceable by Acquiror in accordance with their respective terms. No Acquiror Material Contract contains any liquidated damages, penalty or similar provision, and to the knowledge of Acquiror, no party to any such Acquiror Material Contract intends to cancel, withdraw, modify or amend such contract, agreement or arrangement, except to the extent that the invalidity, unenforceability, provision or intent could not reasonably be expected to have a Material Adverse Effect.

    (c) Acquiror is not in material default under or in material breach or violation of, nor, to Acquiror's knowledge, is there any valid basis for any claim of material default by Acquiror under, or material breach or violation by Acquiror of, any Acquiror Material Contract. To Acquiror's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Acquiror Material Contract.

  Section 4.10 Compliance with Laws. Acquiror and the operation of its business are in compliance in all material respects with all applicable laws and regulations. Neither Acquiror nor, to Acquiror's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. Acquiror has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers, except for noncompliance which could not be reasonably expected to have a Material Adverse Effect. Acquiror has complied in all material respects at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products, except for noncompliance which could not be reasonably expected to have a Material Adverse Effect.

  Section 4.11 Labor Difficulties; No Discrimination.

    (a) Acquiror is not engaged in any unfair labor practice and is not in material violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours. There is no unfair labor practice complaint against Acquiror actually pending or, to the knowledge of Acquiror, threatened before the National Labor Relations Board. There is no strike, labor dispute, slowdown, or stoppage actually pending or, to the knowledge of Acquiror, threatened against Acquiror. To the knowledge of Acquiror, no union organizing activities are taking place with respect to the business of Acquiror. No grievance, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and, to the knowledge of Acquiror, no claims therefor exist. No collective bargaining agreement that is binding on Acquiror restricts it from relocating or closing any of its operations. Acquiror has not experienced any material work stoppage or other material labor difficulty.

    (b) There is not any pending claim against Acquiror, or to Acquiror's knowledge, threatened against Acquiror, based on actual or alleged race, age, sex, disability or other harassment or discrimination, or similar tortious conduct, nor to the knowledge of Acquiror, is there any basis for any such claim.

    (c) There are no pending claims against Acquiror or any of its subsidiaries under any workers compensation plan or policy or for long term disability. Neither Acquiror nor any of its subsidiaries has any material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no proceedings pending or, to the knowledge of Acquiror, threatened, between Acquiror and any of their respective employees, which proceedings have or could reasonably be expected to have a Material Adverse Effect on Acquiror.

  Section 4.12 Trade Regulation. All of the prices charged by Acquiror in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened in writing against Acquiror with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and to Acquiror's knowledge, no specific situation, set of facts, or occurrence provides any basis for any such claim.

  Section 4.13 Insider Transactions. To the knowledge of Acquiror, except as is set forth in the Acquiror Commission Reports, no Affiliate of Acquiror has any interest in any equipment or other property, real or personal, tangible or intangible, including, without limitation, any Acquiror Proprietary Rights or any creditor, supplier, customer, manufacturer, agents, representative, or distributor of Acquiror Products; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the Nasdaq Stock Market.

  Section 4.14 Insurance. The Acquiror Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance currently held by Acquiror, and all claims made by Acquiror under such policies. To the knowledge of Acquiror, Acquiror has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Acquiror is otherwise in compliance with the terms of such policies and bonds in all material respects. To Acquiror's knowledge, no termination of, or material premium increase with respect to, any of such policies has been threatened.

  Section 4.15 Governmental Authorizations and Regulations. Acquiror has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Acquiror currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Acquiror's business or the holding of any such interest, and all of such authorizations are in full force and effect, except where the failure to obtain or have any such Acquiror authorizations could not reasonably be expected to have a Material Adverse Effect on Acquiror.

  Section 4.16 Subsidiaries. Acquiror has no subsidiaries, except as described in the Acquiror Commission Reports. Acquiror does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and Acquiror does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

  Section 4.17 Compliance with Environmental Requirements. Except for inaccuracies which would not have a Material Adverse Effect, (a) Acquiror has obtained all permits, licenses and other authorizations which are required under federal, state and local laws applicable to Acquiror and relating to pollution or protection of the environment, including laws or provisions relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials, substances, or wastes or which are intended to assure the safety of employees, workers or other persons, (b) Acquiror is in compliance in all material respects with all terms and conditions of all such permits, licenses and authorizations and (c) Acquiror has no knowledge of, nor has Acquiror received written notice of, any conditions, circumstances, activities, practices, incidents, or actions which may form the basis of any claim, action, suit, proceeding, hearing, or investigation of, by, against or relating to Acquiror, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant, or hazardous or toxic substance, material or waste, or relating to the safety of employees, workers or other persons.

  Section 4.18 Corporate Documents. Acquiror has furnished to Target or its representatives: (a) copies of its Certificate of Incorporation and Bylaws, as amended to date and (b) its minute book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof. Such corporate records of Acquiror are complete and accurate, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction.

  Section 4.19 Pooling of Interests. To its knowledge, neither Acquiror nor any of its affiliates has taken or agreed to take any action which would prevent Acquiror from accounting for the business combination to be effected by the Merger as a pooling of interests.

  Section 4.20 Customers and Suppliers. As of the date hereof, no customer which individually accounted for more than 10% of Acquiror's gross revenues during the 12-month period preceding the date hereof, and no supplier of Acquiror, has canceled or otherwise terminated, or made any written threat to Acquiror to cancel or otherwise terminate its relationship with Acquiror, or has at any time on or after December 31, 1998 decreased materially its services or supplies to Acquiror in the case of any such supplier, or its usage of the services or products of Acquiror in the case of such customer, and to Acquiror's knowledge, no such supplier or customer intends to cancel or otherwise terminate its relationship with Acquiror or to decrease materially its services or supplies to Acquiror or its usage of the services or products of Acquiror, as the case may be. From and after the date hereof, no customer which individually accounted for more than 10% of Acquiror's gross revenues during the 12-month period preceding the Closing Date, has canceled or otherwise terminated, or made any written threat to Acquiror to cancel or otherwise terminate, for any reason, including without limitation the consummation of the transactions contemplated hereby, its relationship with Acquiror, and to Acquiror's knowledge, no such customer intends to cancel or otherwise terminate its relationship with Acquiror or to decrease materially its usage of the services or products of Acquiror. Acquiror has not knowingly breached, so as to provide a benefit to Acquiror that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier or Acquiror.

  Section 4.21 Acquiror Action. The Board of Directors of Acquiror, by unanimous written consent or at a meeting duly called and held, has by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of Acquiror and its stockholders, (ii) approved the Merger and this Agreement in accordance with the provisions of Delaware Law and California Law, and (iii) directed that this Agreement and the Merger be submitted to Acquiror stockholders for their approval and resolved to recommend that Acquiror stockholders vote in favor of the approval of this Agreement and the Merger.

  Section 4.22 Offers. Acquiror has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of Acquisition Transactions (as defined in Section 5.7) with parties other than Target.

  Section 4.23 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

  Section 4.24 Litigation. Except for the Business Objects Litigation and as otherwise disclosed in the Acquiror Commission Reports, (i) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror or any of its subsidiaries, threatened against Acquiror or any of its properties or any of its officers or directors (in their capacities as such), and (ii) there is no judgment, decree or order against Acquiror, or, to the knowledge of Acquiror, any of its respective directors or officers (in their capacities as such) relating to the business of Acquiror, the presence of which would have Material Adverse Effect with respect to Acquiror and its subsidiaries, taken as a whole. To Acquiror's knowledge, no circumstances exist that could reasonably be expected to result in a claim against Acquiror as a result of the conduct of Acquiror's business (including, without limitation, any claim of infringement of any intellectual property right), except for claims that would not have a Material Adverse Effect, provided that Acquiror makes no representation or warranty as to the Business Objects Litigation.

  Section 4.25 Registration Statement; Proxy Statement/Prospectus. The information supplied by Acquiror for inclusion in the Registration Statement shall not at the time the Registration Statement is filed with the Commission and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied by Acquiror for inclusion in the Proxy Statement/Prospectus shall not, on the date the Proxy Statement/Prospectus is first mailed to Acquiror's stockholders or at the time of the Acquiror Stockholders' Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Acquiror Stockholders' Meeting which has become false or misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. If at any time prior to the Effective Time, any event relating to Acquiror or any of its affiliates, officers or directors should be discovered by Acquiror which is required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Acquiror shall promptly inform Target. Notwithstanding the foregoing, Acquiror makes no representation or warranty with respect to any information supplied by Target which is contained in any of the foregoing documents.

  Section 4.26 Year 2000 Compliance. Except as would not reasonably be expected to have a Material Adverse Effect on Acquiror, all of Acquiror's Information Technology effectively addresses the Year 2000 issue and will not cause an interruption in the ongoing operations of Acquiror's business on or after January 1, 2000. In addition, all of the Acquiror Products and Acquiror Components will not cause an interruption in the ongoing operations of any customer of Acquiror or of the combined company on or after January 1, 2000.

  Section 4.27 No Brokers. Except for fees payable to BancBoston Robertson Stephens in connection with the consummation of the transaction contemplated hereby, the amount of which has been disclosed to Target senior officers neither Acquiror nor, to Acquiror's knowledge, any Acquiror stockholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other Transaction Documents or in connection with any transaction contemplated hereby or thereby.

  Section 4.28 Disclosure. No statements by Acquiror or Sub contained in this Agreement, its exhibits and schedules nor in any of the certificates or documents, including any of the Transaction Documents, delivered or required to be delivered by Acquiror or Sub to Target under this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

  Section 4.29 Fairness Option. Acquiror's Board of Directors has received the written opinion of BancBoston Robertson Stephens, financial advisor to Acquiror, dated the date of this Agreement, to the effect that the Exchange Ratio is fair to the Acquiror from a financial point of view. Acquiror has furnished an accurate and complete copy of said written opinion to Target.

  Section 4.30 Accounts Receivable. Subject to any reserves set forth in the Acquiror Financial Statements, the accounts receivable shown in the Acquiror Financial Statements represent and will represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. The amount carried for doubtful accounts and allowances disclosed in the Acquiror Financial Statements is sufficient to provide for any losses which may be sustained on realization of the receivables.

                                   ARTICLE V

                  PRECLOSING COVENANTS OF TARGET AND ACQUIROR

  During the period from the date of this Agreement until the Effective Time, the parties covenant and agree as follows:

  Section 5.1 Proxy Statement/Prospectus.

    (a) As soon as practicable after the execution of this Agreement, Target and Acquiror shall mutually cooperate in jointly preparing and filing with the Commission the Proxy Statement/Prospectus. The Proxy Statement/Prospectus shall constitute a disclosure document for the offer and issuance of the shares of Acquiror Common Stock to be received by the holders of the capital stock of Target in the Merger and for the other transactions contemplated by this Agreement. As promptly as practicable after comments, if any, are received from the Commission with respect to such Proxy Statement/Prospectus and after the furnishing by Target and Acquiror of all information required to be contained therein, Target and Acquiror shall prepare and file with the Commission the Registration Statement, in which the Proxy Statement/Prospectus shall be included, in connection with the registration under the Securities Act of the shares of Acquiror Common Stock to be issued to the holders of the capital stock of Target pursuant to the Merger. Acquiror and Target shall use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of Acquiror Common Stock pursuant to the Merger. As promptly as practicable after the Registration Statement shall have become effective, Acquiror and Target shall each mail or cause to be mailed the Proxy Statement/Prospectus to their respective stockholders.

    (b) Acquiror and Target shall each use its best efforts to cause the Proxy Statement/Prospectus to comply with applicable federal and state securities laws requirements. Each of Acquiror and Target agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus. The information supplied by each of Acquiror and Target for inclusion in the Proxy Statement/Prospectus and Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement/Prospectus is first mailed to the holders of capital stock of Target, (iii) the time of the Target Stockholders' Meeting, (iv) the time of the Acquiror Stockholders' meeting, and (v) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Target will promptly advise Acquiror, and Acquiror will promptly advise Target, in writing if at any time prior to the Effective Time either Target or Acquiror shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement/Prospectus in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

    (c) The Proxy Statement/Prospectus shall contain the unanimous recommendation of the Board of Directors of Target that the Target stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Target. The Proxy Statement/Prospectus shall contain the unanimous recommendation of the Board of Directors of Acquiror that the Acquiror stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Acquiror. Anything to the contrary contained herein notwithstanding, Target shall not include in the Proxy Statement/Prospectus any information with respect to Acquiror or its affiliates or associates, the form and content of which information shall not have been approved by Acquiror prior to such inclusion. Anything to the contrary contained herein notwithstanding, Acquiror shall not include in the Proxy Statement/Prospectus any information with respect to Target or its affiliates or associates, the form and content of which information shall not have been approved by Target prior to such inclusion.

  Section 5.2 Stockholder Meetings.

    (a) Promptly after the date hereof, Target will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Target Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger or the issuance of shares of Acquiror Common Stock pursuant to the Merger, respectively. Target will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASD or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Target may adjourn or postpone Target Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Target's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Target Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Target capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Target's Stockholders' Meeting. Target shall ensure that the Target Stockholders' Meeting is called, noticed, convened, held and conducted and that all proxies solicited by the Target in connection with the Target Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the NASD and all other applicable legal requirements. Target's obligation to call, give notice of, convene and hold the Target Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Target of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Target with respect to the Merger.

    (b) Promptly after the date hereof, Acquiror will take all action necessary in accordance with the Delaware Law and its Certificate of Incorporation and Bylaws to convene the Acquiror Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within 45 days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger or the issuance of shares of Acquiror Common Stock pursuant to the Merger, respectively. Acquiror will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NASD or Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Acquiror may adjourn or postpone Acquiror Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Acquiror's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Acquiror Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Acquiror capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror's Stockholders' Meeting. Acquiror shall ensure that the Acquiror Stockholders' Meeting is called, noticed, convened, held and conducted that all proxies solicited by the Acquiror in connection with the Acquiror Stockholders' Meeting are solicited, in compliance with the Delaware Law, its Certificate of Incorporation and Bylaws, the rules of the NASD and all other applicable legal requirements. Acquiror's obligation to call, give notice of, convene and hold the Acquiror Stockholders' Meeting in accordance with this Section 5.2(b) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to Acquiror of any Acquisition Proposal, or by any withdrawal, amendment or modification of the recommendation of the Board of Directors of Acquiror with respect to the Merger.

  Section 5.3 Advice of Changes. Each of Target and Acquiror will promptly advise the other in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Target or Acquiror, as the case may be, contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

  Section 5.4 Operation of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of the Agreement or the Effective Time, each of Acquiror and Target agree (except to the extent that the other shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Effective Time. Both Target and Acquiror shall promptly notify the other of any event or occurrence not in the ordinary course of business. Except as expressly contemplated by this Agreement, each of Target and Acquiror shall not, without the prior written consent of the other:

    (a) Accelerate, amend or change the period of exercisability or the vesting schedule of options or restricted stock granted under any employee stock plan or agreements or authorize cash payments in exchange for any options granted under any of such plans except as specifically required by the terms of such plans or any related agreements or any such agreements in effect as of the date of this Agreement;

    (b) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of such party, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

    (c) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of (A) shares of Common Stock issuable upon exercise of Target Options or Acquiror Options that are outstanding on the date of this Agreement and disclosed to the Target or Acquiror, as the case may be, or (B) shares of Target Common Stock issuable upon conversion of shares of Target Preferred Stock, (ii) the repurchase of shares of Common Stock from terminated employees pursuant to the terms of outstanding stock restriction or similar agreements, or (iii) the issuance of stock options in the ordinary course of business;

    (d) Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets;

    (e) Sell, lease, license or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to the business of Target or Acquiror, as the case may be, except in the ordinary course of business;

    (f) (i) Increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, officers, (iii) grant any severance or termination pay to, or enter into any employment or severance agreement, with any non-officer employee, except in accordance with past practices, (iv) enter into any collective bargaining agreement, or (v) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees;

    (g) Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, except in accordance with past practices;

    (h) Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others;

    (i) Amend or propose to amend its Certificate of Incorporation or Bylaws;

    (j) Incur or commit to incur any capital expenditures in excess of $250,000 in the aggregate or in excess of $100,000 as to any individual matter;

    (k) Lease, license, sell, transfer or encumber or permit to be encumbered any asset, Target Proprietary Right or material proprietary right of Acquiror, or other property associated with the business of Target or Acquiror (including sales or transfers to Affiliates of Target or Acquiror) other than in the ordinary course of business;

    (l) Enter into any lease or contract for the purchase or sale of any property, real or personal, except in the ordinary course of business and except for the sublease of office space on Marsh Road, Menlo Park;

    (m) Fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

    (n) Change accounting methods;

    (o) Amend or terminate any Material Contract except in the ordinary course of business;

    (p) Loan any amount to any person or entity, other than customer credit extended in the ordinary course of business, or guaranty or act as a surety for any obligation;

    (q) Waive or release any material right or claim;

    (r) Except as described in the Target Disclosure Schedule, make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle any Tax claim or assessment relating to Target, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Target, or take any other action or omit to take any action, if any such action or omission would have the effect of increasing the Tax liability of Target or Acquiror, provided that Acquiror shall not unreasonably withhold or delay consent to any of the foregoing;

    (s) Take any action, or fail to take any action, that would cause there to be a Material Adverse Change with respect to Target or Acquiror, as the case may be;

    (t) Enter into any agreement outside of the ordinary course of business in which the obligation of Target or Acquiror, as the case may be, exceeds $250,000 or shall not terminate or be subject to termination for convenience without penalties within 180 days following execution;

    (u) Enter into any agreement not in the ordinary course of business (including without limitation any OEM agreements or any exclusive agreements of any kind); or

    (v) Take, or agree in writing or otherwise to take, any of the actions described in Sections (a) through (u) above, or any action which is reasonably likely to make any of Target's or Acquiror's representations or warranties, as the case may be, contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

  Section 5.5 Access to Information. Until the Closing, each of Target and Acquiror shall allow the other and its agents reasonable free access during normal business hours upon reasonable notice to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, each of Target and Acquiror shall cause its accountants to cooperate with the other and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants. No information or knowledge obtained in any investigation pursuant to this Section shall effect or be deemed to modify any representation or warranty contained in this Agreement or its exhibits and schedules. All such access shall be subject to the terms of the Confidentiality Agreement (as defined in Section 7.1).

  Section 5.6 Satisfaction of Conditions Precedent. Each of Target and Acquiror will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1, 8.2 and 8.3 and each of Target and Acquiror will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated by this Agreement. Target and Acquiror shall use commercially reasonable efforts to obtain any and all consents necessary with respect to those Material Contracts listed on Schedule 5.6 of the Target Disclosure Schedule in connection with the Merger (the "Material Consents").

  Section 5.7 Other Negotiations. Neither Target nor Acquiror will (nor will they permit any of their respective officers, directors, employees, agents and Affiliates to) take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Target or Acquiror) regarding any acquisition of Target or Acquiror, any merger or consolidation with or involving Target or Acquiror, or any acquisition of any material portion of the stock or assets of Target or Acquiror or any material license of Target Proprietary Rights or material proprietary rights of Acquiror (any of the foregoing being referred to in this Agreement as an "Acquisition Transaction") or enter into an agreement concerning any Acquisition Transaction with any party other than the other. If between the date of this Agreement and the termination of this Agreement pursuant to Section 9.1, either Target or Acquiror, as the case may be, receives from a third party any offer or indication of interest regarding any Acquisition Transaction, or any request for information regarding any Acquisition Transaction, the receiving party shall (i) notify the other immediately (orally and in writing) of such offer, indication of interest or request, including the identity of such party and the full terms of any proposal therein, and (ii) notify such third party of the receiving party's obligations under this Agreement.

  Section 5.8 Tax Matters. Each of Target and Acquiror shall cooperate with each other in obtaining the opinion of Morrison & Foerster LLP, counsel to Target, dated as of the Closing Date, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and Acquiror, Merger Sub and Target will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In connection therewith, if counsel shall so request, each of Acquiror, Merger Sub and Target shall deliver to Morrison & Foerster LLP customary representation letters (such representation letters collectively referred to as the "Tax Certificates"), to the extent that they are able to make such customary representations. Each of Acquiror and Target shall use all reasonable efforts to ensure that the Merger qualifies as a reorganization under the provisions of Section 368 of the Code.

                                   ARTICLE VI

               PRECLOSING AND OTHER COVENANTS OF ACQUIROR AND SUB

  Section 6.1 Advice of Changes. Acquiror and Sub will promptly advise Target in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of Acquiror or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

  Section 6.2 Reservation of Acquiror Common Stock. Acquiror shall reserve for issuance, out of its authorized but unissued capital stock, the maximum number of shares of Acquiror Common Stock as may be issuable upon consummation of the Merger, including shares of Acquiror Common Stock that will be issued upon exercise of Target Options assumed by Acquiror.

  Section 6.3 Satisfaction of Conditions Precedent. Acquiror and Sub will use their best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Sections 8.1 and 8.3, and Acquiror and Sub will use their best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

  Section 6.4 Nasdaq National Market Listing. Acquiror shall cause the shares of Acquiror Common Stock issuable to the stockholders of Target in the Merger, including shares of Acquiror Common Stock issuable upon exercise of Acquiror Options and/or Acquiror Warrants, to be authorized for listing on the Nasdaq National Market.

  Section 6.5 Stock Options.

    (a) At the Effective Time, each outstanding Target Option under the Target Option Plan, whether vested or unvested, shall be assumed by Acquiror and deemed to constitute an option (a "New Acquiror Option") to acquire, on the same terms and conditions as were applicable under the Target Option, the same number of shares of Acquiror Common Stock as the holder of such Target Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (the aggregate purchase price payable upon the exercise of such option from time to time rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for the shares of Target Common Stock otherwise purchasable pursuant to such Target Option divided by (ii) the number of full shares of Acquiror Common Stock deemed purchasable pursuant to such New Acquiror Option in accordance with the foregoing; provided, however, that, in the case of any Target Option to which
Section 422 of the Code applies ("Incentive Stock Options"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The term, exercisability, vesting schedule, acceleration events, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the option shall otherwise remain unchanged.

    (b) As soon as practicable after the Effective Time, Acquiror shall deliver to the participants in the Target Option Plan appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to the Target Option Plan shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 6.5 after giving effect to the Merger). Acquiror shall comply with the terms of the Target Option Plan and use best efforts to ensure, to the extent required by, and subject to the provisions of, such Target Option Plan and Sections 422 and 424(a) of the Code, that Target Options which qualified as incentive stock options prior the Effective Time continue to qualify as incentive stock options after the Effective Time.

    (c) Acquiror shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Acquiror Common Stock for delivery upon exercise of Target Options assumed in accordance with this Section 6.5. As soon as practicable after the Effective Time and in any event no later than 10 business days after the Closing Date, Acquiror shall file a registration statement on Form S-8 (or any successor or other appropriate forms) under the Securities Act or another appropriate form with respect to the shares of Acquiror Common Stock subject to such options and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

  Section 6.6 Certain Employee Benefit Matters. From and after the Effective Time, each employee of Target at the Effective Time will be provided with employee benefits by the Surviving Corporation or Acquiror which in the aggregate are no less favorable to such employee than those provided from time to time by Acquiror to similarly situated employees. If any employee of Target becomes a participant in any employee benefit plan, program, policy or arrangement of Acquiror, such employee shall be given credit for all service prior to the Effective Time with Target to the extent permissible under such plan, program, policy or arrangement. All Target Options assumed by Acquiror at the Effective Time pursuant to the terms of Section 6.5(a) shall remain outstanding following the Effective Time on the same terms and conditions as prior to the Effective Time, subject to the adjustments contemplated by such
Section 6.5. Employees of Target as of the Effective Time shall be permitted to participate in the ESPP commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility and other provisions of such plan.

                                  ARTICLE VII

                                OTHER AGREEMENTS

  Section 7.1 Confidentiality. Each party acknowledges Acquiror and Target have previously executed a mutual non-disclosure agreement dated November 25, 1998 (the "Confidentiality Agreement"), which agreement shall continue in full force and effect in accordance with its terms.

  Section 7.2 No Public Announcement. The parties have agreed upon the form and substance of a joint press release and stockholder presentation (the "Announcements") announcing entry into this Agreement and the consummation of the Merger, which shall be issued at a time and in a manner mutually agreed upon. Other than the Announcements and the Registration Statement, the parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger; provided, however, that either of the parties, but only after reasonable consultation with the other, may make disclosure if required under applicable law.

  Section 7.3 Regulatory Filings; Consents; Reasonable Efforts. Subject to the terms and conditions of this Agreement, Target and Acquiror shall use their respective best efforts to (i) make all necessary filings with respect to the Merger and this Agreement under the Exchange Act and applicable blue sky or similar securities laws and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (ii) make merger notification or other appropriate filings with federal, state or local governmental bodies or applicable foreign governmental agencies and obtain required approvals and clearances with respect thereto and supply all additional information requested in connection therewith; (iii) obtain all consents, waivers, approvals, authorizations and orders required in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

  Section 7.4 Pooling Accounting. Target and Acquiror shall each use its best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. Neither Target nor Acquiror shall take any action that would adversely affect the ability of Acquiror to account for the business combination to be effected by the Merger as a pooling of interests.

  Section 7.5 Further Assurances. Prior to and following the Closing, each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

  Section 7.6 Escrow Agreement. On or before the Effective Date, Acquiror shall, and the parties hereto shall exercise their best efforts to cause the Escrow Agent (as defined in Section 10.2) and the Stockholders' Agent (as defined in Section 10.9) to enter into an Escrow Agreement in the form attached hereto as Exhibit D.

  Section 7.7 FIRPTA. Target shall, prior to the Closing Date, provide Acquiror with a properly executed Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") FIRPTA Notification Letter which states that shares of capital stock of Target do not constitute "United States real property interests" under
Section 897(c) of the Code, for purposes of satisfying Acquiror's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such FIRPTA Notification Letter, Target shall provide to Acquiror, as agent for Target, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), along with written authorization for Acquiror to deliver such notice form to the Internal Revenue Service on behalf of Target upon the Closing of the Merger.

  Section 7.8 Blue Sky Laws. Acquiror shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of the Acquiror Common Stock in connection with the Merger. Target shall use its best efforts to assist Acquiror as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Acquiror Common Stock in connection with the Merger.

  Section 7.9 Filings. As promptly as practicable after the date of this Agreement, Target and Acquiror will prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal, foreign or state securities or blue sky laws relating to the Merger and the transactions contemplated by this Agreement (the "Other Filings"). The Other Filings will comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Other Filing, Target or Acquiror, as the case may be, will promptly inform the other of such occurrence and cooperate in making any appropriate amendment or supplement, and/or mailing to stockholders of Target, such amendment or supplement.

                                  ARTICLE VIII

                              CONDITIONS TO MERGER

  Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a) Stockholder Approval. The stockholders of Target entitled to vote on or consent to this Agreement and the Merger in accordance with the Delaware Law and Target's Certificate of Incorporation shall have approved this Agreement and the Merger. The stockholders of Acquiror entitled to vote on or consent to this Agreement and the Merger in accordance with the Delaware Law and Acquiror's Certificate of Incorporation shall have approved this Agreement and the issuance of the shares Acquiror Common Stock in connection with the Merger.

    (b) Approvals. Other than the filing provided for by Section 1.1, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained.

    (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting conduct or operation of the business of Acquiror after the Merger shall have been issued and remain outstanding, nor shall any proceeding brought by a domestic administrative agency or the Commission or other domestic Governmental Entity or other third party, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal.

    (d) Blue Sky Laws. Acquiror shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue shares of Acquiror Common Stock pursuant to the Merger.

    (e) Nasdaq. The shares of Acquiror Common Stock to be issued in the Merger shall have been approved for quotation on the Nasdaq Stock Market.

    (f) Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the Commission with respect to the Registration Statement.

    (g) Board Matters. Target shall have received written letters of resignation from each of the current members of the Target Board of Directors and from each officer of Target, in each case effective at the Effective Time. The Board of Directors of Acquiror shall consist, effective upon the Closing Date, of the following individuals: Ofir Kedar, as Chairman of the Board, Yorgen Edholm, Katherine Glassey, Bernard Lacroute, E. Floyd Kvamme, Michael Cline and Charles Federman.

    (h) Pooling Letter. Acquiror shall have received a letter from Arthur Andersen, LLP dated as of the Closing Date and addressed to Acquiror and Target shall have received a letter from Deloitte & Touche dated as of the Closing Date and addressed to Target, regarding such respective firm's unqualified concurrence with Acquiror's management's and Target's management's conclusion that the business combination to be effected by the Merger will qualify as a pooling of interests transaction under generally accepted accounting principles if consummated in accordance with this Agreement.

    (i) Escrow Agreement. The Escrow Agent and Stockholders' Agent shall have executed and delivered to Acquiror the Escrow Agreement and such agreement shall remain in full force and effect.

    (j) Closing Certificates. Acquiror and Target shall have received from the other and from Acquiror's transfer agent appropriate closing certificates in respect of the basis for the determination of the Exchange Ratio.

    (k) HSR Act. The waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall have expired or been terminated.

  Section 8.2 Additional Conditions to Obligations of Acquiror and Sub. The obligations of Acquiror and Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Acquiror and Sub:

    (a) Representations and Warranties. The representations and warranties of Target set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement and except for inaccuracies which would not have a Material Adverse Effect on Target; and Acquiror shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

    (b) Performance of Obligations of Target. Target shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Acquiror shall have received a certificate signed on behalf of Target by the chief executive officer and the chief financial officer of Target to such effect.

    (c) Conversion of Preferred Stock; Dissenting Stockholders. All outstanding shares of Target Preferred Stock shall have been converted into shares of Target Common Stock and holders of not more than two and one-half percent (2.5%) of Target's issued and outstanding capital stock as of the Closing shall have elected to exercise dissenters' or appraisal rights under Delaware Law or California Law as to such shares.

    (d) Ancillary Agreements. The Affiliates Agreement (with respect to the stockholders of Target), the Target Voting Agreements and the Employment Agreements executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

    (e) Opinion of Target's Counsel. Acquiror shall have received an opinion dated the Closing Date of Morrison & Foerster, counsel to Target, as to the matters in the form attached hereto as Exhibit E.

    (f) Approvals.

      (i)All Material Consents shall have been obtained.

      (ii) All authorizations, consents, or approvals of, or notifications to any third party (excluding Material Consents), required by Target's contracts, agreements or other obligations in connection with the consummation of the Merger shall have occurred or been obtained, except for such authorizations, consents, approvals or notifications, the absence of which would not have a Material Adverse Effect on Target.

    (g) No Material Adverse Change. Target shall not have suffered any Material Adverse Change since the date of this Agreement.

  Section 8.3 Additional Conditions to Obligations of Target. The obligation of Target to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by
Target:

    (a) Representations and Warranties. The representations and warranties of Acquiror and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except for inaccuracies which would not have a Material Adverse Effect on Acquiror and Target shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

    (b) Performance of Obligations of Acquiror and Sub. Acquiror and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Target shall have received a certificate signed on behalf of Acquiror by the chief executive officer and the chief financial officer of Acquiror to such effect.

    (c) Opinion of Acquiror's Counsel. Target shall have received an opinion dated the Closing Date of Venture Law Group, a Professional Corporation, counsel to Acquiror, as to the matters in the form attached hereto as Exhibit F.

    (d) Tax Opinion. Target shall have received an opinion dated as of the Closing Date from Morrison & Foerster LLP, counsel to Target, to the effect that the merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and Acquiror, Merger Sub and Target will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Morrison & Foerster LLP may require delivery of and rely upon the Tax Certificates.

    (e) Ancillary Agreements. The Affiliates Agreement, the Acquiror Voting Agreements, the Employment Agreements and the Amended Rights Agreement executed and delivered concurrently with the execution of this Agreement shall remain in full force and effect.

    (f) Approvals. All authorizations, consents, or approvals of, or notifications to any third party, required by Acquiror's contracts, agreements or other obligations in connection with the consummation of the Merger shall have occurred or been obtained, except for such authorizations, consents, approvals or notifications, the absence of which would not have a Material Adverse Effect on Acquiror.

    (g) No Material Adverse Change. Acquiror shall not have suffered any Material Adverse Change, excluding a change in the trading price of its Common Stock, which in and of itself shall not be a Material Adverse Change, since the date of this Agreement.

                                   ARTICLE IX

                           TERMINATION AND AMENDMENT

  Section 9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

    (a) by mutual written consent of Acquiror and Target;

    (b) by either Acquiror or Target, by giving written notice to the other party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if such party relying on such order, decree or ruling or other action shall not have complied with its respective obligations under Sections
5.6 or 6.3 of this Agreement, as the case may be;

    (c) by Acquiror or Target, by giving written notice to the other party, if the other party is in material breach of any representation, warranty, or covenant of such other party contained in this Agreement, which breach shall not have been cured, if subject to cure, within 10 business days following receipt by the breaching party of written notice of such breach by the other party and, in the case of breach by Target, if the value of the loss from such breach could reasonably be expected to exceed the value of the Escrow Fund (as defined below);

    (d) by Acquiror, by giving written notice to Target, if the Closing shall not have occurred on or before June 23, 1999 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Acquiror of any representation, warranty, or covenant of Acquiror contained in this Agreement or Acquiror's failure to fulfill a condition precedent to closing or other default);

    (e) by Target, by giving written notice to Acquiror, if the Closing shall not have occurred on or before June 23, 1999 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Target of any representation, warranty, or covenant of Target contained in this Agreement or Target's failure to fulfill a condition precedent to closing or other default);

    (f) by Acquiror, by giving written notice to Target, if the required approvals of the stockholders of Target contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required consents or votes upon a vote taken by written consent or at a meeting of stockholders, duly convened therefor or at any adjournment thereof; or

    (g) by Target, by giving written notice to Acquiror, if the required approvals of the stockholders of Acquiror contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required consents or votes upon a vote taken by written consent or at a meeting of stockholders, duly convened therefor or at any adjournment thereof.

  Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Acquiror, Target, Sub or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3 and further except to the extent that such termination results from the breach by any such party of any of its representations, warranties or covenants set forth in this Agreement.

  Section 9.3 Fees and Expenses.

    (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated. Target has submitted a budget to Acquiror for completion of the Merger. Target shall use its best efforts to consummate the Merger within such budget and shall not enter into any agreement inconsistent with such budget.

    (b) If the Merger is consummated, all investment banking fees and expenses incurred by Target or its stockholders in connection with the Merger shall not exceed $2,500,000. Any such fees and expenses in excess of $2,500,000 incurred by Target shall be recoverable from the Escrow Fund (as defined in Section 10.2) as Damages (as defined in Section 10.1) without regard to the damage threshold as contemplated by Section 10.3.

                                   ARTICLE X

                           ESCROW AND INDEMNIFICATION

  Section 10.1 Indemnification.

    (a) By Target. From and after the Effective Time and subject to the limitations contained in Section 10.2, the Former Target Stockholders will, severally and pro rata, in accordance with their Pro Rata Portion, indemnify and hold Acquiror harmless against any loss, expense, liability or other damage, including reasonable attorneys' fees, to the extent of the amount of such loss, expense, liability or other damage (collectively "Damages") that Acquiror has incurred by reason of the breach or alleged breach by Target of any representation, warranty, covenant or agreement of Target contained in this Agreement that occurs or becomes known to Acquiror during the Escrow Period (as defined in Section 10.4 below). Such indemnification shall be Acquiror's sole and exclusive remedy for any such breach by Target, provided, however, that, in addition to the Former Target Stockholders' Pro Rata Portion of the Escrow Fund, each Former Target Stockholder shall be fully liable to the Acquiror for any Damages relating to such Former Target Stockholder's willful misconduct or fraud in connection with the representations and warranties set forth herein and the transactions contemplated under this Agreement and in connection with the Merger without limitation. Acquiror acknowledges that, with respect to the evaluation of the Target Financial Statements for purposes of making any claim under this Section 10.1 for a breach of the representations set forth in
Section 3.4(b), Acquiror and its independent public accountants, Arthur Andersen, LLP, have had the opportunity to review Target's accounting policies and methods and underlying assumptions inherent in the Target Financial Statements and, accordingly, Acquiror shall be required to consistently apply the accounting policies, methods and assumptions in the audited Target Financial Statements.

    (b) By Acquiror. From and after the Effective Time and subject to the limitations contained in Section 10.2, Acquiror will indemnify and hold the Former Target Stockholders harmless against any Damage that the Former Target Stockholders have incurred by reason of the breach or alleged breach by Acquiror or sub of any representation, warranty, covenant or agreement of Acquiror or Sub contained in this Agreement that occurs or becomes known to the Former Target Stockholders during the Escrow Period. A release of Escrow Shares in the amount of such Damages (and corresponding offset any Damages otherwise assertable by Acquiror against Escrow Shares) shall be the Former Target Stockholders' sole and exclusive remedy for any such breach by Acquiror or Sub, provided, however, that, in addition to any right to receive shares from the Escrow Fund, Acquiror shall be fully liable to the Former Target Stockholders for any Damages relating to Acquiror's willful misconduct or fraud in connection with the representations and warranties set forth herein and the transactions contemplated under this Agreement and in connection with the Merger without limitation. The Former Target Stockholders acknowledge that, with respect to the evaluation of the Acquiror Financial Statements for purposes of making any claim under this Section 10.1 for a breach of the representations set forth in Section 4.4(b), Acquiror and its independent public accountants, Deloitte & Touche, have had the opportunity to review Acquiror's accounting policies and methods and underlying assumptions inherent in the Acquiror Financial Statements and, accordingly, Former Target Stockholders shall be required to consistently apply the accounting policies, methods and assumptions in the audited Acquiror Financial Statements.

  Section 10.2 Escrow Fund. As security for the indemnities in Section 10.1, as soon as practicable after the Effective Date, but in any event within ten (10) days of the Closing the Escrow Shares shall be deposited with an institution selected by Acquiror, with the reasonable consent of Target, as escrow agent (the "Escrow Agent"), such deposit to constitute the Escrow Fund (the "Escrow Fund") and to be governed by the terms set forth in this Article X and in the Escrow Agreement. Notwithstanding the foregoing, the indemnification obligations of each of Acquiror, Sub and the Former Target Stockholders pursuant to this Article X shall be limited to the amount and assets deposited and present in the Escrow Fund and none of Acquiror, Sub or the Former Target Stockholders shall be entitled to pursue any claims for indemnification under this Article X against any Former Target Stockholder directly or personally and the sole recourse of any of them shall be to make claims against the Escrow Fund in accordance with the terms of the Escrow Agreement or to make claims for the reduction of the Escrow Fund, as the case may be (except for cases involving willful misconduct or fraud as set forth above).

  Section 10.3 Damage Threshold.

    (a) Acquiror's Damages. Notwithstanding the foregoing, the Former Target Stockholders shall have no liability under Section 10.1 and Acquiror may not receive any shares from the Escrow Fund unless and until an Officer's Certificate or Certificates (as defined in Section 10.5 below) for an aggregate amount of Damages in excess of $500,000 has been delivered to the Stockholders' Agent and to the Escrow Agent; provided, however, that after an Officer's Certificate or Certificates for an aggregate of $500,000 in Damages has been delivered, Acquiror shall be entitled to receive Escrow Shares equal in value to the full amount of Damages identified in such Officer's Certificate or Certificates.

    (b) Former Target Stockholders' Damages. Notwithstanding the foregoing, Acquiror shall have no liability under Section 10.1 and the Escrow Fund shall not be reduced unless and until a Stockholders' Agent Certificate or Certificates (as defined in Section 10.5 below) for an aggregate amount of Damages in excess of $500,000 has been delivered to the Acquiror and to the Escrow Agent; provided, however, that after a Stockholders' Agent Certificate or Certificates for an aggregate of $500,000 in Damages has been delivered, the Escrow Fund shall be reduced in the full amount of Damages identified in such Stockholders' Agent Certificate or Certificates.

  Section 10.4 Escrow Periods. The Escrow Fund shall commence on the Closing Date and terminate (a) as to items reasonably expected to be encountered in the audit process, on the earlier to occur of (i) the first anniversary of the date of the Closing and (ii) the date of issuance of the first independent audit report on Acquiror's financial statements after the Closing, which financial statements include the financial results of Target, or (b) as to all other items, on the first anniversary of the Closing (the period from the Closing to such date referred to as the "Escrow Period"), provided, however, that the number of Escrow Shares, which, in the reasonable judgment of Acquiror, subject to the objection of the Stockholders' Agent and the subsequent resolution of the matter in the manner provided in Section 10.8, are necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent and the Stockholders' Agent (as defined in Section 10.9) prior to termination of the Escrow Period with respect to Damages incurred or litigation pending prior to expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been finally resolved, or, if earlier, until released in accordance with Section 10.1 above and 10.5(b) below.

  Section 10.5 Claims Upon Escrow Fund.

    (a) Claims by Acquiror. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any appropriately authorized officer of Acquiror (an "Officer's Certificate"):

      (i) Stating the aggregate amount of Acquiror's Damages or an estimate thereof, in each case to the extent known or determinable at such time, and

      (ii) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Sections 10.3, 10.7 and 10.8 hereof, deliver to Acquiror out of the Escrow Fund, as promptly as practicable, Escrow Shares having a value equal to such Damages all in accordance with the Escrow Agreement and Section 10.6 below. Amounts paid or distributed from the Escrow Fund shall be paid or distributed pro rata among the Holders (as defined in the Escrow Agreement) based upon their respective percentage interests therein at the time. Notwithstanding anything herein to the contrary, no Escrow Shares shall be distributed to Acquiror until the first anniversary of the Closing and after giving effect to any offsets due pursuant to Section 10.1(b).

    (b) Claims by Former Target Stockholders. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by the Stockholders' Agent (a "Stockholders' Agent Certificate"):

      (i) Stating the aggregate amount of the Former Target Stockholders' Damages or an estimate thereof, in each case to the extent known or determinable at such time, and

      (ii) Specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid or properly accrued or arose, and the nature of the misrepresentation, breach or claim to which such item is related, the amount available in the Escrow Fund (defined below) shall be reduced by the amount of such Damages, and the Escrow Agent shall release from the Escrow Fund to the Former Target Stockholders all or a portion of the Escrow Shares which have a value equal to the amount of such Damages. The amount by which the Escrow Fund is reduced shall be distributed pro rata among the Holders (as defined in the Escrow Agreement) based upon their respective percentage interests therein at the time.

  Section 10.6 Valuation. For the purpose of compensating Acquiror or the Former Target Stockholders for their respective Damages pursuant to this Agreement, the value per share of the Escrow Shares shall be the Closing Stock Price. In determining the amount of any indemnity, there shall be taken into account any tax benefit, insurance proceeds or other similar recovery or offset realized, directly or indirectly.

  Section 10.7 Objections to Claims. (a) At the time of delivery of any Officer's Certificate to the Escrow Agent, a duplicate copy of such Officer's Certificate shall be delivered to the Stockholders' Agent (as defined in Section 10.9 below) and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of Escrow Shares pursuant to Section
10.5 unless the Escrow Agent shall have received written authorization from the Stockholders' Agent to make such delivery. After the expiration of such thirty
(30) day period, the Escrow Agent shall make delivery of the Escrow Shares in the Escrow Fund in accordance with Section 10.5, provided that no such delivery may be made if the Stockholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such thirty (30) day period.

    (b) At the time of delivery of any Stockholders' Agent Certificate to the Escrow Agent, a duplicate copy of such Stockholders' Agent Certificate shall be delivered to the Acquiror and for a period of thirty (30) days after such delivery, the Escrow Agent shall not deliver any Escrow Shares to Acquiror for any Damages incurred by Acquiror to the extent of the claim set forth in such Stockholders' Agent Certificate and shall not release any Escrow Shares to the Former Target Stockholders, unless the Escrow Agent shall have received written authorization from Acquiror to deliver or release the Escrow Shares to the Former Target Stockholders. After the expiration of such thirty (30) day period, the Escrow Agent shall deliver such Escrow Shares to Acquiror or Former Target Stockholders, as applicable, provided that no delivery or release may be made if Acquiror shall object in a written statement to the claim made in the Stockholders' Agent Certificate, and such statement shall have been delivered to the Escrow Agent and to the Stockholders' Agent prior to the expiration of such thirty (30) day period.

Section 10.8 Resolution of Conflicts.

    (a) In case the Stockholders' Agent or Acquiror, as applicable shall so object in writing to any claim or claims made in any Acquiror's Officer's Certificate or Stockholders' Agent Certificate, the non-objecting party shall have thirty (30) days to respond in a written statement to the objection. If after such thirty (30) day period there remains a dispute as to any claims, the Stockholders' Agent and Acquiror shall attempt in good faith for thirty (30) days to agree upon the rights of the respective parties with respect to each of such claims. If the Stockholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Shares from the Escrow Fund in accordance with the terms of the memorandum.

    (b) If no such agreement can be reached after good faith negotiation, either Acquiror or the Stockholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three (3) arbitrators. Within fifteen (15) days after such written notice is sent, Acquiror (on the one hand) and the Stockholders' Agent (on the other hand) shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators as to the validity and amount of any claim in such Officer's Certificate or Stockholders' Agent Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Sections
10.1 through 10.5, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance with such decision.

    (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara, California under the commercial rules then in effect of the American Arbitration Association. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the expenses, including, without limitation, the reasonable attorneys' fees and costs, incurred by the prevailing party to the arbitration.

  Section 10.9 Stockholders' Agent.

    (a) Charles Federman shall be constituted and appointed as agent (the "Stockholders' Agent") for and on behalf of the Former Target Stockholders to give and receive notices and communications, to authorize delivery to Acquiror of the Escrow Shares or other property from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Stockholders'

Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Shares from time to time upon not less than ten (10) days' prior written notice to Acquiror. No bond shall be required of the Stockholders' Agent, and the Stockholders' Agent shall receive no compensation for services. Notices or communications to or from the Stockholders' Agent shall constitute notice to or from each of the Former Target Stockholders.

    (b) The Stockholders' Agent shall not be liable for any act done or omitted hereunder as Stockholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Former Target Stockholders shall severally and pro rata, in accordance with their Pro Rata Portion, indemnify the Stockholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Agent and arising out of or in connection with the acceptance or administration of his duties under this Agreement or the Escrow Agreement, provided, that the Stockholders' Agent shall be reimbursed for counsel fees and other out-of-pocket expenses incurred by such Stockholder Agent in connection with the administration of his duties under this Agreement or the Escrow Agreement or the Escrow Agreement from the proceeds of the sale of Escrow Shares by the Stockholder Agent. For such purpose, the Stockholder Agent shall be authorized to direct the Escrow Agent to deliver or cause to be delivered to the Stockholder Agent such number of Escrow Shares the sale of which by the Stockholder Agent in ordinary open-market brokers transactions is sufficient to cover such out-of-pocket costs.

    (c) The Stockholders' Agent shall have reasonable access to information about Target and Acquiror and the reasonable assistance of Target's and Acquiror's officers and employees for purposes of performing its duties and exercising its rights under this Article X, provided that the Stockholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target or Acquiror to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

  Section 10.10 Actions of the Stockholders' Agent. A decision, act, consent or instruction of the Stockholders' Agent shall constitute a decision of all of the Former Target Stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Former Target Stockholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Stockholders' Agent as being the decision, act, consent or instruction of each and every such Former Target Stockholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders' Agent.

  Section 10.11 Claims. In the event Acquiror becomes aware of a third-party claim which Acquiror believes may result in a demand against the Escrow Fund, Acquiror shall notify the Stockholders' Agent of such claim, and the Stockholders' Agent and the Former Target Stockholders for whom shares of Acquiror Common Stock otherwise issuable to them are deposited in the Escrow Fund shall be entitled, at their expense, to participate in any defense of such claim. Acquiror shall have the right in its sole discretion to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Stockholders' Agent, which consent shall not be unreasonably withheld. In the event that the Stockholders' Agent has consented to any such settlement, the Stockholders' Agent shall have no power or authority to object to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement, unless such claim is in an amount in excess of any amount consented to by the Stockholders' Agent.

                                   ARTICLE XI

                                 MISCELLANEOUS

  Section 11.1 Survival of Representations and Covenants. All representations, warranties, covenants and agreements of Target contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Acquiror until the end of the Escrow Period. All representations, warranties, covenants and agreements of Acquiror contained in this Agreement shall survive the Closing and any investigation at any time made by or on behalf of Target until the end of the Escrow Period. If Escrow Shares or other assets are retained in the Escrow Fund beyond expiration of the period specified in the Escrow Agreement, then because and to the extent of a timely claim being asserted against the Escrow Fund (notwithstanding the expiration of such time period) the representation, warranty, covenant or agreement applicable to such claim shall survive until, but only for purposes of, the resolution of the claim to which such retained Escrow Shares or other assets relate.

  Section 11.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or two business days after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     with a copy to:

    (a) if to Acquiror or Sub:

      Brio Technology, Inc.
      3420 West Bayshore Road
      Palo Alto, CA 94303
      Attention: Chief Executive Officer
      Fax No. (650) 856-0794
      Telephone No: (650) 845-8000

     with a copy at the same address to the attention of the General Counsel
and      Secretary and with a copy to:

      Venture Law Group
      A Professional Corporation
      2800 Sand Hill Road
      Menlo Park, California 94025
      Attention: Mark B. Weeks
      Fax No: (650) 233-8386
      Telephone No: (650) 854-4488

    (b) if to Target, to:

      SQRIBE Technologies Corp.
      1080 Marsh Road
      Menlo Park, CA 94025
      Attention: Chief Executive Officer
      Fax No. (650) 326-5100
      Telephone No: (650) 326-5000
     with a copy at the same address to the attention of the Chief Financial
Officer and      with a copy to:

      Morrison & Foerster, LLP
      755 Page Mill Road
      Palo Alto, CA 94304
      Attention: Michael C. Phillips
      Fax No: (650) 494-0792
      Telephone No: (650) 815-5600

  Section 11.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

  Section 11.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 11.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Confidentiality Agreement, and the Transaction Documents (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any person other than the parties hereto and the Former Target Stockholders (excluding in any case any Target employees in such capacity) any rights or remedies hereunder.

  Section 11.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

  Section 11.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

  Section 11.8 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Target, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 11.9 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or the other acts of the other parties hereto, (ii) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

  Section 11.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                            [Signature Page Follows]

  IN WITNESS WHEREOF, Acquiror, Sub and Target have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          BRIO TECHNOLOGY, INC.

                                                   /s/ Yorgen H. Edholm
                                          By:__________________________________


                                          Title:_______________________________

                                          SOCRATES ACQUISITION CORPORATION

                                                   /s/  Yorgen H. Edholm
                                          By:__________________________________


                                          Title:_______________________________

                                          SQRIBE TECHNOLOGIES CORP.

                                                     /s/ Ofir J. Kedar
                                          By:__________________________________


                                          Title:_______________________________

                                AMENDMENT NO. 1

                        TO AGREEMENT AND PLAN OF MERGER

  THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER dated as of March 24, 1999 (this "Agreement"), is entered into by and among Brio Technology, Inc., a Delaware corporation ("Acquiror"), Socrates Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub"), and SQRIBE Technologies Corporation, a Delaware corporation ("Target").

                                    RECITALS

  A. Acquiror, Sub and Target have entered into an Agreement and Plan of Merger dated February 23, 1999 (the "Merger Agreement");

  B. Acquiror, Sub and Target each desire to amend the Merger Agreement as provided herein;

  C. Section 11.8 of the Merger Agreement provides that the Merger Agreement may be amended by written consent of the parties thereto;

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the Merger Agreement is amended as follows:

  1. Amendment.

    (a) Section 9.1(d) of the Merger Agreement is hereby amended to read in its entirety as follows:

        "(d) by Acquiror, by giving written notice to Target, if the Closing shall not have occurred on or before June 30, 1999 by reason of the failure of any condition precedent under Section 8.1 or 8.2 (unless the failure results primarily from a breach by Acquiror of any representation, warranty, or covenant of Acquiror contained in this Agreement or Acquiror's failure to fulfill a condition precedent to closing or other default, or unless such date is extended pursuant to Section 9.4);"

    (b) Section 9.1(e) of the Merger Agreement is hereby amended to read in its entirety as follows:

      "(e) by Target, by giving written notice to Acquiror, if the Closing shall not have occurred on or before June 30, 1999 by reason of the failure of any condition precedent under Section 8.1 or 8.3 (unless the failure results primarily from a breach by Target of any representation, warranty, or covenant of Target contained in this Agreement or Target's failure to fulfill a condition precedent to closing or other default or unless such date is extended pursuant to Section 9.4);"

    (c) The Merger Agreement is hereby amended to add a new Section 9.4 as follows:

      "9.4 Termination Date Extension.

        (a) Notwithstanding anything to the contrary contained in this Agreement, and provided Acquiror has used its good faith best efforts to expeditiously obtain effectiveness of the Registration Statement with the SEC, the dates set forth in Sections 9.1(d) and 9.1(e) (the "Term Dates") shall be extended if and to the extent necessary to postpone the Closing because of the time required to obtain such effectiveness; provided, however, that in no event shall the Term Dates be extended beyond August 31, 1999; and provided further that, notwithstanding any extension of the Term Dates, in no event shall the Escrow Period extend beyond July 15, 2000.

        (b) The parties shall use their best efforts to seek to obtain an SEC effectiveness order with respect to the Proxy Statement/Prospectus as promptly as is practicable. In the event that, notwithstanding such efforts, the Term Dates are extended pursuant to Section 9.4(a), the parties shall mutually and in good faith undertake to amend this Agreement as may be necessary to account for such extension.

  2. Definitions. All capitalized terms used herein without definition shall have the meanings ascribed to them in the Merger Agreement.

  3. Effect of Amendment. Except as amended as set forth above, the Merger Agreement shall continue in full force and effect.

  4. Counterparts. This Amendment may executed in counterparts.

  IN WITNESS WHEREOF, Acquiror, Sub and Target have caused this Amendment No. 1 to Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          BRIO TECHNOLOGY, INC.

                                                     /s/ Yorgen Edholm
                                          By:__________________________________

                                                         President
                                          Title:_______________________________

                                          SOCRATES ACQUISITION CORPORATION

                                                     /s/ Yorgen Edholm
                                          By:__________________________________

                                                         President
                                          Title:_______________________________

                                          SQRIBE TECHNOLOGIES CORP.

                                                     /s/ Ofir J. Kedar
                                          By:__________________________________

                                                         President
                                          Title:_______________________________

                                  EXHIBIT A-1

                            TARGET VOTING AGREEMENT

                                     A-1-1

                                  EXHIBIT A-2

                                VOTING AGREEMENT

  THIS VOTING AGREEMENT ("Agreement") is made and entered into as of February 23, 1999 between SQRIBE Technologies Corp. ("Target"), a Delaware corporation, and each of the undersigned Stockholders (each, a "Stockholder" and collectively, the "Stockholders") of Brio Technology, Inc., a Delaware corporation ("Acquiror").

                                    RECITALS

  A. Concurrently with the execution of this Agreement, Acquiror, Target and Socrates Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub"), have entered into an Agreement and Plan of
Merger, dated as of February   , 1999 (the "Merger Agreement"), which provides
for the merger (the "Merger") of Sub with and into Target and the conversion of each outstanding share of Target's capital stock into shares of Acquiror Common Stock.

  B. Each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of such number of shares of the outstanding capital stock, $0.001 par value per share, of Acquiror as is indicated on the signature page of this Agreement next to such Stockholder's name (the "Shares"); and

  C. As a condition to its willingness to enter into the Merger Agreement, Target has requested that each Stockholder agree to certain matters regarding the voting of the Shares in connection with the Merger.

  The parties agree as follows:

  1. Transfers of Shares.

    1.1 Transferees to Be Bound. Each Stockholder agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any Shares or New Shares, as defined in Section 1.2 below, or to make any offer or agreement relating thereto, at any time prior to the Expiration Date unless the transferee of such Shares or New Shares agrees to be bound by the terms of this Voting Agreement. As used herein, the term "Expiration Date" shall mean the earlier to occur of
(i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) the date on which the Merger Agreement shall be terminated in accordance with Section 9.1 thereof.

    1.2 Additional Purchases. Each Stockholder agrees that any shares of capital stock of Acquiror that such Stockholder shall purchase or with respect to which such Stockholder shall otherwise acquire beneficial ownership after the execution of this Agreement and prior to the Expiration Date ("New Shares") shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

  2. Agreement to Vote Shares and Grant Proxy. At every meeting of the stockholders of Acquiror called with respect to any of the following, and on every action or approval by written consent of the stockholders of Acquiror with respect to any of the following, each Stockholder agrees to vote the Shares and any New Shares in favor of approval of the Merger Agreement and the Merger and any matter that could reasonably be expected to facilitate the Merger, including the manner in which the escrow under the Merger Agreement is to be established as contemplated by Section 2.2 and Article X of the Merger Agreement. In the event Acquiror's

                                     A-2-1
board of directors does not call a meeting to approve the Merger, each Stockholder agrees to take all reasonable action necessary to call a meeting to approve the Merger or to approve the Merger by written consent. In order to effectuate the foregoing, each Stockholder does hereby constitute and appoint Target, or any nominee of Target, with full power of substitution, from the date hereof to the Expiration Date, as its true and lawful proxy, for and in its name, place and stead, including the right to sign its name (as Stockholder) to any consent, certificate or other document relating to Acquiror that the law of the State of Delaware may permit or require, to cause the Shares and any New Shares to be voted in the manner contemplated by this
Section 2. The parties acknowledge that the proxy provided for here is irrevocable and coupled with an interest.

  3. Representations, Warranties and Covenants of the Stockholders. Each Stockholder represents, warrants and covenants to Target as follows:

    3.1 Ownership of Shares. The Stockholder is the beneficial owner and holder of the Shares, which at the date hereof and at all times up until the Expiration Date, will be free and clear of any liens, claims, options, charges, security interests, equities, options, warrants, rights to purchase (including, without limitation, restrictions on rights of disposition other than those imposed by applicable securities laws), third party rights of any nature or other encumbrances; and does not beneficially own any shares of capital stock of Acquiror other than the Shares.

    3.2 Authority; Due Execution. The Stockholder has full power and authority to make, enter into and carry out the terms of this Agreement. The Stockholder has duly executed and delivered this Agreement and (assuming the due authorization, execution and delivery of this Agreement by Target) this Agreement constitutes a valid and binding obligation of the Stockholder.

    3.3 Additional Documents. Each Stockholder hereby covenants and agrees to execute and deliver any additional documents necessary or desirable, in the reasonable opinion of Target, to carry out the purpose and intent of this Agreement.

    3.4 Consent and Waiver. Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Stockholder is a party or pursuant to any rights Stockholder may have.

  4. Representations, Warranties and Covenants of Acquiror. Target represents, warrants and covenants to the Stockholder as follows:

    4.1 Due Authorization. This Agreement has been authorized by all necessary corporate action on the part of Target and has been duly executed by a duly authorized officer of Target.

    4.2 Validity; No Conflict. This Agreement constitutes the legal, valid and binding obligation of Target. Neither the execution of this Agreement by Target nor the consummation of the transactions contemplated hereby will result in a breach or violation of the terms of any agreement by which Target is bound or by any decree, judgment, order, law or regulation now in effect of any court or other governmental body applicable to Target.

  5. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date.

                                     A-2-2

  6. Miscellaneous.

    6.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    6.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without prior written consent of the other; except that Target may assign its rights hereunder to any of its wholly-owned subsidiaries.

    6.3 Amendments and Modification. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    6.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Target will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Target upon any such violation, Target shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Target at law or in equity.

    6.5 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the internal laws of the State of Delaware as such laws are applied to contracts entered into and to be performed entirely within Delaware.

    6.6 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

    6.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

    6.8 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

    6.9 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified in like notice):

  (a)if to Target:
           SQRIBE Technologies Corp.
           1080 Marsh Road
           Menlo Park, CA 94025
           Attention: Chief Executive Officer
           Fax No. (650) 326-5100
           Telephone No: (650) 326-5000

                                     A-2-3
    with a copy at the same address to the attention of the General Counsel and Secretary and with a copy to:

            Morrison & Foerster LLP
            755 Page Mill Road
            Palo Alto, California 94304
            Attention: Michael C. Phillips
            Fax No: (650) 494-0792
            Telephone No: (650) 813-5600

  (b)if to a Stockholder, to the address set forth below such Stockholder's name.

    6.10 Obligations. The obligations of the stockholders hereunder are several and not joint.

                           [Signature Page Follows.]

                                     A-2-4

  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

                                          SQRIBE TECHNOLOGIES CORP.

                                          By: _________________________________
                                            Name:
                                            Title:

                                          STOCKHOLDERS:

                                          By: _________________________________

                                          Title:

                                          Address:

Number of shares beneficially owned by Stockholder:

Common Stock
Series A Preferred
Series B Preferred
                    ---

                      [SIGNATURE PAGE TO VOTING AGREEMENT]

                                     A-2-5

                                   EXHIBIT C

                             AFFILIATES AGREEMENT

  THIS AFFILIATES AGREEMENT (this "Agreement") is entered into as of February , 1999 among Brio Technology, Inc., a Delaware corporation ("Acquiror"), and each of the undersigned affiliates (each, an "Affiliate") of either SQRIBE Technologies Corp., a Delaware corporation ("Target") or Acquiror.

                                   RECITALS

  A. Acquiror, Target and Socrates Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub"), have entered
into an Agreement and Plan of Merger dated as of February     , 1999 (the
"Merger Agreement") pursuant to which Target and Acquiror intend to enter into a business combination transaction in which Sub would be merged with and into Target (the "Merger") (capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement).

  B. In the Merger, outstanding shares of Target capital stock, including any such shares owned by Affiliate, will be converted into the right to receive shares of Acquiror Common Stock (the "Shares") subject to the terms of, and as set forth in, the Merger Agreement.

  C. It is a condition to consummation of the Merger that counsel for Target shall have delivered their written opinion that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

  D. It is also a condition to the consummation of the Merger that the accountants for Acquiror shall have delivered a written opinion that the business combination shall qualify as a pooling of interest transaction under generally accepted accounting principles.

  E. In order to induce Acquiror and Target to enter into the Merger Agreement, Affiliate is willing to agree to be bound by certain procedural requirements with respect to sales of the Shares pursuant to the Registration Statement and to execute and deliver this Agreement.

  NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

  1. Acknowledgments by Affiliate. Affiliate acknowledges and understands that the representations, warranties and covenants by Affiliate set forth herein shall be relied upon by Acquiror, Target, and their respective affiliates, counsel and accounting firms, and that substantial losses and damages may be incurred by such persons if Affiliate's representations, warranties or covenants are breached. Affiliate has carefully read this Agreement and the Merger Agreement (including the form of Escrow Agreement attached thereto as Exhibit D) and has discussed the requirements of this Agreement with Affiliate's professional advisors to the extent Affiliate has deemed necessary.

  2. Representations, Warranties and Covenants Related to Tax Effects of the Merger.

    (a) Affiliate is the beneficial owner of the number of shares of Target Common Stock (including shares issuable upon exercise of stock options) and/or Target Preferred Stock set forth on the last page of this Agreement and did not acquire any of such shares in contemplation of the Merger;

    (b) Affiliate has not engaged in a Sale (as defined below) of any shares of Target Common Stock or Preferred Stock in contemplation of the Merger;

    (c) Affiliate has no present plan or intention to engage in a sale, exchange, transfer, distribution (other than a distribution by a partnership to its partners, as to which Section 4(d) shall apply), redemption or reduction in any way of Affiliate's risk of ownership (by short sale or otherwise), or other disposition, directly or indirectly (such actions being collectively referred to herein as a "Sale") of any of the shares of Acquiror Common Stock to be received by Affiliate in the Merger. (For purposes of the preceding sentence, shares of Target capital stock (or the portion thereof) (i) with respect to which Affiliate will receive consideration in the Merger other than shares of Acquiror Common Stock (including cash to be received in lieu of fractional shares of Acquiror Common Stock) and/or (ii) with respect to which a Sale (A) occurred in contemplation of the Merger or (B) will occur prior to the Merger, shall be considered shares of Target capital stock exchanged for shares of Acquiror Common Stock in the Merger and then disposed of pursuant to a plan.)

    (d) (Applicable only if Affiliate is a partnership.) Except to the extent disclosed on the signature page hereof, Affiliate is not aware of any present plan or intention on the part of its partners to engage in a Sale or Sales of any of the shares of Acquiror Common Stock, if any, to be distributed by Affiliate. If all of the shares of Acquiror Common Stock to be received by Affiliate in the Merger, if any, were distributed to its partners in accordance with their partnership interests, no such partner would receive shares of Acquiror Common Stock having a value greater than five percent (5%) of the fair market value of the shares of Target's capital stock outstanding immediately prior to the Merger.

    (e) Affiliate has no plan or intention to exercise dissenters' rights in connection with the Merger.

    (f) Affiliate is not aware of, or participating in, any plan or intention on the part of Affiliates of Target (including partners who receive shares of Acquiror Common Stock in a distribution from an Affiliate of Target that is a partnership pursuant to a plan for the distribution of such shares in existence at the Effective Time (as such term is defined in the Merger Agreement) to engage in a Sale or Sales of shares of Acquiror Common Stock to be received in the Merger such that the aggregate fair market value, as of the Effective Time of the Merger, of the shares subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value of all shares of outstanding capital stock of Target immediately prior to the Merger. (For purposes of the preceding sentence, shares of Target capital stock (or the portion thereof) (i) with respect to which an Affiliate of Target receives consideration in the Merger other than shares of Acquiror Common Stock (including, without limitation, cash received pursuant to the exercise of dissenters' rights or in lieu of a fractional share of Acquiror Common Stock) or (ii) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered shares of outstanding Target capital stock exchanged for shares of Acquiror Common Stock in the Merger and then disposed of pursuant to a plan.)

    (g) Except to the extent written notification to the contrary is received by Acquiror and Target from Affiliate prior to the consummation of the Merger, the representations, warranties and certifications contained herein shall be accurate at all times from the date hereof through the Effective Time of the Merger.

  3. Additional Restrictions on Transfer. Affiliate will not sell, exchange, transfer, pledge, dispose of or otherwise reduce Affiliate's risk relative to the Shares or any part thereof until such time after the Effective Time of the Merger as financial results covering at least thirty (30) days of the combined operations of Acquiror and Target after the Effective Time of the Merger have been filed by Acquiror with the Commission or published by Acquiror in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance that includes combined sales and income of Acquiror and Target. The undersigned will not, during the thirty (30) day period prior to the Effective Time of the Merger, sell, exchange, transfer, pledge, dispose of or otherwise reduce Affiliate's risk relative to the Shares or any part thereof. Affiliate further agrees that Affiliate will not knowingly take any other action which could reasonably be expected to jeopardize the accounting treatment of the Merger as a pooling of interests.

  4. Restrictions on and Procedure for Sales.

    (a) Legend. Affiliate understands that all certificates representing Shares deliverable to Affiliate pursuant to the Merger shall, until the occurrence of one of the events referred to below, bear a legend substantially as follows:


  "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE OTHER CONDITIONS SPECIFIED IN THE AFFILIATES AGREEMENT DATED AS OF FEBRUARY
   , 1999 BETWEEN THE HOLDER OF THIS CERTIFICATE AND BRIO TECHNOLOGY, INC. AND SQRIBE TECHNOLOGIES CORP., A COPY OF WHICH AGREEMENT WILL BE FURNISHED BY SQRIBE TECHNOLOGIES CORP. TO THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST AND WITHOUT CHARGE."

  Acquiror, in its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the Shares which are required to bear such legend. Such foregoing legend shall be removed in connection with the sale of any stock at a time that the Registration Statement is effective.

  5. Information for Use in Registration Statement. Affiliate represents, warrants and covenants to Acquiror to provide such information as shall be requested by Acquiror to enable Acquiror to prepare any Registration Statement to be filed and that the information so provided is and will be true, accurate and complete. The Affiliate understands that such information is being provided to Acquiror specifically for use in, or in connection with, the Registration Statement and the prospectus contained therein, and has executed this Agreement with such knowledge.

  6. Access to Information. Affiliate acknowledges that Acquiror is a publicly held company that files reports and other information under the Exchange Act with the Commission and with the National Association of Securities Dealers, Inc. Affiliate further acknowledges the availability of current information about Acquiror through such reports and other information.

  7. Additional Provisions Regarding Indemnification, Escrow and Termination of Investors Agreements. Affiliate approves and agrees to be bound by all provisions of Section 2.2 and Article X of the Merger Agreement and the Escrow Agreement a form of which is attached as Exhibit D to the Merger Agreement. Without limiting the generality of the foregoing, Affiliate consents and agrees to the appointment of Stockholder's Agent pursuant to Article X of the Merger Agreement and to the indemnification obligations provided for in Section 10.9 of the Merger Agreement.

  8. Miscellaneous.

    (a) This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    (b) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

    (c) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term "successors and assigns" shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

    (d) This Agreement shall be governed by and construed, interpreted and enforced in accordance with the internal laws of the State of Delaware (without regard to the principles of conflict of laws thereof).

    (e) If a court of competent jurisdiction determines that any provision of this Agreement is not enforceable or enforceable only if limited in time and/or scope, this Agreement shall continue in full force and effect with such provision stricken or so limited.

    (f) The representations, warranties and covenants of the Affiliates are several and not joint.

                           [Signature Page Follows.]

  Executed as of the date shown on the first page of this Agreement.

                                          BRIO TECHNOLOGY, INC.

                                          By: _____________________________
                                             Name: _________________________
                                             Title: ________________________

                                          SQRIBE TECHNOLOGIES CORP.

                                          By: _____________________________
                                             Name: _________________________
                                             Title: ________________________

                                          AFFILIATE

                                          By: _____________________________

                                          Name of Affiliate: ______________

                                          Name of Signatory (if different
                                          from name of Affiliate): _________

                                          Title of Signatory
                                          (if applicable):_________________

Number of shares beneficially owned by Affiliate:

Common Stock

                                   EXHIBIT D

                                ESCROW AGREEMENT

  THIS ESCROW AGREEMENT (this "Agreement") is entered into as of      , 1999 by
and among Brio Technology, Inc., a Delaware corporation ("Acquiror"), SQRIBE Technologies Corp., a Delaware corporation ("Target"), State Street Bank and Trust Company of California, N.A., as Escrow Agent ("Escrow Agent") and Charles Federman, as Stockholders' Agent ("Stockholders' Agent") with respect to the shares of Acquiror capital stock to be issued to the stockholders (collectively, the "Holders") of Target in the Merger (as defined below).

                                    RECITALS

  A. Acquiror, Target and Socrates Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub"), have entered into an Agreement and Plan of Merger dated as of February 23, 1999 (the "Merger Agreement") pursuant to which Sub will merge with and into Target (the "Merger"), with Target surviving the Merger as the surviving corporation. Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings given them in the Merger Agreement.

  B. Section 2.2 of the Merger Agreement provides that at the Effective Time, or such later time as determined in accordance with Section 2.3(b) of the Merger Agreement with respect to Dissenting Shares for which dissenters' rights shall have been withdrawn or lost, Acquiror will deposit in escrow (such deposit constituting the "Escrow Fund") certificates representing in the aggregate nine percent (9%) of the shares of Acquiror Common Stock issuable to the Holders pursuant to the Merger, on a pro rata basis, in accordance with each Holder's percentage ownership of Acquiror Common Stock issuable pursuant to the Merger. Such shares (the "Escrow Shares") shall be held as security for the indemnification obligations under Article X of the Merger Agreement and shall represent Acquiror's, Target's and the Former Target Stockholders' (as defined in the Merger Agreement) sole and exclusive remedy with respect to such indemnification obligations, in accordance with Section 10.1 of the Merger Agreement.

  C. The parties to this Agreement desire to establish the terms and conditions pursuant to which the Escrow Shares will be deposited, held in, and disbursed from the Escrow Fund.

                                   AGREEMENT

  NOW, THEREFORE, the parties to this Agreement agree as follows:

  1. Escrow Fund. The Escrow Agent agrees to: (a) accept delivery of the Escrow Shares; and (b) hold such Escrow Shares in escrow as part of the Escrow Fund, all subject to the terms and conditions of this Agreement and Article X of the Merger Agreement (which Article X is attached to this Agreement as Appendix I and incorporated by reference into this Agreement) (collectively, the "Escrow Provisions"). The Escrow Shares will include "Additional Escrow Shares" as that term is defined in Section 2(c) of this Agreement.

  2. Deposit of Escrow Shares: Release from Escrow.

    (a) Delivery of Escrow Shares. As soon as practicable after the Effective Time, but in any event within ten (10) days after the Closing, the Escrow Shares will be delivered by Acquiror on behalf of the Holders to the Escrow Agent. In the event Acquiror issues any Additional Escrow Shares, such Escrow Shares will be delivered to the Escrow Agent in the same manner as the Escrow Shares.

    (b) Holders' Accounts. The Escrow Agent will maintain for each Holder an accounting record (each Holder's "Account") specifying the Escrow Shares held for the record of each Holder pursuant to the Escrow Provisions. All Escrow Shares received under Section 2(a) will be allocated to each Holder's Account in accordance with such Holder's percentage interest in the Escrow Fund as set forth on Appendix II.

    (c) Dividends, Voting and Rights of Ownership. Except for tax-free dividends paid in stock declared with respect to the Escrow Shares ("Additional Escrow Shares") pursuant to Section 305(a) of the Internal Revenue Code of 1986, as amended (the "Code"), there will be distributed promptly to the Holders any cash dividends or dividends payable in securities or other distributions of any kind made in respect of the Escrow Shares. Each Holder will have voting rights with respect to the Escrow Shares deposited in the Escrow Fund with respect to such Holder so long as such Escrow Shares are held in escrow, and Acquiror will take all reasonable steps necessary to allow the exercise of such rights. While the Escrow Shares remain in the Escrow Agent's possession pursuant to this Agreement and the Merger Agreement, the Holders will retain and will be able to exercise all other incidents of ownership of said Escrow Shares which are not inconsistent with the terms and conditions of this Agreement and the Merger Agreement.

    (d) Release. The Escrow Shares will be held by the Escrow Agent until required to be released to the Holders pursuant to Section 10.4 of the Merger Agreement, unless previously delivered to Acquiror pursuant to Section 10.5 of the Merger Agreement. When the applicable release condition is met, Acquiror and the Stockholders' Agent shall immediately notify the Escrow Agent in writing that the available Escrow Shares should be released to the Holders. Within two business days after the applicable release condition is met, the Escrow Agent will deliver to each Holder the Escrow Shares to be released on such date as identified by Acquiror and the Stockholders' Agent to the Escrow Agent in writing. Escrow Shares will be in the form of stock certificate(s) issued in the name of such Holder. Acquiror and Stockholders' Agent will undertake to deliver a notice to the Escrow Agent identifying the number of Escrow Shares to be released with respect to each Holder within such two-day period. Escrow Shares will be released to the respective Holders in accordance with their respective Accounts. Acquiror will take such action as may be necessary to cause such certificates to be issued in the names of the appropriate Holders. Cash will be paid in lieu of fractions of Escrow Shares in an amount equal to the product determined by multiplying such fraction by
$       [equal to Closing Stock Price] (the "Per Share Value"). Within two
business days after written request from the Stockholders' Agent, Acquiror will deposit with the Escrow Agent sufficient funds to pay such cash amounts for fractional shares.

    (e) No Encumbrance. Except as provided in this Agreement, no Escrow Shares or any beneficial interest in the Escrow Shares may be pledged, sold, assigned or transferred, including by operation of law, by a Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of a Holder, prior to the delivery to such Holder of the Escrow Shares by the Escrow Agent.

    (f) Power to Transfer Escrow Shares. The Escrow Agent is granted the power to effect any transfer of Escrow Shares contemplated by the Escrow Provisions. Acquiror will cooperate with the Escrow Agent in promptly issuing stock certificates to effect such transfers.

    (g) Reporting. Each Holder will provide the Escrow Agent with his/her/its Taxpayer Identification Number at or prior to Closing. On or before January 31 of each year under this Agreement, the Escrow Agent will prepare and mail to each Holder, other than Holders who demonstrate their status as non-resident aliens in accordance with the United States Treasury Regulations, a Form 1099-B reporting any cash payments, in accordance with such Treasury

Regulations. The Escrow Agent will also prepare and file copies of such Forms 1099-B by magnetic tape with the IRS, in accordance with Treasury Regulations. If the Escrow Agent has not received notice from a Holder of such Holder's certified Taxpayer Identification Number, the Escrow Agent shall deduct and withhold backup withholding tax from any cash payment made pursuant to the Internal Revenue Code of 1986 and applicable regulations thereunder. Should any issue arise regarding federal income tax reporting or withholding, the Escrow Agent shall act in accordance with the written instructions of the Stockholders' Agent and Acquiror.

  3. Limitation of the Escrow Agent's Liability.

    (a) The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document reasonably believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct, bad faith or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of the Escrow Provisions. In all questions arising under the Escrow Provisions, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action under the Escrow Provisions involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it.

    (b) In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to the Escrow Fund, the Escrow Agent will have the absolute right, at the Escrow Agent's election, to do either or both of the following: resign so a successor can be appointed pursuant to Section 5 or file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under the Escrow Provisions, and Acquiror will pay the Escrow Agent (subject to reimbursement from the Holders pursuant to Section 4) all costs, expenses and reasonable attorney's fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent's rights under this Section 3 (such costs, fees and expenses will be treated as extraordinary fees and expenses for the purposes of Section 4).

  4. Expenses.

    (a) Escrow Agent. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder, and in accordance with the Fee Schedule attached hereto as Appendix III, will be paid by Acquiror upon receipt of a written invoice by the Escrow Agent. Any extraordinary fees and expenses, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of Escrow Shares or the validity of a claim or claims by Acquiror made in an Officer's Certificate, will be paid by Acquiror. The Holders' liability for the extraordinary fees and expenses of the Escrow Agent may be paid by Acquiror and recovered as a claim hereunder out of the Escrow Fund (to the extent that such fees and expenses, together with Acquiror's Damages, exceed the "basket" amount set forth in Section 10.3(a) of the Merger Agreement).

    (b) Stockholders' Agent. The Stockholders' Agent will not be entitled to receive any compensation from Acquiror or the Holders in connection with this Agreement. Any fees and expenses incurred by the Stockholders' Agent in connection with actions taken pursuant to the terms of the Escrow Provisions will be paid out of the Escrow Fund to the Stockholders' Agent, with the Escrow Shares being valued at the Per Share Value.

  5. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as such, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving resignation to the parties to this Agreement, specifying not less than thirty
(30) days' prior written notice of such a date when such resignation will take effect. Acquiror will designate a successor Escrow Agent prior to the expiration of such 30-day period by giving written notice to the Escrow Agent and the Stockholders' Agent. Acquiror may appoint a successor Escrow Agent with the consent of the Stockholders' Agent, which will not be unreasonably withheld. The Escrow Agent will promptly transfer the Escrow Shares to such designated successor. In the event no successor Escrow Agent is appointed as described in this Section 5, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent.

  6. Limitation of Responsibility: Notices. The Escrow Agent's duties are limited to those set forth in the Escrow Provisions, and the Escrow Agent may rely upon the written notices delivered to the Escrow Agent under the Escrow Provisions.

  7. Incorporation by Reference of Article X. The parties agree that the terms of Article X of the Merger Agreement shall be deemed to be incorporated by reference in this Agreement as if such Article had been set forth in its entirety herein. The parties acknowledge that the administration of the Escrow Fund by the Escrow Agent will require reference to both the terms of this Agreement as well as the terms of such Article X.

  8. Notices. Any notice provided for or permitted under the Escrow Provisions will be treated as having been given when (i) delivered personally, (ii) sent by confirmed telex or facsimile, (iii) sent by commercial overnight courier with written verification of receipt, or (iv) five (5) business days after being mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 8.

  Escrow Agent:
                       _____________________________________
                       _____________________________________
                       _____________________________________

                       Attention: __________________________
                       Facsimile No.: ( ) __________________

                       Telephone No.: ( ) __________________

   Stockholders' Agent: Charles Federman
                        BRM Group
                        Parker Plaza
                        400 Kelby Street, Suite 1500
                        Fortlee, New Jersey 07024
                        Fax No.: (201) 541-8464
                        Telephone No.: (201) 585-5100
   With copy to:        Morrison & Foerster LLP
                        755 Page Mill Road
                        Palo Alto, CA 94304
                        Attention: Michael C. Phillips
                        Fax No.: (650) 494-0792
                        Telephone No.: (650) 813-5600

   Acquiror:     Brio Technology, Inc.
                 3420 West Bayshore Road
                 Palo Alto, CA 94303
                 Attention: Chief Executive Officer
                 Fax No. (650) 856-0794
                 Telephone No: (650) 845-8000
   With copy to: Venture Law Group
                 A Professional Corporation
                 2800 Sand Hill Road
                 Menlo Park, California 94025
                 Attention: Mark B. Weeks
                 Fax No.: (650) 854-1121
                 Telephone No.: (650) 854-4488

  Such notice will be treated as having been received upon actual receipt.

  9. General.

    (a) Governing Laws. It is the intention of the parties hereto that the internal laws of the State of Delaware (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties to this Agreement.

    (b) Binding upon Successors and Assigns. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties to this Agreement. Any entity into which the Escrow Agent may be merged or with which it may be consolidated, or any entity to whom the Escrow Agent may transfer a substantial part of its global escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

    (c) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears on such counterpart and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected in this Agreement as signatories.

    (d) Entire Agreement. Except as set forth in the Merger Agreement, this Agreement, the documents referenced in this Agreement and the exhibits to such documents, constitute the entire understanding and agreement of the parties to this Agreement with respect to the subject matter of this Agreement and of such documents and exhibits and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect to this Agreement. The express terms of this Agreement control and supersede any course of performance or usage of the trade inconsistent with any of the terms of this Agreement.

    (e) Waivers. No waiver by any party to this Agreement of any condition or of any breach of any provision of this Agreement will be effective unless in writing. No waiver by any party of any such condition or breach, in any one instance, will be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained in this Agreement.

    (f) Amendment. This Agreement may be amended with the written consent of Acquiror, the Escrow Agent and the Stockholders' Agent, provided that if the Escrow Agent does not agree to an amendment agreed upon by Acquiror and the Stockholders' Agent, Acquiror will appoint a successor Escrow Agent in accordance with Section 5.

                            [Signature Page Follows]

  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written and will be effective as to all the Holders when executed by Acquiror, the Escrow Agent and the Stockholders' Agent.

                                          BRIO TECHNOLOGY, INC.


                                          By: _________________________________

                                            Name: _____________________________

                                            Its: ______________________________

                                          SQRIBE TECHNOLOGIES CORP.


                                          By: _________________________________

                                            Name: _____________________________

                                            Its: ______________________________

                                          ESCROW AGENT:


                                          By: _________________________________

                                            Name: _____________________________

                                            Its: ______________________________

                                          STOCKHOLDERS' AGENT:


                                             __________________________________
                                            Charles Federman

                                   EXHIBIT E

                 SUBJECT MATTER OF OPINION OF COUNSEL TO TARGET

  All capitalized terms used herein and not otherwise defined have the meanings
given them in the Agreement and Plan of Merger dated as of February    , 1999
(the "Merger Agreement"), by and among Brio Technology, Inc., a Delaware corporation ("Acquiror"), Socrates Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub"), and SQRIBE Technologies Corp., a Delaware corporation ("Target").

  (1) Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in the states identified on Exhibit A hereto.

  (2) The authorized capital stock of Target consists of 25,000,000 shares of Target Common Stock and 5,368,920 shares of Target Preferred Stock, of which 2,352,940 shares are designated as Series A Preferred Stock and 3,015,980 are designated as Series B Preferred Stock. As of the date of this Agreement, there are: (i) [7,996,743] shares of Target Common Stock issued and outstanding, all
of which are validly issued, fully paid and nonassessable and            of
which are subject to repurchase rights under the Target Option Plan and the agreements thereunder or otherwise; (ii) 2,252,940 shares of Series A Preferred Stock and 2,568,863 shares of Series B Preferred Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable, and all of which are convertible into Target Common Stock in accordance with Target's Amended and Restated Certificate of Incorporation; (iii) 5,368,920 shares of Target Common Stock reserved for future issuance upon conversion of the Target
Preferred Stock; (iv)            shares of Target Common Stock reserved for
future issuance pursuant to Target Options granted and outstanding under the Target Option Plan or otherwise; or reserved for issuance upon exercise of options available to be granted in the future under the Target Option Plan or otherwise. All outstanding shares of Target Common Stock, Target Preferred Stock and outstanding Target Options (collectively "Target Securities") were issued in compliance with applicable federal and state securities laws. To our knowledge, except as set forth above and in the Target Disclosure Schedule, (i) there are no equity securities of any class or series of Target, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding, and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Target or obligating Target to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To our knowledge, and except as set forth on the Target Disclosure Schedule, (i) there are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of capital stock of Target that will not terminate at the Effective Time, and (ii) Target does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise.

  (3) Target has all requisite corporate power and authority to enter into the Merger Agreement, the Agreement of Merger and the Escrow Agreement and to consummate the transactions contemplated thereby. The Merger Agreement, the Agreement of Merger and the Escrow Agreement are collectively referred to herein as the "Opinion Documents." The execution and delivery of the Opinion Documents and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Target, including the approval of the Merger and the related transactions by Target's stockholders under the provisions of the Delaware General Corporation Law and Target's Certificate of Incorporation and Bylaws. The Opinion Documents have been duly and validly executed and delivered by Target and, assuming due execution and delivery by the other parties thereto, constitute the valid and binding obligations of Target, enforceable against Target in accordance with their respective terms.

  (4) The execution and delivery by Target of the Opinion Documents and the consummation of the transactions contemplated thereby will not, (i) result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Target, (ii) result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation) under any of the terms, conditions or provisions of any Material Contract or any other written contract or agreement listed in the Target Disclosure Schedules as being an obligation of Target, or (iii) to our knowledge, violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

  (5) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required on the part of Target in connection with the execution and delivery of the Opinion Documents or the consummation of the transactions contemplated thereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and
(iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be expected to have a Material Adverse Effect on Target.

  (6) To our knowledge, there is no action, proceeding or investigation pending or threatened in writing against Target before any court or administrative agency that questions the validity of the Merger Agreement or that, either in any case or in the aggregate, might result in any materially adverse change in the business or financial condition of Target or any of its properties or assets, or in any material impairment of the right or ability of Target to carry on its business as now conducted, or in any material liability on the part of Target.

                                   EXHIBIT F

                SUBJECT MATTER OF OPINION OF COUNSEL TO ACQUIROR

  All capitalized terms used herein and not otherwise defined have the meanings
given them in the Agreement and Plan of Merger dated as of February    , 1999
(the "Merger Agreement"), by and among Brio Technology, Inc., a Delaware corporation ("Acquiror"), Socrates Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Acquiror ("Sub"), and SQRIBE Technologies Corp., a Delaware corporation ("Target").

  (1) Acquiror is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Acquiror has the requisite corporate power to own, lease and operate its property and assets (in each case, as known to us) and to carry on its business as, to our knowledge, it is now being conducted.

  (2) The shares of Acquiror Common Stock issuable pursuant to the Merger to Target stockholders and issuable upon exercise of the Target Options assumed in the Merger are duly and validly authorized and reserved for issuance and, when issued in accordance with the terms of the Merger Agreement and such assumed Target Options, will be validly issued, fully paid and nonassessable.

  (3) Each of Acquiror and Sub has all requisite corporate power and authority to enter into the Merger Agreement, the Agreement of Merger and the Escrow Agreement (to the extent each is a party), and to consummate the transactions contemplated thereby. The Merger Agreement, the Agreement of Merger and the Escrow Agreement are collectively referred to herein as the "Opinion Documents." The execution and delivery of the Opinion Documents (to the extent each is a party), and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of Acquiror and Sub. The Opinion Documents (to the extent each is a party) have been duly and validly executed and delivered by Acquiror and Sub and, assuming due execution and delivery by the other parties thereto, constitute valid and binding obligations of Acquiror and Sub, enforceable against Acquiror and Sub in accordance with their respective terms.

  (4) The execution, delivery and performance by Acquiror and Sub of the Opinion Documents and the consummation by Acquiror and Sub of the transactions contemplated thereby will not (i) violate any provision of the Certificate of Incorporation or Bylaws of Acquiror or Sub, (ii) result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation) under any of the terms, conditions or provisions of any Acquiror Material Contract or any other written contract or agreement listed in the Acquiror Disclosure Schedules as being an obligation of Acquiror, or (iii) to our knowledge, violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or any of its properties or assets.

  (5) No consent, approval, order, permit or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Acquiror or Sub in connection with the execution and delivery of the Opinion Documents or the consummation by Acquiror or Sub of the transactions contemplated thereby, except for (i) the filing of the Agreement of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, could not be expected to have a Material Adverse Effect on Acquiror or Sub.

  (6) To counsel's knowledge, except as set forth in the Acquiror Disclosure Schedule or in the Acquiror Commission Reports, there is no action, proceeding or investigation pending or threatened in writing against Acquiror or Sub before any court or administrative agency that questions the validity of the Merger Agreement or that, either in any case or in the aggregate, might result in any materially adverse change in the business or financial condition of Acquiror or any of its properties or assets, or in any material impairment of the right or ability of Acquiror to carry on its business as now conducted, or in any material liability on the part of Acquiror or Sub.

                                   EXHIBIT G

                             BRIO TECHNOLOGY, INC.

                         AMENDMENT TO RIGHTS AGREEMENT

  This Amendment to Rights Agreement (this "Amendment") is entered into as of this 24th day of February, 1999, by and among Brio Technology, Inc. (the "Company"), a Delaware corporation, and the individuals and entities signing this Amendment (collectively referred to herein as "Rightsholders"), for the purpose of (i) adding certain parties (the "New Parties") as "Shareholders" under the terms of that certain Amended and Restated Rights Agreement dated June 27, 1997, as amended February 28, 1998 (the "Rights Agreement") by and among the Company and the Shareholders set forth on Exhibit A attached thereto and (ii) adding the shares of Common Stock, $0.001 par value of Brio Technology, Inc. received by the New Parties pursuant to the terms of that certain Agreement and Plan of Merger dated February 23, 1999 between the Company, SQRIBE Technology, Inc. and Socrates Acquisition Corporation (the "Merger Agreement") as "Registrable Securities" under the terms of the Rights Agreement.

  WHEREAS, pursuant to Section 6.7 of the Rights Agreement, the Rights Agreement may be amended by the written consent of the Company and the holders of a majority of the Registrable Securities (as defined in the Rights Agreement) then outstanding.

  NOW, THEREFORE, in consideration of the mutual conditions hereinafter set forth, the parties hereto mutually agree as follows:

  1. Addition of the New Parties. Effective (and contingent) upon the Closing (as defined in the Merger Agreement), the persons and entities set forth on Exhibit A hereto are hereby added as "Shareholders" under the Rights Agreement, their names shall be added to Exhibit A to the Rights Agreement, and they shall have all of the rights and obligations attendant to such status.

  2. Amendment of Section 3.1(b)(i) of the Rights Agreement. By signing this Waiver, the Preferred Shareholder agrees that, effective (and contingent) upon the Closing (as defined in the Merger Agreement), Section 3.1(b)(i) of the Rights Agreement be amended and restated in its entirety to read as follows:

    "(i) the shares of Common Stock issuable or issued upon conversion of the Series A Shares, Series B Shares or Series C Shares issued pursuant to the Series A Agreement, the Series B Agreement or Series C Agreement, that number of shares of Common Stock held by Yorgen Edholm, and that number of shares of Common Stock held by Katherine Glassey as shall be determined by such individuals and the Company's underwriters will be included in the Registration Statement covering the initial public offering of the Company's Common Stock, and the shares issued to the persons set forth on Exhibit A hereto pursuant to the terms of that certain Agreement and Plan of Merger dated February 23, 1999 between the Company, SQRIBE Technologies, Inc. and Socrates Acquisition Corporation (such shares of Common Stock are collectively referred to hereafter as the "Stock"), and"

  3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BRIO TECHNOLOGY, INC. a California corporation
                                          RIGHTSHOLDERS:


                                          By:____________________________

By: ___________________________

                                          Title:_________________________
Title:_________________________

NEW PARTIES:

By:____________________________

Title:_________________________

                                   EXHIBIT A

Ofir Kedar

ORI ASHER KEDAR 1996 TRUST

TOM SAMUEL KEDAR 1996 TRUST

General Atlantic Partners 18, L.P.

General Atlantic Partners 43, L.P.

                                   APPENDIX B

                      [BancBoston Robertson Stephens logo]

February 19, 1999

PRIVILEGED AND CONFIDENTIAL

Board of Directors
Brio Technology, Inc.
3430 West Bayshore Rd.
Palo Alto, CA 94303

Members of the Board:

  You have asked our opinion as to the fairness to Brio Technology, Inc. ("Acquiror"), from a financial point of view and as of the date hereof, of the Exchange Ratio (as defined below) in connection with the proposed merger (the "Merger") of a wholly owned subsidiary ("Sub") of Acquiror with and into SQRIBE Technologies, Inc. ("Target") pursuant to the draft Agreement and Plan of Merger, dated February 4, 1999 (the "Agreement"), among Acquiror, Sub and Target. As more specifically set forth in the Agreement, at the effective time of the Merger, Target will become a wholly owned subsidiary of Acquiror and each issued and outstanding share of Target's (i) common stock, par value $0.001 per share (the "Target Common Stock"), (ii) series A preferred stock, par value $0.001 per share (the "Target Series A Preferred Stock"), and (iii) series B preferred stock, par value $0.001 per share (the "Target Series B Preferred Stock") (other than shares owned by acquiror, Sub, Target or any other direct or indirect wholly owned Subsidiary of Acquiror or Target held in treasury or held by Acquiror or any affiliate of the Acquiror and other than any Dissenting Shares (as defined in the Agreement)) will be converted into the right to receive a fraction of a share of Acquiror's common stock, no par value per share (the "Acquiror Common Stock"), equal to the Exchange Ratio (as defined in, and calculated pursuant to, the Agreement). As set forth in the Agreement, the Exchange Ratio is calculated by dividing (a) the product of (i) the total number of shares of Acquiror capital stock outstanding immediately prior to the Effective Time (as defined in the Agreement) and (ii) 0.8181818 by
(b) the total number of shares of Target capital stock outstanding immediately prior to the Effective Time. The terms and conditions of the Merger are set out more fully in the Agreement.

  For purposes of the opinion we have, among other things: (i) reviewed certain financial information relating to Acquiror and Target furnished to us by the respective companies, including certain internal financial analyses, forecasts and projections for Acquiror and Target prepared by the respective managements of Acquiror and Target; (ii) reviewed certain publicly available information relating to Acquiror; (iii) held discussions with the respective managements of Acquiror and Target concerning the businesses, past and current operations, financial condition and future prospects of both Acquiror and Target, independently and combined, including discussions with the managements of Acquiror and Target concerning cost savings and synergies that are expected to result from the Merger as well as their views regarding the strategic rationale for the Merger; (iv) reviewed the financial terms and conditions set forth in the Agreement, and certain related documents; (v) reviewed the stock price and trading history of Acquiror; (vi) reviewed the contribution by each company to pro forma combined revenue, earnings before income tax and net income; (vii) reviewed the valuations of publicly traded companies which we deemed comparable to Target and Acquiror; (viii) compares the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions which we deemed relevant; (ix) analyzed the pro forma earnings per share of the combined company; (x) prepared a discounted cash flow analysis of Target; and
(xi) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

  In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by management of Acquiror and Target) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of management of Acquiror and Target that they are not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for assuming or making, an independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of Acquiror or Target, nor were we furnished with any such evaluation or appraisal. With respect to the financial forecasts and projections (and the assumptions and bases therefor) for each of Acquiror and Target that we have reviewed, upon the advice of the managements of Acquiror and Target, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best available estimates and judgments of the managements of Acquiror and Target as to the future financial condition and performance of Acquiror and Target, respectively, and we have further assumed that such projections and forecasts will be realized in the amounts an in the time periods currently estimated by the respective managements of Acquiror and Target. In this regard, we note that each of Acquiror and Target face exposure to the year 2000 problem and are currently undergoing Year 200 projects. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made by the managements of Acquiror and Target with respect to the potential effect that the year 2000 problem might have on their respective forecasts. In addition, we have assumed that the merger will be consummated in accordance with the terms set forth in the Agreement, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with generally accepted accounting principles as used in the United States ("GAAP") and the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. We have assumed that the historical financial statements of each of Acquiror and Target reviewed by us have been prepared and fairly presented in accordance with GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

  This opinion is necessarily based upon financial, market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to Acquiror of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result form the Merger or (iii) what the value of the Acquiror Common Stock will be when issued to Target's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Board of Directors of Acquiror has considered or may be considering, nor does it address the decision of the Board of Directors of Acquiror to proceed with the Merger.

  We have acted as financial advisor to the Board of Directors of Acquiror in connection with this transaction and will receive a fee for our services, including a transaction fee which is contingent upon consummation of the Merger and a fairness opinion fee for rendering this fairness opinion. In the past, BancBoston Robertson Stephens Inc. and its affiliates have provided financial advisory and financing services for Acquiror, including acting as co-managing underwriter in connection with the Acquiror's initial public offering on May 1, 1998, and have received customary fees for the rendering of such services. We also maintain a market in the shares of Acquiror Common Stock. In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of Acquiror for their own accounts and for the accounts of customer and, accordingly, may at any time hold a long or short position in such securities.

  Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Acquiror only in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of Acquiror as to how such stockholder should vote, or take any other action, with respect to the Merger. This opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

  Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to Acquiror from a financial point of view.

                                          Very truly yours,

                                          BancBoston Robertson Stephens Inc.

                                          /s/ BancBoston Robertson Stephens
                                           Inc.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       OF BRIO TECHNOLOGY, INC. FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD _________, 1999


     The undersigned stockholder of Brio Technology, Inc., a Delaware corporation, ("Brio") hereby acknowledges receipt of the Notice of Annual
               ----
Meeting of Stockholders and Proxy Statement (the "Proxy Statement"), each dated
                                                  ---------------
______ __, 1999 and hereby appoints Yorgen H. Edholm and Karen J. Willem or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Brio Technology, Inc. to be held on July __, 1999 at 10:00 a.m., local time, at Hyatt Rickeys, 4219 El Camino Real, Palo Alto, California and at any adjournment or postponement thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

     1.   APPROVAL OF MERGER

          To (i) approve the Agreement and Plan of Merger, dated as of February 23, 1999, by and among Brio, a wholly-owned subsidiary of Brio and SQRIBE Technologies Corporation ("SQRIBE") and (ii) approve the merger of Brio's
                                ------
     wholly-owned subsidiary into SQRIBE pursuant to which SQRIBE will become a wholly-owned subsidiary of Brio, each outstanding share of SQRIBE capital stock will be converted into the right to receive shares of Brio common stock, and the former holders of SQRIBE capital stock will own approximately 45% of the common stock of the combined company.

                ____FOR        ____AGAINST         ____ABSTAIN

     2.   ELECTION OF DIRECTORS

          ___  FOR all nominees listed below (except as indicated).

          ___  WITHHOLD authority to vote for all nominees listed below.

          IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

          Michael Cline
          Charles Federman
          Katherine Glassey
          Ofir Kedar
          E. Floyd Kvamme

     3.   AMENDMENT TO BRIO'S 1998 EMPLOYEE STOCK PURCHASE PLAN

          To approve amendments to Brio's 1998 Employee Stock Purchase Plan to increase the number of shares reserved for issuance under the plan by 1,000,000 to an aggregate of 1,500,000 shares.

                ____FOR        ____AGAINST         ____ABSTAIN

     4.   AMENDMENT TO BRIO'S 1998 STOCK OPTION PLAN

          To approve amendments to Brio's 1998 Stock Option Plan to increase the number of shares reserved for issuance under the plan by 2,250,000 to an aggregate of 4,500,000.

                ____FOR        ____AGAINST         ____ABSTAIN

     5.   AMENDMENT TO BRIO'S CERTIFICATE OF INCORPORATION

          To approve an amendment to Brio's Certificate of Incorporation in order to benefit from certain recent changes to California law with respect to the election of directors.

                ____FOR        ____AGAINST         ____ABSTAIN

     6. PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS BRIO'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2000:

                ____FOR        ____AGAINST         ____ABSTAIN

and, in their discretion, upon such other matter or matters that may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

              PLEASE SIGN ON REVERSE SIDE AND RETURN IMMEDIATELY

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER; (2) FOR THE ELECTION OF DIRECTORS; (3) FOR AMENDMENT TO BRIO'S 1998 EMPLOYEE STOCK PURCHASE PLAN; (4) FOR AMENDMENT TO BRIO'S 1998 STOCK OPTION PLAN; (5) FOR AMENDMENT TO BRIO'S CERTIFICATE OF INCORPORATION; (6) FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS BRIO'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING MARCH 31, 2000; AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.



_______________________________________    Date:__________________________
Signature


_______________________________________    Date:__________________________
Signature

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

                            BRIO TECHNOLOGY, INC.

                      1998 EMPLOYEE STOCK PURCHASE PLAN

                          (As amended ______, 1999)

     The following constitute the provisions of the 1998 Employee Stock Purchase Plan of Brio Technology, Inc.

     1.   Purpose.  The purpose of the Plan is to provide employees of the
          -------
Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

     2.   Definitions.
          -----------

          (a) "Board" shall mean the Board of Directors of the Company.
               -----

          (b) "Code" shall mean the Internal Revenue Code of 1986, as amended.
               ----

          (c) "Common Stock" shall mean the Common Stock of the Company.
               ------------

          (d) "Company" shall mean Brio Technology, Inc., a Delaware
               -------
corporation.

          (e) "Compensation" shall mean total cash compensation received by an
               ------------
Employee from the Company or a Designated Subsidiary. By way of illustration, but not limitation, Compensation includes regular compensation such as salary, wages, overtime, shift differentials, bonuses, commissions and incentive compensation, but excludes relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase, or similar plan of the Company or any Designated Subsidiary.

          (f) "Continuous Status as an Employee" shall mean the absence of any
               --------------------------------
interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

          (g) "Contributions" shall mean all amounts credited to the account of
               -------------
a participant pursuant to the Plan.

          (h) "Designated Subsidiaries" shall mean the Subsidiaries that have
               -----------------------
been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

          (i) "Employee" shall mean any person, including an Officer, who is
               --------
customarily employed for at least twenty (20) hours per week and more than five
(5) months in a calendar year by the Company or one of its Designated Subsidiaries.

          (j) "Exchange Act" shall mean the Securities Exchange Act of 1934, as
               ------------
amended.

          (k) "Purchase Date" shall mean the last day of each Purchase Period of
               -------------
the Plan.

          (l) "Offering Date" shall mean the first business day of each Offering
               -------------
Period of the Plan.

          (m) "Offering Period" shall mean a period of twenty-four (24) months
               ---------------
commencing on May 1 and November 1 of each year, except for the first Offering Period as set forth in Section 4(a).

          (n) "Officer" shall mean a person who is an officer of the Company
               -------
within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (o)  "Plan"  shall mean this Employee Stock Purchase Plan.
                ----
          (p)  "Purchase Period"  shall mean a period of six (6) months within
                ---------------
an Offering Period, except for the first Purchase Period as set forth in
Section 4(b).

          (q) "Purchase Price" shall mean with respect to a Purchase Period an
               --------------
amount equal to 85% of the Fair Market Value (as defined in Section 7(b) below) of a Share of Common Stock on the Offering Date or on the Purchase Date, whichever is lower; provided, however, that in the event (i) of any increase in the number of Shares available for issuance under the Plan as a result of a stockholder-approved amendment to the Plan, and (ii) all or a portion of such additional Shares are to be issued with respect to one or more Offering Periods that are underway at the time of such increase ("Additional Shares"), and (iii)
                                                 -----------------
the Fair Market Value of a Share of Common Stock on the date of such increase (the "Approval Date Fair Market Value") is higher than the Fair Market Value on
      -------------------------------
the Offering Date for any such Offering Period, then in such instance the Purchase Price with respect to Additional Shares shall be 85% of the Approval Date Fair Market Value or the Fair Market Value of a Share of Common Stock on the Purchase Date, whichever is lower.

          (r) "Share" shall mean a share of Common Stock, as adjusted in
               -----
accordance with Section 19 of the Plan.

          (s) "Subsidiary"  shall mean a corporation, domestic or foreign, of
               ----------
which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

     3.   Eligibility.
          -----------

          (a) Any person who is an Employee as of the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan, subject to the requirements of Section 5(a) and the limitations imposed by Section 423(b) of the Code.

          (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) if such option would permit his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

     4.   Offering Periods and Purchase Periods.
          --------------------------------------

          (a) Offering Periods.  The Plan shall be implemented by a series of
              ----------------
Offering Periods of twenty-four (24) months duration, with new Offering Periods commencing on or about May 1 and November 1 of each year (or at such other time or times as may be determined by the Board of Directors). The first Offering Period shall commence on the beginning of the effective date of the Registration Statement on Form S-1 for the initial public offering of the Company's Common Stock (the "IPO Date") and continue until April 30, 2000. The Plan shall continue until terminated in accordance with Section 19 hereof. The Board of Directors of the Company shall have the power to change the duration and/or the frequency of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Offering Period to be affected. Eligible employees may not participate in more than one Offering Period at a time.

          (b) Purchase Periods.  Each Offering Period shall consist of four (4)
              ----------------
consecutive purchase periods of six (6) months duration. The last day of each Purchase Period shall be the "Purchase Date" for such Purchase Period. A Purchase Period commencing on May 1 shall end on the next October 31. A Purchase Period commencing on November 1 shall end on the next April 30. The first Purchase Period shall commence on the IPO Date and shall end on October 31, 1998. The Board of Directors of the Company shall have the power to change the duration and/or frequency of Purchase Periods with respect to future purchases without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first Purchase Period to be affected.

     5.   Participation.
          -------------

          (a) An eligible Employee may become a participant in the Plan by completing a subscription agreement on the form provided by the Company and filing it with the Company's payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering. The subscription agreement shall set forth the percentage of the participant's Compensation (which shall be not less than 1% and not more than 20%) to be paid as Contributions pursuant to the Plan.

          (b) Payroll deductions shall commence on the first payroll following the Offering Date and shall end on the last payroll paid on or prior to the last Purchase Period of the Offering Period to which the subscription agreement is applicable, unless sooner terminated by the participant as provided in Section 10.

     6.   Method of Payment of Contributions.
          ----------------------------------

          (a) At the time a participant files his or her subscription agreement, the participant shall elect to have payroll deductions made on each payday during the Offering Period in an amount not less than one percent (1%) and not more than twenty percent (20%) of such participant's Compensation on each such payday. All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

          (b) A participant may discontinue his or her participation in the Plan as provided in Section 10, or, during the Offering Period may increase or decrease the rate of his or her Contributions during such Offering Period by completing and filing with the Company a new subscription agreement; provided, however, that no participant may effect more than one increase or decrease during a Purchase Period. The change in rate shall be effective as of the beginning of the next calendar month following the date of filing of the new subscription agreement, if the agreement is filed at least ten (10) business days prior to such date and, if not, as of the beginning of the next succeeding calendar month.

          (c) Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) herein, a participant's payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equal $21,250. Payroll deductions shall re-commence at the rate provided in such participant's subscription Agreement at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10.

     7.   Grant of Option.
          ---------------

          (a) On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on each Purchase Date a number of Shares of the Company's Common Stock determined by dividing such Employee's Contributions accumulated prior to such Purchase Date and retained in the participant's account as of the Purchase Date by the Purchase Price; provided however, that the maximum number of Shares an Employee may purchase during each calendar year of an Offering Period shall be determined at the Offering Date by dividing $25,000 by the fair market value of a Share of the Company's Common Stock on the Offering Date, and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 13.

          (b) The fair market value of the Company's Common Stock on a given date (the "Fair Market Value") shall be determined by the Board in its discretion based on the closing price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported by the National Association of Securities Dealers Automated Quotation (Nasdaq) National Market or, if such price is not reported, the mean of the bid and asked prices per share of the Common Stock as reported by Nasdaq or, in the event the Common Stock is listed on a stock exchange, the Fair Market Value per share shall be the closing price on such exchange on such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), as reported in The Wall Street Journal. For purposes of the Offering Date under the first Offering Period under the Plan, the Fair Market Value of a share of the Common Stock of the Company shall be the Price to Public as set forth in the final prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 under the Securities Act of 1933, as amended.

     8.   Exercise of Option.  Unless a participant withdraws from the Plan as
          ------------------
provided in paragraph 10, his or her option for the purchase of Shares will be exercised automatically on each Purchase Date of an Offering Period, and the maximum number of full Shares subject to the option will be purchased at the applicable option price with the accumulated Contributions in his or her account. The Shares purchased upon exercise of an option hereunder shall be
deemed to be transferred to the participant on the Purchase Date.   No
fractional Shares shall be purchased. Any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full Share shall be retained in the participant's account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in
Section 10. Any other monies left over in a participant's account after a Purchase Date shall be returned to the Participant. During his or her lifetime, a participant's option to purchase Shares hereunder is exercisable only by him or her.

     9.   Delivery.  As promptly as practicable after each Purchase Date of each
          --------
Offering Period, the Company shall arrange the delivery to each participant, as appropriate, of a certificate representing the Shares purchased upon exercise of his or her option or the deposit of such number of Shares with the broker selected by the Company for administration of Plan stock purchases, as determined by the Company.

     10.  Voluntary Withdrawal; Termination of Employment.
          -----------------------------------------------

          (a) A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time at least five (5) business days prior to each Purchase Date by giving written notice to the Company in the form provided in the Company. All of the participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of Shares will be made during the Offering Period.

          (b) Upon termination of the participant's Continuous Status as an Employee (as defined in Section 2(f) hereof) prior to the Purchase Date of an Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 14, and his or her option will be automatically terminated.

          (c) In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the Offering Period in which the employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

          (d) A participant's withdrawal from an offering will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

     11.  Automatic Withdrawal.  If the fair market value of the Shares on any
          --------------------
of the first three Purchase Dates of an Offering Period is less than the fair market value of the Shares on the Offering Date for such Offering Period, then every participant shall automatically (i) be withdrawn from such Offering Period at the close of such Purchase Date and after the acquisition of Shares for such Purchase Period, and (ii) be enrolled in the Offering Period commencing on the first business day subsequent to such Purchase Period.

     12.  Interest.  No interest shall accrue on the Contributions of a
          --------
participant in the Plan.

     13.  Stock.
          -----

          (a) The maximum number of Shares of the Company's Common Stock which shall be made available for sale under the Plan shall be 1,500,000 Shares, plus an annual increase on the first day of each of the Company's fiscal years in 2000, 2001, 2002, 2003 and 2004 equal to the lesser of 600,000 Shares or two percent (2%) of the Shares of Common Stock outstanding on the last day of the immediately preceding fiscal year, subject to adjustment upon changes in capitalization of the Company as provided in Section 19. If the total number of Shares which would otherwise be subject to options granted pursuant to Section 7(a) on the Offering Date of an Offering Period exceeds the number of Shares then available under the Plan (after deduction of all Shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the Shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of Shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

          (b) The participant will have no interest or voting right in Shares covered by his or her option until such option has been exercised.

          (c) Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his or her spouse.

     14.  Administration.  The Board, or a committee named by the Board, shall
          --------------
supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The composition of the committee shall be in accordance with the requirements to obtain or retain any available exemption from the operation of
Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

     15.  Designation of Beneficiary.
          --------------------------

          (a) A participant may file a written designation of a beneficiary who is to receive any Shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of a Purchase Period but prior to delivery to him or her of such Shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the Purchase Date of an Offering Period.
If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

          (b) Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

     16.  Transferability.  Neither Contributions credited to a participant's
          ---------------
account nor any rights with regard to the exercise of an option or to receive Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 10.

     17.  Use of Funds.  All Contributions received or held by the Company under
          ------------
the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

     18.  Reports.  Individual accounts will be maintained for each participant
          -------
in the Plan. Statements of account will be given to participating Employees promptly following the Purchase Date, which statements will set forth the amounts of Contributions, the per Share purchase price, the number of Shares purchased and the remaining cash balance, if any.

     19.  Adjustments Upon Changes in Capitalization; Corporate Transactions.
          ------------------------------------------------------------------

          (a)  Adjustment.  Subject to any required action by the shareholders
               ----------
of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of Shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the "Reserves"), as well as the price per Share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued Shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of Shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of Shares of stock of any class, or securities convertible into Shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares of Common Stock subject to an option.

        (b)  Corporate Transactions.  In the event of the proposed dissolution
             ----------------------
or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Purchase Date (the "New Purchase Date"). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten (10) days prior to the New Purchase Date, that the Purchase Date for his or her option has been changed to the New Purchase Date and that his or her option will be exercised automatically on the New Purchase Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in Section 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each Share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each Share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares of Common

Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation and the participant, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per Share consideration received by holders of Common Stock and the sale of assets or merger.

     The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per Share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of Shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

     20.  Amendment or Termination.
          ------------------------

          (a) The Board of Directors of the Company may at any time terminate or amend the Plan. Except as provided in Section 19, no such termination may affect options previously granted, provided that the Plan or an Offering Period may be terminated by the Board of Directors on a Purchase Date or by the Board's setting a new Purchase Date with respect to an Offering Period and Purchase Period then in progress if the Board determines that termination of the Plan and/or the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Plan and/or the Offering Period would cause the Company to incur adverse accounting charges as a result of a change after the effective date of the Plan in the generally accepted accounting rules applicable to the Plan. Except as provided in Section 19 or this Section 20, no amendment to the Plan shall make any change in any option previously granted which adversely affects the rights of any participant. In addition, to the extent necessary to comply with Rule 16b-3 under the Exchange Act, or under
Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as so required.

          (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board (or its committee) shall be entitled to change the Offering Periods and Purchase Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

     21.  Notices.  All notices or other communications by a participant to the
          -------
Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

     22.  Conditions Upon Issuance of Shares.  Shares shall not be issued with
          ----------------------------------
respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

     23.  Term of Plan; Effective Date.  The Plan shall become effective upon
          ----------------------------
the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of twenty (20) years unless sooner terminated under Section 20.

     24.  Additional Restrictions of Rule 16b-3.  The terms and conditions of
          -------------------------------------
options granted hereunder to, and the purchase of Shares by, persons subject to
Section 16 of the Exchange Act shall comply with the applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Shares issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

                             BRIO TECHNOLOGY, INC.

                       1998 EMPLOYEE STOCK PURCHASE PLAN
                             SUBSCRIPTION AGREEMENT



                                                             New Election ______
                                                       Change of Election ______


     1. I, ________________________, hereby elect to participate in the BRIO TECHNOLOGY, INC. 1998 Employee Stock Purchase Plan (the "Plan") for the Offering Period ______________, _____ to _______________, _____, and subscribe to purchase Shares of the Company's Common Stock in accordance with this Subscription Agreement and the Plan.

     2. I elect to have Contributions in the amount of _____% of my Compensation, as those terms are defined in the Plan, applied to this purchase. I understand that this amount must not be less than 1% and not more than 20% of my Compensation during the Offering Period. (Please note that no fractional percentages are permitted).

     3. I hereby authorize payroll deductions from each paycheck during the Offering Period at the rate stated in Item 2 of this Subscription Agreement. I understand that all payroll deductions made by me shall be credited to my account under the Plan and that I may not make any additional payments into such account. I understand that all payments made by me shall be accumulated for the purchase of Shares of Common Stock at the applicable purchase price determined in accordance with the Plan. I further understand that, except as otherwise set forth in the Plan, Shares will be purchased for me automatically on the Purchase Date of each Offering Period unless I otherwise withdraw from the Plan by giving written notice to the Company for such purpose.

     4. I understand that I may discontinue at any time prior to the Purchase Date my participation in the Plan as provided in Section 10 of the Plan. I also understand that I can increase or decrease the rate of my Contributions to not less than 1% and to not more than 20% of my Compensation on one occasion only for each rate change during any Purchase Period by completing and filing a new Subscription Agreement with such increase or decrease taking effect as of the beginning of the calendar month following the date of filing of the new Subscription Agreement, if filed at least five (5) business days prior to the beginning of such month. Further, I may change the rate of deductions for future Offering Periods by filing a new Subscription Agreement, and any such change will be effective as of the beginning of the next Offering Period. In addition, I acknowledge that, unless I discontinue my participation in the Plan as provided in Section 10 of the Plan, my election will continue to be effective for each successive Offering Period.

     5. I have received a copy of the Company's most recent description of the Plan and a copy of the complete "BRIO TECHNOLOGY, INC. 1998 Employee Stock Purchase Plan." I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

     6. Shares purchased for me under the Plan should be issued in the name(s) of (name of employee or employee and spouse only):

                                    ____________________________________

                                    ____________________________________

     7. In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and Shares due to me under the Plan:


NAME:  (Please print)            _____________________________________
                                  (First)       (Middle)        (Last)

___________________              _____________________________________
(Relationship)                    (Address)

                                 _____________________________________

     8. I understand that if I dispose of any Shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such Shares) or within 1 year after the Purchase Date, I will be treated for federal income tax purposes as having received ordinary compensation income at the time of such disposition in an amount equal to the excess of the fair market value of the Shares on the Purchase Date over the price which I paid for the Shares, regardless of whether I disposed of the Shares at a price less than their fair market value at the Purchase Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

     I hereby agree to notify the Company in writing within 30 days after the
     ------------------------------------------------------------------------
date of any such disposition, and I will make adequate provision for federal,
-----------------------------------------------------------------------------
state or other tax withholding obligations, if any, which arise upon the
------------------------------------------------------------------------
disposition of the Common Stock.  The Company may, but will not be obligated
-------------------------------
to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by me.

     9. If I dispose of such Shares at any time after expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received compensation income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the Shares at the time of such disposition over the purchase price which I paid for the Shares under the option, or (2) 15% of the fair market value of the

Shares on the Offering Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

     I understand that this tax summary is only a summary and is subject to
     ----------------------------------------------------------------------
change.  I further understand that I should consult a tax advisor concerning the
------
tax implications of the purchase and sale of stock under the Plan.

     10. I hereby agree to be bound by the terms of the Plan. The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.



SIGNATURE:_________________________

SOCIAL SECURITY #:_________________

DATE:______________________________



SPOUSE'S SIGNATURE (necessary
if beneficiary is not spouse):


___________________________________
(Signature)



___________________________________
(Print name)

                            BRIO TECHNOLOGY, INC.

                      1998 EMPLOYEE STOCK PURCHASE PLAN

                            NOTICE OF WITHDRAWAL

     I, __________________________, hereby elect to withdraw my participation in the BRIO TECHNOLOGY, INC. 1998 Employee Stock Purchase Plan (the "Plan") for the Offering Period _________. This withdrawal covers all Contributions credited to my account and is effective on the date designated below.

     I understand that all Contributions credited to my account will be paid to me within ten (10) business days of receipt by the Company of this Notice of Withdrawal and that my option for the current period will automatically terminate, and that no further Contributions for the purchase of Shares can be made by me during the Offering Period.

     The undersigned further understands and agrees that he or she shall be eligible to participate in succeeding offering periods only by delivering to the Company a new Subscription Agreement.


Dated:___________________           ______________________________________
                                    Signature of Employee


                                    ______________________________________
                                    Social Security Number

                            BRIO TECHNOLOGY, INC.

                           1998 STOCK OPTION PLAN
                           ----------------------

                         (As amended ________, 1999)


     1.   Purposes of the Plan.  The purposes of this Stock Option Plan are to
          --------------------
attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to the Employees and Consultants of the Company and to promote the success of the Company's business.

     Options granted hereunder may be either Incentive Stock Options (as defined under Section 422 of the Code) or Nonstatutory Stock Options, at the discretion of the Board and as reflected in the terms of the written option agreement.

     2.   Definitions.  As used herein, the following definitions shall apply:
          -----------

          (a) "Administrator" shall mean the Board or any of its Committees
               -------------
appointed pursuant to Section 4 of the Plan.

          (b) "Affiliate" shall mean an entity other than a Subsidiary (as
               ---------
defined below) in which the Company owns an equity interest.

          (c) "Applicable Laws" shall have the meaning set forth in Section 4(a)
               ---------------
below.

          (d) "Board" shall mean the Board of Directors of the Company.
               -----

          (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.
               ----

          (f) "Committee" shall mean the Committee appointed by the Board of
               ---------
Directors in accordance with Section 4(a) of the Plan, if one is appointed.

          (g) "Common Stock" shall mean the Common Stock of the Company.
               ------------

          (h) "Company" shall mean Brio Technology, Inc., a Delaware corporation.

          (i) "Consultant" means any person, including an advisor, who is
               ----------
engaged by the Company or any Parent or Subsidiary to render services and is compensated for such services, and any Director of the Company whether compensated for such services or not.

          (j) "Continuous Status as an Employee or Consultant" shall mean the
               ----------------------------------------------
absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Administrator; provided that such leave is for
                                                --------
a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute. For purposes of this Plan, a change in status from an

Employee to a Consultant or from a Consultant to an Employee will not constitute a termination of employment.

          (k) "Director" shall mean a member of the Board.
               --------

          (l) "Employee" shall mean any person (including any Named Executive,
               --------
Officer or Director) employed by the Company or any Parent, Subsidiary or Affiliate of the Company. The payment by the Company of a director's fee to a Director shall not be sufficient to constitute "employment" of such Director by the Company.

          (m) "Exchange Act" shall mean the Securities Exchange Act of 1934, as
               ------------
amended.

          (n) "Fair Market Value" means, as of any date, the value of Common
               -----------------
Stock determined as follows:

              (i) If the Common Stock is listed on any established stock exchange or a national market system including without limitation the National Market of the National Association of Securities Dealers, Inc. Automated Quotation ("Nasdaq") System, its Fair Market Value shall be the closing sales price for such stock as quoted on such system on the date of determination (if for a given day no sales were reported, the closing bid on that day shall be used), as such price is reported in The Wall Street Journal or such other source as the Administrator deems reliable;

              (ii) If the Common Stock is quoted on the Nasdaq System (but not on the National Market thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean between the bid and asked prices for the Common Stock or;

              (iii) In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

          (o) "Incentive Stock Option" shall mean an Option intended to qualify
               ----------------------
as an incentive stock option within the meaning of Section 422 of the Code, as designated in the applicable written option agreement.

          (p) "Named Executive" shall mean any individual who, on the last day
               ---------------
of the Company's fiscal year, is the chief executive officer of the Company (or is acting in such capacity) or among the four highest compensated officers of the Company (other than the chief executive officer). Such officer status shall be determined pursuant to the executive compensation disclosure rules under the Exchange Act.

          (q) "Nonstatutory Stock Option" shall mean an Option not intended to
               -------------------------
qualify as an Incentive Stock Option, as designated in the applicable written option agreement.

          (r) "Officer" shall mean a person who is an officer of the Company
               -------
within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

          (s) "Option" shall mean a stock option granted pursuant to the Plan.
               ------

          (t) "Optioned Stock" shall mean the Common Stock subject to an Option.
               --------------

          (u) "Optionee" shall mean an Employee or Consultant who receives an
               --------
Option.

          (v) "Parent" shall mean a "parent corporation," whether now or
               ------
hereafter existing, as defined in Section 424(e) of the Code.

          (w) "Plan" shall mean this 1998 Stock Option Plan.
               ----

          (x) "Rule 16b-3" shall mean Rule 16b-3 promulgated under the Exchange
               ----------
Act as the same may be amended from time to time, or any successor provision.

          (y) "Share" shall mean a share of the Common Stock, as adjusted in
               -----
accordance with Section 14 of the Plan.

          (z) "Subsidiary" shall mean a "subsidiary corporation," whether now or
               ----------
hereafter existing, as defined in Section 424(f) of the Code.

     3.   Stock Subject to the Plan.  Subject to the provisions of Section 14 of
          -------------------------
the Plan, the maximum aggregate number of shares that may be optioned and sold under the Plan is 4,500,000 Shares, plus an annual increase on the first day of each of the Company's fiscal years in 1999, 2000 and 2001equal to the lesser of 600,000 Shares or three percent (3%) of the Shares outstanding on the last day of the immediately preceding fiscal year. The Shares may be authorized, but unissued, or reacquired Common Stock.

     If an Option should expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future grant under the Plan. Notwithstanding any other provision of the Plan, shares issued under the Plan and later repurchased by the Company shall not become available for future grant under the Plan.

     4.   Administration of the Plan.
          --------------------------

          (a)  Composition of Administrator.
               ----------------------------

               (i)   Multiple Administrative Bodies.  If permitted by Rule
                     ------------------------------
16b-3, and by the legal requirements relating to the administration of incentive stock option plans, if any, of applicable securities laws and the Code (collectively, the "Applicable Laws"), grants under the Plan may (but
                         ---------------
need not) be made by different administrative bodies with respect to Directors, Officers who are not directors and Employees who are neither Directors nor Officers.

               (ii)  Administration with respect to Directors and Officers.
                     -----------------------------------------------------
With respect to grants of Options to Employees or Consultants who are also Officers or Directors of the Company, grants under the Plan shall be made by
(A) the Board, if the Board may make grants under the Plan in compliance with Rule 16b-3 and Section 162(m) of the Code as it applies so as to qualify grants of Options to Named Executives as performance-based compensation, or
(B) a Committee designated by the Board to make grants under the Plan, which Committee shall be constituted in such a manner as to permit grants under the Plan to comply with Rule 16b-3, to qualify grants of Options to Named Executives as performance-based compensation under Section 162(m) of the Code and otherwise so as to satisfy the Applicable Laws.

               (iii) Administration with respect to Other Persons.  With
                     --------------------------------------------
respect to grants of Options to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws.

               (iv) General.  If a Committee has been appointed pursuant to
                    -------
subsection (ii) or (iii) of this Section 4(a), such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of any Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies (however caused) and remove all members of a Committee and thereafter directly administer the Plan, all to the extent permitted by the Applicable Laws and, in the case of a Committee appointed under subsection (ii), to the extent permitted by Rule 16b-3, and to the extent required under Section 162(m) of the Code to qualify grants of Options to Named Executives as performance-based compensation.

          (b)  Powers of the Administrator.  Subject to the provisions of the
               ---------------------------
Plan and in the case of a Committee, the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

               (i) to determine the Fair Market Value of the Common Stock, in accordance with Section 2(m) of the Plan;

               (ii) to select the Employees and Consultants to whom Options may from time to time be granted hereunder;

               (iii) to determine whether and to what extent Options are granted hereunder;

               (iv) to determine the number of shares of Common Stock to be covered by each such award granted hereunder;

               (v)   to approve forms of agreement for use under the Plan;

               (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions regarding any Option and/or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator shall determine, in its sole discretion);

               (vii) to reduce the exercise price of any Option to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option shall have declined since the date the Option was granted.

          (c)  Effect of Administrator's Decision.  All decisions,
               ----------------------------------
determinations and interpretations of the Administrator shall be final and binding on all Optionees and any other holders of any Options.

     5.   Eligibility.
          -----------

          (a) Recipients of Grants.  Nonstatutory Stock Options may be granted
              --------------------
to Employees and Consultants. Incentive Stock Options may be granted only to Employees, provided, however, that Employees of an Affiliate shall not be
           --------  -------
eligible to receive Incentive Stock Options. An Employee or Consultant who has been granted an Option may, if he or she is otherwise eligible, be granted an additional Option or Options.

          (b) Type of Option.  Each Option shall be designated in the written
              --------------
option agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designations, to the extent that the aggregate Fair Market Value of Shares with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(b), Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

          (c) No Employment Rights.  The Plan shall not confer upon any Optionee
              --------------------
any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or consulting relationship at any time, with or without cause.

     6.   Term of Plan.  The Plan shall become effective upon the earlier to
          ------------
occur of its adoption by the Board or its approval by the stockholders of the Company as described in Section 20 of the Plan. It shall continue in effect for a term of ten (10) years unless sooner terminated under Section 16 of the Plan.

     7.   Term of Option.  The term of each Option shall be the term stated in
          --------------
the Option Agreement; provided, however, that in the case of an Incentive Stock
                      --------  -------
Option, the term shall be no more than ten (10) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement. However, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Option Agreement.

     8.   Limitation on Grants to Employees.  Subject to adjustment as provided
          ---------------------------------
in this Plan, the maximum number of Shares which may be subject to options granted to any one Employee under this Plan for any fiscal year of the Company shall be 1,000,000. This Section 8 shall not apply prior to the date upon which the Company becomes subject to the Exchange Act and following such date, shall
not apply until the (i) earliest of:   (A) the first material modification of
the Plan (including any increase to the number of shares reserved for issuance under the Plan in accordance with Section 3); (B) the issuance of all of the shares of Common Stock reserved for issuance under the Plan; (C) the expiration of the Plan; or (D) the first meeting of shareholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which occurred the first registration of any equity security under Section 12 of the Exchange Act; or (ii) such other date required by
Section 162(m) of the Code and the rules and regulations promulgated thereunder.

     9.   Option Exercise Price and Consideration.
          ---------------------------------------

          (a)  Exercise Price.  The per Share exercise price for the Shares to
               --------------
be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

               (i)   In the case of an Incentive Stock Option

                   (A) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant; or

                   (B) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

               (ii)  In the case of a Nonstatutory Stock Option

                     (A) granted to a person who, at the time of the grant of such Option, is a Named Executive of the Company, the per share Exercise Price shall be no less than 100% of the Fair Market Value on the date of grant; or

                     (B) granted to any person other than a Named Executive, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.

               (iii) Notwithstanding anything to the contrary in subsections 9(a)(i) or 9(a)(ii) above, in the case of an Option granted on or after the effective date of registration of any class of equity security of the Company pursuant to Section 12 of the Exchange Act and prior to six months after the termination of such registration, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

          (b)  Permissible Consideration.  The consideration to be paid for the
               -------------------------
Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant) and may consist entirely of
(1) cash, (2) other Shares that (x) in the case of Shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from the Company, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, or (3) such other consideration and method of payment for the issuance of Shares to the extent permitted under Applicable Laws. In making its determination as to the type of consideration to accept, the Administrator shall consider if acceptance of such consideration may be reasonably expected to benefit the Company.

     10.  Exercise of Option.
          ------------------

          (a)  Procedure for Exercise; Rights as a Stockholder.  Any Option
               -----------------------------------------------
granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Optionee, and as shall be permissible under the terms of the Plan. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

          An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under Section 9(b) of the Plan. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in
Section 14 of the Plan.

          Exercise of an Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

          (b)  Termination of Status as an Employee or Consultant.  In the event
               --------------------------------------------------
of termination of an Optionee's Continuous Status as an Employee or Consultant, such Optionee may, but only within thirty (30) days (or such other period of time, not exceeding three (3) months in the case of an Incentive Stock Option or six (6) months in the case of a Nonstatutory

Stock Option, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent that he or she was entitled to exercise it at the date of such termination. To the extent that the Optionee was not entitled to exercise the Option at the date of such termination, or if the Optionee does not exercise such Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.

          (c)  Disability of Optionee.  Notwithstanding Section 10(b) above, in
               ----------------------
the event of termination of an Optionee's Continuous Status as an Employee or Consultant as a result of his or her total and permanent disability (as defined in Section 22(e)(3) of the Code), he or she may, but only within six (6) months (or such other period of time not exceeding twelve (12) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) from the date of such termination (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), exercise his or her Option to the extent he or she was entitled to exercise it at the date of such termination. To the extent that he or she was not entitled to exercise the Option at the date of termination, or if he does not exercise such Option (which he was entitled to exercise) within the time specified herein, the Option shall terminate.

          (d)  Death of Optionee.  In the event of the death of an Optionee:
               -----------------

               (i) during the term of the Option who is at the time of his death an Employee or Consultant of the Company and who shall have been in Continuous Status as an Employee or Consultant since the date of grant of the Option, the Option may be exercised, at any time within six (6) months (or such other period of time, not exceeding twelve (12) months, as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance but only to the extent of the right to exercise that would have accrued had the Optionee continued living and remained in Continuous Status as an Employee or Consultant three (3) months (or such other period of time as is determined by the Administrator as provided above) after the date of death, subject to the limitation set forth in Section 5(b); or

               (ii) within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Administrator, with such determination in the case of an Incentive Stock Option being made at the time of grant of the Option) after the termination of Continuous Status as an Employee or Consultant, the Option may be exercised, at any time within six (6) months following the date of death (but in no event later than the date of expiration of the term of such Option as set forth in the Option Agreement), by the Optionee's estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent of the right to exercise that had accrued at the date of termination.

          (e)  Rule 16b-3.  Options granted to persons subject to Section 16(b)
               ----------
of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

     11.  Withholding Taxes.  As a condition to the exercise of Options granted
          -----------------
hereunder, the Optionee shall make such arrangements as the Administrator may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the exercise, receipt or vesting of such Option. The Company shall not be required to issue any Shares under the Plan until such obligations are satisfied.

     12.  Stock Withholding to Satisfy Withholding Tax Obligations.  At the
          --------------------------------------------------------
discretion of the Administrator, Optionees may satisfy withholding obligations as provided in this paragraph. When an Optionee incurs tax liability in connection with an Option which tax liability is subject to tax withholding under applicable tax laws, and the Optionee is obligated to pay the Company an amount required to be withheld under applicable tax laws, the Optionee may satisfy the withholding tax obligation by one or some combination of the following methods: (a) by cash payment, or (b) out of Optionee's current compensation, or (c) if permitted by the Administrator, in its discretion, by surrendering to the Company Shares that (i) in the case of Shares previously acquired from the Company, have been owned by the Optionee for more than six months on the date of surrender, and (ii) have a fair market value on the date of surrender equal to or less than Optionee's marginal tax rate times the ordinary income recognized, or (d) by electing to have the Company withhold from the Shares to be issued upon exercise of the Option that number of Shares having a fair market value equal to the amount required to be withheld. For this purpose, the fair market value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined (the "Tax
                                                                            ---
Date").
----

     Any surrender by an Officer or Director of previously owned Shares to satisfy tax withholding obligations arising upon exercise of this Option must comply with the applicable provisions of Rule 16b-3.

     All elections by an Optionee to have Shares withheld to satisfy tax withholding obligations shall be made in writing in a form acceptable to the Administrator and shall be subject to the following restrictions:

          (a)  the election must be made on or prior to the applicable Tax Date;

          (b) once made, the election shall be irrevocable as to the particular Shares of the Option as to which the election is made; and

          (c) all elections shall be subject to the consent or disapproval of the Administrator.

     In the event the election to have Shares withheld is made by an Optionee and the Tax Date is deferred under Section 83 of the Code because no election is filed under

Section 83(b) of the Code, the Optionee shall receive the full number of Shares with respect to which the Option is exercised but such Optionee shall be unconditionally obligated to tender back to the Company the proper number of Shares on the Tax Date.

     13.  Non-Transferability of Options.  The Option may not be sold, pledged,
          ------------------------------
assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution; provided that the Administrator
                                                --------
may in its discretion grant transferable Nonstatutory Stock Options pursuant to option agreements specifying (i) the manner in which such Nonstatutory Stock Options are transferable and (ii) that any such transfer shall be subject to the Applicable Laws. The designation of a beneficiary by an Optionee will not constitute a transfer. An Option may be exercised, during the lifetime of the Optionee, only by the Optionee or a transferee permitted by this Section 13.

     14.  Adjustments Upon Changes in Capitalization; Corporate Transactions.
          ------------------------------------------------------------------

          (a)  Adjustment.  Subject to any required action by the stockholders
               ----------
of the Company, the number of shares of Common Stock covered by each outstanding Option, the number of shares of Common Stock that have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, the maximum number of shares of Common Stock for which Options may be granted to any employee under Section 8 of the Plan, and the price per share of Common Stock covered by each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

          (b)  Corporate Transactions.  In the event of the proposed dissolution
               ----------------------
or liquidation of the Company, the Option will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Option shall terminate as of a date fixed by the Administrator and give each Optionee the right to exercise his or her Option as to all or any part of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Option shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the Optionee shall have the right to exercise the Option as to some or all of the Optioned Stock, including Shares as to which the Option would not otherwise be exercisable. If the Administrator makes an Option exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee that the Option shall be exercisable for a period of thirty (30) days from the date of such notice, and the Option will terminate upon the expiration of such period.

     15.  Time of Granting Options.  The date of grant of an Option shall, for
          ------------------------
all purposes, be the date on which the Administrator makes the determination granting such Option or such other date as is determined by the Administrator;

provided however that in the case of any Incentive Stock Option, the grant date
-------- -------
shall be the later of the date on which the Administrator makes the determination granting such Incentive Stock Option or the date of commencement of the Optionee's employment relationship with the Company. Notice of the determination shall be given to each Employee or Consultant to whom an Option is so granted within a reasonable time after the date of such grant.

     16.  Amendment and Termination of the Plan.
          -------------------------------------

          (a)  Amendment and Termination.  The Board may amend or terminate the
               -------------------------
Plan from time to time in such respects as the Board may deem advisable; provided that, the following revisions or amendments shall require approval of the stockholders of the Company in the manner described in Section 20 of the
Plan:

               (i) any increase in the number of Shares subject to the Plan, other than an adjustment under Section 14 of the Plan;

               (ii) any change in the designation of the class of persons eligible to be granted Options; or

               (iii) any change in the limitation on grants to employees as described in Section 8 of the Plan or other changes which would require stockholder approval to qualify options granted hereunder as performance-based compensation under Section 162(m) of the Code.

          (b)  Stockholder Approval.  If any amendment requiring stockholder
               --------------------
approval under Section 16(a) of the Plan is made subsequent to the first registration of any class of equity securities by the Company under Section 12 of the Exchange Act, such stockholder approval shall be solicited as described in Section 20 of the Plan.

          (c)  Effect of Amendment or Termination.  Any such amendment or
               ----------------------------------
termination of the Plan shall not affect Options already granted and such Options shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Optionee and the Board, which agreement must be in writing and signed by the Optionee and the Company.

     17.  Conditions Upon Issuance of Shares.  Shares shall not be issued
          ----------------------------------
pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

     As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.

     18.  Reservation of Shares.  The Company, during the term of this Plan,
          ---------------------
will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

     19.  Option Agreement.  Options shall be evidenced by written option
          ----------------
agreements in such form as the Board shall approve.

     20.  Stockholder Approval.
          --------------------

          (a) Continuance of the Plan shall be subject to approval by the stockholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such stockholder approval shall be obtained in the manner and to the degree required under applicable federal and state law and the rules of any stock exchange upon which the Shares are listed.

          (b) In the event that the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act, any required approval of the stockholders of the Company obtained after such registration shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

          (c) If any required approval by the stockholders of the Plan itself or of any amendment thereto is solicited at any time otherwise than in the manner described in Section 20(b) hereof, then the Company shall, at or prior to the first annual meeting of stockholders held subsequent to the later of
(1) the first registration of any class of equity securities of the Company under Section 12 of the Exchange Act or (2) the granting of an Option hereunder to an officer or director after such registration, do the following:

               (i) furnish in writing to the holders entitled to vote for the Plan substantially the same information that would be required (if proxies to be voted with respect to approval or disapproval of the Plan or amendment were then being solicited) by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

               (ii) file with, or mail for filing to, the Securities and Exchange Commission four copies of the written information referred to in subsection (i) hereof not later than the date on which such information is first sent or given to stockholders.

                            AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION
                                     OF
                            BRIO TECHNOLOGY, INC.


  The undersigned, Yorgen Edholm and Mark B. Weeks hereby certify that:

     1. They are the duly elected and acting President and Secretary, respectively, of Brio Technology, Inc., a Delaware corporation.

     2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on February 19, 1998.

     3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:


                                  ARTICLE I

     "The name of this corporation is Brio Technology, Inc. (the "Corporation").
                                                                  -----------

                                 ARTICLE II

     The address of the Corporation's registered office in the State of Delaware, County of New Castle, is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.


                                 ARTICLE III

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


                                 ARTICLE IV

     (A)  Classes of Stock.  The Corporation is authorized to issue two classes
          ----------------
of stock to be designated, respectively, "Common Stock" and "Preferred Stock."
                                          ------------       ---------------
The total number of shares which the Corporation is authorized to issue is Sixty-two Million (62,000,000) shares, each with a par value of $0.001 per share. Sixty Million (60,000,000) shares shall be Common Stock and Two Million (2,000,000) shares shall be Preferred Stock.


     (B) The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in this Certificate of Incorporation, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.


                                   ARTICLE V

     (A) Exempt from Section 2115 of the California Corporations Code as used in this Amended and Restated Certificate of Incorporation shall mean such time when the corporation has outstanding securities listed on the New York Stock Exchange or the American Stock Exchange or has outstanding securities designated as qualified for trading as a national market security on the National Association of Securities Delaers Automatic Quotation System (or such successor national market system). For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, its directs and its stockholders or any class thereo, as the case may be, it is further provided that, effective on the record date of the first annual meeting of stockholders when the Company is Exempt from Section 2115 of the California Corporations Code:

     (B) The Board of Directors of the Corporation shall divide the directors into two classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the first annual meeting of stockholders following the date this Article V becomes effective (the "Effective
                                                                       ---------
Date") or any special meeting in lieu thereof and the term of office of the
----
second class to expire at the second annual meeting of stockholders after the Effective Date or any special meeting in lieu thereof. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

     (C) Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director. In the event of any increase or decrease in the authorized number of directors,
(i) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation, and
(ii) the newly created or eliminated directorships resulting from such increase or decrease shall, if reasonably possible, be apportioned by the Board of Directors between the two classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent reasonably possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation and newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, although less than a quorum. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. Vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors shall be filled by a vote of the majority of the directors then in office, though less than a quorum, or by a sole remaining director. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.


                                   ARTICLE VI

     In the election of directors, each holder of shares of any class or series of capital stock of the Corporation shall be entitled to one vote for each share held. No stockholder will be permitted to cumulate votes at any election of directors.


                                  ARTICLE VII

     No action shall be taken by the stockholders of the Corporation other than at an annual or special meeting of the stockholders, upon due notice and in accordance with the provisions of the Corporation's bylaws.


                                  ARTICLE VIII

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


                                   ARTICLE IX

     The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation.

                                   ARTICLE X

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.


                                   ARTICLE XI

     The Corporation shall have perpetual existence.


                                  ARTICLE XII

     (A) To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

     (B) Any repeal or modification of the foregoing provisions of this Article XIII shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.


                                  ARTICLE XIII

     (A) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) though bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

     (B)  Any repeal or modification of any of the foregoing provisions of this
Article XIV shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification."

                                  *    *    *

     The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     Executed at _______________, California, on May _____, 1998.



                                                    ----------------------------
                                                    Yorgen Edholm, President


                                                    ----------------------------
                                                    Mark B. Weeks, Secretary